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TABLE OF CONTENTS
ANNEX A TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on April 8, 2005

Registration No. 333-123019

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CIMAREX ENERGY CO.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	45-0466694 (I.R.S. Employer Identification Number)

1700 Lincoln Street, Suite 1800
Denver, Colorado 80203-4518
(303) 295-3995
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Paul Korus
Cimarex Energy Co.
1700 Lincoln Street, Suite 1800
Denver, Colorado 80203-4518
(303) 295-3995
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Thomas A. Richardson J. Gregory Holloway Jennifer A. D'Alessandro Holme Roberts & Owen LLP 1700 Lincoln Street, Suite 4100 Denver, Colorado 80203 (303) 861-7000	Joe Dannenmaier Wesley P. Williams Thompson & Knight L.L.P. 1700 Pacific Avenue, Suite 3300 Dallas, Texas 75201 (214) 969-1700

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the merger described in the enclosed proxy statement/prospectus. If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 par value	36,330,639 shares(2)	Not Applicable	$1,356,051,324.38(3)	$159,607.24(4)

Common Stock, $0.01 par value	4,245,153 shares(5)	Not Applicable	$164,589,163.47(6)	$19,372.14

Total	40,575,792 shares	Not Applicable	Not Applicable	$178,979.39

(1)
Each share of common stock registered hereunder includes an associated preferred stock purchase right. Until the occurrence of certain prescribed events, none of which has occurred, the preferred stock purchase rights are not exercisable, are evidenced by certificates representing the common stock, and may be transferred only with the common stock. No separate consideration is payable for the preferred stock purchase rights, and no additional registration fee is payable with respect to such preferred stock purchase rights.

(2)
Represents shares of the registrant's common stock that the registrant may be required to issue to holders of Magnum Hunter Resources, Inc. common stock (excluding shares held by subsidiaries of Magnum Hunter) and Series A preferred stock in the merger, calculated as (i) the product of (a) 87,543,662 shares of Magnum Hunter common stock (excluding shares held by subsidiaries of Magnum Hunter) that may be canceled in the merger, multiplied by (b) the exchange ratio of 0.415 of a share of registrant common stock for each share of Magnum Hunter common stock, plus (ii) 20 shares of the registrant's common stock that the registrant may be required to issue to holders of Magnum Hunter Series A preferred stock in the merger.

(3)
Estimated solely for the purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price of the 36,330,639 shares of the registrant's common stock was calculated based upon (a) the market value of the 87,543,662 shares of Magnum Hunter common stock to be exchanged in the merger, determined in accordance with Rule 457(c), as the product of (i) $15.49, the average of the high and low prices per share of Magnum Hunter common stock outstanding as of February 17, 2005, as reported on the New York Stock Exchange, and (ii) 87,543,662 shares of Magnum Hunter common stock that may be canceled in the merger (excluding shares held by subsidiaries of Magnum Hunter).

(4)
Previously paid.

(5)
Represents additional shares of the registrant's common stock that the registrant may be required to issue to holders of Magnum Hunter Resources, Inc. common stock in the merger, calculated as the product of (a) 10,229,283 additional shares of Magnum Hunter that have become or may become outstanding due to the exercise of options or warrants and that may be canceled in the merger, multiplied by (b) the exchange ratio of 0.415 of a share of registrant common stock for each share of Magnum Hunter common stock.

(6)
Estimated solely for the purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price of the 4,245,153 shares of the registrant's common stock was calculated based upon (a) the market value of the 10,229,283 additional shares of Magnum Hunter common stock to be exchanged in the merger, determined in accordance with Rule 457(c), as the product of (i) $16.09, the average of the high and low prices per share of Magnum Hunter common stock outstanding as of April 7, 2005, as reported on the New York Stock Exchange, and (ii) 10,229,283 additional shares of Magnum Hunter common stock that may be canceled in the merger.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 8, 2005

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

        Cimarex Energy Co., referred to as Cimarex, its wholly owned subsidiary, Cimarex Nevada Acquisition Co., referred to as Merger Sub, and Magnum Hunter Resources, Inc., referred to as Magnum Hunter, have entered into an Agreement and Plan of Merger dated as of January 25, 2005, as amended by Amendment No. 1 dated as of February 18, 2005, referred to as the merger agreement. Under the merger agreement, Cimarex will acquire Magnum Hunter through a merger of Merger Sub with and into Magnum Hunter, referred to as the merger. Following the merger, Magnum Hunter will be the surviving corporation and will continue as a wholly owned subsidiary of Cimarex. The merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference.

        This joint proxy statement/prospectus describes the merger agreement, the merger and the transactions related to the merger in detail and provides information concerning the annual meeting of Cimarex stockholders and the special meeting of Magnum Hunter stockholders. Before we can complete the merger, we must obtain the approval of our common stockholders. We are sending you this joint proxy statement/prospectus to ask holders of Cimarex common stock to vote in favor of the approval of the issuance of shares of Cimarex common stock in connection with the merger and holders of Magnum Hunter common stock to vote in favor of the approval of the merger agreement.

        At the effective time of the merger, each issued and outstanding share of Magnum Hunter common stock will be canceled and converted into the right to receive 0.415 of a share of Cimarex common stock, and all of the issued and outstanding shares of Magnum Hunter Series A preferred stock will be canceled and converted into the right to receive, in the aggregate, 20 shares of Cimarex common stock, each as described under "The Merger—Merger Consideration" in this joint proxy statement/prospectus.

        The board of directors of Cimarex, by unanimous vote of the directors present:

  •
  has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Cimarex and its stockholders;

  •
  has approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby; and

  •
  recommends that the stockholders of Cimarex vote "FOR" approval of the issuance of shares of Cimarex common stock in connection with the merger.

The issuance of shares of Cimarex common stock in the merger requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote at the Cimarex annual meeting.

        Cimarex is proposing to amend its amended and restated certificate of incorporation to increase the number of authorized shares of common stock and the maximum number of board seats. Approval of each of these proposals requires the affirmative vote of a majority of the outstanding shares of Cimarex common stock as of the record date for the meeting. Also, Cimarex is proposing to amend its Amended and Restated 2002 Stock Incentive Plan. Approval of this proposal requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote at the Cimarex annual meeting. Finally, Cimarex is proposing to elect three directors to serve until the 2008 annual meeting and to ratify its audit committee's appointment of KPMG LLP as Cimarex's independent auditors for the year ending December 31, 2005. The merger is not conditioned on approval of any of these additional proposals.

        The board of directors of Magnum Hunter unanimously:

  •
  has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Magnum Hunter and its stockholders;

  •
  has approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby; and

  •
  recommends that the stockholders of Magnum Hunter vote "FOR" approval of the merger agreement and the merger.

The approval of the merger agreement and the merger by Magnum Hunter stockholders requires the affirmative vote of the holders of at least a majority of the shares of Magnum Hunter common stock issued and outstanding and entitled to vote at the Magnum Hunter special meeting.

        Cimarex stockholders will vote at the Cimarex annual meeting at                        , at             p.m. local time on                        , 2005. Magnum Hunter stockholders will vote at the Magnum Hunter special meeting at                        at             a.m. local time on                        , 2005.

        Cimarex common stock is listed for trading on the New York Stock Exchange under the symbol "XEC." Magnum Hunter common stock is listed for trading on the New York Stock Exchange under the symbol "MHR."

        Before casting your vote, please take the time to review carefully this joint proxy statement/prospectus, including the section entitled "Risk Factors" beginning on page I-29.

        Your vote is very important regardless of the number of shares you hold. We enthusiastically support this combination of our companies and join with our boards of directors in recommending that you vote "FOR" the approval of the issuance of shares of Cimarex common stock in connection with the merger, in the case of Cimarex stockholders, and "FOR" the approval of the merger agreement and the merger, in the case of Magnum Hunter stockholders.

        Sincerely,

F.H. Merelli Chairman of the Board, Chief Executive Officer and President of Cimarex Energy Co.	Richard R. Frazier President and Chief Executive Officer of Magnum Hunter Resources, Inc.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered by this joint proxy statement/prospectus or passed on the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

        This joint proxy statement/prospectus is dated                        , 2005, and is first being mailed to Cimarex stockholders on or about                        , 2005 and to Magnum Hunter stockholders on or about                        , 2005.

Cimarex Energy Co.
1700 Lincoln Street, Suite 1800
Denver, Colorado 80203-4518

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
 TO BE HELD ON                        , 2005

To the Stockholders of Cimarex Energy Co.:

        The annual meeting of stockholders of Cimarex Energy Co., referred to as Cimarex, will be held on                        , 2005, at             p.m., Mountain Time, at                         , for the following purposes:

  1.
  To consider and vote on a proposal to approve the issuance of shares of Cimarex common stock in connection with the merger of Cimarex Nevada Acquisition Co., referred to as Merger Sub, a wholly owned subsidiary of Cimarex, with and into Magnum Hunter Resources, Inc., a Nevada corporation, referred to as Magnum Hunter.

  2.
  To consider and vote upon a proposal to amend Cimarex's amended and restated certificate of incorporation to increase the number of authorized shares of common stock from 100 million shares to 200 million shares.

  3.
  To consider and vote upon a proposal to amend Cimarex's amended and restated certificate of incorporation to increase the maximum size of the board of directors from nine to ten directors.

  4.
  To consider and vote upon a proposal to amend Cimarex's Amended and Restated 2002 Stock Incentive Plan to increase the number of shares authorized for issuance under the plan from seven million shares to 12.7 million shares and make certain other changes.

  5.
  To consider and vote upon a proposal to elect three directors to serve until the 2008 annual meeting.

  6.
  To consider and vote upon a proposal to ratify the audit committee's appointment of KPMG LLP as Cimarex's independent auditors for the year ending December 31, 2005.

  7.
  To transact any other business that may be properly brought before the annual meeting or any adjournments or postponements thereof.

        A copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice.

  The board of directors of Cimarex, by unanimous vote of the directors present:

  (i)
  has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Cimarex and its stockholders;

  (ii)
  has approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby;

  (iii)
  recommends that the stockholders of Cimarex vote "FOR" approval of the issuance of shares of Cimarex common stock in connection with the merger;

  (iv)
  recommends that the stockholders of Cimarex vote "FOR" approval of each of the proposed amendments to the amended and restated certificate of incorporation and "FOR" approval of the proposed amendment to the Amended and Restated 2002 Stock Incentive Plan;

  (v)
  recommends that stockholders of Cimarex vote "FOR" each of the named nominees for director; and

  (vi)
  recommends that stockholders of Cimarex vote "FOR" the ratification of KPMG LLP as Cimarex's independent auditors for the year ending December 31, 2005.

        Only stockholders of record at the close of business on March 25, 2005 are entitled to notice of and to vote at the annual meeting. All stockholders are invited to attend the annual meeting in person. To ensure your representation at the annual meeting, you are urged to vote in one of the following ways:

  (1)
  by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-prepaid envelope,

  (2)
  by completing your proxy using the toll free number listed on the proxy card, or

  (3)
  by completing your proxy on the Internet at the address listed on your proxy card.

You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it has been voted. Any stockholder attending the annual meeting may vote in person even if he, she or it has returned a proxy.

        IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ASK YOU TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED OR TO VOTE BY TELEPHONE OR ON THE INTERNET USING THE INSTRUCTIONS ON THE PROXY CARD.

By order of the Board of Directors,
Mary K. Rohrer Assistant Corporate Secretary
Date: , 2005

Magnum Hunter Resources, Inc.
600 East Las Colinas Boulevard
Suite 1100
Irving, Texas 75039

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                        , 2005

Dear Stockholder:

        A special meeting of stockholders of Magnum Hunter Resources, Inc., referred to as Magnum Hunter, on                        , 2005, at         a.m., Central Time, at                         , for the following purposes:

  1.
  To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of January 25, 2005, as amended by Amendment No. 1, dated as of February 18, 2005, by and among Magnum Hunter, Cimarex Energy Co., a Delaware corporation, referred to as Cimarex, and Cimarex Nevada Acquisition Co., referred to as Merger Sub, a wholly owned subsidiary of Cimarex, and the merger contemplated thereby, in which Merger Sub will merge with and into Magnum Hunter.

  2.
  To transact any other business that may be properly brought before the special meeting or any adjournments or postponements thereof.

        A copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice.

        The board of directors of Magnum Hunter unanimously:

  (i)
  has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Magnum Hunter and its stockholders;

  (ii)
  has approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby; and

  (iii)
  recommends that the stockholders of Magnum Hunter vote "FOR" approval of the merger agreement and the merger.

        The board of directors has fixed April 15, 2005, as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on April 15, 2005 are entitled to notice of and to vote at the special meeting. A complete list of stockholders entitled to vote at the special meeting will be maintained in Magnum Hunter's offices at 600 East Las Colinas Boulevard, Suite 1100, Irving, Texas 75039, for ten days before the special meeting. The enclosed proxy is solicited by the board of directors of Magnum Hunter. All stockholders are invited to attend the special meeting in person. To ensure your representation at the special meeting, you are urged to vote by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-prepaid envelope.

        You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it has been voted. Any stockholder attending the special meeting may vote in person even if he, she or it has returned a proxy.

        IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ASK YOU TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors
Richard R. Frazier President and Chief Executive Officer
Irving, Texas , 2005

        Please do not send your stock certificates at this time. If the merger is completed, you will be sent written instructions for exchanging your stock certificates.

ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates by reference important business and financial information about Cimarex and Magnum Hunter that is not included in or delivered with this document. Such information is included in Cimarex's and Magnum Hunter's documents filed with the Securities and Exchange Commission, referred to as the SEC, which are available without charge from the SEC's website at www.sec.gov. See "Chapter III—The Stockholder Meetings, Voting and Other Information—Where You Can Find More Information" on page III-9.

        Copies of the documents relating to Cimarex may also be obtained without charge from Cimarex on the Internet at www.cimarex.com, under the "Investor Relations" section, or by contacting Cimarex, Attn: Mary Kay Rohrer, Assistant Corporate Secretary, 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518, telephone (303) 295-3995. Information contained on Cimarex's website does not constitute part of this joint proxy statement/prospectus. Cimarex includes its website address in this joint proxy statement/prospectus only as an inactive textual reference and does not intend it to be an active link to Cimarex's website. Reports and other information concerning Cimarex can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        Copies of the documents relating to Magnum Hunter may be obtained without charge from Magnum Hunter on the internet at Magnum Hunter's website at http://www.magnumhunter.com, or by contacting Magnum Hunter, Attn: Morgan F. Johnston, Corporate Secretary, 600 East Las Colinas Blvd., Suite 1100, Irving, Texas 75039, telephone (972) 401-0752. Information contained on Magnum Hunter's website does not constitute part of this joint proxy statement/prospectus. Magnum Hunter includes its website address in this joint proxy statement/prospectus only as an inactive textual reference and does not intend it to be an active link to Magnum Hunter's website. Reports and other information concerning Magnum Hunter can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        If you wish to obtain any of these documents from Cimarex or Magnum Hunter, you should, to ensure timely delivery, make your request no later than                         , 2005.

        All information in this document concerning Cimarex has been furnished by Cimarex. All information in this document concerning Magnum Hunter has been furnished by Magnum Hunter. Cimarex has represented to Magnum Hunter, and Magnum Hunter has represented to Cimarex, that the information furnished by and concerning it is true and complete.

i

TABLE OF CONTENTS

CHAPTER I—THE MERGER
QUESTIONS AND ANSWERS ABOUT THE MERGER
General
For Cimarex Stockholders
For Magnum Hunter Stockholders
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
SUMMARY
The Companies
The Merger
Matters to Consider in Deciding How to Vote
The Merger Agreement
The Meetings and Voting
Selected Historical Financial Data of Cimarex
Selected Historical Financial Data of Magnum Hunter
Selected Unaudited Pro Forma Combined Financial Data
COMPARATIVE PER SHARE INFORMATION
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
RISK FACTORS
Risks Relating to the Merger
Risks Relating to the Combined Company's Business Following the Merger
Risks Relating to the Combined Company's Indebtedness Following the Merger
Risks Relating to the Combined Company's Common Stock
THE COMPANIES
Cimarex
Magnum Hunter
THE MERGER
General
Background of the Merger
Cimarex's Reasons for the Merger and Share Issuance
Recommendation of the Cimarex Board of Directors
Magnum Hunter's Reasons for the Merger
Recommendation of the Magnum Hunter Board of Directors
Petrie Parkman & Co.
Opinion of Lehman Brothers Inc. to the Cimarex Board of Directors
Opinions of Magnum Hunter's Financial Advisors—Deutsche Bank Securities Inc.
Opinions of Magnum Hunter's Financial Advisors—Merrill Lynch, Pierce, Fenner & Smith Incorporated

Merger Consideration
Distribution of TEL Offshore Trust Units
Accounting Treatment
Dissenters' Rights of Appraisal
Federal Securities Laws Consequences; Stock Transfer Restrictions on Affiliates
Regulatory Filings and Approvals Required to Complete the Merger
Legal Proceedings Related to the Merger
Magnum Hunter Rights Agreement
New York Stock Exchange Listing of Cimarex Common Stock to be Issued in the Merger
Delisting and Deregistration of Magnum Hunter Common Stock
Credit Facilities
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
General
Tax Opinions
United States Federal Income Tax Consequences to U.S. Holders That Participate in the Merger
United States Federal Income Tax Consequences to Non-U.S. Holders That Participate in the Merger
United States Federal Income Tax Consequences to U.S. Holders and Non-U.S. Holders That Receive a Pre-Merger Distribution of TEL Offshore Trust Units
Backup Withholding and Information Reporting
FIRPTA Withholding
INTERESTS OF CERTAIN PERSONS IN THE MERGER
Directorship of Cimarex
Cimarex Incentive Plan
Cimarex Deferred Compensation Plan for Nonemployee Directors
Cimarex Supplemental Savings Plan
Magnum Hunter Outside Director Policy Change of Control Provisions
Magnum Hunter Employment Agreement Change in Control Provisions
Magnum Hunter 2003 Bonus Deferral Plan
Acceleration and Assumption of Magnum Hunter Stock Options
Voting Agreement
Indemnification of Magnum Hunter Directors and Officers
OTHER INFORMATION REGARDING DIRECTORS, EXECUTIVE OFFICERS AND FIVE PERCENT STOCKHOLDERS
Magnum Hunter
Cimarex
THE MERGER AGREEMENT

General
Merger Consideration
Conversion of 1996 Series A Convertible Preferred Stock
Effective Time of the Merger
Conditions to the Completion of the Merger
No Solicitation of Takeover Proposals
Termination
Termination Fee
Expenses
Conduct of Business Pending the Merger
Representations and Warranties
Employee Benefit Plans and Existing Agreements
Amendment; Waiver
Conversion of Merger Sub and Magnum Hunter Common Stock
Exchange of Shares; Fractional Shares
Cancellation or Assumption of Stock Options
Treatment of Indenture Obligations and Notes
Voting Agreement
Organizational Documents, Directors and Officers of the Surviving Corporation
OTHER MERGER-RELATED PROPOSALS TO BE PRESENTED AT THE CIMAREX ANNUAL MEETING
Proposal to Amend the Cimarex Charter to Increase the Authorized Common Stock
Proposal to Amend the Cimarex Charter to Increase the Maximum Number of Directors
Proposal to Amend the Cimarex Incentive Plan
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
DESCRIPTION OF CIMAREX'S CAPITAL STOCK
Authorized Capital Stock
Common Stock
Preferred Stock
Stockholder Rights Plan
Transfer Agent and Registrar
Stock Exchange Listing
COMPARISON OF STOCKHOLDER RIGHTS
CHAPTER II—THE CIMAREX ANNUAL MEETING PROPOSALS
ELECTION OF DIRECTORS
Nominees for Election for Three-Year Terms Expiring in 2008
Directors' Recommendation
Class I Directors Continuing in Office—Terms Expiring in 2006

Class II Directors Continuing in Office—Terms Expiring in 2007
Independence of Directors
Board of Directors' Meetings and Committees
Compensation Committee Interlocks
Non-Management Directors' Meetings
Compensation of Directors
EXECUTIVE COMPENSATION
Option Grants in 2004
Aggregated Option Exercises in 2004 and Fiscal 2004 Year-End Option Values
Equity Compensation Plan Information (as of December 31, 2004)
Employment Agreement and Change in Control Arrangements with Named Executive Officers
Certain Relationships and Related Party Transactions
Stock Price Performance
Governance Committee Report on Executive Compensation
INDEPENDENT AUDITORS AND REPORT OF AUDIT COMMITTEE
Independent Auditors
Report of Audit Committee
BENEFICIAL OWNERSHIP
Directors and Executive Officers
Beneficial Owners of More than Five Percent
OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Incorporation by Reference
Other Matters
Complaint and Reporting Procedures
CHAPTER III—THE STOCKHOLDER MEETINGS, VOTING AND OTHER INFORMATION
THE CIMAREX ANNUAL MEETING
Date; Place and Time
Purpose of the Annual Meeting
Record Date; Stock Entitled to Vote; Quorum
Vote Required
Share Ownership of Cimarex Directors, Executive Officers and Significant Stockholders
Voting of Proxies
Revoking Your Proxy
Expenses of Solicitation
Miscellaneous

v

THE MAGNUM HUNTER SPECIAL MEETING
Date; Place and Time
Purpose of the Special Meeting
Record Date; Stock Entitled to Vote; Quorum
Vote Required
Share Ownership of Magnum Hunter Directors, Executive Officers and Significant Stockholders
Voting of Proxies
Revoking Your Proxy
Expenses of Solicitation
Miscellaneous
LEGAL MATTERS
EXPERTS
INDEPENDENT ACCOUNTANTS
CIMAREX 2006 ANNUAL STOCKHOLDERS MEETING AND STOCKHOLDER PROPOSALS
MAGNUM HUNTER 2005 ANNUAL STOCKHOLDERS MEETING AND STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
LIST OF ANNEXES:
Annex A—Agreement and Plan of Merger and Amendment No. 1
Annex B—Opinion of Lehman Brothers Inc.
Annex C—Opinion of Deutsche Bank Securities Inc.
Annex D—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
Annex E—Stockholder Voting Agreement
Annex F—Rights of Dissenting Owners
Annex G—Form of Amendment to the Cimarex Energy Co. Amended and Restated 2002 Stock Incentive Plan

 CHAPTER I—THE MERGER

QUESTIONS AND ANSWERS ABOUT THE MERGER

General

Q:
Why are Cimarex and Magnum Hunter proposing the merger?

A:
Cimarex believes that the merger will provide it with:

•
the opportunity to expand in its existing core areas and to add new projects, without jeopardizing its strong financial position;

•
a substantial footprint in the Permian Basin from which Cimarex can grow;

•
complementary operations in the Mid-Continent and Gulf Coast areas;

•
measured exposure to high potential projects in the Gulf of Mexico; and

•
the ability to greatly expand its balanced-risk drilling program underpinned by a strong balance sheet.

        Magnum Hunter believes that the merger will provide its stockholders with:

  •
  a premium over the trading price of Magnum Hunter common stock at the time the transaction was announced; and

  •
  the opportunity to participate in a combined enterprise with a highly skilled employee group, enhanced financial strength, and growth opportunities to further build stockholder value.

        Please review the more detailed description of our reasons for the merger on pages I-52 and I-54.

Q:
What will happen if the merger is completed?

A:
Cimarex will acquire Magnum Hunter through the merger of Merger Sub, a wholly owned subsidiary of Cimarex, with and into Magnum Hunter. Magnum Hunter will be the surviving corporation in the merger and, after the merger, Magnum Hunter will continue as a wholly owned subsidiary of Cimarex.

Q:
When will the merger be completed?

A:
The merger will be completed when the conditions described below under "The Merger Agreement—Conditions to the Closing of the Merger" are satisfied (or, where permitted, waived). Fulfilling some of these conditions, such as required regulatory approvals, is not entirely within our control. Cimarex and Magnum Hunter believe that they can complete the merger during the second quarter of 2005. There can be no guarantee, however, as to when all conditions to the merger will be satisfied (or, where permitted, waived) and when, if at all, the closing of the merger will take place. See "—Risk Factors—Risks Relating to the Merger" beginning on page I-29.

Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this document, please fill out and sign your proxy card, or (for Cimarex stockholders) vote by mail, telephone or on the Internet according to the instructions provided on the proxy card. Please mail your signed proxy card in the enclosed return envelope, or (for Cimarex stockholders) vote by phone or on the Internet, as soon as possible so that your shares may be represented at the Cimarex annual meeting or the Magnum Hunter special meeting, as applicable. Your proxy will instruct the persons named on the proxy card to vote your shares at the Cimarex annual meeting or the Magnum Hunter special meeting, as applicable, as you direct on the card.

Q:
May I change my vote after I have mailed my signed proxy?

A:
Yes. You may change your vote at any time before your proxy is voted at the Cimarex annual meeting or the Magnum Hunter special meeting, as applicable. You can do this in several ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, if you are a Cimarex stockholder and choose to vote by telephone or on the Internet, you may change your vote by telephone or on the Internet by following the instructions given to you when you call or visit the Internet site. Fourth, you can attend the Cimarex annual meeting or the Magnum Hunter special meeting, as applicable, and vote in person. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote. Further information about these procedures is contained in "Chapter III—The Stockholder Meetings, Voting and Other Information—The Cimarex Annual Meeting" on page III-1 and "Chapter III—The Stockholder Meetings, Voting and Other Information—The Magnum Hunter Special Meeting" on page III-4.

Q:
Do I have dissenters' rights of appraisal?

A:
Neither Cimarex common stockholders nor Magnum Hunter common stockholders will have dissenters' rights of appraisal as a result of the merger.

        Holders of Magnum Hunter's Series A preferred stock will have dissenters' rights of appraisal as a result of the merger. See "—The Merger—Dissenters' Rights of Appraisal" beginning on page I-88.

Q:
Who will be the directors of the combined company?

A:
Assuming Cimarex stockholders approve the proposal to increase the maximum size of the Cimarex board, the board of directors of the combined company will consist of the nine then-current directors of Cimarex plus one current Magnum Hunter director to be selected by Cimarex before the effective time of the merger.

Q:
Where can I find more information about Cimarex and Magnum Hunter?

A:
You can find more information about Cimarex and Magnum Hunter from various sources described under "Chapter III—The Stockholder Meetings, Voting and Other Information—Where You Can Find More Information" on page III-9.

For Cimarex Stockholders

Q:
When and where is the annual meeting of the Cimarex stockholders?

A:
The Cimarex annual meeting will take place on                        , 2005 at             p.m., local time. The location of the annual meeting is                         .

Q:
What are Cimarex stockholders being asked to vote upon?

A:
Cimarex stockholders are voting on a proposal to approve the issuance of shares of Cimarex common stock to stockholders of Magnum Hunter in connection with the merger. This stockholder vote is required under the rules of the New York Stock Exchange, referred to as the NYSE, because the aggregate number of shares of Cimarex common stock to be issued to Magnum Hunter stockholders in the merger will exceed 20% of the total number of shares of Cimarex common stock issued and outstanding immediately before the completion of the merger. The approval of the issuance of Cimarex common stock in connection with the merger is a condition to the closing of the merger.

        In addition, Cimarex stockholders are voting on two proposals to amend Cimarex's amended and restated certificate of incorporation, referred to as the Cimarex charter. The first proposal would increase the number of shares of common stock that Cimarex is authorized to issue from 100 million shares to 200 million shares. The second proposal would increase the maximum size of Cimarex's board of directors from nine to ten directors. Cimarex stockholders are also voting on a proposal to increase the number of shares available for grants under the Cimarex Amended and Restated 2002 Stock Incentive Plan, referred to as the Cimarex incentive plan, from seven million shares to 12.7 million shares and make other changes to the Cimarex incentive plan as discussed in this joint proxy statement/prospectus. Approval of these amendments is not a condition to the closing of the merger, and the proposed amendment to the Cimarex incentive plan, if approved, will be effected regardless of the outcome of the vote on the share issuance. Neither of the amendments to the Cimarex charter will be effected unless the merger takes place.

        Finally, Cimarex is proposing to elect three directors to serve until the 2008 annual meeting and to ratify its audit committee's appointment of KPMG LLP as Cimarex's independent auditors for the year ending December 31, 2005.

Q:
How will Cimarex stockholders be affected by the merger and share issuance?

A:
After the merger, each Cimarex stockholder will have the same number of shares of Cimarex common stock that the stockholder held immediately before the merger. However, because Cimarex will be issuing new shares of Cimarex common stock to Magnum Hunter stockholders in the merger, each outstanding share of Cimarex common stock immediately before the merger will represent a smaller percentage of the aggregate number of shares of Cimarex common stock outstanding after the merger. As a result of the merger, each Cimarex stockholder will own shares in a larger company with more assets.

Q:
What are the tax consequences of the merger?

A:
Cimarex and Magnum Hunter intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to as the Code. Cimarex stockholders will not recognize gain or loss for U.S. federal income tax purposes in connection with the merger. For a summary of the U.S. federal income tax consequences of the merger that are expected to be material to Magnum Hunter stockholders, see "—Material United States Federal Income Tax Consequences of the Merger" beginning on page I-92.

Q:
What vote of Cimarex stockholders is required to approve the proposals at the Cimarex annual meeting?

A:
Assuming a quorum is present at the Cimarex annual meeting, the approval of the issuance of shares of Cimarex common stock in connection with the merger and the approval of the proposed amendment to the Cimarex incentive plan require the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote at the Cimarex annual meeting.

        Under applicable Delaware law, the approval of each proposed amendment to the Cimarex charter requires the affirmative vote of a majority of the issued and outstanding shares of Cimarex common stock as of the record date for the Cimarex annual meeting.

        Directors will be elected by a plurality of the votes. A "plurality" means that the three director nominees receiving the most "FOR" votes will be elected as Class III directors. Neither abstentions nor broker non-votes will have an effect on the votes for or against the election of a director. The affirmative vote of a majority of the shares present and entitled to vote, in person or by proxy, at the annual meeting is required to ratify the audit committee's appointment of KPMG LLP as Cimarex's independent auditors for 2005.

Q:
Does Cimarex's board of directors support the merger?

A:
Yes. The Cimarex board of directors, by unanimous vote of the directors present at their meeting, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Cimarex and its stockholders; approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby; and recommended that the stockholders of Cimarex vote "FOR" approval of the issuance of shares of Cimarex common stock in the merger.

        For a more detailed description of the background and reasons for the merger, see "—The Merger—Cimarex's Reasons for the Merger and Share Issuance" beginning on page I-52 and "—The Merger—Magnum Hunter's Reasons for the Merger" beginning on page I-54.

Q:
Does Cimarex's board of directors support the proposed amendments to the Cimarex charter and the Cimarex incentive plan?

A:
Yes. The Cimarex board of directors, by unanimous vote of the directors present at their meeting, has approved and recommended that the stockholders of Cimarex vote "FOR" approval of each of the proposed amendments to the Cimarex charter and "FOR" approval of the proposed amendment to the Cimarex incentive plan.

Q:
How do I vote my shares if they are held in the name of a bank, broker or other nominee?

A:
Your bank, broker or other nominee will vote your shares of Cimarex common stock with respect to the issuance of Cimarex common stock in the merger, the proposed amendments to the Cimarex charter or the proposed amendment to the Cimarex incentive plan only if you provide written instructions to them on how to vote, so it is important that you provide them with instructions. If you do not provide them with instructions, under the rules of the NYSE, they will not be authorized to vote with respect to the issuance of shares of Cimarex common stock in the merger or the other proposals to be presented at the Cimarex annual meeting. If you wish to vote in person at the annual meeting and hold your shares in the name of a bank, broker or other nominee, you must contact your bank, broker or other nominee and request an appropriate proxy. You must bring this proxy to the annual meeting in order to vote in person.

        If you are a participant in the Cimarex 401(k) plan and you have shares of Cimarex common stock allocated to your account, you may instruct the plan trustee on how to vote your shares. You will receive instructions from the trustee or the plan administrator on how to give instructions and the effect of not giving instructions.

Q:
What if I do not vote, or abstain from voting, my shares of Cimarex common stock?

A:
Neither an abstention nor a failure to vote will affect the outcome of the vote regarding the issuance of Cimarex common stock in connection with the merger, the proposal to amend the Cimarex incentive plan, the election of Cimarex directors or the ratification of KPMG LLP as Cimarex's independent auditors for 2005, since they will not be counted as votes either for or against the proposals.

        Abstentions and failures to vote (including broker non-votes) with respect to either of the proposed amendments to the Cimarex charter will have the effect of a vote against that amendment.

        If you sign your proxy card but do not indicate how you want to vote, your shares of Cimarex common stock will be voted "FOR" approval of the issuance of Cimarex common stock in the merger, "FOR" each proposed amendment to the Cimarex charter, "FOR" the proposed amendment to the Cimarex incentive plan, "FOR" each named nominee for director and "FOR" the ratification of KPMG LLP as Cimarex's independent auditors for 2005.

Q:
Are there risks associated with the merger that I should consider in deciding how to vote?

A:
Yes. There are risks associated with all business combinations, including this merger. In particular, you should be aware that the exchange ratio determining the number of shares of Cimarex common stock that Cimarex will issue in return for shares of Magnum Hunter common stock in the merger is fixed and will not change as the market price of shares of Cimarex or Magnum Hunter common stock fluctuates in the period before the merger. Accordingly, the value of the shares of Cimarex common stock that Cimarex will issue in the merger in return for shares of Magnum Hunter common stock may be either less than or more than the current price of shares of Magnum Hunter common stock. There are also a number of other risks that are discussed in this joint proxy statement/prospectus. Please read with particular care the more detailed description of the risks associated with the merger and the combined company's operations following the merger under "—Risk Factors" beginning on page I-29.

Q:
Who should I contact if I have questions?

A:
If you have any questions about the merger agreement, the merger or the issuance of shares of Cimarex common stock in the merger, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact Cimarex, Attn: Mary Kay Rohrer, Assistant Corporate Secretary, 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518, telephone (303) 295-3995. You may also call Cimarex's proxy solicitor, Georgeson Shareholder Communications, Inc. toll-free at (866) 288-2196.

For Magnum Hunter Stockholders

Q:
When and where is the special meeting of the Magnum Hunter stockholders?

A:
The Magnum Hunter special meeting will take place on                        , 2005, at             a.m., local time. The location of the special meeting is                         .

Q:
What are Magnum Hunter stockholders being asked to vote upon?

A:
Magnum Hunter stockholders are voting on a proposal to approve the merger agreement entered into among Cimarex, Merger Sub and Magnum Hunter, and the merger contemplated by the merger agreement. Approval of the merger agreement and the merger by the stockholders of Magnum Hunter is a condition to the closing of the merger.

Q:
What will Magnum Hunter common stockholders receive in the merger?

A:
At the effective time of the merger, each issued and outstanding share of common stock of Magnum Hunter will be canceled and converted into the right to receive 0.415 of a share of Cimarex common stock, as described under "The Merger—Merger Consideration." The ratio of 0.415 of a share of Cimarex common stock for each share of Magnum Hunter common stock is referred to as the exchange ratio.

Q:
What will happen to options to purchase Magnum Hunter common stock in the merger?

A:
Magnum Hunter has agreed to use commercially reasonable efforts to obtain the consent of holders of all options to purchase Magnum Hunter common stock that require consent for cancellation of the options. Magnum Hunter also will cause all stock options that do not require consent for cancellation to be canceled as of the effective time of the merger. At the effective time of the merger, the holder of each canceled stock option will be entitled to receive a cash payment equal to the product of the total number of shares of Magnum Hunter common stock subject to the option (whether vested or unvested) times the excess, if any, of the closing price of Magnum Hunter common stock on the day before the closing date over the exercise price of the option, less applicable withholding taxes. Options with exercise prices higher than the closing price of Magnum Hunter common stock on that date will not be entitled to any cash payment.

        If Magnum Hunter does not receive consent before the effective time to cancel any options that require consent for cancellation, those options will be assumed by Cimarex. Any assumed options will be converted into an option to purchase that number of shares of Cimarex common stock determined by multiplying the number of shares of Magnum Hunter common stock subject to that option at the effective time of the merger by the exchange ratio. The exercise price per share of each assumed option will be equal to the exercise price per share of the existing option divided by the exchange ratio. Each assumed option will remain subject to the same conditions that applied before the merger, except that upon closing of the merger, each option will be fully vested.

        Promptly following the effective time of the merger, Cimarex will cause the shares of Cimarex common stock issuable upon exercise of any assumed options to be registered with the SEC and listed on the NYSE, and will use all reasonable efforts to maintain the effectiveness of that registration statement for so long as any assumed options remain outstanding.

Q:
What will happen to Magnum Hunter's preferred stock?

A:
Magnum Hunter currently has two series of preferred stock outstanding, the Series A preferred stock and the 1996 Series A convertible preferred stock. At the effective time of the merger, all of the issued and outstanding shares of Magnum Hunter's Series A preferred stock will be canceled and converted into the right to receive, in the aggregate, 20 shares of Cimarex common stock. Based upon the 80,000 shares of Series A preferred stock currently outstanding, holders of Magnum Hunter's Series A preferred stock would receive 0.00025 of a share of Cimarex common stock for each share of Series A preferred stock that they own. See "—The Merger—Merger Consideration" on page I-86.

        Before the effective time of the merger, Magnum Hunter will cause its wholly owned subsidiary that owns all of the issued and outstanding shares of Magnum Hunter's 1996 Series A convertible preferred stock to convert those shares into Magnum Hunter common stock, on the terms set forth in the certificate of designations for the 1996 Series A convertible preferred stock. The shares of Magnum Hunter common stock issued upon conversion of the 1996 Series A convertible preferred stock will then be canceled and exchanged in the merger for shares of Cimarex common stock in accordance with the exchange ratio.

Q:
What will happen to the notes issued under Magnum Hunter's indentures?

A:
Magnum Hunter currently has two series of notes outstanding, the 9.6% senior notes due 2012 and the floating rate convertible senior notes due 2023. The indentures under which each series of notes was issued permit the holders of the notes to sell their notes back to Magnum Hunter upon a change of control of Magnum Hunter, such as the merger, for a price equal to 101% of the principal amount of the 9.6% senior notes plus accrued interest, and 100% of the principal amount of the convertible senior notes plus accrued interest. At or before the effective time of the merger, Cimarex will execute a supplemental indenture with the trustee under the indenture covering the convertible senior notes, with respect to the conversion provisions. See "—The Merger Agreement—Treatment of Indenture Obligations and Notes" on page I-130.

        Upon the happening of certain events, the convertible senior notes are convertible into cash in the amount of the principal amount of the notes, plus shares of Magnum Hunter common stock to the extent the conversion value exceeds the principal amount. After the merger, the portion of the convertible senior notes that is convertible into stock will become convertible into shares of Cimarex common stock. Before the effective time of the merger, Cimarex will file a registration statement with the SEC covering the shares of Cimarex common stock issuable upon conversion of the convertible senior notes. Cimarex has agreed to use all reasonable efforts to have such registration statement declared effective at the effective time of the merger and to maintain the effectiveness of such registration statement for so long as any convertible senior notes remain outstanding.

Q:
What will happen to Magnum Hunter's credit facility?

A:
Cimarex intends to pay off Magnum Hunter's credit facility at the closing of the merger. Cimarex and its bank group are currently negotiating a new credit facility or an expansion of Cimarex's existing credit facility. See "—The Merger—Credit Facilities" on page I-91.

Q:
Will Magnum Hunter's shares of common stock continue to be traded on the New York Stock Exchange after the merger is completed?

A:
No. If the merger is completed, Magnum Hunter's shares of common stock will no longer be listed for trading on the NYSE. However, the shares of Cimarex common stock that you receive in the merger will be listed on the NYSE.

Q:
Will I be able to trade the Cimarex common stock that I receive in connection with the merger?

A:
Yes. The shares of Cimarex common stock issued in connection with the merger will be freely tradable, unless you are an affiliate of Magnum Hunter. Generally, persons who are deemed to be affiliates of Magnum Hunter must comply with Rule 145 under the Securities Act of 1933 if they wish to sell or otherwise transfer any of the shares of Cimarex common stock they receive in connection with the merger. You will be notified if you are an affiliate of Magnum Hunter.

Q:
What are the tax consequences of the merger?

A:
Cimarex and Magnum Hunter intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. As a result, Magnum Hunter stockholders who are U.S. holders (as defined in this joint proxy statement/prospectus) generally will not recognize gain or loss for U.S. federal income tax purposes in connection with the merger, except with respect to the amount of cash received instead of fractional shares of Cimarex common stock by U.S. holders of Magnum Hunter common stock and except with respect to any cash received by U.S. holders of Magnum Hunter Series A preferred stock that exercise appraisal rights. Magnum Hunter stockholders who are non-U.S. holders (as defined in this joint proxy statement/prospectus) may recognize gain or loss for U.S. federal income tax purposes in connection with the merger, depending on their individual circumstances. For a summary of the U.S. federal income tax consequences of the merger that are expected to be material to Magnum Hunter stockholders, see "—Material United States Federal Income Tax Consequences of the Merger" beginning on page I-92.

Q:
What vote of Magnum Hunter stockholders will be required to approve the merger agreement and the merger?

A:
The approval of the merger agreement and the merger requires the affirmative vote of the holders of at least a majority of shares of Magnum Hunter common stock issued and outstanding and entitled to vote at the Magnum Hunter special meeting. Magnum Hunter's President and Chief Executive Officer and a related stockholder, who together held an aggregate of approximately 5.2% of the issued and outstanding shares of Magnum Hunter common stock entitled to vote on the date the merger agreement was executed, have entered into a voting agreement with Cimarex under which each stockholder party has agreed, among other things, to vote his or its shares of Magnum Hunter common stock in favor of the approval of the merger agreement and the merger contemplated thereby. See "—The Merger Agreement—Voting Agreement" beginning on page I-131.

Q:
Does Magnum Hunter's board of directors support the merger?

A:
Yes. The Magnum Hunter board of directors has unanimously: determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Magnum Hunter and its stockholders; approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby; and recommended that the stockholders of Magnum Hunter vote "FOR" approval of the merger agreement and the merger.

        For a more detailed description of the background and reasons for the merger, see "—The Merger—Background of the Merger" beginning on page I-45.

Q:
How do I vote my shares if they are held in the name of a bank, broker or other nominee?

A:
Your bank, broker or other nominee will vote your shares of Magnum Hunter common stock with respect to the merger agreement and the merger only if you provide written instructions to them on how to vote, so it is important that you provide them with instructions. If you do not provide them with instructions, under the rules of the New York Stock Exchange, they will not be authorized to vote with respect to the merger agreement. If you wish to vote in person at the special meeting and hold your shares in the name of a bank, broker or other nominee, you must contact your bank, broker or other nominee and request an appropriate proxy. You must bring this proxy to the special meeting in order to vote in person.

        If you are a participant in the Magnum Hunter 401(k) employee stock ownership plan and you have shares of Magnum Hunter common stock allocated to your account, you may instruct the plan trustee on how to vote your shares. You will receive instructions from the trustee or the plan administrator on how to give instructions and the effect of not giving instructions.

Q:
What if I do not vote, or abstain from voting, my shares of Magnum Hunter common stock?

A:
If you do not vote, it will have the same effect as a vote against the merger agreement and the merger. Abstentions and broker non-votes will also have the effect of votes against the merger agreement and the merger.

        If you sign your proxy card but do not indicate how you want to vote, your shares of Magnum Hunter common stock will be voted "FOR" approval of the merger agreement and the merger.

Q:
Should I send in my stock certificates now?

A:
No. If the merger is completed, you will be sent written instructions for exchanging your stock certificates. Please do not send in your stock certificates with your proxy.

Q:
Are there risks associated with the merger that I should consider in deciding how to vote?

A:
Yes. There are risks associated with all business combinations, including this merger. In particular, you should be aware that the exchange ratio determining the number of shares of Cimarex common stock that Magnum Hunter stockholders will receive is fixed and will not change as the market price of shares of Cimarex or Magnum Hunter common stock fluctuates in the period before the merger. Accordingly, the value of the shares of Cimarex common stock that you as a Magnum Hunter stockholder will receive in the merger in return for your shares of Magnum Hunter common stock may be either less than or more than the current price of the shares of Magnum Hunter common stock that you currently hold. There are also a number of other risks that are discussed in this joint proxy statement/prospectus. Please read with particular care the more detailed description of the risks associated with the merger and the combined company's operations following the merger under "—Risk Factors" beginning on page I-29.

Q:
Who should I contact if I have questions?

A:
If you have any questions about the merger agreement or the merger, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact Magnum Hunter, Attn: Morgan F. Johnston, Corporate Secretary, 600 East Las Colinas Blvd., Suite 1100, Irving, Texas 75039, telephone (972) 401-0752. You may also call Magnum Hunter's proxy solicitor, Georgeson Shareholder Communications, Inc. toll-free at (866) 288-2196.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        Cimarex and Magnum Hunter have made certain statements in this joint proxy statement/prospectus and in the documents referred to in this joint proxy statement/prospectus that may be deemed "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. All statements, other than statements of historical facts, that address activities, events, outcomes and other matters that Cimarex, Magnum Hunter or the combined company plans, expects, intends, assumes, believes, budgets, predicts, forecasts, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. These forward-looking statements are based on the current belief of management of the companies, based on currently available information, as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this joint proxy statement/prospectus. Forward-looking statements occur, among other places, in the following sections of Chapter I of this document:

  •
  "Questions and Answers About the Merger";

  •
  "Summary—Selected Historical Financial Data of Cimarex"; "—Selected Historical Financial Data of Magnum Hunter"; and "—Selected Unaudited Pro Forma Combined Financial Data";

  •
  "Comparative Per Share Information";

  •
  "Comparative Per Share Market Price and Dividend Information";

  •
  "Risk Factors";

  •
  "The Merger—Background of the Merger"; "—Cimarex's Reasons for the Merger and Share Issuance"; "—Recommendation of the Cimarex Board of Directors"; "—Magnum Hunter's Reasons for the Merger"; and "—Recommendation of the Magnum Hunter Board of Directors";

  •
  "The Merger—Opinion of Lehman Brothers Inc. to the Cimarex Board of Directors"; "—Opinions of Magnum Hunter's Financial Advisors—Deutsche Bank Securities Inc." and "—Opinions of Magnum Hunter's Financial Advisors—Merrill Lynch, Pierce, Fenner & Smith Incorporated";

  •
  "Unaudited Pro Forma Condensed Combined Financial Statements"; and

  •
  Statements contained elsewhere in this document concerning Cimarex's and Magnum Hunter's plans for the combined company's growth and future operations or financial position.

        We caution you that these forward-looking statements are subject to all of the risks and uncertainties, many of which are beyond our control, incident to the exploration for and development, production and sale of oil and gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures and other risks described in this joint proxy statement/prospectus.

        Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data and the interpretation of the data by our engineers. As a result, estimates made by different engineers often vary from one another. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, these revisions could change the schedule of any future production and development drilling. Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered.

        Should one or more of the risks or uncertainties described above or elsewhere in this joint proxy statement/prospectus occur, or should underlying assumptions prove incorrect, the actual future results and stockholder values of Cimarex, Magnum Hunter and the combined company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Cimarex's and Magnum Hunter's ability to control or predict. Stockholders of Cimarex and Magnum Hunter are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date of this joint proxy statement/prospectus.

        You should understand that various factors, in addition to those discussed elsewhere in this joint proxy statement/prospectus and in the documents referred to in this joint proxy statement/prospectus, could affect the future results of the combined company following the merger and could cause results to differ materially from those expressed in the forward-looking statements, including:

  •
  the possibility that the companies may be unable to obtain stockholder or regulatory approvals required for the acquisition;

  •
  the possibility that problems may arise in successfully integrating the businesses of the two companies;

  •
  the possibility that the acquisition may involve unexpected costs;

  •
  the possibility that the combined company may be unable to achieve cost-cutting synergies;

  •
  the possibility that the businesses may suffer as a result of uncertainty surrounding the acquisition;

  •
  the possibility that the industry may be subject to future regulatory or legislative actions;

  •
  the volatility in commodity prices for oil and gas;

  •
  the presence or recoverability of estimated reserves;

  •
  the ability to replace reserves;

  •
  environmental risks;

  •
  drilling and operating risks;

  •
  exploration and development risks;

  •
  competition;

  •
  the ability of management to execute its plans to meet its goals; and

  •
  other risks that are described in SEC reports filed by Cimarex and Magnum Hunter.

We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements, express or implied, included in this joint proxy statement/prospectus and attributable to Cimarex or Magnum Hunter. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Cimarex, Magnum Hunter, or persons acting on their respective behalf may issue. Except for their ongoing obligations to disclose material information as required by the federal securities laws, Cimarex and Magnum Hunter do not have any intention, and do not undertake any obligation, to update forward-looking statements after they distribute this joint proxy statement/prospectus, even if new information, future events or other circumstances have made them incorrect or misleading.

SUMMARY

        This summary highlights selected information from this joint proxy statement/prospectus and does not contain all of the information that may be important to you. To understand the merger agreement and the merger fully and for a more complete description of the legal terms of the merger agreement, you should carefully read this entire document and the documents to which we refer you. See "Chapter III—The Stockholder Meetings, Voting and Other Information—Where You Can Find More Information" on page III-9. We have included page references parenthetically to direct you to a more complete description of the topics summarized here.

The Companies (page I-41)

Cimarex Energy Co.
1700 Lincoln Street, Suite 1800
Denver, Colorado 80203-4518
(303) 295-3995
Internet address: www.cimarex.com

        Cimarex is an independent oil and gas exploration and production company. Its principal areas of operations are located in Oklahoma, Texas, Kansas, and Louisiana. Cimarex also has active exploration and development programs underway in each of those states as well as in California, New Mexico and Mississippi. Cimarex's principal operations offices are at 15 East 5th Street, Suite 1000, Tulsa, Oklahoma 74103, telephone (918) 585-1100. Cimarex's common stock is listed on the New York Stock Exchange and trades under the symbol "XEC."

Magnum Hunter Resources, Inc.
600 East Las Colinas Boulevard, Suite 1100
Irving, Texas 75039
(972) 401-0752
Internet address: www.magnumhunter.com

        Magnum Hunter is an independent energy company engaged in the exploration, exploitation and development, acquisition and operation of oil and gas properties with a geographic focus in the Mid-Continent Region, Permian Basin Region, Gulf Coast Region and the Gulf of Mexico. Additionally, Magnum Hunter owns and operates five gas gathering systems covering over 480 miles and holds a 50% or greater ownership interest in four natural gas processing plants that are located adjacent to certain company-owned and operated producing properties within the states of Texas, Oklahoma and Arkansas. Magnum Hunter's common stock is listed on the New York Stock Exchange and trades under the symbol "MHR."

The Merger (page I-45)

  Structure of the Merger (page I-45)

        Under the terms of the proposed merger, Merger Sub will merge with and into Magnum Hunter, with Magnum Hunter continuing as the surviving corporation. As a result of the merger, Magnum Hunter will become a wholly owned subsidiary of Cimarex.

  What Magnum Hunter Stockholders Will Receive in the Merger (page I-86)

        In the merger, holders of shares of Magnum Hunter common stock will receive 0.415 of a share of Cimarex common stock for each share of Magnum Hunter common stock that they own immediately before the effective time of the merger. This ratio is referred to as the exchange ratio. Magnum Hunter common stockholders will receive cash for any fractional shares which they would otherwise receive in the merger.

        In the merger, all of the issued and outstanding shares of Magnum Hunter's Series A preferred stock will be canceled and converted into the right to receive, in the aggregate, 20 shares of Cimarex common stock. Based upon the 80,000 shares of Series A preferred stock currently outstanding, holders of Magnum Hunter's Series A preferred stock would receive 0.00025 of a share of Cimarex common stock for each share of Series A preferred stock that they own immediately before the effective time of the merger. Magnum Hunter Series A preferred stockholders will receive fractional shares of Cimarex common stock to the extent necessary. However, Cimarex may offer Series A preferred stockholders the opportunity either to purchase an additional fraction of a share or to aggregate its fractional share with those of other Series A preferred stockholders to be sold. Cimarex may not force Series A preferred stockholders to receive cash in respect of their fractional shares.

  Treatment of Magnum Hunter Stock Options (page I-129)

        Magnum Hunter has agreed to use commercially reasonable efforts to obtain the consent of holders of all options to purchase Magnum Hunter common stock that require consent for cancellation of the options. Magnum Hunter also will cause all stock options that do not require consent for cancellation to be canceled as of the effective time of the merger. At the effective time of the merger, the holder of each canceled stock option will be entitled to receive a cash payment equal to the product of the total number of shares of Magnum Hunter common stock subject to the option (whether vested or unvested), times the excess, if any, of the closing price of Magnum Hunter common stock on the day before the closing date over the exercise price of the option, less the amount of any required withholding taxes. Options with exercise prices higher than the closing price of Magnum Hunter common stock on that date will not be entitled to any cash payment.

        Any options requiring consent for cancellation as to which Magnum Hunter does not receive consent before the effective time will be assumed by Cimarex, and converted into an option to purchase that number of shares of Cimarex common stock determined by multiplying the number of shares of Magnum Hunter common stock subject to the option at the effective time of the merger by the exchange ratio. The exercise price per share of each assumed option will be equal to the exercise price per share of the existing option divided by the exchange ratio. Each assumed option will remain subject to the same conditions that applied before the merger, except that each option will be fully vested.

        Promptly following the effective time of the merger, Cimarex has agreed to cause the shares of Cimarex common stock issuable upon exercise of any assumed options to be registered with the SEC, and will use all reasonable efforts to maintain the effectiveness of that registration statement for so long as any assumed options remain outstanding.

  Treatment of Magnum Hunter 1996 Series A Preferred Stock (page I-110)

        All 1,000,000 issued and outstanding shares of Magnum Hunter's 1996 Series A convertible preferred stock are currently held by a wholly owned subsidiary of Magnum Hunter. Before the effective time of the merger, Magnum Hunter will cause its subsidiary to convert all of the issued and outstanding shares of Magnum Hunter's 1996 Series A convertible preferred stock into Magnum Hunter common stock, on the terms set forth in the certificate of designations for the 1996 Series A convertible preferred stock. The shares of Magnum Hunter common stock issued upon conversion of the 1996 Series A convertible preferred stock will then be canceled and exchanged in the merger for shares of Cimarex common stock in accordance with the exchange ratio.

  Treatment of Magnum Hunter Indebtedness (page I-130)

        The indentures under which Magnum Hunter's $195 million 9.6% senior notes due 2012 and $125 million floating rate convertible senior notes due 2023 were issued permit the holders of the notes to sell their notes back to Magnum Hunter upon a change of control of Magnum Hunter, for a price equal to 101% of the principal amount of the 9.6% senior notes plus accrued interest, and 100% of the principal amount of the convertible senior notes plus accrued interest. The interest rate on the convertible senior notes is a floating interest rate based on three-month LIBOR, which as of December 31, 2004 was 2.49%. The merger qualifies as a change of control for these purposes. Magnum Hunter as the surviving corporation will be obligated to buy back any notes that are offered in accordance with these provisions.

        At or before the effective time of the merger, Cimarex will execute a supplemental indenture with the trustee under the indenture covering the convertible senior notes, with respect to the conversion provisions of those notes. After the merger, the convertible senior notes will be convertible into cash in the amount of the principal amount of the notes, plus shares of Cimarex common stock to the extent the conversion value exceeds the principal amount. Before the effective time of the merger, Cimarex will file a registration statement with the SEC covering the shares of Cimarex common stock issuable upon conversion of the convertible senior notes. Cimarex has agreed to use all reasonable efforts to have such registration statement declared effective at the effective time of the merger and to maintain the effectiveness of such registration statement for so long as any convertible senior notes remain outstanding.

        Cimarex intends to pay off Magnum Hunter's existing credit facility at the closing of the merger.

  Distribution of TEL Offshore Trust Units (page I-88)

        Magnum Hunter currently owns approximately 1.4 million trust units, which represents 29.1% of the outstanding trust units, of TEL Offshore Trust. Before the merger, Magnum Hunter's board of directors intends to distribute these trust units to the holders of Magnum Hunter common stock as of April 18, 2005, the distribution record date selected by the Magnum Hunter board. In the distribution, each holder of Magnum Hunter common stock (other than Magnum Hunter and its subsidiaries) will receive a percentage of TEL Offshore Trust units equal to the percentage of Magnum Hunter common stock it holds, and cash instead of any fractional units it would otherwise be entitled to receive.

        TEL Offshore Trust's trust units are traded on the Nasdaq SmallCap Market under the symbol "TELOZ." On January 25, 2005, the last full trading day on the Nasdaq SmallCap Market before the public announcement of the proposed merger, the closing price of TEL Offshore Trust's trust units was $10.97 per unit. On                        , 2005, the most recent trading day practicable before the printing of this joint proxy statement/prospectus, the closing price of TEL Offshore Trust's trust units was $        per unit.

  Ownership of Cimarex After the Merger (page I-45)

        Based on the number of outstanding shares of Magnum Hunter common stock on March 31, 2005, we anticipate that Magnum Hunter stockholders will receive approximately 39.5 million shares of Cimarex common stock in the merger (excluding 2,243,861 shares to be issued to wholly owned subsidiaries of Magnum Hunter). Based on that number and on the number of outstanding shares of Cimarex common stock as of the record date relating to the Cimarex annual meeting, following the merger, former Magnum Hunter stockholders will own 48.6% of the outstanding shares of Cimarex common stock and current Cimarex stockholders will own 51.4% of the outstanding shares of Cimarex common stock. These numbers do not give effect to shares that may be issued upon exercise of outstanding Cimarex or Magnum Hunter stock options or upon conversion of Magnum Hunter convertible senior notes.

  Board of Directors After the Merger (page II-1)

        After the merger and assuming that Cimarex stockholders approve the proposal to amend the Cimarex charter to increase the maximum size of its board of directors from nine to ten directors, the combined company will have ten directors. The board will consist of the nine members of Cimarex's board of directors then in office and one current member of the Magnum Hunter board of directors to be selected by Cimarex before the effective time of the merger.

Matters to Consider in Deciding How to Vote

  Board of Directors' Recommendations to Stockholders (pages I-53 and I-56)

        The board of directors of Cimarex, by unanimous vote of the directors present at their meeting, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Cimarex and its stockholders and recommends that the stockholders of Cimarex vote "FOR" approval of the issuance of shares of Cimarex common stock in connection with the merger. Also by unanimous vote of the directors present, the Cimarex board of directors has approved and recommended that the stockholders of Cimarex vote "FOR" approval of each proposed amendment to the Cimarex charter and "FOR" approval of the proposed amendment to the Cimarex incentive plan.

        The board of directors of Magnum Hunter has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Magnum Hunter and its stockholders and recommends that the stockholders of Magnum Hunter vote "FOR" approval of the merger agreement and the merger.

  Reasons for the Merger (pages I-52 and I-54)

        Cimarex believes that the merger will provide it with:

  •
  the opportunity to expand in its existing core areas and to add new projects, without jeopardizing its strong financial position;

  •
  a substantial footprint in the Permian Basin from which Cimarex can grow;

  •
  complementary operations in the Mid-Continent and Gulf Coast areas;

  •
  measured exposure to high potential projects in the Gulf of Mexico; and

  •
  the ability to greatly expand its balanced-risk drilling program underpinned by a strong balance sheet.

        Magnum Hunter believes that the merger will provide its stockholders with:

  •
  a premium over the trading price of Magnum Hunter common stock at the time the transaction was announced; and

  •
  the opportunity to participate in a combined enterprise with a highly skilled employee group, enhanced financial strength, and growth opportunities to further build stockholder value.

        Please review the more detailed description of our reasons for the merger beginning on pages I-52 and I-54.

  Financial Advisors (pages I-56, I-66 and I-78)

        Cimarex's Financial Advisor and Fairness Opinion.    Cimarex retained Petrie Parkman & Co., referred to as Petrie Parkman, to act as its financial advisor in connection with the merger. Petrie

Parkman was not requested to, and did not, render an opinion to the Cimarex board of directors in connection with the merger.

        Lehman Brothers Inc., referred to as Lehman Brothers, delivered a written opinion to the Cimarex board of directors as to the fairness, from a financial point of view, to Cimarex of the exchange ratio to be paid by Cimarex in the merger. The full text of Lehman Brothers' written opinion, dated January 25, 2005, is attached to this joint proxy statement/prospectus as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, and qualifications and limitations of the review undertaken. Lehman Brothers' opinion was provided to the Cimarex board of directors in connection with its consideration of the merger, and does not constitute a recommendation to any stockholder of Cimarex as to whether to vote for or against the issuance of shares of Cimarex common stock in connection with the merger.

        Magnum Hunter's Financial Advisors and Fairness Opinions.    Magnum Hunter retained Deutsche Bank Securities Inc., referred to as Deutsche Bank, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, referred to as Merrill Lynch, to act as its financial advisors in connection with the merger. Each of Deutsche Bank and Merrill Lynch delivered a written opinion to the Magnum Hunter board of directors as to the fairness, from a financial point of view, of the exchange ratio provided for in the merger. The full text of Deutsche Bank's written opinion, dated January 25, 2005, is attached to this joint proxy statement/prospectus as Annex C and the full text of Merrill Lynch's written opinion, dated January 25, 2005, is attached to this joint proxy statement/prospectus as Annex D. We encourage you to read these opinions carefully in their entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Each of Deutsche Bank's and Merrill Lynch's opinions was intended for the use and benefit of the board of directors of Magnum Hunter, does not address the merits of the underlying decision by Magnum Hunter to engage in the merger and does not constitute a recommendation to any stockholder as to how that stockholder should vote on the merger or any related matter.

  Interests of Certain Persons in the Merger (page I-102)

        When considering the recommendation of Cimarex's board of directors with respect to the issuance of Cimarex common stock and the recommendation of Magnum Hunter's board of directors with respect to the merger agreement and the merger, Cimarex and Magnum Hunter stockholders, respectively, should be aware that certain executive officers and directors of Cimarex and Magnum Hunter may have interests in the merger that may be different from, or in addition to, the interests of Cimarex and Magnum Hunter stockholders generally. For a more detailed description of these interests, see "Interests of Certain Persons in the Merger" beginning on page I-102.

        Cimarex's and Magnum Hunter's boards of directors were aware of these interests and considered them in making their recommendations.

  Material United States Federal Income Tax Consequences of the Merger (page I-92)

        Cimarex and Magnum Hunter intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. As a result, Magnum Hunter stockholders who are U.S. holders (as defined in this joint proxy statement/prospectus) generally will not recognize gain or loss for U.S. federal income tax purposes in connection with the merger, except with respect to the amount of cash received instead of fractional shares of Cimarex common stock by U.S. holders of Magnum Hunter common stock and except with respect to any cash received by U.S. holders of Magnum Hunter Series A preferred stock that exercise appraisal rights. Magnum Hunter stockholders who are non-U.S. holders (as defined in this joint proxy statement prospectus) may recognize gain or loss for U.S. federal income tax purposes in connection with the merger, depending on their individual circumstances. Although the U.S. federal income tax treatment of Magnum Hunter's potential pre-merger distribution of TEL Offshore Trust units, or possibly cash instead of TEL Offshore Trust units, is not entirely free from doubt, it is expected that the receipt of the units or cash by holders of Magnum Hunter common stock should be taxed as a dividend distribution that is separate from the merger. Holders of Cimarex common stock will not recognize any gain or loss for U.S. federal income tax purposes as a result of the merger. For a summary of the U.S. federal income tax consequences of the merger that are expected to be material to Magnum Hunter stockholders, see "—Material United States Federal Income Tax Consequences of the Merger" beginning on page I-92.

        Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. You are encouraged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

  Dissenters' Rights of Appraisal (page I-88)

        Holders of Cimarex common stock and Magnum Hunter common stock are not entitled to dissenters' rights of appraisal in connection with the merger.

        Holders of Magnum Hunter Series A preferred stock are entitled to dissenters' rights of appraisal in connection with the merger.

  Accounting Treatment of the Merger (page I-88)

        Cimarex will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States of America.

  Regulatory Approvals (page I-90)

        The merger is subject to antitrust laws. On February 16, 2005, each of Cimarex and Magnum Hunter made its initial filings under applicable antitrust laws with the United States Department of Justice and the United States Federal Trade Commission. The waiting period prescribed by these antitrust laws expired on March 17, 2005. However, the reviewing agencies or governments, states or private persons, may challenge the merger at any time before or after its completion.

  Legal Proceedings Related to the Merger (page I-90)

        On March 17, 2005, a class action complaint was served on Magnum Hunter and each member of Magnum Hunter's board of directors. The complaint seeks to enjoin the merger and obtain appropriate compensatory damages for Magnum Hunter's stockholders. Magnum Hunter and the other named defendants believe that the allegations are without merit and intend to vigorously defend the action.

  Market Price Information (page I-27)

        Cimarex's and Magnum Hunter's common stock are each listed on the NYSE. On January 25, 2005, the last full trading day on the NYSE before the public announcement of the proposed merger, Cimarex common stock closed at $40.18 per share and Magnum Hunter common stock closed at $13.24 per share. Based on the exchange ratio of 0.415 of a share of Cimarex common stock for each share of Magnum Hunter common stock, the pro forma equivalent per share value of the Magnum Hunter common stock on January 25, 2005 was approximately $16.67.

        On                        , 2005, the most recent trading day practicable before the printing of this joint proxy statement/prospectus, Cimarex common stock closed at $        per share and Magnum Hunter common stock closed at $        per share. Based on the foregoing assumptions, the pro forma equivalent per share value of the Magnum Hunter common stock on                        , 2005 was approximately $        per share.

  Material Differences in the Rights of Stockholders (page I-156)

        The rights of Magnum Hunter stockholders are governed by Nevada law and by Magnum Hunter's amended articles of incorporation and amended and restated bylaws. Upon completion of the merger, Magnum Hunter stockholders' rights as stockholders of Cimarex will be governed by Delaware law and by Cimarex's amended and restated certificate of incorporation and bylaws. Nevada law and Magnum Hunter's articles of incorporation and bylaws differ from Delaware law and Cimarex's certificate of incorporation and bylaws in some material respects. For more information on these differences, see "Comparison of Stockholder Rights" beginning on page I-156.

  Risk Factors (page I-29)

        In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, you should carefully consider the factors discussed in the section entitled "Risk Factors," beginning on page I-29 of this joint proxy statement/prospectus in deciding whether to vote in favor of the issuance of Cimarex common stock in the merger, in the case of Cimarex stockholders, or in favor of the merger agreement, in the case of Magnum Hunter stockholders.

The Merger Agreement (page I-110)

        The merger agreement, as amended, is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement carefully and fully as it is the legal document that governs the merger.

  Conditions to the Closing of the Merger (page I-111)

        Cimarex's and Magnum Hunter's respective obligations to complete the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following conditions:

  •
  the approval of the merger agreement and the merger by Magnum Hunter's stockholders and the approval of the issuance of Cimarex common stock in the merger by Cimarex's stockholders;

  •
  the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of all other applicable material governmental and regulatory approvals;

  •
  the effectiveness with the SEC of the registration statement of which this joint proxy statement/prospectus is a part;

  •
  the absence of any law, order or injunction prohibiting completion of the merger;

  •
  the approval for listing on the NYSE of the Cimarex common stock to be issued in the merger and upon exercise of any outstanding options to be assumed by Cimarex, subject to official notice of issuance;

  •
  material accuracy, as of the closing, of the representations and warranties made by the parties and material compliance by the parties with their respective covenants and agreements under the merger agreement; and

  •
  the absence of any change that would be reasonably likely to have a material adverse effect on either Cimarex or Magnum Hunter.

        In addition, Cimarex's obligation to complete the merger is subject to the satisfaction or, to the extent legally permissible, the waiver of the following conditions:

  •
  the receipt by Cimarex of an opinion of its tax counsel to the effect that, among other things, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

  •
  the absence of any event which would trigger a distribution under Magnum Hunter's stockholder rights plan; and

  •
  the receipt by Magnum Hunter of all material consents and approvals (other than those of governmental and regulatory authorities) required in connection with the execution of the merger agreement and completion of the merger.

        In addition, Magnum Hunter's obligation to complete the merger is subject to the satisfaction or, to the extent legally permissible, the waiver of the following conditions:

  •
  the receipt by Magnum Hunter of an opinion of its tax counsel to the effect that, among other things, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

  •
  the absence of any event which would trigger a distribution under Cimarex's stockholder rights plan;

  •
  the delivery by Cimarex to its transfer agent of instructions authorizing the issuance of Cimarex common stock to Magnum Hunter stockholders upon surrender of certificates representing shares of Magnum Hunter common stock; and

  •
  the receipt by Cimarex of all material consents and approvals (other than those of governmental and regulatory authorities) required in connection with the execution of the merger agreement and completion of the merger.

  No Solicitation of Takeover Proposals (page I-113)

        The merger agreement contains detailed provisions prohibiting Magnum Hunter from seeking an alternative transaction. These "no solicitation" provisions prohibit Magnum Hunter, its officers, directors, employees and representatives from taking any action to solicit a takeover proposal. These provisions also prohibit these persons from recommending, participating in discussions regarding, or furnishing information with respect to any takeover proposal, although this is subject to some exceptions, including some exceptions that permit the directors of Magnum Hunter to comply with their fiduciary duties, after following specified procedures. In specified circumstances, the merger agreement permits Magnum Hunter's board of directors to terminate the merger agreement and accept a takeover proposal it determines to be superior to the merger, referred to as a superior proposal.

  Termination of Merger Agreement (page I-115)

        The merger agreement may be terminated at any time before the closing of the merger in any of the following ways:

        The merger agreement may be terminated by mutual written consent of Cimarex and Magnum Hunter.

        Either Cimarex or Magnum Hunter may terminate the merger agreement if:

  •
  the merger is not completed by July 25, 2005 (or October 1, 2005 if the SEC has not declared the registration statement, of which this joint proxy statement/prospectus is a part, effective by June 1, 2005), except that a party may not terminate the merger agreement if the cause of the merger not being completed is that party's breach of a representation or warranty or failure to fulfill its obligations under the merger agreement;

  •
  a governmental authority or a court issues an injunction or order permanently enjoining or prohibiting the completion of the merger, except that a party may not terminate the merger agreement until that party has used all reasonable efforts to remove the injunction or order; or

  •
  either Cimarex's stockholders fail to approve the issuance of Cimarex common stock or Magnum Hunter's stockholders fail to approve the merger agreement and the merger.

        In addition, Cimarex may terminate the merger agreement if:

  •
  Magnum Hunter has breached in any material respect any of its representations or warranties, or has failed to perform in any material respect any of its covenants or agreements under the merger agreement, if Cimarex gives notice of the breach and Magnum Hunter fails to cure the breach within 10 days following the notice, but no later than July 25, 2005 (or October 1, 2005 if the SEC has not declared the registration statement, of which this joint proxy statement/prospectus is a part, effective by June 1, 2005); or

  •
  Magnum Hunter's board of directors either withdraws or changes its recommendation in a manner adverse to Cimarex, recommends an alternative transaction or willfully and materially breaches its non-solicitation obligations described under "—No Solicitation of Takeover Proposals" above.

        In addition, Magnum Hunter may terminate the merger agreement if:

  •
  Cimarex has breached in any material respect any of its representations or warranties, or has failed to perform in any material respect any of its covenants or agreements under the merger agreement, if Magnum Hunter gives notice of the breach and Cimarex fails to cure the breach within 10 days following the notice, but no later than July 25, 2005 (or October 1, 2005 if the SEC has not declared the registration statement of which this joint proxy statement/prospectus is a part effective by June 1, 2005); or

  •
  Magnum Hunter's board of directors authorizes Magnum Hunter to enter into a binding written agreement concerning a transaction that Magnum Hunter's board of directors has determined in accordance with the merger agreement is a superior proposal, except that Magnum Hunter cannot terminate the merger agreement for this reason unless:

  —
  Magnum Hunter has not materially breached its non-solicitation obligations described under "—No Solicitation of Takeover Proposals" above;

  —
  Magnum Hunter provides Cimarex with written notice that it intends to enter into such an agreement, attaching the most current version of the agreement or a description of its material terms; and

  —
  Magnum Hunter pays Cimarex the fee described under "—Termination Fee" below before the termination.

  Termination Fee (page I-117)

        Magnum Hunter must pay Cimarex a termination fee of $45 million if:

  •
  the merger agreement is terminated because of:

  —
  Magnum Hunter's board of directors either withdrawing or changing its recommendation in a manner adverse to Cimarex, recommending an alternative transaction or willfully and materially breaching its non-solicitation obligations described under "—No Solicitation of Takeover Proposals" above; or

  —
  Magnum Hunter's board of directors authorizing Magnum Hunter to enter into a binding written agreement concerning a transaction that Magnum Hunter's board of directors has determined in accordance with the merger agreement is a superior proposal, subject to the limitations described above; or

  •
  an alternative takeover proposal in respect of Magnum Hunter is publicly announced or is proposed or offered or made to Magnum Hunter or to the Magnum Hunter stockholders before the approval of the merger agreement by the Magnum Hunter stockholders, the merger agreement is terminated by Cimarex or Magnum Hunter because the Magnum Hunter stockholders do not approve the merger agreement, and within 12 months following the termination, Magnum Hunter consummates or enters into an agreement or commitment with the proponent, or an affiliate of the proponent, of the alternative takeover proposal.

Magnum Hunter must pay the termination fee no later than one business day following termination of the merger agreement or, in the case of termination in connection with an alternative transaction, on the date of consummation of or entry into the agreement for that transaction.

  Expenses (page I-117)

        Each of Cimarex and Magnum Hunter will bear all expenses it incurs in connection with the merger, except that Cimarex has agreed to pay the fee for filing the registration statement of which this joint proxy statement/prospectus is a part with the SEC, along with the expenses of printing this joint proxy statement/prospectus and complying with any other applicable securities laws in connection with the registration statement and this joint proxy statement/prospectus.

        Cimarex will pay all costs and expenses related to mailing this joint proxy statement/prospectus to Cimarex stockholders and soliciting the votes of Cimarex stockholders. Magnum Hunter will pay all costs and expenses related to mailing this joint proxy statement/prospectus to Magnum Hunter stockholders and soliciting the votes of Magnum Hunter stockholders.

  Voting Agreement (page I-131)

        On the date the merger agreement was executed, Gary C. Evans, Magnum Hunter's former President and Chief Executive Officer, and Jacquelyn Evelyn Enterprises, Inc., a related stockholder, entered into a voting agreement with Cimarex. As of the date of the voting agreement, these stockholders beneficially owned and were entitled to vote, in the aggregate, 4,733,945 shares of Magnum Hunter common stock, which represented approximately 5.2% of the shares of Magnum Hunter common stock outstanding on that date. Under the voting agreement, these stockholders agreed, among other things, to vote all of their shares of Magnum Hunter common stock in favor of the merger agreement, against any action or agreement that they would reasonably expect to result in a material breach of any covenant, representation, warranty or other obligation of Magnum Hunter under the merger agreement and against any other takeover proposal. The voting agreement is attached as Annex E to this joint proxy statement/prospectus.

The Meetings and Voting (pages III-1 and III-4)

  Date and Time of the Meetings (pages III-1 and III-4)

        The annual meeting of Cimarex stockholders will be held at                        , at             p.m., local time, on                        , 2005. At the annual meeting, Cimarex stockholders will be asked to approve:

  •
  the issuance of shares of Cimarex common stock in connection with the merger;

  •
  a proposal to amend the Cimarex charter to increase the number of authorized shares of common stock from 100 million shares to 200 million shares;

  •
  a proposal to amend the Cimarex charter to increase the maximum size of the board of directors from nine to ten directors;

  •
  a proposal to amend the Cimarex incentive plan to increase the number of shares authorized for issuance under the plan from seven million shares to 12.7 million shares;

  •
  a proposal to elect three directors to serve until the 2008 annual meeting; and

  •
  a proposal to ratify the audit committee's appointment of KPMG LLP as Cimarex's independent auditors for the year ending December 31, 2005.

        The special meeting of Magnum Hunter stockholders will be held at                        , at             a.m., local time, on                        , 2005. At the special meeting, Magnum Hunter stockholders will be asked to approve the merger agreement and the merger.

  Record Date; Voting Power (pages III-2 and III-5)

        Cimarex stockholders are entitled to vote at the Cimarex annual meeting if they owned shares as of the close of business on March 25, 2005, referred to as the Cimarex record date. On the Cimarex record date, there were 41,774,841 shares of Cimarex common stock entitled to vote at the annual meeting. Stockholders will have one vote at the annual meeting for each share of Cimarex common stock they owned on the Cimarex record date.

        Magnum Hunter stockholders are entitled to vote at the Magnum Hunter special meeting if they owned shares as of the close of business on April 15, 2005, referred to as the Magnum Hunter record date. On the Magnum Hunter record date, there were                        shares of Magnum Hunter common stock entitled to vote at the special meeting. Stockholders will have one vote at the special meeting for each share of Magnum Hunter common stock they owned on the Magnum Hunter record date.

  Vote Required (pages III-2 and III-6)

        At the Cimarex annual meeting, assuming a quorum is present:

  •
  the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote at the Cimarex annual meeting is required to approve the issuance of shares of Cimarex common stock in connection with the merger, the proposed amendment to the Cimarex incentive plan and the ratification of KPMG LLP as Cimarex's independent auditors for 2005;

  •
  the affirmative vote of a majority of the issued and outstanding shares of Cimarex common stock as of the record date for the Cimarex annual meeting is required to approve each of the proposed amendments to the Cimarex charter; and

  •
  directors will be elected by a plurality of the votes cast.

As of the March 25, 2005 record date, shares representing approximately 3.3% of the total outstanding shares of Cimarex common stock were held by Cimarex's directors, executive officers and their respective affiliates.

        At the Magnum Hunter special meeting, assuming a quorum is present, the affirmative vote of the holders of a majority of the shares of Magnum Hunter common stock issued and outstanding and entitled to vote at the Magnum Hunter special meeting is required to approve the merger agreement and the merger. As of the April 15, 2005 record date, shares representing approximately     % of the total outstanding shares of Magnum Hunter common stock were held by Magnum Hunter's directors, executive officers and their respective affiliates.

        As further discussed below under "The Merger Agreement—Voting Agreement," on the date the merger agreement was executed, Cimarex entered into an agreement with Gary C. Evans, Magnum Hunter's former President and Chief Executive Officer, and Jacquelyn Evelyn Enterprises, Inc., a related stockholder, who on that date collectively held an aggregate of approximately 5.2% of the issued and outstanding shares of Magnum Hunter common stock. Under this agreement, each stockholder party has agreed, among other things, to vote his or its shares in favor of approval of the merger agreement.

  Quorum, Abstentions and Broker Non-Votes (pages III-2 and III-6)

        A quorum must be present to conduct business at each of the meetings. This means that at the Cimarex meeting, greater than 50% of the outstanding shares of common stock as of Cimarex's record date must be represented in person or by proxy. At the Magnum Hunter meeting, greater than one-third of the outstanding shares of common stock as of Magnum Hunter's record date must be represented in person or by proxy.

        Abstentions and broker non-votes are counted as present for establishing a quorum at both meetings. Abstentions and broker non-votes are not counted in tabulating votes on the Cimarex and Magnum Hunter proposals but have the effect of a vote against the proposals to approve the merger agreement and amend the Cimarex charter. Abstentions and broker non-votes have no effect on the votes with respect to the issuance of Cimarex common stock in the merger, the proposed amendment to the Cimarex incentive plan, the election of Cimarex directors or the ratification of KPMG LLP as Cimarex's independent auditors for 2005.

        An abstention occurs when a stockholder abstains from voting (either in person or by proxy) on one or more of the proposals. Broker non-votes occur when a bank, broker or other nominee returns a proxy but does not have authority to vote on a particular proposal.

Selected Historical Financial Data of Cimarex

        The following table shows selected financial data for the years ended December 31, 2004, 2003 and 2002, together with similar information for each of the two preceding fiscal years ended September 30, and the three months ended December 31, 2001.

        On September 30, 2002, Cimarex acquired 100 percent of the common stock of Key Production Company in a tax-free exchange of stock accounted for as a purchase business combination. Also on September 30, 2002, Cimarex changed its fiscal year from September 30 to December 31. Results of Key are included in the operating results only for the period subsequent to the acquisition on September 30, 2002. This information should be read in connection with and is qualified in its entirety by Cimarex's consolidated financial statements, the accompanying notes and management's discussion and analysis of financial condition and results of operations contained in Cimarex's reports on file with the SEC and incorporated by reference in this joint proxy statement/prospectus. See "Chapter III—The Stockholder Meetings, Voting and Other Information—Where You Can Find More Information" on page III-9.

	As of and For the Years Ended
						Three Months Ended December 31, 2001
	December 31,			September 30,
	2004	2003	2002	2001	2000
	(In thousands, except per share and proved reserve amounts)
Operating results:
Revenues	$674,929	$454,212	$209,644	$316,778	$237,021	$39,596
Net income	153,592	94,633	39,819	35,253	57,386	4,479
Net income per share:
Basic	3.70	2.28	1.32	1.33	2.16	0.17
Diluted	3.59	2.22	1.31	1.33	2.16	0.17
Cash dividends declared per share	—	—	—	—	—	—
Balance sheet data:
Total assets	1,105,446	805,508	674,286	246,212	286,090	251,966
Total debt	—	—	32,000	—	—	—
Stockholders' equity	700,712	534,740	444,880	166,795	192,972	175,082
Other financial data:
Oil and gas sales	472,389	324,119	157,299	222,136	158,502	26,857
Oil and gas capital expenditures	297,091	162,627	368,503	104,975	73,821	14,425
Proved Reserves:
Gas (MMcf)	364,641	337,344	318,627	216,337	262,498	212,326
Oil (MBbls)	14,063	14,137	15,025	5,932	6,305	5,304
Total equivalent (MMcfe)	449,020	422,167	408,779	251,927	300,329	244,150

Selected Historical Financial Data of Magnum Hunter

        Set forth below is selected consolidated financial data of Magnum Hunter as of and for each of the years in the five-year period ended December 31, 2004. The annual information is derived from audited financial statements of Magnum Hunter for the years 2000 through 2004. This information should be read together with Magnum Hunter's consolidated financial statements, the accompanying notes and management's discussion and analysis of financial condition and results of operations contained in Magnum Hunter's reports on file with the SEC and incorporated by reference in this joint proxy statement/prospectus. See "Chapter III—The Stockholder Meetings, Voting and Other Information—Where You Can Find More Information" on page III-9.

	As of and For the Years Ended December 31,
	2004	2003	2002	2001	2000
	(in thousands, except per share amounts)
Income Statement Data:
Operating revenues	$493,726	$325,014	$265,869	$152,806	$127,510
Operating costs and expenses(a)	(287,793)	(232,316)	(197,000)	(104,755)	(77,181)
Operating profit	205,933	92,698	68,869	48,051	50,329
Provision for impairment of investment(b)	—	—	(621)	(7,123)	—
Costs associated with early retirement of debt(c)	(12,250)	(6,716)	(1,000)	(490)	—
Cumulative effect on prior years of a change in accounting principle, net of tax(d)	—	399	—	—	—
Net Income (loss)	103,573	26,117	15,522	13,516	22,260
Dividends applicable to preferred shares(e)	—	—	—	—	(9,708)
Income (loss) applicable to common shares	$103,573	$26,117	$15,522	$13,516	$12,552
Income (loss) per common share before cumulative effect of a change in accounting principle
Basic(e)	$1.35	$0.38	$0.25	$0.39	$0.60
Diluted(e)	$1.31	$0.38	$0.25	$0.36	$0.51
Income (loss) per common share after cumulative effect of a change in accounting principle
Basic(e)	$1.35	$0.39	$0.25	$0.39	$0.60
Diluted(e)	$1.31	$0.39	$0.25	$0.36	$0.51
Other Data:
Proceeds from sale of assets	$22,902	$17,123	$95,988	$1,124	$43,770
Capital expenditures(f)	$540,010	$175,535	$141,046	$204,370	$60,830

(a)
Includes in 2001 a provision for loss of $3.2 million related to the Enron bankruptcy.

(b)
Includes in 2002 and 2001 a provision for $621 thousand and $2.1 million, respectively, for the impairment of available-for-sale equity securities deemed by management to have suffered an other than temporary impairment. The impairment was determined using a quoted market price at December 31, 2001 of $0.86 per share. We had previously reported losses in accumulated other comprehensive income of $507 thousand ($466 thousand net of income tax benefit) through December 31, 2001. Also included in 2001 was an impairment provision of $5.0 million due to the bankruptcy of a privately held company in which Magnum Hunter owned a minority interest and had invested $4.5 million in equity securities and $453 thousand in secured loans.

(c)
Includes in 2004 the cost of retirement of $105 million in principal of Magnum Hunter's 9.6% Senior Notes due March 15, 2012. Includes in 2003 the cost of retirement of $129.5 million in principal of Magnum Hunter's 10% senior notes due June 1, 2007. Includes in 2002 the costs associated with the amendment of Magnum Hunter's credit facility in connection with the Prize merger. Includes in 2001 the cost of retirement of $10.5 million of Magnum Hunter's 10% senior notes.

(d)
Includes in 2003 the cumulative effect on prior years of a change in accounting principle due to the adoption of SFAS No. 143 relating to asset retirement obligations. The cumulative effect was a gain of $399 thousand, net of income tax expense of $244 thousand.

(e)
Includes the effect in the year 2000 of the payment of a $5.5 million fee upon redemption of $25.0 million (liquidation value) of Magnum Hunter's 1999 Series A 8% convertible preferred stock. The fee was treated as a dividend, reducing income per common share, basic and diluted, by $0.26 per share and $0.17 per share, respectively, for the year 2000.

(f)
Capital expenditures include cash expended for acquisitions plus normal additions to oil and natural gas properties and other fixed assets. It does not include the cost of property acquired through the issuance of common stock and does not include cash adjustments for liabilities assumed in the New Mexico property acquisition.

	As of December 31,
	2004	2003	2002	2001	2000
	(in thousands)
Balance Sheet Data:
Property, plant and equipment, net	$1,496,912	$1,095,883	$1,001,609	$419,837	$260,532
Total assets	1,702,501	1,265,892	1,169,656	454,385	315,612
Total debt(a)	645,500	597,500	570,837	288,583	191,139
Total stockholders' equity	$679,813	$389,676	$350,196	$117,974	$93,416

(a)
Consists of current notes payable and long-term debt, including current maturities of long-term debt, and excluding production payment liabilities of zero, $12 thousand, $114 thousand, $203 thousand, and $359 thousand as of December 31, 2004, 2003, 2002, 2001 and 2000, respectively. As of December 31, 2004, 2003 and 2001, none of the debt was non-recourse to Magnum Hunter. As of December 31, 2002 and 2000, $7.0 million and $20.6 million, respectively, of the debt was non-recourse to Magnum Hunter.

	As of and For the Years Ended December 31,
	2004	2003	2002	2001	2000
	(in thousands)
Cash Flow Data:
Cash flow from operating activities	$300,610	$162,638	$83,403	$104,074	$49,466
Cash flows from investing activities	(513,939)	(159,675)	(89,420)	(203,989)	(20,008)
Cash flows from financing activities	$214,978	$12,661	$6,331	$102,661	$(31,014)

Selected Unaudited Pro Forma Combined Financial Data

        Cimarex and Magnum Hunter are providing the following selected unaudited pro forma financial information to present a summary of the results of operations and financial position of the combined company giving effect to the merger as though Cimarex's and Magnum Hunter's businesses had been combined at the dates indicated and for the periods shown.

        The pro forma adjustments are based upon available information and assumptions that each company's management believes are reasonable. The selected unaudited pro forma financial information is presented for illustrative purposes only and is based on the estimates and assumptions set forth below and in the notes accompanying the unaudited pro forma condensed combined financial statements. The companies may have performed differently had they always been combined. Stockholders should not rely on this information as being indicative of the results that would have been achieved had the companies always been combined or the future results of the combined company after the merger. The selected unaudited pro forma financial information:

  (i)
  has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial statements and accompanying notes included in this joint proxy statement/prospectus as described under "—Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page I-140; and

  (ii)
  should be read in conjunction with the consolidated financial statements of Cimarex and Magnum Hunter incorporated by reference in this joint proxy statement/prospectus. See "Chapter III—The Stockholder Meetings, Voting and Other Information—Where You Can Find More Information" on page III-9.

        The unaudited pro forma condensed combined financial statements were prepared based on the following assumptions:

  •
  Cimarex issued an aggregate of approximately 36.3 million shares of Cimarex common stock (at an exchange ratio of 0.415 shares of Cimarex common stock for each share of Magnum Hunter common stock) for all the outstanding shares of common stock of Magnum Hunter (excluding 2,243,861 shares to be issued to wholly owned subsidiaries of Magnum Hunter), and assumed Magnum Hunter's debt.

  •
  The unaudited pro forma balance sheet has been prepared as if the merger occurred on December 31, 2004. The unaudited pro forma statements of operations have been prepared as if the merger occurred on January 1, 2004.

  •
  The merger was accounted for as a purchase of Magnum Hunter by Cimarex.

  •
  Any potential cost savings have not been reflected as an adjustment to the historical data. These cost savings, if any, would result from the consolidation of certain offices and the elimination of duplicate corporate and field-level staff and expenses.

  •
  During February and March 2005, approximately 6.8 million warrants were exercised at $15 per share for proceeds of approximately $102.3 million for the 6.8 million common shares issued. The remaining warrants that were not exercised expired on March 21, 2005. Of the proceeds received by Magnum Hunter in connection with the February and March 2005 warrant exercises, approximately $100.0 million was used to repay outstanding borrowings under the Magnum Hunter credit facility and approximately $2.3 million was used for capital expenditures by Magnum Hunter. The pro forma balance sheet at December 31, 2004 does not give effect to the subsequent exercise of the warrants or the repayment of outstanding indebtedness under the Magnum Hunter credit facility.

  •
  See "—The Merger Agreement—Treatment of Indenture Obligations and Notes" on page I-130. Any potential buyback or conversion of these notes has not been reflected as an adjustment in the unaudited pro forma condensed combined financial statements. For a 10% increase above Magnum Hunter's share price of $12.19, approximately 363,000 Cimarex shares could potentially be issued related to Magnum Hunter's $125 million floating rate convertible senior notes due 2023, if those notes were converted.

As of December 31, 2004
(Millions of Dollars)
Pro Forma Balance Sheet Data
Total assets	$3,857.1
Long-term debt	696.0
Stockholders' equity	2,067.7
For the Year Ended December 31, 2004
(Millions of dollars, except per share data)
Pro Forma Statement of Operations Data
Revenues	$1,171.5
Net income	203.7
Net income per share:
Basic	$2.62
Diluted	$2.58

COMPARATIVE PER SHARE INFORMATION

        The following tables set forth historical per share information of Cimarex and Magnum Hunter and unaudited pro forma combined per share information after giving effect to the merger.

        The unaudited pro forma combined per share information does not purport to represent what the results of operations or financial position of Cimarex, Magnum Hunter or the combined company would actually have been had the merger occurred at the beginning of the period shown, or to project Cimarex's, Magnum Hunter's or the combined company's results of operations or financial position for any future period or date. This pro forma information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and accompanying notes included in this joint proxy statement/prospectus as presented under "—Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page I-140.

        The historical per share information is derived from, and should be read in conjunction with, the financial statements for each of Cimarex and Magnum Hunter, which are incorporated by reference in this joint proxy statement/prospectus. See "Chapter III—The Stockholder Meetings, Voting and Other Information—Where You Can Find More Information" on page III-9.

Year Ended December 31, 2004
Cimarex Historical Per Share Data:
Income from continuing operations
Basic(a)	$3.70
Diluted(b)	$3.59
Cash dividends	$—
Book value(c)	$16.79
Magnum Hunter Historical Per Share Data:
Income from continuing operations
Basic(a)	$1.35
Diluted(b)	$1.31
Cash dividends	$—
Book value (c)	$7.78
Pro Forma Combined Company Per Share Data:
Income from continuing operations
Basic(d)	$2.62
Diluted(d)	$2.58
Cash dividends	$—
Book value(e)	$26.51
Pro Forma Combined Magnum Hunter Equivalent Per Share Data:(f)
Income from continuing operations
Basic	$1.09
Diluted	$1.07
Cash dividends	$—
Book value	$11.00

(a)
Based on the weighted average number of shares of common stock outstanding for Cimarex or Magnum Hunter for such period.

(b)
Based on the weighted average number of shares of common stock outstanding plus the potential dilution that would occur if interests in securities (options, restricted stock units, warrants, and convertible debentures) were exercised and converted into common stock of Cimarex or Magnum Hunter for such period.

(c)
Computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of such period.

(d)
Based on the pro forma net income from the "—Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page I-140 which gives effect to the merger under the purchase method of accounting.

(e)
Computed by dividing pro forma stockholders' equity by the number of outstanding shares of Cimarex common stock at the end of such period, adjusted to include the estimated number of shares of Cimarex common stock to be issued in the merger.

(f)
Based on the assumed conversion of each share of Magnum Hunter common stock into 0.415 of a share of Cimarex common stock in the merger. The Pro Forma Combined Magnum Hunter Equivalent Per Share Data is computed by multiplying the Pro Forma Combined Company Per Share Data by the fixed exchange ratio of 0.415.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

        Cimarex's $0.01 par value common stock trades on the NYSE under the symbol "XEC." Magnum Hunter's $0.002 par value common stock trades on the NYSE under the symbol "MHR." The following table sets forth, for the periods indicated, the high and low sale prices per share of Cimarex and Magnum Hunter common stock on the New York Stock Exchange Composite Transactions Tape. For current price information, you should consult publicly available sources.

Cimarex Common Stock

	High	Low
2005
First Quarter	$42.57	$34.46
2004
First Quarter	$29.75	$24.05
Second Quarter	$30.25	$26.24
Third Quarter	$35.25	$29.20
Fourth Quarter	$41.45	$33.60
2003
First Quarter	$20.42	$17.07
Second Quarter	$24.40	$18.80
Third Quarter	$23.70	$19.24
Fourth Quarter	$28.14	$19.50

Magnum Hunter Common Stock

	High	Low
2005
First Quarter	$17.55	$11.55
2004
First Quarter	$10.26	$8.12
Second Quarter	$11.40	$9.65
Third Quarter	$11.58	$9.80
Fourth Quarter	$13.82	$11.36
2003
First Quarter	$6.20	$5.25
Second Quarter	$8.39	$5.32
Third Quarter	$8.25	$6.85
Fourth Quarter	$9.90	$7.98

        Neither Cimarex nor Magnum Hunter has ever paid any cash dividends to its common stockholders. Magnum Hunter's credit facilities place substantial limitations on its ability to pay cash dividends on its common stock.

        At this time, Cimarex does not intend to pay a common stock dividend to stockholders following the merger—instead, it intends to retain earnings for its exploration and development activities.

        The following table sets forth the high and low sales prices per share of Cimarex and Magnum Hunter common stock on November 22, 2004, the last full trading day before Cimarex and Magnum Hunter entered into an amended confidentiality agreement; January 25, 2005, the last full trading day before the public announcement of the merger; and                        , 2005, the most recent full trading day practicable before the date of this joint proxy statement/prospectus.

Cimarex Common Stock					Magnum Hunter Common Stock
	High		Low			High		Low
November 22, 2004		$38.70		$37.88	November 22, 2004		$13.55		$13.35
January 25, 2005		$40.21		$39.65	January 25, 2005		$13.40		$13.02
, 2005	$		$		, 2005	$		$

        Holders of Cimarex and Magnum Hunter common stock should obtain current market quotations for Cimarex and Magnum Hunter common stock. The market price of Cimarex common stock and Magnum Hunter common stock could vary at any time before the merger.

RISK FACTORS

        Stockholders of Cimarex and Magnum Hunter voting in favor of the issuance of shares in connection with the merger and in favor of the merger agreement, respectively, will be choosing to combine the business of Magnum Hunter with that of Cimarex and, in the case of stockholders of Magnum Hunter, to invest in the combined company's common stock. In addition to the matters addressed in "—Cautionary Statement Concerning Forward-Looking Statements" on page I-9, the information included in this joint proxy statement/prospectus and the other documents attached to or incorporated by reference in this joint proxy statement/prospectus, you should carefully consider the following risks related to the merger and the combined company's business in determining whether to vote in favor of the proposals described herein.

Risks Relating to the Merger

  Because the exchange ratio is fixed, the value of Cimarex common stock issued to the Magnum Hunter stockholders will depend on the market price of Cimarex common stock when the merger is completed.

        Magnum Hunter stockholders will receive a fixed number of shares of common stock of Cimarex, rather than a number of shares with a particular fixed value. The market values of Cimarex and Magnum Hunter common stock at the time of the merger may vary significantly from their prices on the date the merger agreement was executed, the date of this joint proxy statement/prospectus or the date on which Cimarex or Magnum Hunter stockholders vote on the merger. Because the exchange ratio will not be adjusted to reflect any changes in the market value of Cimarex or Magnum Hunter common stock, the market value of the Cimarex common stock issued in the merger and the Magnum Hunter common stock surrendered in the merger may be higher or lower than the values of those shares on those earlier dates. Stock price changes may result from a variety of factors that are beyond the control of Cimarex and Magnum Hunter, including changes in our businesses, operations and prospects, regulatory considerations, market assessments of the likelihood that the merger will be completed, the timing of the completion of the merger, and general and oil and gas specific market and economic conditions. Magnum Hunter is not permitted to "walk away" from the merger or resolicit the vote of its stockholders solely because of changes in the market price of either party's common stock. Although Cimarex has entered into a voting agreement with two Magnum Hunter stockholders who together owned approximately 5.2% of Magnum Hunter's common stock as of the date of the merger agreement, Magnum Hunter's other stockholders who are not parties to voting agreements with Cimarex could vote against the transaction.

  The integration of Cimarex and Magnum Hunter following the merger will present significant challenges.

        Upon consummation of the merger, the integration of the operations of Cimarex and Magnum Hunter and the consolidation of those operations in Cimarex will require the dedication of management resources, which will temporarily distract attention from the day-to-day businesses of the combined company. The difficulties of assimilation may be increased by the necessity of coordinating geographically separated organizations, integrating operations and systems and personnel with disparate business backgrounds and combining different corporate cultures. The process of combining the organizations may cause an interruption of, or a loss of momentum in, the activities of any or all of the companies' businesses, which could have an adverse effect on the revenues and operating results of the combined company, at least in the near term. The failure to successfully integrate Cimarex and Magnum Hunter, to retain key personnel and to successfully manage the challenges presented by the integration process may result in Cimarex and Magnum Hunter not achieving the anticipated potential benefits of the merger. If the combined company fails to realize the anticipated benefits of the merger, holders of its common stock may receive lower returns than they expect.

  Cimarex and Magnum Hunter will incur merger-related charges.

        Cimarex and Magnum Hunter estimate that, as a result of the merger, the combined company will incur severance expenses in an aggregate amount of approximately $13 million. In addition, Cimarex and Magnum Hunter expect to incur other merger-related expenses of approximately $18.5 million in total, consisting of investment banking, legal and accounting fees and financial printing and other related charges. These amounts are preliminary estimates and the actual amounts may be higher or lower. Moreover, the combined company is likely to incur additional expenses in future periods in connection with the integration of Cimarex's and Magnum Hunter's businesses.

  Directors and executive officers of Cimarex and Magnum Hunter may have interests in the merger that are different from those of Cimarex or Magnum Hunter stockholders generally.

        Certain executive officers and directors of Cimarex and Magnum Hunter may have interests in the merger that may be different from, or in addition to, the interests of Cimarex and Magnum Hunter stockholders generally. For example:

  •
  the removal of Magnum Hunter's directors as of the effective time of the merger will entitle the outside directors of Magnum Hunter to additional compensation as set forth in Magnum Hunter's Outside Director Policy;

  •
  certain executives of Magnum Hunter will have "good reason" to voluntarily terminate their employment in accordance with their employment agreements as a result of the merger, which termination will entitle those executives to lump sum termination payments, benefits continuation and other benefits;

  •
  certain directors and executive officers of Magnum Hunter will have the vesting of their stock options and payment of deferred bonuses accelerated in full;

  •
  certain directors of Cimarex will be entitled to accelerated vesting of options, an extension of time to exercise options following termination of service and accelerated vesting and payout of stock units, and would be entitled to accelerated vesting and payout under Cimarex's Directors Deferred Compensation Plan if the plan is amended following the merger, although Cimarex has obtained the agreement of each of these directors to waive these benefits other than the accelerated option vesting; and

  •
  certain officers of Cimarex will be entitled to accelerated vesting of options, accelerated vesting and payout of stock units and restricted stock and accelerated vesting and payout under Cimarex's Supplemental Savings Plan, although Cimarex has obtained the agreement of most of these officers to waive these benefits.

        You should consider these interests in connection with your vote on the merger or the share issuance, as applicable, including whether these interests may have influenced these directors and executive officers to recommend or support the merger.

  Failure to retain key employees could adversely affect Cimarex after the merger.

        The performance of Magnum Hunter as a subsidiary of Cimarex after the merger could be adversely affected if the combined company cannot retain selected key employees of Magnum Hunter. The loss of the services of one or more of these key employees could adversely affect the combined company's future operating results because of their experience and knowledge of Magnum Hunter's business. Although Cimarex has agreed to offer to employ all employees of Magnum Hunter (other than the 17 management employees who have employment agreements and contractual severance arrangements) for at least six months following the merger, it is not yet known how many, or which, employees will accept this offer. In addition, current and prospective employees of Cimarex and

Magnum Hunter may experience uncertainty about their future roles with the companies until after the merger is completed. This may adversely affect the ability of Cimarex and Magnum Hunter to attract and retain key personnel.

  Cimarex stockholders will be diluted by the merger.

        The merger will dilute the ownership position of the current stockholders of Cimarex. Based on the number of shares of Magnum Hunter common stock outstanding as of March 31, 2005, Cimarex would issue approximately 39.5 million shares of Cimarex common stock to Magnum Hunter stockholders in the merger (excluding 2,243,861 shares to be issued to wholly owned subsidiaries of Magnum Hunter). As a result, Cimarex stockholders and Magnum Hunter stockholders would hold 51.4% and 48.6%, respectively, of the combined company's common stock outstanding immediately after the completion of the merger.

  If Cimarex or Magnum Hunter fails to obtain all required contractual consents and approvals, third parties may terminate or alter existing contracts.

        Cimarex's obligation to complete the merger is conditioned, among other things, upon receipt of all material consents and approvals that Magnum Hunter is required to obtain in connection with the merger, except where the failure to receive the consents and approvals would not be reasonably likely to have a material adverse effect on Magnum Hunter. Some agreements between Magnum Hunter and its suppliers, customers or other business partners may require the consent or approval of these other parties in connection with the merger. Cimarex and Magnum Hunter have agreed to use reasonable best efforts to obtain any necessary consents and approvals. However, Cimarex and Magnum Hunter may not be able to obtain all the necessary consents and approvals. If any consents and approvals are not obtained and Cimarex elects to waive the closing condition relating to receipt of material consents, the absence of the consents or approvals could have a material adverse effect on the combined company's business after the merger.

  If the merger is completed, the date that you will receive your merger consideration is uncertain.

        The date that you will receive your merger consideration depends on the completion date of the merger, which is uncertain. While we currently expect to complete the merger during the second quarter of 2005, the closing date of the merger might be later than expected due to unforeseen events.

  Cimarex and Magnum Hunter may be unable to obtain the regulatory approvals required to complete the merger or, in order to do so, the combined company may be required to comply with material restrictions or conditions.

        The merger is subject to review by the United States Department of Justice and United States Federal Trade Commission under the Hart-Scott-Rodino Improvements Act of 1976, referred to as the HSR Act. Under this statute, Cimarex and Magnum Hunter are required to make pre-merger notification filings and await the expiration or early termination of statutory waiting periods before completing the merger. On February 16, 2005, each of Cimarex and Magnum Hunter made its initial HSR Act filing, and the waiting period expired on March 17, 2005.

        Even though the statutory waiting periods have expired, and even after completion of the merger, governmental authorities could seek to block or challenge the merger as they deem necessary or desirable in the public interest. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Cimarex, Magnum Hunter or the combined company may not prevail, or may incur significant costs, in defending or settling any action under the antitrust laws.

Risks Relating to the Combined Company's Business Following the Merger

  Low oil and gas prices could adversely affect the combined company's financial results and future rate of growth in proved reserves and production.

        The combined company's revenues and results of operations will be highly dependent on oil and gas prices. The prices we receive for our production are based on prevailing market conditions and are influenced by many factors that are beyond our control. Historically, oil and gas prices have fluctuated widely, and petroleum prices could continue to be volatile in the future. In recent years, oil prices have responded to changes in supply and demand stemming from actions taken by the Organization of Petroleum Exporting Countries, worldwide economic conditions, growing transportation and power generation needs, and other events. Factors affecting gas prices have included declining domestic supplies; the level and price of natural gas imports into the U.S.; weather conditions; and the price and level of alternative sources of energy such as nuclear power, hydroelectric power, coal, and other petroleum products.

        The combined company's proved oil and gas reserves and production volumes will decrease in quantity unless it successfully replaces the reserves it produces with new discoveries or acquisitions. For the foreseeable future, we expect to make substantial capital investments for the exploration and development of new oil and gas reserves to replace the reserves we produce and to increase our total proved reserves. Historically, Cimarex has paid for these types of capital expenditures with cash flow provided by production operations. Because low oil and gas prices would negatively affect the amount of cash flow available to fund these capital investments, they could also affect the combined company's future rate of reserve and production growth. Low prices may also reduce the amount of oil and gas that the combined company can economically produce and may cause it to curtail, delay or defer certain exploration and development projects. Moreover, the combined company's ability to borrow under its bank credit facility and to raise additional debt or equity capital to fund acquisitions would also be impacted.

  Failure of the combined company's exploration and development program to find commercial quantities of new oil and gas reserves could negatively affect its financial results and future rate of growth.

        In order to replace the reserves depleted by production and to maintain or grow the combined company's total proved reserves and overall production levels, we must locate and develop new oil and gas reserves or acquire producing properties from others. While it may from time to time seek to acquire proved reserves, Cimarex's main business strategy is to grow through drilling and Cimarex expects to continue this strategy following the merger. Without successful exploration and development, the combined company's reserves, production and revenues could decline rapidly, which would negatively impact its results of operations and reduce its ability to raise capital.

        Exploration and development involves numerous risks, including the risk that no commercially productive oil or gas reservoirs will be discovered. Exploration and development can also be unprofitable, not only from dry wells, but from productive wells that do not produce sufficient reserves to return a profit.

        We often are uncertain as to the future cost or timing of drilling, completing and producing wells. The combined company's drilling operations may be curtailed, delayed or canceled as a result of several factors, including unforeseen poor drilling conditions, title problems, unexpected pressure or irregularities in formations, equipment failures, accidents, adverse weather conditions, compliance with environmental and other governmental requirements, and the cost of, or shortages or delays in the availability of, drilling rigs and related equipment.

  The combined company's proved reserve estimates may be inaccurate and future net cash flows are uncertain.

        Estimates of proved oil and gas reserves and their associated future net cash flow necessarily depend on a number of variables and assumptions, including many factors beyond our control. Among others, changes in any of the following factors may cause estimates to vary considerably from actual results:

  •
  production rates, reservoir pressure, and other subsurface information;

  •
  future oil and gas prices;

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  assumed effects of governmental regulation;

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  future operating costs;

  •
  future property, severance, excise and other taxes incidental to oil and gas operations;

  •
  capital expenditures;

  •
  workover and remedial costs; and

  •
  federal and state income taxes.

        Estimates of proved reserves and future net cash flow prepared by different engineers or by the same engineers at different times may vary substantially. Cimarex's proved oil and gas reserve estimates are prepared by Cimarex engineers in accordance with guidelines established by the SEC. Ryder Scott Company, L.P., independent petroleum engineers, reviewed Cimarex's reserve estimates for properties that comprised 80 percent of the discounted future net cash flows before income taxes, using a 10 percent discount rate, as of December 31, 2004. Magnum Hunter's estimated reserve evaluations and related calculations are prepared by DeGolyer and MacNaughton and Cawley, Gillespie & Associates, Inc., each independent petroleum engineering consultants.

        You should not construe the net present values referred to in this joint proxy statement/prospectus as the current market value of Cimarex's, Magnum Hunter's or the combined company's estimated proved reserves. In accordance with SEC guidelines, the estimated discounted net cash flow from proved reserves is based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially different. A number of companies in the oil and gas industry have recently written down their reserve estimates following internal reviews or review by the SEC. Write-downs of reserve estimates included in Cimarex's, Magnum Hunter's or the combined company's reserve reports, or future performance that deviates significantly from those reports, could have a material adverse effect on the combined company's stock price and its financial position and results of operations.

  The marketability of the combined company's production will depend in part upon the availability, proximity and capacity of pipelines and processing facilities.

        The combined company will deliver some of its gas through pipelines that it does not own. The marketability of the combined company's production will depend in part upon the availability, proximity and capacity of these pipelines as well as gathering systems and processing facilities. These facilities may not always be available to the combined company in the future. The lack of availability of these facilities for an extended period of time could negatively affect revenues.

  Competition in our industry is intense and many of the combined company's competitors have greater financial and technological resources.

        Cimarex and Magnum Hunter operate, and the combined company will operate, in the competitive area of oil and gas exploration and production. Many of our competitors are large, well-established companies that have larger operating staffs and greater capital resources than the combined company. These companies may be able to pay more for exploratory prospects and productive oil and gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than the combined company's financial or human resources permit.

  The combined company will be subject to complex laws and regulations that can adversely affect the cost, manner or feasibility of doing business.

        Exploration, development, production and sale of oil and gas are subject to extensive federal, state and local laws and regulations, including complex environmental laws. Future laws or regulations, any adverse changes in the interpretation of existing laws and regulation, inability to obtain necessary regulatory approvals, or a failure to comply with existing legal requirements may harm the combined company's business, results of operations and financial condition. The combined company may be required to make large expenditures to comply with environmental and other governmental regulations. Failure to comply with these laws and regulations may result in the suspension or termination of operations and subject the combined company to administrative, civil and criminal penalties. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, spacing of wells, unitization and pooling of properties, environmental protection, and taxation. Cimarex's, Magnum Hunter's and the combined company's operations create the risk of environmental liabilities to the government or third parties for any unlawful discharge of oil, gas or other pollutants into the air, soil or water. In the event of environmental violations, we may be charged with remedial costs. Laws and regulations protecting the environment have become more stringent in recent years, and may, in some circumstances, result in liability for environmental damage regardless of negligence or fault. In addition, pollution and similar environmental risks generally are not fully insurable. These liabilities and costs could have a material adverse effect on the combined company's financial condition and results of operations.

  The combined company's limited ability to influence operations and associated costs on properties not operated by it could result in economic losses that are partially beyond our control.

        Other companies will operate a portion of the combined company's net production. In 2004, other companies operated approximately 26% of Cimarex's net production and approximately 46% of Magnum Hunter's net production. The combined company's success in properties operated by others will depend upon a number of factors outside of our control, including timing and amount of capital expenditures, the operator's expertise and financial resources, approval of other participants in drilling wells, selection of technology and maintenance of safety and environmental standards. The combined company's dependence on the operator and other working interest owners for these projects could prevent the realization of the combined company's targeted returns on capital in drilling or acquisition activities.

  The combined company will conduct waterflood projects and other secondary recovery operations.

        Secondary recovery operations involve certain risks, especially the use of water flooding techniques. Magnum Hunter's inventory of development prospects includes waterflood projects. With respect to Magnum Hunter's properties located in the Permian Basin, Magnum Hunter has identified significant potential expenditures related to further developing existing waterfloods, which will likely be incurred by the combined company following the merger. Waterflooding involves significant capital expenditures and uncertainty as to the total amount of recoverable secondary reserves. In waterflood operations, there is generally a delay between the initiation of water injection into a formation containing hydrocarbons and any increase in production. The operating cost per unit of production of waterflood projects is generally higher during the initial phases of these projects due to the purchase of injection water and related production enhancement costs. Costs are also higher during the later stages of the life of the project as production declines. The degree of success, if any, of any secondary recovery program depends on a large number of factors, including the amount of primary production, the porosity and permeability of the formation, the technique used, the location of injector wells and the spacing of both producing and injector wells.

  The combined company will attempt to economically hedge its oil and gas production.

        Periodically, Magnum Hunter has entered into derivative transactions to reduce the effects of fluctuations in crude oil and natural gas prices on its future cash flows. At February 14, 2005, Magnum Hunter had approximately 43% of its natural gas production and approximately 17% of its crude oil production hedged through December 31, 2005. In addition, at February 14, 2005, Magnum Hunter had approximately 11% of its natural gas production and approximately 8% of its crude oil production hedged for calendar year 2006. The combined company may succeed to derivative instruments with terms expiring after the closing of the merger. Derivative instruments, while intended to reduce sensitivity to changes in market prices of oil and gas, are subject to a number of risks including instances in which the combined company or the counterparties to its derivative contracts fail to perform. Additionally, the fixed price sales and derivative contracts limit the benefits the combined company will realize if actual prices rise above the contract prices. Most of Magnum Hunter's derivative contracts are in the form of collars, which limit the benefit Magnum Hunter or the combined company would otherwise receive if actual prices exceed the upper end of the collars.

  The combined company's business will involve many operating risks that may result in substantial losses for which insurance may be unavailable or inadequate.

        The combined company's operations will be subject to hazards and risks inherent in drilling for oil and gas, such as fires, natural disasters, explosions, formations with abnormal pressures, casing collapses, uncontrollable flows of underground gas, blowouts, surface cratering, pipeline ruptures or cement failures, and environmental hazards such as natural gas leaks, oil spills and discharges of toxic gases. Any of these risks can cause substantial losses resulting from injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution and other environmental damages, regulatory investigations and penalties, suspension of operations and repair and remediation costs. In addition, the combined company's liability for environmental hazards may include conditions created by the previous owners of properties that the combined company purchases or leases.

        Each of Cimarex and Magnum Hunter currently maintains, and following the merger the combined company will maintain, insurance coverage against some, but not all, potential losses. We do not believe that insurance coverage for all environmental damages that could occur is available at a reasonable cost. Losses could occur for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could harm the combined company's financial condition and results of operations.

  Exploratory drilling is an uncertain process with many risks.

        Exploratory drilling involves numerous risks, including the risk that the combined company will not find any commercially productive natural gas or oil reservoirs. The cost of drilling, completing and operating wells is often uncertain, and a number of factors can delay or prevent drilling operations, including:

  •
  unexpected drilling conditions;

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  pressure or irregularities in formations;

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  equipment failures or accidents;

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  adverse weather conditions;

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  compliance with governmental requirements; and

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  shortages or delays in the availability of drilling rigs or in the delivery of equipment.

        The combined company's future drilling activity may not be successful, and its overall drilling success rate, or its drilling success rate for activity within a particular area, may decline. Unsuccessful drilling activities could have a material effect on the combined company's results of operations and financial condition. Also, the combined company may not be able to obtain any options or lease rights in potential drilling locations that it identifies. Although we have identified numerous potential drilling locations, we cannot be sure that we will ever drill them or that we will produce natural gas or oil from them or any other potential drilling locations.

  The combined company's acquisition activities may not be successful, which may hinder its replacement of reserves and adversely affect its results of operations.

        Cimarex regularly evaluates opportunities and at times engages in bidding and negotiating for acquisitions, some of which are substantial, and expects to continue this activity following the merger. Under certain circumstances, the combined company may pursue acquisitions of businesses that complement or expand our current business and acquisition and development of new exploration prospects that complement or expand our prospect inventory. The combined company may not be successful in identifying or acquiring any material property interests, which could hinder it in replacing its reserves and adversely affect its financial results and rate of growth. Even if it does identify attractive opportunities, the combined company may not be able to complete the acquisition of the business or prospect on commercially acceptable terms. If it does complete an acquisition, the combined company must anticipate difficulties in integrating the acquired company's operations, systems, technology, management and other personnel. These difficulties may disrupt the combined company's ongoing operations, distract management and employees and increase expenses.

  Competition for experienced, technical personnel may negatively impact the combined company's operations.

        The combined company's exploratory and development drilling success will depend, in part, on its ability to attract and retain experienced professional personnel. The loss of any key executives or other key personnel could have a material adverse effect on the combined company's operations. The combined company's future profitability will depend, at least in part, on its ability to attract and retain qualified personnel, particularly individuals with a strong background in geology, geophysics, engineering and operations.

Risks Relating to the Combined Company's Indebtedness Following the Merger

  The combined company's debt may limit its financial flexibility.

        On a pro forma basis, the combined company had total long-term debt of approximately $646 million as of December 31, 2004. This includes the $195 million of 9.6% senior notes due 2012 and $125 million of floating rate convertible senior notes due 2023 issued by Magnum Hunter, as well as borrowings under Magnum Hunter's credit facility and borrowings under Cimarex's credit facility (no amounts were outstanding under Cimarex's credit facility as of December 31, 2004). The combined company may incur additional debt from time to time in connection with the financing of operations, acquisitions, recapitalizations and refinancings. The level of the combined company's debt and the senior, as opposed to subordinated, status of the 9.6% senior notes and the convertible senior notes could have several important effects on future operations, including, among others:

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  a significant portion of the combined company's cash flow from operations will be applied to the payment of principal and interest on the debt and will not be available for other purposes;

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  credit-rating agencies have changed with respect to Magnum Hunter, and may change in the future with respect to the combined company, their ratings of that entity's debt and other obligations, which in turn impacts the costs, terms and conditions and availability of financing;

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  covenants contained in the combined company's existing and future debt arrangements will require the combined company to meet financial tests that may affect its flexibility in planning for and reacting to changes in its business, including possible acquisition opportunities;

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  the combined company's ability to obtain additional financing for capital expenditures, acquisitions, general corporate and other purposes may be limited or burdened by increased costs or more restrictive covenants;

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  the combined company may be at a competitive disadvantage to similar companies that have less debt;

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  the combined company's vulnerability to adverse economic and industry conditions may increase; and

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  the combined company may face limitations on its flexibility to plan for and react to changes in its business and the industries in which it operates.

        The 9.6% senior notes cannot be redeemed until March 2007, and then only at a premium, and the convertible senior notes cannot be redeemed until December 2008. In addition, the convertible senior notes must be redeemed on specified dates at the option of the holders of those notes. These provisions further limit the combined company's financial flexibility because the notes cannot be refinanced before their applicable redemption dates, and any required redemption of the convertible senior notes may occur at a time that is financially disadvantageous to the combined company.

  The merger will allow holders of Magnum Hunter's outstanding notes to sell those notes back to Magnum Hunter, which may require Magnum Hunter or the combined company to expend substantial amounts of cash.

        A change of control, as defined under the indentures relating to Magnum Hunter's $195 million 9.6% senior notes due 2012 and $125 million floating rate convertible senior notes due 2023 entitles the holders to sell those notes to Magnum Hunter under the applicable indenture at a price equal to 101% and 100% of their principal amount, respectively, plus accrued interest. We call this right the put right. The merger qualifies as a change of control for purposes of these provisions. Notice of the merger must be delivered within 30 days following the closing of the merger. The put right may be exercised within 30-45 days following delivery of notice of the merger. If the holders of Magnum Hunter's notes exercise their rights under these provisions, Magnum Hunter or the combined company will be required to spend a significant amount of cash to satisfy these obligations. If all outstanding notes are sold back to Magnum Hunter, the total repurchase costs, as of December 31, 2004, would have been approximately $327.6 million. Cash that is required to meet Magnum Hunter's obligations under these provisions will not be available to Magnum Hunter or the combined company for other purposes.

  Failure to fund continued capital expenditures could adversely affect results of the combined company.

        The combined company will be required to expend capital necessary to replace its reserves and to maintain or increase production levels. Cimarex and Magnum Hunter expect that the combined company will continue to make capital expenditures for the acquisition, exploration and development of oil and gas reserves. Historically, Cimarex has financed these expenditures primarily with cash flow from operations. Cimarex and Magnum Hunter believe that, after considering the amount of the combined company's debt (see "—Unaudited Pro Forma Condensed Combined Financial Statements" on page I-140), the combined company will have sufficient cash flow from operations, available drawings under its credit facilities and other debt financings to fund capital expenditures. However, if the combined company's cash flow from operations is not sufficient to satisfy its capital expenditure requirements, additional debt or equity financing or other sources of capital may not be available to meet these requirements. Should the industries in which the combined company operates experience price declines or other adverse market conditions, the combined company may not be able to generate sufficient cash flow from operations to meet its obligations and fund planned capital expenditures. If the combined company is not able to fund its capital expenditures, its interests in some of its properties may be reduced or forfeited and its future cash generation may be materially adversely affected as a result of the failure to find and develop reserves.

  The indenture for Magnum Hunter's 9.6% senior notes imposes restrictions that will limit the combined company's discretion in operating its business and that could impair the combined company's ability to repay its obligations.

        The indenture governing Magnum Hunter's $195 million 9.6% senior notes due 2012 imposes various restrictive covenants on Magnum Hunter. These restrictions will continue to apply to Magnum Hunter as the surviving corporation following the merger. In particular, these covenants will limit the combined company's ability to, among other things:

  •
  incur additional debt;

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  make restricted payments, including paying dividends on, redeeming or repurchasing capital stock;

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  make investments or acquisitions;

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  grant liens on assets;

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  sell assets;

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  engage in transactions with affiliates; and

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  merge, consolidate or transfer substantially all of its assets.

        These restrictive covenants may limit the discretion of the combined company's management in operating its business and could impair the combined company's ability to repay its obligations. In addition, if Magnum Hunter fails to comply with these restrictive covenants, the holders of the notes could declare all principal and interest amounts then owing on the notes to be immediately due and payable. Upon any such acceleration of payment obligations on the notes, the combined company may not have or be able to obtain sufficient cash to meet the accelerated obligations. This could have serious consequences to the combined company's financial condition and could cause it to become bankrupt or insolvent.

Risks Relating to the Combined Company's Common Stock

  The market price of the shares of Cimarex common stock and the results of operations of the combined company after the merger may be affected by factors different from those affecting Cimarex or Magnum Hunter currently.

        The businesses of Cimarex and Magnum Hunter differ in some respects and, accordingly, the results of operations of the combined company and the market price of the combined company's shares of common stock may be affected by factors different from those currently affecting the independent results of operations and market prices of Cimarex or Magnum Hunter separately. For a discussion of the businesses of Cimarex and Magnum Hunter and factors to consider in connection with those businesses, see the documents incorporated by reference in this document and referred to under

"Chapter III—The Stockholder Meetings, Voting and Other Information—Where You Can Find More Information" on page III-9.

  The market value of Cimarex's common stock could decline if large amounts of its common stock are sold following the merger.

        Following the merger, stockholders of Cimarex and former stockholders of Magnum Hunter will own interests in a combined company operating an expanded business with more assets and a different mix of liabilities. Current stockholders of Cimarex and Magnum Hunter may not wish to continue to invest in the additional operations of the combined company, or for other reasons may wish to dispose of some or all of their interests in the combined company. If, following the merger, large amounts of Cimarex's common stock are sold, the price of its common stock could decline.

  Cimarex has never paid cash dividends on its common stock.

        Cimarex has not previously paid any cash dividends on its common stock and Cimarex does not anticipate paying cash dividends on its common stock following the merger. Cimarex intends to reinvest all available funds for the development and growth of its business. In addition, the indenture governing Magnum Hunter's 9.6% senior notes due 2012 restricts the payment of cash dividends by Magnum Hunter.

  The combined company will have the ability to issue additional equity securities, which would lead to dilution of its issued and outstanding common stock.

        The issuance of additional equity securities or securities convertible into equity securities would result in dilution of then-existing stockholders' equity interests in the combined company. Cimarex's board of directors has the authority to issue, without stockholder approval, 15 million shares of preferred stock in one or more series, and has the ability to fix the rights, preferences, privileges and restrictions of any such series. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of Cimarex's common stock. Cimarex currently has no shares of preferred stock outstanding, and Cimarex's board of directors has no present intention of issuing any preferred stock, but Cimarex's intentions may change in the future. In addition, Cimarex is authorized to issue, without stockholder approval, up to 100 million shares of common stock, of which Cimarex and Magnum Hunter expect approximately 82.3 million shares will be outstanding immediately following the closing of the merger. At its annual meeting, Cimarex will ask its stockholders to approve an increase in the number of authorized shares of common stock to 200 million. Cimarex is also authorized to issue, without stockholder approval, securities convertible into shares of common stock or preferred stock.

  The combined company will have outstanding convertible notes which are convertible into Cimarex common stock.

        Magnum Hunter has issued $125 million of convertible senior notes that have a final maturity of 2023. The interest rate on the convertible senior notes is a floating interest rate based on three-month LIBOR, which as of December 31, 2004 was 2.49%. These notes will remain obligations of Magnum Hunter following the merger. The convertible notes will be convertible into a combination of cash and common stock of Cimarex upon the happening of certain events, including the merger. This means that holders of these notes will be able to convert the notes immediately following the merger. In general, upon conversion of a convertible note, the holder would receive cash equal to the principal amount of the convertible note and Cimarex common stock for the convertible note's conversion value in excess of the principal amount plus accrued interest. The number of shares of Cimarex common stock into which the convertible notes are convertible will depend upon the conversion value in excess of the principal amount of the convertible notes and Cimarex's common stock price at the time of the conversion. Any such conversion will be dilutive to Cimarex's then-existing stockholders.

  Cimarex's certificate of incorporation, bylaws and stockholder rights plan and Delaware law include provisions that could discourage an unsolicited corporate takeover and could prevent stockholders from realizing a premium on their investment.

        The amended and restated certificate of incorporation and bylaws of Cimarex provide for a classified board of directors with staggered terms, restrict the ability of stockholders to take action by written consent and prevent stockholders from calling a meeting of the stockholders. The amended and restated certificate of incorporation and the bylaws may make it difficult for stockholders to replace or remove the combined company's management. These provisions may facilitate management entrenchment and may have the effect of delaying, deferring or preventing a change in control of Cimarex, even if the change in control might be beneficial to Cimarex stockholders.

        Cimarex also has adopted a stockholder rights plan which may have anti-takeover effects. The stockholder rights plan is designed to protect Cimarex's stockholders in the event of unsolicited offers to acquire Cimarex and other coercive takeover tactics that, in the opinion of Cimarex's board of directors, could impair the board's ability to represent stockholder interests. The stockholder rights plan might render an unsolicited takeover more difficult or less likely to occur, even though such a takeover might offer Cimarex's stockholders the opportunity to sell their stock at a price above the prevailing market price and may be favored by Cimarex's stockholders.

        Some of these provisions are not included in Magnum Hunter's current governing documents. In addition, Section 203 of the General Corporation Law of the State of Delaware may limit the ability of an interested stockholder to engage in business combinations with the combined company. An interested stockholder is defined to include persons owning 15% or more of the outstanding voting stock without the approval of the board of directors of the combined company. Magnum Hunter is currently governed by the Nevada Revised Statutes, which contain limitations on interested stockholder business combinations which differ in some respects from those under Delaware law.

THE COMPANIES

Cimarex

  General

        Cimarex is an independent oil and gas exploration and production company. Cimarex's principal areas of operations are located in Oklahoma, Texas, Kansas, and Louisiana.

        At December 31, 2004, proved reserves totaled 449.0 Bcfe consisting of 364.6 Bcf of gas and 14.1 million barrels of oil. Of total proved reserves, 81 percent are gas and more than 99 percent are classified as proved developed. Cimarex operates the wells that account for 60 percent of its total proved reserves and production.

        Approximately 41 percent of Cimarex's proved reserves are located in Oklahoma. Properties situated in Texas and Kansas comprised 25 percent and 19 percent of total proved reserves, respectively. Cimarex has active exploration and development programs underway in each of those states as well as in Louisiana, California, New Mexico and Mississippi.

        Cimarex was formed in February 2002 as a wholly owned subsidiary of Helmerich & Payne, Inc., referred to as H&P. In July 2002, H&P contributed its oil and gas exploration and production assets and the common stock of its gas marketing subsidiary to Cimarex. On September 30, 2002, H&P distributed in the form of a dividend to H&P stockholders approximately 26.6 million shares of Cimarex common stock. As a result, Cimarex was spun off and became a stand-alone company. Also on September 30, 2002, Cimarex acquired Key Production Company, Inc., referred to as Key, in a stock-for-stock transaction whereby each of Key's 14.1 million outstanding common shares was exchanged for Cimarex common stock on a one-for-one basis. Key continues to conduct exploration and development activities as a wholly owned subsidiary of Cimarex.

        Cimarex is comprised primarily of an exploration and production segment, but because it markets third party gas incidental to the sale of its own production, it also reports in its footnotes segment information for natural gas marketing. For a discussion of financial information about the two segments of Cimarex, see Note 13 of Notes to Consolidated Financial Statements contained in Cimarex's most recent Annual Report on Form 10-K, which has been incorporated by reference into this joint proxy statement/prospectus.

        Corporate headquarters are located at 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518, telephone (303) 295-3995. Principal operations offices are at 15 East 5th Street, Suite 1000, Tulsa, Oklahoma 74103, telephone (918) 585-1100. Cimarex's common stock is listed on the NYSE and trades under the symbol "XEC."

  Business Approach

        Cimarex's approach to the business is fundamentally driven by seeking to achieve consistent profitable growth in proved reserves and production by conducting a continually expanding drilling program. To implement this strategy, Cimarex seeks to:

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  Generate its own drilling inventory by maintaining a highly qualified staff of geoscientists;

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  Maintain a balanced portfolio of prospects that is underpinned by a predominant mixture (70-90 percent of total capital) of low-to-moderate risk drilling prospects combined with a smaller proportion of higher risk/higher potential projects;

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  Mitigate exploration risk by operating in multiple basins, which provides both geologic and geographic diversification to Cimarex's drilling program;

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  Maintain operational control of its drilling and production activities;

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  Closely monitor the production performance of its existing properties and constantly evaluate the potential to increase production rates and enhance ultimate recoveries through workovers, recompletions and operational efficiencies; and

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  Maintain financial flexibility and an appropriate capital structure.

        To supplement its growth, Cimarex also evaluates the economic and strategic attractiveness of acquisition and merger opportunities, such as the acquisition of Magnum Hunter.

  Exploration and Development

        Exploration and development activities are focused in western Oklahoma and the upper Gulf Coast areas of Texas and south Louisiana. Cimarex also has smaller projects underway in Kansas, the Hardeman Basin of north Texas, the Permian Basin of west Texas and southeast New Mexico, the Mississippi Salt Basin and the northern San Joaquin Valley of California.

        For each of its core exploration areas, Cimarex has assembled integrated teams of landmen, geoscientists and petroleum engineers, who base their drilling decisions on detailed analysis of the potential reserves, expected costs, future net cash flow and risks associated with individual wells and programs. Through its centralized exploration management system, Cimarex measures actual results and provides continuous feedback about them to the respective exploration teams in order to help them improve and refine future investment decisions.

        Cimarex participated in drilling 221 gross wells during 2004, with an overall success rate of 86 percent. On a net basis, 86 of 104 total wells drilled during 2004 were successful.

        Cimarex's 2004 exploration and development expenditures totaled $296 million and resulted in 106.4 Bcfe of proved reserve additions. Of total expenditures, 63 percent ($188 million) was invested in projects located in the mid-continent area of the U.S., including Oklahoma, Kansas and north Texas. Approximately 27 percent, or $79 million, was directed toward prospects located along the Gulf Coast of Texas and Louisiana.

Magnum Hunter

  General

        Magnum Hunter was organized in 1989 as a Nevada corporation. Magnum Hunter is an independent energy company engaged in the exploration, exploitation and development, acquisition and operation of oil and gas properties with a geographic focus in the Mid-Continent Region, Permian Basin Region, Gulf Coast Region and the Gulf of Mexico. Magnum Hunter's management has implemented a business strategy that emphasizes the acquisition of long-lived proved reserves with significant exploitation and development opportunities where Magnum Hunter generally can control the operations of the properties.

        As part of this strategy, from 1996 through 2003, Magnum Hunter acquired significant properties from Burlington Resources Inc., Spirit Energy 76, a business unit of Union Oil Company of California, Vastar Resources, Inc. and Mallon Resources Corporation. On March 15, 2002, Magnum Hunter acquired Prize Energy Corp., referred to as Prize, which was merged into one of Magnum Hunter's wholly owned subsidiaries. Prize was a publicly traded independent oil and gas company engaged primarily in the acquisition, enhancement and exploitation of producing oil and gas properties. Prize owned oil and gas properties principally located in three core operating areas, which were in the Permian Basin of West Texas and Southeastern New Mexico, the onshore Gulf Coast area of Texas and Louisiana and the Mid-Continent area of Oklahoma and the Texas Panhandle. Over 80% of Prize's oil and gas property base was located in Texas. In addition to its focus on selected exploratory drilling prospects in the Gulf of Mexico as described below, Magnum Hunter concentrates its efforts on additional producing property acquisitions strategically located within its geographic area of operations. Magnum Hunter also develops its substantial inventory of drilling and workover opportunities located onshore.

        Additionally, Magnum Hunter owns and operates five gas gathering systems covering over 480 miles and a 50% or greater ownership interest in four natural gas processing plants that are located adjacent to certain company-owned and operated producing properties within the states of Texas, Oklahoma and Arkansas.

        At December 31, 2004, Magnum Hunter had an interest in 6,109 wells and had estimated proved reserves of 1.01 Tcfe. Approximately 73% of these reserves were proved developed reserves with a geographic breakdown as follows:

  •
  25% attributable to the Mid-Continent Region;

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  59% attributable to the Permian Basin Region;

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  8% attributable to the Gulf Coast Region; and

  •
  8% attributable to the Gulf of Mexico.

        At December 31, 2004, Magnum Hunter's proved reserves had an estimated reserve life of approximately 12.5 years and were 61% natural gas. Magnum Hunter serves as operator for approximately 78% of its properties, based on the gross number of wells in which it owns an interest.

  Business Strategy

        Magnum Hunter's overall strategy is to increase its reserves, production, cash flow and earnings, utilizing a properly balanced program of:

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  selective exploration;

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  the exploitation and development of acquired properties; and

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  strategic acquisitions of additional proved reserves.

        The following are key elements of Magnum Hunter's strategy:

        Exploration.    Magnum Hunter participates in drilling Gulf of Mexico exploratory wells in an effort to add higher-output production to its reserve mix, especially during high commodity price periods. The continued use of 3-D seismic information as a tool in Magnum Hunter's exploratory drilling in the Gulf of Mexico will be significant. Over the last three years, Magnum Hunter has built a significant inventory of undrilled offshore lease blocks. Magnum Hunter has aligned itself with other active Gulf of Mexico industry partners who have similar philosophies and goals with respect to a "fast track" program of placing new production online. This typically involves drilling wells near existing infrastructure such as production platforms, facilities and pipelines. Magnum Hunter also maintains an active onshore exploration program primarily concentrated in West Texas and Southeastern New Mexico where it has various other operations in core areas. From time to time, Magnum Hunter participates in higher-risk new exploration projects generated by third parties in areas along the Gulf Coast of Texas and Louisiana.

        Exploitation and Development of Existing Properties.    Magnum Hunter seeks to maximize the value of its existing properties through development activities including in-fill drilling, waterflooding and other enhanced recovery techniques. Typically, Magnum Hunter's exploitation projects do not have significant time limitations due to the existing mineral acreage being held by current production. By operating substantially all of its properties, Magnum Hunter's management is provided maximum flexibility with respect to the timing of capital expended to develop these opportunities.

        Property Acquisitions.    Although it currently has an extensive inventory of exploitation and development opportunities, Magnum Hunter has pursued, and may continue to pursue, strategic acquisitions which fit its objectives of increasing proved reserves in similar geographic regions that contain development or exploration potential combined with maintaining operating control. Magnum Hunter has pursued an acquisition strategy of acquiring long-lived assets where operating synergies may be obtained and production enhancements, either on the surface or below ground, may be achieved.

        Management of Overhead and Operating Costs.    Magnum Hunter emphasizes strict cost controls in all aspects of its business and seeks to operate its properties wherever possible, utilizing a minimum number of personnel. By operating the substantial majority of its properties, Magnum Hunter will generally be able to control direct operating and drilling costs as well as to manage the timing of development and exploration activities. This operating control also provides greater flexibility as to the timing requirements to fund new capital expenditures. By strictly controlling general and administrative expenses, Magnum Hunter's management strives to maximize its net operating margin.

 THE MERGER

        The following discussion summarizes the material terms of the merger. Stockholders should read the merger agreement, as amended, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference, carefully and in its entirety.

General

        Cimarex, its wholly owned subsidiary Merger Sub, and Magnum Hunter have entered into a merger agreement under which Cimarex will acquire Magnum Hunter through the merger of Merger Sub with and into Magnum Hunter. Magnum Hunter will be the surviving corporation in the merger and, after the effective time of the merger, will continue as a wholly owned subsidiary of Cimarex.

        Each holder of Magnum Hunter common stock will be entitled to receive 0.415 of a share of Cimarex common stock for each share of Magnum Hunter common stock held immediately before the effective time of the merger. This ratio is referred to in this joint proxy statement/prospectus as the exchange ratio. In the merger agreement, this ratio is called the conversion number.

        At March 25, 2005, there were outstanding 41,774,841 shares of Cimarex common stock. At March 31, 2005, there were outstanding 95,168,547 shares of Magnum Hunter common stock, 80,000 shares of Magnum Hunter Series A preferred stock and 1,000,000 shares of Magnum Hunter 1996 Series A convertible preferred stock. Immediately before the effective time of the merger, Magnum Hunter will cause its wholly owned subsidiary to convert all shares of 1996 Series A convertible preferred stock into 1,904,762 shares of common stock. Wholly owned subsidiaries of Magnum Hunter also owned an additional 3,502,134 shares of Magnum Hunter common stock as of March 31, 2005. Cimarex and Magnum Hunter currently expect that Cimarex will issue up to approximately 39.5 million shares of Cimarex common stock to Magnum Hunter stockholders in the merger, excluding the 2,243,861 shares to be issued to wholly owned subsidiaries of Magnum Hunter. After the effective time of the merger, current stockholders of Magnum Hunter will own 48.6%, in the aggregate, of all of the issued and outstanding shares of the combined company's common stock, and current stockholders of Cimarex will own 51.4%, in the aggregate, of all issued and outstanding shares of the combined company's common stock. These numbers do not give effect to shares that may be issued upon exercise of outstanding Cimarex or Magnum Hunter stock options or upon conversion of Magnum Hunter convertible senior notes.

        WE CANNOT ASSURE YOU THAT THE MARKET PRICE PER SHARE OF CIMAREX'S COMMON STOCK AFTER THE MERGER WILL BE EQUAL TO THE MARKET PRICE PER SHARE OF CIMAREX OR MAGNUM HUNTER COMMON STOCK BEFORE THE MERGER, OR THAT THE MARKETABILITY OF CIMAREX'S COMMON STOCK WILL IMPROVE OR REMAIN CONSISTENT WITH THE MARKETABILITY OF CIMAREX OR MAGNUM HUNTER COMMON STOCK BEFORE THE MERGER.

Background of the Merger

        On October 7, 2004, Magnum Hunter publicly announced that it had decided to investigate its strategic alternatives. The principal factor considered in reaching that decision was the potential for enhancement of stockholder value. Magnum Hunter's board and senior management shared the view that the company's stock market valuation was not entirely reflective of its underlying net asset value or future growth potential.

        In order to accomplish a full and independent review of possible strategic alternatives available, Magnum Hunter's board of directors appointed a special committee comprised entirely of independent directors. Mr. Jerry Box, an independent director, was elected chairman of both the board and the committee.

        On October 11, 2004, the committee received proposals and formal presentations from five nationally recognized investment banking firms detailing their respective credentials and capabilities in providing the special committee financial advisory services with respect to the strategic alternatives review. On October 18, 2004, Magnum Hunter announced that Deutsche Bank and Merrill Lynch had been formally engaged as exclusive financial advisors to assist and advise the committee.

        On October 14, 2004, the committee retained Thompson & Knight L.L.P. as its legal counsel.

        In a meeting of Magnum Hunter's full board on November 10, 2004, the company's senior management made presentations regarding the company's current operations, assets and properties. Deutsche Bank and Merrill Lynch also discussed a range of strategic alternatives that Magnum Hunter could possibly consider.

        Following the presentations and discussion among Magnum Hunter's full board, the senior management team, Thompson & Knight and the financial advisors, the board of directors voted unanimously to direct the financial advisors to contact entities that had expressed or might have strategic interest in either acquiring or combining with Magnum Hunter. The board also requested that the management team prepare a data room in which interested parties would have access to Magnum Hunter's financial, operating and legal records and information. The full board also voted unanimously to enlarge the special committee to include Magnum Hunter's board as a whole.

        Following the November 10, 2004 board meeting, a total of 24 entities either contacted or were contacted by the financial advisors regarding expressions of interest in varying degrees in Magnum Hunter. Of the companies contacted, five, including Cimarex as noted below, executed confidentiality agreements.

        On November 15, 2004, representatives of Magnum Hunter's financial advisors contacted Mr. Paul Korus, Vice-President and Chief Financial Officer of Cimarex. The telephonic conversation included a general discussion regarding the potential merits of a transaction between Magnum Hunter and Cimarex, an update of recent business developments at Magnum Hunter and the overall process and timing of indications of interest and offers. There was no discussion of specific deal terms or valuation parameters. Shortly after that discussion, Mr. Korus advised Mr. F.H. Merelli, the chairman and CEO of Cimarex, about the process (including data room review) and potential deal structures.

        On the morning of November 16, 2004, Merrill Lynch contacted Mr. Merelli to further discuss the potential merits of a business combination, clarify the process and attempt to ascertain Cimarex's willingness to execute a confidentiality agreement that would permit Cimarex to obtain information about Magnum Hunter.

        Cimarex's management and board had previously discussed from time to time the potential strategic benefits of expanding Cimarex's operations in the Permian Basin through transactions with companies already operating in that area that have sizeable acreage with exploration potential. Cimarex management and its board had also previously discussed strategies for initiating operations in the Gulf of Mexico that would entail gaining access to existing production operations, un-drilled acreage blocks and a team of geoscientists experienced with offshore operations.

        In light of those considerations, and in a response to a contact by Merrill Lynch on behalf of Magnum Hunter, Cimarex had executed a time-limited confidentiality agreement with Magnum Hunter dated November 3, 2003. Magnum Hunter, through Merrill Lynch, had contacted Cimarex, together with approximately 40 other companies, to determine their respective level of interest in a potential transaction with Magnum Hunter. Four companies other than Cimarex entered into a confidentiality agreement but none of these discussions resulted in a transaction.

        From November 2003 through February 2004, Mr. Merelli and certain members of Magnum Hunter's management team, including Mr. Evans, remained in occasional contact and Cimarex conducted limited due diligence regarding Magnum Hunter. The nature of these discussions was generally related to Cimarex's management practices. Cimarex's interest at that time was limited to determining whether a combination should be pursued. Cimarex did not perform any valuation analysis, bring the possibility of a combination to its board's attention, engage financial or legal advisors, discuss any economic terms of a combination with Magnum Hunter or its advisors or submit a proposal to Magnum Hunter.

        On November 23, 2004, Cimarex and Magnum Hunter executed an amendment to their November 2003 confidentiality agreement that extended the term for one year.

        On November 23, 2004, Mr. Korus initiated a discussion with a representative of Petrie Parkman & Co. regarding Cimarex's interest in participating in the Magnum Hunter process and inquired about Petrie Parkman's availability to assist Cimarex as financial advisor.

        In a letter dated November 29, 2004, Mr. Merelli formally advised Cimarex's board of management's interest in pursuing a potential opportunity with Magnum Hunter and its recommendation that Cimarex retain Petrie Parkman as its principal financial advisor. Also on November 29, Mr. Korus contacted Holme Roberts & Owen LLP, Cimarex's regular legal counsel, regarding their availability to act as legal advisor.

        On December 1, 2004, Cimarex engaged Petrie Parkman as its principal financial advisor, subject to board approval.

        On December 7, 2004, Cimarex's board held a regularly scheduled meeting, at which Mr. Merelli described Cimarex's interest in Magnum Hunter. He specifically highlighted the large Permian Basin position that Magnum Hunter owned, its well-established operations in the Gulf of Mexico and operations in western Oklahoma that overlapped those of Cimarex. Mr. Korus covered the proposed project timetable and process.

        Also at that meeting, Petrie Parkman provided background information about the current market environment for mergers and acquisitions, a general description and history of Magnum Hunter's financial performance and comparative financial and operational statistics of Magnum Hunter and Cimarex. The board approved the engagement of Holme Roberts & Owen as legal advisor and Petrie Parkman as financial advisor for the potential transaction.

        On December 2, 2004, Magnum Hunter's management and financial advisors began hosting companies in Magnum Hunter's data room located in Irving, Texas. Each of the five entities that executed confidentiality agreements visited the data room for two days, with the final visit occurring on December 17, 2004. Cimarex conducted its initial review of data room material on December 8 and 9, 2004.

        On December 10, 2004, Magnum Hunter's board held a regularly scheduled meeting, at which the financial advisors updated the board on data room activities.

        On December 22, 2004, Cimarex and two other entities that had visited the data room gave Magnum Hunter separate indicative non-binding expressions of interest in the potential acquisition of the company.

        On December 23, 2004, Magnum Hunter's board met telephonically to review and discuss the three expressions of interest. Senior management, Thompson & Knight and the financial advisors attended. The financial advisors made a presentation detailing and comparing the expressions of interest. After review and discussion by all parties of the expressions of interest under various measures of value, Magnum Hunter's board voted unanimously to allow all three entities additional time to separately visit the data room for further review and to have the opportunity to submit board-approved, firm offers no later than January 6, 2005.

        One of Cimarex's board members recused himself from participation on the Cimarex board throughout the negotiation process and the pendency of the closing of the merger, due to his service on the board of another oil and gas exploration and production company that could be viewed as a competitive bidder for Magnum Hunter.

        On January 6, 2005, Cimarex offered an all-stock merger with an exchange ratio of 0.40 of a share of Cimarex common stock for each share of Magnum Hunter common stock, which, based on Cimarex's then recent trading price, equated to about $15 per Magnum Hunter share, or a roughly 20 percent premium to Magnum Hunter's then current stock price.

        Cimarex's initial proposal also included a mark-up of a preliminary merger agreement that had been provided by Magnum Hunter to all the entities expressing interest. Principal terms highlighted for further consideration by Magnum Hunter and its advisors included a $50 million break-up fee, an accompanying allowance for up to $5 million of associated costs and expenses related to a potential break up of a transaction under certain termination conditions, customary non-solicitation provisions, an agreement in principle that Magnum Hunter's outstanding stock options would largely be settled with cash payments rather than be converted into Cimarex stock options, and covenants pertaining to the pre-closing business of Magnum Hunter and Cimarex.

        Each of the three entities that submitted indications of interest spent two additional days in the data room beginning December 28, 2004 and ending January 4, 2005, with Cimarex's visit occurring January 3 and 4, 2005. Further, Magnum Hunter senior management and the financial advisors visited the primary offices of each of the submitting entities between December 29, 2004 and January 5, 2005 to perform preliminary reciprocal due diligence due to the anticipation that any acquisition was likely to be effected through a stock-for-stock merger. On January 4, 2005, Magnum Hunter visited Cimarex's corporate headquarters office in Denver.

        On January 5, 2005, Cimarex's board met at Cimarex's Denver office to consider the Magnum Hunter transaction. At that meeting Mr. Merelli and other members of Cimarex's senior management group provided the board with an extensive review of Magnum Hunter's proved reserves, exploration projects, production operations and financial condition. The management team also addressed the reasons for the proposed exchange ratio of 0.40, along with the range of acceptable exchange ratios that could potentially result in a positive financial outcome for Cimarex shareholders. Petrie Parkman made a presentation detailing its reference value analysis of Magnum Hunter shares and reviewed for the board its analysis of potentially competing entities. Holme Roberts & Owen reviewed the principal legal and business terms contained in the mark-up of the merger agreement that Cimarex had included with its earlier submission to Magnum Hunter of a preliminary indication of interest.

        Following the presentations by management, Petrie Parkman and Holme Roberts & Owen, Cimarex's board discussed the relationship between the proposed exchange ratio and Petrie Parkman's assessment of an appropriate valuation range for Magnum Hunter common shares. They also discussed the principal terms of the merger agreement pertaining to non-solicitation provisions, termination conditions and the break-up fee.

        Following those discussions, Cimarex's board unanimously, among all directors present, approved a resolution authorizing management to make a proposal to Magnum Hunter reflecting the exchange ratio and legal terms of the merger agreement discussed at the meeting. The Cimarex board also resolved that the offer was conditioned upon the delivery by Magnum Hunter to Cimarex of the disclosure schedule required under the proposed merger agreement and the absence of any information that the management of Cimarex might consider a material change.

        On January 6, 2005 all three entities, including Cimarex, submitted updated offers to Magnum Hunter. One of the offers, which appeared superior to the other two, had not received approval by that company's board. Additionally, a fourth entity that did not participate in the data room process or execute a confidentiality agreement submitted an unsolicited offer that did not involve the acquisition of the entire company.

        On January 7, 2005, Magnum Hunter's board met telephonically to review and discuss the three updated offers and the unsolicited offer. Also attending that meeting were Magnum Hunter's senior management, Thompson & Knight and the financial advisors.

        On January 8 and 9, 2005, there were extensive phone conversations between Magnum Hunter's financial advisors and management of the entity that had made the proposal that appeared superior. There were also phone conversations between Thompson & Knight and counsel to that entity. On January 9 and early on January 10, there were phone conversations between the respective senior managements of that entity and Magnum Hunter. In the conversations on January 10, the chief executive officer of that entity effectively withdrew its offer by indicating that approval of its board would probably necessitate a reduction in the consideration offered.

        On January 10, 2005, Magnum Hunter's full board met at the company's Irving, Texas offices. The financial advisors outlined and compared each of the four submitted offers. Thompson & Knight reviewed the major contingencies contained in each offer. Magnum Hunter's senior management also reviewed the offers and communicated to Magnum Hunter's board the weekend and early Monday conversations with the entity that had made the offer that appeared superior. Following these presentations and discussion, Magnum Hunter's board directed senior management to pursue further discussions with the remaining two entities prior to reconvening the board meeting early on January 11, 2005.

        Early in the morning of January 11, 2005, Messrs. Box and Evans contacted Mr. Merelli. They discussed the general attractiveness of Cimarex's offer and indicated that because its all-stock structure was not exactly comparable to the other competing proposals it was not clear that Cimarex's offer was unequivocally superior. During that conversation, Messrs. Box and Evans also introduced to Mr. Merelli the concept of the potential distribution of Magnum Hunter's ownership interest in TEL Offshore Trust to the common stockholders of Magnum Hunter. Pursuant to that conversation, Mr. Merelli indicated to Messrs. Box and Evans that he would discuss with the Cimarex board the potential of raising the Cimarex exchange ratio offer to 0.42 shares per Magnum Hunter share and to allow for the distribution of the TEL Offshore Trust units to Magnum Hunter's stockholders.

        Following the conversation of Messrs. Box and Evans with Mr. Merelli, the Magnum Hunter board met. Senior management reported on its conversations with Cimarex and the other entity. Following discussions, the board resolved to pursue a business combination with Cimarex under the terms discussed among Messrs. Box, Evans and Merelli, subject to further negotiation.

        The Cimarex board also met telephonically during the afternoon of January 11, 2005 to review the revised proposal. Also attending that meeting either in person or telephonically were the senior management team, and representatives of Holme Roberts & Owen and Petrie Parkman.

        Mr. Merelli informed the Cimarex board that Magnum Hunter had selected Cimarex as the winning bidder subject to Cimarex's ability to increase its proposed exchange ratio offer from 0.40 to 0.42 of a share of Cimarex common stock per Magnum Hunter common share and the ability of Magnum Hunter to distribute prior to closing its units in TEL Offshore Trust on a pro rata basis to its stockholders. Mr. Merelli stated that, based on management's original and updated relative valuation analysis, this adjustment would be acceptable and the resulting transaction would be beneficial to Cimarex's stockholders. Mr. Merelli also stated that Cimarex did not wish to acquire the TEL Offshore Trust units held by Magnum Hunter. Petrie Parkman reported that the revised offer was reasonable based on its reference value range analysis for Magnum Hunter shares and its analysis of recent comparable transactions.

        General discussion ensued pertaining to, among other issues, the remaining open items in the merger agreement, including the break-up fee, and the necessary receipt from Magnum Hunter of its disclosure schedules. Cimarex's board then approved and adopted resolutions authorizing management to negotiate a final merger agreement consistent with the revised financial terms and the legal terms presented to the directors but conditioned upon receipt of Magnum Hunter's disclosure schedules, the absence of material changes in representations and warranties, receipt of a fairness opinion, and final approval of a definitive merger agreement.

        Mr. Korus recommended to Cimarex's board that, taking into account Petrie Parkman's role as financial advisor in the transaction and Cimarex's general corporate governance belief regarding the appropriateness of obtaining a fairness opinion from an investment banking firm other than its financial advisor, Lehman Brothers be engaged to provide a fairness opinion because they were highly qualified and to his knowledge they did not have any conflicts of interest arising from competing proposals. Mr. Korus had contacted Lehman Brothers about this matter, their qualifications and their availability on January 7, 2005.

        Following the January 11, 2005 board meetings, Magnum Hunter's and Cimarex's respective management teams, legal counsel and financial advisors began negotiating the open items in the merger agreement and completing preparation of the disclosure schedules.

        On January 12, 2005, Cimarex formally engaged Lehman Brothers to provide a fairness opinion and provided Lehman Brothers with the then current draft of the merger agreement and the proposed financial terms of contemplated transaction.

        On January 14, 2005, Cimarex provided to Magnum Hunter an initial draft of its disclosure schedules. On January 18, 2005, Magnum Hunter provided to Cimarex an initial draft of its disclosure schedules.

        During the week of January 17, 2005, Magnum Hunter's management, Thompson & Knight and the financial advisors traveled to the Denver, Colorado and Tulsa, Oklahoma offices of Cimarex to perform financial, operational and legal due diligence on Cimarex based upon the proposed stock-for-stock merger. Mr. Box and Mr. Merelli both attended the operational due diligence meetings in Tulsa on January 18 and 19. Thompson & Knight and Holme Roberts & Owen negotiated the final terms of the merger agreement at the latter's offices in Denver.

        Also during the week of January 17 certain members of Cimarex's management team and Holme Roberts and Owen conducted further legal due diligence related to matters contained on the Magnum Hunter disclosure schedule and held several discussions with Magnum Hunter and Thompson & Knight regarding those items.

        On January 20, 2005, Magnum Hunter's board met in person to consider and approve Magnum Hunter's 2005 capital expenditure budget. Later in the meeting Thompson & Knight, which had been meeting with Holme Roberts & Owen in Denver, joined the meeting telephonically to review major legal issues in the negotiation of the merger agreement.

        On the morning of January 24, 2005, Cimarex's management team and legal counsel updated Mr. Merelli on the outcome of its ongoing legal due diligence. As a result of Cimarex's due diligence, Mr. Merelli contacted Mr. Box that afternoon to express a desire to revise the proposed exchange ratio. Following further discussions that day between Messrs. Merelli and Box, they agreed, subject to approval by their respective boards, to revise the proposed exchange ratio to 0.415 and to continue to permit the distribution of Magnum Hunter's ownership interest in TEL Offshore Trust to the common stockholders of Magnum Hunter. The break-up fee was reduced to $45 million and the $5 million expense reimbursement upon termination of the merger agreement was eliminated.

        On January 25, 2005, Magnum Hunter's full board met in Magnum Hunter's Irving, Texas office to review and discuss Cimarex's revised offer. Senior management updated the board on the terms of the proposed transaction and the results of due diligence. Thompson & Knight reviewed the terms of the proposed merger agreement and the resolution of legal issues. Deutsche Bank and Merrill Lynch rendered their oral opinions to Magnum Hunter's board, subsequently confirmed by delivery of written opinions each dated January 25, 2005, to the effect that, as of such date, and based upon and subject to the assumptions made, matters considered and limits on the review undertaken, as set forth in their respective opinions, the exchange ratio was fair, from a financial point of view to the holders of Magnum Hunter common stock (see "—Opinion of Magnum Hunter's Financial Advisors—Deutsche Bank Securities Inc." and "—Opinion of Magnum Hunter's Financial Advisors—Merrill Lynch, Pierce, Fenner & Smith Incorporated"). Both Deutsche Bank and Merrill Lynch informed Magnum Hunter's board of the potential temporary downward fluctuation in the market price of Cimarex's common stock immediately following announcement of the proposed merger.

        Following discussions, Magnum Hunter's board unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously resolved to recommend that Magnum Hunter's stockholders vote to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

        Also on January 25, 2005, Cimarex's board met with its legal and financial advisors in Denver to review and discuss Cimarex's revised offer and the results of its legal due diligence. Mr. Steve Bell, Cimarex's senior vice president business development and land, and Holme Roberts & Owen updated the board on the overall results of their legal due diligence. Mr. Joe Albi, Cimarex's senior vice president corporate reservoir engineering, updated the board on the potential financial impact of the proposed exchange ratio of 0.415.

        Holme Roberts and Owen also reviewed the outcome of negotiation of the final terms of the merger agreement, including a break-up fee of $45 million, certain non-solicitation and termination provisions, and the status of obtaining a voting agreement from Mr. Gary Evans. Lehman Brothers rendered its oral opinion, subsequently confirmed by delivery of a written opinion dated January 25, 2005 that as of such date, and based upon and subject to the factors and assumptions set forth therein, the 0.415 exchange ratio was fair, from a financial point of view, to the holders of Cimarex common stock (see "—Opinion of Lehman Brothers Inc. to the Cimarex Board of Directors"). Both Lehman Brothers and Petrie Parkman informed Cimarex's board of the potential temporary downward fluctuation in the market price of Cimarex's common stock immediately following announcement of the proposed merger.

        Following further discussions of the matters presented at the meeting and management's current view on integration and longer-term staffing issues, Cimarex's board unanimously approved the merger agreement on the basis of a 0.415 exchange ratio, the merger and the other transactions contemplated by the merger agreement and unanimously resolved to recommend that Cimarex stockholders vote to authorize the issuance of Cimarex common shares contemplated by the merger agreement.

        The definitive merger agreement was executed on behalf of Magnum Hunter, Cimarex and Merger Sub, effective as of January 25, 2005. Before the opening of the NYSE trading market on January 26, 2005, the parties issued a joint press release announcing the execution of the merger agreement.

        On February 18, 2005, Magnum Hunter, Cimarex and Merger Sub entered into an amendment to the merger agreement to clarify, among other things, the time that Magnum Hunter employees would be covered under existing Magnum Hunter severance plans and to modify the tax opinion required to be delivered to Magnum Hunter at closing, to take into account a recent ownership report filed by one of Magnum Hunter's non-U.S. holders.

Cimarex's Reasons for the Merger and Share Issuance

        On January 25, 2005, Cimarex's board of directors, by unanimous vote of the directors present at the meeting, approved and adopted the merger agreement and the merger, and resolved to recommend that Cimarex stockholders vote "FOR" approval of the issuance of shares of Cimarex common stock in connection with the merger. One of Cimarex's board members recused himself from participation on the Cimarex board throughout the negotiation process and the pendency of the closing of the merger, due to his service on the board of another oil and gas exploration and production company that could be viewed as a competitive bidder for Magnum Hunter.

        In reaching its decision that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of Cimarex and its stockholders, Cimarex's board consulted with Cimarex management and Holme Roberts & Owen LLP, Cimarex's legal advisors, and Petrie Parkman & Co., Cimarex's financial advisor. Cimarex's board also considered a variety of factors with respect to the merger, including the following:

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  Magnum Hunter's stable production with extensive low-risk drilling inventory;

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  Magnum Hunter's large leasehold interest in the Permian Basin of west Texas and southeast New Mexico;

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  Magnum Hunter's Mid-Continent and Gulf Coast projects;

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  Magnum Hunter's substantial acreage position and exploration prospects in the Gulf of Mexico;

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  the combined company's diversified asset base and strong financial position;

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  the combined company's significant drilling inventory and opportunity to accelerate drilling;

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  the fact that the combined company will be significantly larger than Cimarex is now and, as a result, should have greater exploration and production strengths, greater liquidity in the market for its securities and better ability to consider future strategic opportunities that might not otherwise be possible;

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  the opportunity to achieve exploration and production drilling efficiencies;

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  the oral opinion delivered by Lehman Brothers, Cimarex's independent fairness opinion provider, on January 25, 2005, as subsequently confirmed in writing in an opinion dated as of January 25, 2005, that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and limitations of review set forth in the written opinion, the exchange ratio was fair from a financial point of view to Cimarex;

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  the terms of the merger agreement and the structure of the transaction, including the conditions to each company's obligation to complete the merger; and

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  the fact that the merger agreement requires Magnum Hunter to pay a termination fee of $45 million if the merger agreement is terminated in accordance with certain provisions of the merger agreement.

        The Cimarex board of directors also identified and considered a number of potentially negative factors and risks in its deliberations concerning the merger, including but not limited to:

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  the fact that there are significant risks inherent in combining and integrating two companies, including that the companies may not be successfully integrated, and that successful integration of the companies will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the combined company;

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  the fact that a meaningful portion of the total merger consideration is expected to be allocated to Magnum Hunter unproved resources, and there is always uncertainty in successfully converting those resources into proved reserves;

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  the risk of changes in oil and gas prices from those used to evaluate the merger;

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  the increased level of indebtedness of the combined company compared to Cimarex's historic debt levels, as a result of Magnum Hunter's existing indebtedness and the costs associated with the merger;

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  the fact that the capital requirements necessary to achieve the expected growth of the combined company's businesses will be significant, and there can be no assurance that the combined company will be able to fund all of its capital requirements from operating cash flows;

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  the fact that the merger might not be completed as a result of a failure to satisfy the conditions contained in the merger agreement; and

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  the other matters described under the caption "—Risk Factors" beginning on page I-29.

        After deliberation, the Cimarex board of directors concluded that, on balance, the potential benefits of the merger to Cimarex stockholders outweighed these risks and potential disadvantages.

        The foregoing discussion of the information and factors considered by the Cimarex board of directors in making its decision is not intended to be exhaustive, but includes the material factors considered by the Cimarex board of directors. In view of the variety of material factors considered in connection with its evaluation of the merger, the Cimarex board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight to any of these factors, and individual directors may have given different weight to different factors. Instead, the Cimarex board of directors made its determination based on the totality of the information presented to it.

        The above description of the Cimarex board of directors' considerations relating to the merger is forward-looking in nature. This information should be read in light of the factors discussed above under "—Cautionary Statement Concerning Forward-Looking Statements" beginning on page I-9.

Recommendation of the Cimarex Board of Directors

        At its meeting on January 25, 2005, after due consideration, the Cimarex board of directors, by unanimous vote of the directors present, adopted resolutions:

  •
  determining that the merger agreement, the merger, in accordance with the terms of the merger agreement, and the other transactions contemplated thereby are advisable and in the best interests of Cimarex and its stockholders;

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  approving and adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement; and

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  recommending that the Cimarex stockholders vote "FOR" the approval of the issuance of shares of Cimarex common stock in connection with the merger.

        In considering the recommendation of Cimarex's board of directors with respect to the share issuance, you should be aware that some officers and directors of Cimarex have interests in the merger that may be different from, or in addition to, the interests of Cimarex stockholders generally. Cimarex's board of directors was aware of these interests and considered them in approving the merger agreement and the merger. For more information on these interests, see "—Interests of Certain Persons in the Merger" beginning on page I-102.

Magnum Hunter's Reasons for the Merger

        On January 25, 2005, Magnum Hunter's board unanimously determined that the merger is fair to, and in the best interests of, Magnum Hunter and its stockholders, approved and adopted the merger agreement and the merger, and resolved to recommend that Magnum Hunter stockholders vote "FOR" approval of the merger agreement and the merger.

        In reaching its decision, Magnum Hunter's board consulted with Magnum Hunter's management, Magnum Hunter's outside legal advisors, and Deutsche Bank and Merrill Lynch, Magnum Hunter's financial advisors. Magnum Hunter's board of directors believes the merger is desirable for the following principal reasons:

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  the recent performance of Cimarex's common stock and the fact that the merger consideration represented a premium of approximately 26% above the closing price of Magnum Hunter's common stock on the day of the board's approval;

  •
  a review of other strategic alternatives potentially available to Magnum Hunter (including other potential transactions) and their relative potential advantages and disadvantages compared to those associated with the merger;

  •
  the combined company will be significantly larger than Magnum Hunter and should have greater financial, operational and technical strengths that should enable it to consider and more effectively pursue additional types of opportunities;

  •
  the oral opinions of Deutsche Bank and Merrill Lynch delivered to the board of directors of Magnum Hunter on January 25, 2005 and subsequently confirmed in writing to the effect that, as of such date, and based on and subject to the matters respectively set forth therein, the exchange ratio is fair, from a financial point of view, to the holders of Magnum Hunter common stock;

  •
  the combined company's larger market capitalization and a more liquid trading market for its common stock, which Magnum Hunter's board believed could result in increased equity research coverage and potentially a better trading multiple due to improved liquidity;

  •
  the combined company's improved capital structure and the expected benefits to be derived from the cash reflected on Cimarex's balance sheet as compared to the leverage previously employed by Magnum Hunter;

  •
  the strong asset overlap of the two companies in the Permian Basin, Mid-Continent and Gulf Coast regions;

  •
  the rate of return focus of Cimarex's internal drilling efforts and the recent and historical production growth of Cimarex;

  •
  the combined company's increased inventory of producing properties and the Magnum Hunter board's belief that the merger would maximize the value and development potential of its asset base;

  •
  Magnum Hunter's board consideration of Magnum Hunter's financial and operational position, taking into account current commodity prices and other current industry, economic and market conditions;

  •
  the opinion of Magnum Hunter's outside legal counsel that the merger could generally be accomplished on a tax-free basis;

  •
  presentations by, and discussions with, senior executives of Magnum Hunter and representatives of its outside legal counsel regarding the terms and conditions of the merger agreement;

  •
  the results of the business, legal and financial due diligence investigations of Cimarex conducted by Magnum Hunter's management and legal and financial advisors;

  •
  the decision of Magnum Hunter's CEO to retire in 2005;

  •
  the results of the engineering due diligence investigations of Cimarex conducted by Magnum Hunter's management;

  •
  the Magnum Hunter board's confidence in the ability of Cimarex's chief executive officer to lead the combined company and continue to enhance stockholder value;

  •
  the terms of the merger agreement and the structure of the transaction, including the conditions to each company's obligations to complete the merger;

  •
  the fact that under the terms of the merger agreement one member of Magnum Hunter's board would join the Cimarex board of directors following the merger; and

  •
  the fact that holders of Magnum Hunter common stock would own approximately 46% of the combined company.

        Magnum Hunter's board also identified and considered a number of potentially negative factors and risks in its deliberations concerning the merger, including but not limited to:

  •
  the risk that the merger might not be completed as a result of a failure to satisfy one or more conditions to the merger;

  •
  the risk that the operations of the two companies may not be successfully integrated;

  •
  the size of the premium represented by the merger consideration relative to the pre-announcement value of Magnum Hunter's common stock might be reduced or eliminated by a decline in Cimarex's common stock price through the time the merger is consummated;

  •
  the risk that Cimarex's reserve estimates were not prepared or audited by independent engineering consultants in a manner consistent with Magnum Hunter's past practices;

  •
  the limitations on Magnum Hunter's ability to solicit other offers as well as the possibility that it could be required to pay a $45 million termination fee in certain circumstances;

  •
  lack of identified long-term drilling prospects after 2005; and

  •
  other matters described under the caption "—Risk Factors" beginning on page I-29.

        After deliberation, the Magnum Hunter board of directors concluded that, on balance, the potential benefits of the merger to Magnum Hunter stockholders outweighed these risks and potential disadvantages.

        The foregoing discussion of the information and factors considered by the Magnum Hunter board of directors in making its decision is not intended to be exhaustive, but includes the material factors considered by the Magnum Hunter board of directors. In view of the variety of material factors considered in connection with its evaluation of the merger, the Magnum Hunter board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight to any of these factors, and individual directors may have given different weight to different factors. Instead, the Magnum Hunter board of directors made its determination based on the totality of the information presented to it.

        The above description of the Magnum Hunter board of directors' considerations relating to the merger is forward-looking in nature. This information should be read in light of the factors discussed above under "—Cautionary Statement Concerning Forward-Looking Statements" beginning on page I-9.

Recommendation of the Magnum Hunter Board of Directors

        At its meeting on January 25, 2005, after due consideration, the Magnum Hunter board of directors unanimously adopted resolutions:

  •
  determining that the merger agreement, the merger, in accordance with the terms of the merger agreement, and the other transactions contemplated thereby are advisable and in the best interests of Magnum Hunter and its stockholders;

  •
  approving and adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement; and

  •
  recommending that the Magnum Hunter stockholders vote "FOR" the approval of the merger agreement.

        In considering the recommendation of Magnum Hunter's board of directors with respect to the merger, you should be aware that some officers and directors of Magnum Hunter have interests in the merger that may be different from, or in addition to, the interests of Magnum Hunter stockholders generally. Magnum Hunter's board of directors was aware of these interests and considered them in approving the merger agreement and the merger. For more information on these interests, see "—Interests of Certain Persons in the Merger" beginning on page I-102.

Petrie Parkman & Co.

        Under a letter agreement dated as of December 1, 2004, Cimarex retained Petrie Parkman to act as a financial advisor in connection with Cimarex's potential merger with or acquisition of Magnum Hunter. Petrie Parkman was not requested to, and did not, render an opinion to the Cimarex board of directors in connection with the merger. Cimarex agreed to pay Petrie Parkman $4.575 million, the majority of which is contingent upon the consummation of the merger, for its financial advisory services in connection with the merger. In addition, Cimarex agreed to reimburse Petrie Parkman for certain expenses incurred by it in connection with its engagement, including fees and expenses of counsel. Cimarex also entered into customary indemnification agreements with Petrie Parkman.

        Petrie Parkman, as part of its investment banking business, is continually engaged in the evaluation of energy-related businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and evaluations for corporate or other purposes. Petrie Parkman is an internationally recognized investment banking firm that has substantial experience in transactions similar to the proposed merger. Petrie Parkman has in the recent past provided investment banking services to Cimarex and has received customary fees for such services.

Opinion of Lehman Brothers Inc. to the Cimarex Board of Directors

        Lehman Brothers was retained by Cimarex on January 12, 2005, solely to render its opinion in connection with the merger. On January 25, 2005, Lehman Brothers rendered its written opinion to the board of directors of Cimarex that as of that date, and based upon and subject to the matters and qualifications stated in the opinion letter, from a financial point of view, the exchange ratio to be paid by Cimarex in the merger is fair to Cimarex.

        THE FULL TEXT OF LEHMAN BROTHERS' OPINION DATED JANUARY 25, 2005, IS INCLUDED AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS. HOLDERS OF CIMAREX'S COMMON STOCK ARE ENCOURAGED TO READ LEHMAN BROTHERS' OPINION CAREFULLY IN ITS ENTIRETY FOR A DISCUSSION OF THE PROCEDURES FOLLOWED, FACTORS CONSIDERED, ASSUMPTIONS MADE AND QUALIFICATIONS AND LIMITATIONS OF THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING

ITS OPINION. THIS SUMMARY OF THE LEHMAN BROTHERS OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

        LEHMAN BROTHERS' OPINION WAS PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE BOARD OF DIRECTORS OF CIMAREX IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER. LEHMAN BROTHERS' OPINION IS NOT INTENDED TO BE AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF CIMAREX OR MAGNUM HUNTER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. LEHMAN BROTHERS WAS NOT REQUESTED TO OPINE AS TO, AND ITS OPINION DOES NOT ADDRESS, CIMAREX'S UNDERLYING BUSINESS DECISION TO PROCEED WITH OR EFFECT THE MERGER.

        Lehman Brothers, in arriving at its opinion, reviewed and analyzed:

  (1)
  the merger agreement and its schedules, and the specific terms of the merger;

  (2)
  publicly available information concerning Cimarex and Magnum Hunter that Lehman Brothers believed to be relevant to the analysis, including, without limitation, the Annual Reports on Form 10-K for the year ended December 31, 2003 for each of Cimarex and Magnum Hunter, and the Quarterly Reports on Form 10-Q for the nine months ended September 30, 2004 for each of Cimarex and Magnum Hunter;

  (3)
  financial and operating information with respect to the respective businesses, operations and prospects of Cimarex and Magnum Hunter as furnished to Lehman Brothers by Cimarex and Magnum Hunter, respectively;

  (4)
  estimates of proved and non-proved reserves generated internally at each of Cimarex and Magnum Hunter, third-party reserve reports for each of Cimarex and Magnum Hunter as of December 31, 2003, and projected future production, revenue, operating costs and capital investments for each of Cimarex and Magnum Hunter provided to Lehman Brothers by the managements of Cimarex and Magnum Hunter, respectively;

  (5)
  the trading histories of Cimarex common stock and Magnum Hunter common stock from January 22, 2004 to January 21, 2005 and a comparison of those trading histories with each other and with those of other companies that Lehman Brothers deemed relevant;

  (6)
  a comparison of the historical financial results and present financial condition of Cimarex and Magnum Hunter with each other and with those of other companies that Lehman Brothers deemed relevant;

  (7)
  a comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant;

  (8)
  the pro forma impact of the merger on the future financial performance of Cimarex;

  (9)
  the relative contributions of Cimarex and Magnum Hunter to the current and future financial performance of the combined company on a pro forma basis; and

  (10)
  published estimates of independent equity research analysts (including Lehman Brothers') with respect to the future financial performance of Cimarex and Magnum Hunter.

        In addition, Lehman Brothers:

  (1)
  had discussions with the managements of Cimarex and Magnum Hunter concerning

  (a)
  the respective businesses, operations, assets, financial conditions, reserves, production profiles, hedging levels, exploration programs and prospects of Cimarex and Magnum Hunter and

    (b)
    the strategic benefits to Cimarex of the merger, and

  (2)
  undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

        Lehman Brothers, in arriving at its opinion, assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of the managements of Cimarex and Magnum Hunter that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. Lehman Brothers was not provided with, and did not have access to, financial projections of Cimarex or Magnum Hunter prepared by the managements of Cimarex and Magnum Hunter, respectively. Accordingly, upon advice of Cimarex, Lehman Brothers assumed that the published estimates of independent equity research analysts were a reasonable basis upon which to evaluate the future financial performance of Cimarex and Magnum Hunter, respectively, and that each of Cimarex and Magnum Hunter would perform substantially in accordance with such estimates. Upon advice of Cimarex and Magnum Hunter, respectively, Lehman Brothers assumed that:

  (i)
  the third-party reserve reports for each of Cimarex and Magnum Hunter as of December 31, 2003, were a reasonable basis upon which to evaluate the reserve balances at each of Cimarex and Magnum Hunter as of December 31, 2003; and

  (ii)
  the estimates of proved and non-proved reserves generated internally at each of Cimarex and Magnum Hunter and the projected future production, revenue, operating costs and capital investments for each of Cimarex and Magnum Hunter provided to Lehman Brothers by the managements of Cimarex and Magnum Hunter, respectively, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Cimarex and Magnum Hunter, respectively, and that the estimates of proved and non-proved reserves and the other projected metrics would be realized substantially in accordance therewith.

        In addition, upon the direction of Cimarex, Lehman Brothers did not analyze the merits or the amounts of any actual or potential contingent liabilities of Magnum Hunter or factor them into its analysis in arriving at its opinion. Lehman Brothers, in arriving at its opinion, did not conduct a physical inspection of the properties and facilities of Cimarex and Magnum Hunter and did not make or obtain from third parties any evaluations or appraisals of the assets or liabilities of Cimarex or Magnum Hunter other than the third party reserve reports. Upon advice of Cimarex and its legal and accounting advisors, Lehman Brothers assumed that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of Cimarex. Lehman Brothers' opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, January 25, 2005. In addition, Lehman Brothers did not express an opinion as to the price at which shares of common stock of Cimarex or Magnum Hunter actually would trade following the announcement of the merger.

        In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as described below. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Cimarex or Magnum Hunter, but rather made its determination of the fairness, from a financial point of view, to Cimarex of the exchange ratio to be paid by Cimarex in the merger on the basis of the financial, comparative and other analyses described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying the opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Cimarex or Magnum Hunter. Any estimates contained in the analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth in the analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses could actually be sold.

  Valuation Analyses Used to Derive Implied Exchange Ratios

        Lehman Brothers prepared separate valuations of Cimarex and Magnum Hunter using the following methodologies: net asset valuation analysis, comparable company analysis and comparable transactions analysis. Lehman Brothers understands that, prior to the merger, Magnum Hunter intends to distribute the units of beneficial interests it holds of the publicly-traded TEL Offshore Trust to its stockholders in the form of a dividend. Accordingly, Lehman Brothers has excluded these units of beneficial interest in TEL Offshore Trust from its valuation of Magnum Hunter. Each of the methodologies listed above was used to generate a reference enterprise value range for each of Cimarex and Magnum Hunter. The enterprise value range for each company was adjusted for appropriate on-balance sheet and off-balance sheet assets and liabilities to arrive at a common equity value range (in aggregate dollars) for each company. The equity value range was divided by fully diluted shares outstanding, which was comprised of primary shares and the dilutive effect of outstanding options and warrants, if applicable, as of January 21, 2005 to derive an equity value range per share. The equity value ranges per share were used to derive the implied exchange ratios which were then compared to the exchange ratio.

        The various valuation methodologies noted above and the implied exchange ratios derived therefrom are included in the following table. This table should be read together with the more detailed descriptions set forth below. In particular, in applying the various valuation methodologies to the particular businesses, operations and prospects of Cimarex and Magnum Hunter, and the particular circumstances of the merger, Lehman Brothers made qualitative judgments as to the significance and relevance of each analysis. In addition, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Cimarex or Magnum Hunter. Accordingly, the methodologies and the implied exchange ratios derived therefrom set forth in the table must be considered as a whole and in the context of the narrative description of the financial analyses, including the assumptions underlying these analyses. Considering the implied exchange ratios set forth in the table without considering the full narrative description of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the process underlying, and conclusions represented by, Lehman Brothers' opinion.

Valuation Methodology	Summary Description of Valuation Methodology	Implied Exchange Ratio Range
Net Asset Valuation Analysis	Net present valuation of after-tax cash flows generated by producing to exhaustion existing proved, probable, possible and exploratory reserves using selected hydrocarbon pricing scenarios and discount rates plus the evaluation of certain other assets and liabilities
	— Case I Commodity Prices	0.276 - 0.399
	— Case II Commodity Prices	0.407 - 0.554
	— Case III Commodity Prices	0.433 - 0.569
Comparable Company Analysis	Market valuation benchmark based on trading multiples of selected comparable companies for selected financial and asset-based measures	0.292 - 0.439
Comparable Transactions Analysis	Market valuation benchmark based on consideration paid in selected comparable transactions	0.328 - 0.516
Exchange Ratio to be Paid by Cimarex in the Merger		0.415

        Net Asset Valuation Analysis.    Lehman Brothers estimated the present value of the future after-tax cash flows expected to be generated from each company's proved reserves as of December 31, 2003, based on estimated reserves and production cost estimates, as adjusted to take into account such reserve and production cost estimates provided by Cimarex's and Magnum Hunter's managements, respectively, and discussed with each of Cimarex's and Magnum Hunter's managements, respectively. The present values of the future after-tax cash flows were determined using a range of discount rates based on geography and reserve category risk and assuming a tax rate of 37%. Lehman Brothers added to such estimated proved reserves the values of certain other assets and liabilities, including each company's probable and possible reserves, each company's exploration portfolio, Magnum Hunter's current commodity hedging portfolio, Magnum Hunter's gas gathering and oilfield services businesses and Cimarex's gas marketing business. In addition, Cimarex's net asset value was adjusted to account for the value of proved undeveloped reserves which it does not recognize for accounting purposes and excludes from its third-party and company reserve reports. The net asset valuation analysis was performed under three commodity price scenarios (Case I, Case II and Case III), which are described below.

        The natural gas and oil price forecasts employed by Lehman Brothers were based on New York Mercantile Exchange, or NYMEX, price forecasts (Henry Hub, Louisiana delivery for natural gas and West Texas Intermediate, Cushing, Oklahoma delivery for oil) from which adjustments were made to reflect location and quality differentials. NYMEX gas price quotations are stated in heating value equivalents per million British Thermal Units, or MMBtu, which are adjusted to reflect the value per thousand cubic feet, or MCF, of gas. NYMEX oil price quotations are stated in dollars per barrel, or

BBL, of crude oil. The table below presents a summary of NYMEX natural gas and oil price forecasts employed by Lehman Brothers for each commodity price scenario.

	2004E	2005E	2006E	2007E	2008E	2009E	2010E	2011	Escalation Thereafter
Henry Hub ($MMBtu)
Case I	$4.00	$4.00	$4.00	$4.00	$4.00	$4.00	$4.00	$4.00	0.0%
Case II	$5.00	$5.00	$5.00	$5.00	$5.00	$5.00	$5.00	$5.00	0.0%
Case III	$7.11	$6.50	$6.39	$5.97	$5.64	$5.35	$5.15	$5.15	0.0%
West Texas Intermediate ($/BBL)
Case I	$24.00	$24.00	$24.00	$24.00	$24.00	$24.00	$24.00	$24.00	0.0%
Case II	$35.00	$35.00	$35.00	$35.00	$35.00	$35.00	$35.00	$35.00	0.0%
Case III	$46.46	$47.58	$44.19	$42.18	$40.05	$39.90	$39.15	$38.95	0.0%

        The net asset valuation analyses yielded valuations for Cimarex and Magnum Hunter that implied a 0.276 to 0.399 exchange ratio for Case I, a 0.407 to 0.554 exchange ratio for Case II and a 0.433 to 0.569 exchange ratio for Case III. The exchange ratio of 0.415 to be paid by Cimarex in the merger falls within the range implied by Case II, slightly below the low end of the range implied by Case III and slightly above the high end of the range implied by Case I.

        Comparable Company Analysis.    Lehman Brothers reviewed the public stock market trading multiples for selected exploration and production companies:

  •
  Chesapeake Energy Corporation

  •
  Comstock Resources, Inc.

  •
  Forest Oil Corporation

  •
  The Houston Exploration Company

  •
  Newfield Exploration Company

  •
  Pogo Producing Company

  •
  Stone Energy Corporation

  •
  Whiting Petroleum Corporation

        The companies listed above, referred to as the selected companies, were chosen because they are publicly traded companies with operations that, for purposes of this analysis, may be considered similar to Cimarex and Magnum Hunter. Using publicly available information including certain estimates from independent equity research analysts, Lehman Brothers calculated and analyzed equity and adjusted capitalization multiples of certain historical and projected financial and operating criteria such as earnings before interest, taxes, depreciation, depletion, amortization and exploration expense, or EBITDE; earnings; discretionary cash flow, or DCF; proved reserves; and daily production. The adjusted capitalization of each company was obtained by adding its total debt to the sum of the market value of its common equity, the book value of its preferred stock and the book value of any minority interest minus its cash balance. The ratios of each company of adjusted capitalization to proved reserves and to daily production were calculated by excluding the estimated value of non-proved reserves and other businesses that are unrelated to exploration and production of oil and gas from each selected company's adjusted capitalization calculation. With respect to the selected companies, Lehman Brothers considered the following statistics and multiples:

Selected Companies' Statistics and Multiples

	Median	Mean	High	Low
Equity Value as a Multiple of:
Earnings
2004E	9.4x	10.0x	14.7x	7.1x
2005E	9.3x	9.4x	11.5x	7.4x
Discretionary Cash Flow Per Share
2004E	3.6x	3.6x	4.1x	2.9x
2005E	3.5x	3.4x	4.3x	2.8x
Adjusted Capitalization as a Multiple of:
EBITDE
2004E	4.7x	4.8x	6.8x	3.5x
2005E	4.0x	4.2x	5.6x	3.3x
Proved Reserves ($/Mcfe)	$1.86	$1.91	$2.58	$1.52
Daily Production ($/Mcfe per day)	$6,424	$6,467	$9,316	$3,728

        This methodology yielded valuations for Cimarex and Magnum Hunter that implied a 0.292 to 0.439 exchange ratio. The exchange ratio of 0.415 to be paid by Cimarex in the merger falls within this range.

        Because of the inherent differences between the corporate structures, businesses, operations, commodity mix and prospects of Cimarex and Magnum Hunter and the corporate structures, businesses, operations, commodity mix and prospects of the companies included in the comparable company groups, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of Cimarex and Magnum Hunter and companies in the comparable company groups that would affect the public trading values of Cimarex and Magnum Hunter and such comparable companies.

        Comparable Transactions Analysis.    Lehman Brothers reviewed certain publicly available information on selected corporate level and asset level exploration and production transactions which were announced from January 2001 to January 2005 including, but not limited to:

  Corporate Transactions

  •
  Noble Energy Inc. / Patina Oil & Gas Corporation

  •
  Pioneer Natural Resources Company / Evergreen Resources, Inc.

  •
  EnCana Corporation / Tom Brown, Inc.

  •
  Kerr-McGee Corporation / Westport Resources Corporation

  •
  Plains Exploration & Production Company / Nuevo Energy Company

  •
  Westport Resources Corporation / Belco Oil & Gas

  •
  Kerr-McGee Corporation / HS Resources, Inc.

  Asset Transactions

  •
  XTO Energy Inc. / Antero Resources Corporation

  •
  Chesapeake Energy Corporation / BRG Petroleum Corporation

  •
  Magnum Hunter Resources Inc. / Tom Brown Inc.

  •
  Hilcorp Energy Inc. / ConocoPhillips

  •
  Citation Oil & Gas Corporation / Anadarko Petroleum Corporation

  •
  Forest Oil Corporation / Unocal Corporation

        For the corporate transactions analysis for each company, relevant transaction multiples were analyzed including the total purchase price (equity purchase price plus assumed obligations) divided by latest twelve month EBITDE and total purchase price, adjusted by the value allocated to non-proved reserves and to other businesses that are unrelated to exploration and production of oil and gas, divided by proved reserves and daily production. Other businesses that are unrelated to exploration and production of oil and gas, or Non-E&P Operations, included, in the case of Cimarex, Cimarex's gas marketing business and, in the case of Magnum Hunter, Magnum Hunter's gas gathering and oilfield services businesses. In addition, for each company, relevant transaction multiples were analyzed on a geographic basis to take into account the companies' differing geographic reserve mix. On a geographic basis, Cimarex's proved reserves were segmented into the following categories: Mid-Continent, Permian Basin, Gulf Coast and Western. Similarly, Magnum Hunter's proved reserves were segmented into the following geographic categories: Gulf Coast, Gulf of Mexico, Mid-Continent and Permian Basin. For the proved reserves and daily production multiples, the values of each company's respective non-proved reserves and their respective Non-E&P Operations were separately assessed and added to the analysis. This analysis indicated the following statistics and multiples:

COMPARABLE TRANSACTIONS' STATISTICS AND MULTIPLES

Transaction Value as a Multiple of:	Median	Mean	High	Low
Proved Reserves ($/Mcfe)	$1.25	$1.28	$2.06	$0.67
Daily Production ($/Mcfe per day)	$4,724	$5,429	$12,187	$1,947
Latest Twelve Month EBITDE	6.7x	7.1x	14.2x	3.2x
Proved Reserves by Geography (as applicable):
Gulf Coast	$1.32	$1.41	$2.73	$0.44
Gulf of Mexico	$1.61	$1.64	$2.53	$1.11
Mid-Continent	$1.18	$1.34	$4.42	$0.54
Permian Basin	$1.01	$1.02	$2.00	$0.25
Western	$0.93	$1.20	$3.00	$0.53

        This methodology yielded valuations for Cimarex and Magnum Hunter that implied an exchange ratio range of 0.328 to 0.516. The exchange ratio of 0.415 to be paid by Cimarex in the merger falls within this range.

        Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of Cimarex and Magnum Hunter and the acquired businesses analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the merger that would affect the acquisition values of Cimarex and Magnum Hunter and such acquired companies.

  Historical Common Stock Trading Analysis

        Lehman Brothers reviewed the daily historical closing prices of Cimarex common stock and Magnum Hunter common stock for the period from January 22, 2004 to January 21, 2005. Lehman Brothers analyzed the ratio of the daily closing share price for Cimarex to the corresponding closing share price of Magnum Hunter over the one year period. Over the one year period, the ratio ranged from 0.311 to 0.398. In addition, Lehman Brothers reviewed the ratio of the closing share prices for Cimarex and Magnum Hunter based on 5-day, 10-day, 20-day, 30-day, 60-day, 90-day, 120-day, 180-day and one-year averages, respectively, as of January 21, 2005. This analysis implied exchange ratios ranging from 0.332 to 0.345. The foregoing historical stock trading analysis was presented to the board of directors of Cimarex to provide it with background information and perspective with respect to the relative historical share prices of Cimarex and Magnum Hunter common stock.

  Contribution Analysis

        Lehman Brothers analyzed the relative contribution of Cimarex and Magnum Hunter to the combined company based on equity market capitalization and certain 2004 and 2005 financial data as projected by equity research consensus estimates. Magnum Hunter estimates excluded the contribution from its units of beneficial interest in TEL Offshore Trust. This analysis indicated that Cimarex will contribute approximately 52% to 57% of the combined company's net income and 49% to 53% of the combined company's DCF for the periods analyzed. Lehman Brothers also analyzed the relative contribution of Cimarex and Magnum Hunter to the combined company based on the current equity market capitalization of each company. This analysis indicated that Cimarex will contribute 58% of the combined company's equity value. The contribution percentages above implied exchange ratios ranging from 0.335 to 0.490. The exchange ratio of 0.415 to be paid by Cimarex in the merger falls within this range.

        Lehman Brothers noted that the primary shortcoming of contribution analysis is that it treats all cash flow and earnings the same regardless of capitalization, expected growth rates, upside potential or risk profile.

  Pro Forma Merger Consequences Analysis

        Lehman Brothers analyzed the pro forma impact of the merger on Cimarex's projected earnings per share and DCF per share. Lehman Brothers prepared a pro forma merger model which incorporated the financial projections of Cimarex and Magnum Hunter as projected by equity research consensus estimates. Lehman Brothers then compared the earnings per share and DCF per share of Cimarex on a standalone basis to the earnings per share and DCF per share of Cimarex pro forma for the merger. Lehman Brothers noted that the merger would have been dilutive to Cimarex's pro forma earnings per share and slightly accretive to DCF per share in 2004. Lehman Brothers also noted that the merger is expected to be dilutive to earnings per share and accretive to DCF per share in 2005.

  Premium Analysis

        Lehman Brothers reviewed certain publicly available information related to selected corporate transactions to calculate the amount of the premiums paid by the acquirers to the acquired company's stockholders. Lehman Brothers analyzed the following selected transactions that were announced from December 2000 to December 2004:

  •
  Noble Energy Inc. / Patina Oil & Gas Corporation

  •
  Petro-Canada / Prima Energy Corporation

  •
  Forest Oil Corporation / Wiser Oil Company

  •
  EnCana Corporation / Tom Brown Inc.

  •
  Kerr-McGee Corporation / Westport Resources Corporation

  •
  Plains Exploration & Production Company / Nuevo Energy Company

  •
  Dominion Resources, Inc. / Louis Dreyfus Natural Gas Corp.

  •
  Devon Energy Corporation / Mitchell Energy & Development Corp.

  •
  Amerada Hess Corporation / Triton Energy Ltd.

  •
  Westport Resources Corporation / Belco Oil & Gas Corporation

  •
  Kerr-McGee Corporation / HS Resources, Inc.

  •
  The Williams Companies, Inc. / Barrett Resources Corporation

  •
  Marathon Oil Corporation / Pennaco Energy, Inc.

        Lehman Brothers calculated the premiums paid by the acquirer by comparing the per share purchase price in each transaction to the historical stock price of the acquired company as of 1-day, 1-week, and 4-weeks prior to the announcement date as well as based upon the 52-week high prior to the announcement date. Lehman Brothers compared the premiums paid in the precedent transactions to the premium levels implied by the exchange ratio to be paid by Cimarex in the merger. The table below sets forth the summary results of the analysis:

	Percentage Premium/(Discount) to the Price Prior to Transaction Announcement
Selected Transactions	1-Day	5-Days	20-Days	52-Week High
Mean	22.6%	24.7%	29.5%	7.1%
Median	22.0%	21.5%	32.4%	9.0%
High	60.0%	65.0%	53.6%	53.6%
Low	(4.3%)	1.2%	5.4%	(17.0%)
Implied Premium based on the Exchange Ratio Paid by Cimarex in the Merger (as of January 21, 2005 close)	23.8%	31.9%	29.6%	18.1%

        Based upon this analysis, Lehman Brothers selected an implied premium range of 20% to 30% from the selected transactions. This range implied exchange ratios ranging from 0.402 to 0.436. The exchange ratio of 0.415 to be paid by Cimarex in the merger falls within this range.

        Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Cimarex board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with Cimarex and the energy industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

        Pursuant to the terms of an engagement letter agreement, dated January 12, 2005, between Lehman Brothers and Cimarex, Cimarex paid Lehman Brothers a fee upon delivery of Lehman Brothers' fairness opinion, dated January 25, 2005. Cimarex has also agreed to pay Lehman Brothers an additional fee at the time of closing. In addition, Cimarex has agreed to reimburse Lehman Brothers for its reasonable expenses incurred in connection with its engagement, and to indemnify Lehman Brothers and certain related persons against certain liabilities in connection with its engagement, including certain liabilities which may arise under federal securities laws. Lehman Brothers also has performed various investment banking services for Magnum Hunter in the past and has received customary fees for such services.

        In the ordinary course of its business, Lehman Brothers may actively trade in the debt and/or equity securities of Cimarex and Magnum Hunter for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Opinions of Magnum Hunter's Financial Advisors—Deutsche Bank Securities Inc.

        At the January 25, 2005 meeting of Magnum Hunter's board of directors, Deutsche Bank rendered its oral opinion to Magnum Hunter's board of directors, subsequently confirmed in writing, that as of January 25, 2005, and subject to and based on the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the 0.415 exchange ratio was fair, from a financial point of view, to Magnum Hunter common stockholders.

        The full text of Deutsche Bank's opinion, dated January 25, 2005, which sets forth, among other things, the assumptions made, matters considered and limits of the review by Deutsche Bank, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. We urge Magnum Hunter stockholders to read this opinion carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of the Deutsche Bank opinion.

        In connection with rendering its opinion, Deutsche Bank, among other things:

  •
  reviewed certain publicly available financial statements and other business and financial information of Magnum Hunter and Cimarex, respectively;

  •
  reviewed certain internal financial statements and other financial and operating data concerning Magnum Hunter and Cimarex prepared by the respective managements of Magnum Hunter and Cimarex;

  •
  reviewed certain financial forecasts prepared by the respective managements of Magnum Hunter and Cimarex;

  •
  discussed with senior executives of Magnum Hunter and Cimarex certain strategic, financial and operational benefits they expect to derive from the merger;

  •
  discussed the past and current operations and financial condition and the prospects of Magnum Hunter and Cimarex with senior executives of Magnum Hunter and Cimarex;

  •
  reviewed the pro forma impact of the merger on, among other things, Magnum Hunter's and Cimarex's earnings per share, cash flow, consolidated capitalization and financial ratios;

  •
  reviewed information prepared by the members of the respective senior managements of Magnum Hunter and Cimarex relating to the relative contributions of Magnum Hunter and Cimarex to the combined company;

  •
  reviewed the reported prices and trading activity for Magnum Hunter common stock and Cimarex common stock;

  •
  compared the prices and trading activity of Magnum Hunter common stock and Cimarex common stock with similar information for the securities of certain other publicly traded companies;

  •
  reviewed the financial terms, to the extent publicly available, of certain business combination transactions that it deemed comparable in whole or in part;

  •
  participated in certain discussions and negotiations among representatives of Magnum Hunter and Cimarex and their financial and legal advisors;

  •
  reviewed the merger agreement and certain related documents; and

  •
  performed such other analyses and considered such other factors as it deemed appropriate.

        In preparing its opinion, Deutsche Bank relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to it and assumed such accuracy and completeness for purposes of rendering its opinion. With respect to the financial forecasts that Deutsche Bank received from the respective managements of Magnum Hunter and Cimarex, as well as information relating to certain cost savings, operating efficiencies, revenue effects and financial synergies expected by Magnum Hunter and Cimarex to be achieved as a result of the merger, Deutsche Bank assumed that the information provided was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Magnum Hunter or Cimarex, as the case may be. Deutsche Bank did not make any independent valuation or appraisal of the assets or liabilities of Magnum Hunter or Cimarex, nor was Deutsche Bank furnished with any such appraisals.

        For purposes of rendering its opinion, Deutsche Bank assumed that:

  •
  the representations and warranties contained in the merger agreement are true and correct,

  •
  the parties to the merger agreement will perform all of their covenants and agreements under the merger agreement, and that all conditions to the parties' obligations to complete the merger will be satisfied without any waiver;

  •
  all material approvals and consents required in connection with the merger will be obtained and that, in connection with obtaining any such approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which Magnum Hunter or Cimarex is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Magnum Hunter or Cimarex or materially reduce the contemplated benefits of the merger; and

  •
  the merger will be tax-free to each of Magnum Hunter and Cimarex and their respective common stockholders.

        The opinion of Deutsche Bank is necessarily based on financial, economic, market and other conditions as in effect on, the information made available to Deutsche Bank as of, and the financial condition of Magnum Hunter and Cimarex on, January 25, 2005.

  Deutsche Bank's Financial Analysis

        The following is a summary of the material financial analyses performed by Deutsche Bank in connection with rendering its opinion. These summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Deutsche Bank, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

        Historical Exchange Ratio Analysis.    Deutsche Bank compared the daily closing share price of Magnum Hunter common stock to the daily closing price of Cimarex common stock during the period beginning January 17, 2003 and ending January 19, 2005, and reviewed and analyzed the historical exchange ratios implied by these comparisons.

        Deutsche Bank also reviewed and analyzed the average of these historical daily exchange ratios over various periods beginning January 17, 2003 and ending January 19, 2005. The following table presents the implied exchange ratios during the periods covered and as of January 19, 2005.

Cimarex Shares per Magnum Hunter Share

Period	Average Exchange Ratio(1)
At January 19, 2005	0.336	x
Last one day	0.329
Last five-day average	0.334
Last month average	0.337
Last 3 months average	0.342
Last 6 months average	0.338
Last 12 months average	0.346
Last 2 years average	0.344

(1)
Averages of exchange ratios based on daily closing prices.

        During all of the periods covered in the table above, the implied exchange ratio was below the 0.415 exchange ratio.

        Last Twelve Months Trading Analysis.    Deutsche Bank reviewed the daily closing share prices of Magnum Hunter common stock and Cimarex common stock over the twelve months ended January 19, 2005. The table below shows the twelve-month high and low closing prices during that period, compared with a closing price on January 19, 2005 of $13.06 per share for Magnum Hunter common stock and $38.91 per share for Cimarex common stock:

January 20, 2004 through January 19, 2005

	High	Low
Magnum Hunter	$13.72	$8.33
Cimarex	41.03	24.53

        The range of exchange ratios implied by this range of values for Magnum Hunter common stock and Cimarex common stock is between 0.203x and 0.559x. The foregoing analysis was unaffected by the price movements in Magnum Hunter common stock and Cimarex common stock from January 19 through January 25, 2005.

        Research Analysts' Future Price Targets Analysis.    Deutsche Bank reviewed the 12-month price targets for Magnum Hunter common stock and Cimarex common stock as projected in recent reports by analysts from seven financial institutions for each of Magnum Hunter and Cimarex. Such reports represent substantially all the research analysts' reports on Magnum Hunter and Cimarex that were reasonably available and current at the time the analyses were performed. These targets reflected each analyst's estimate of the future public market trading price of Magnum Hunter common stock and Cimarex common stock at the end of the particular period considered for each estimate. Deutsche Bank then arrived at the present value for these targets using an estimated equity discount rate of 10.0%.

        This analysis showed the following range of values for Magnum Hunter common stock and Cimarex common stock:

12 month analysts' price target

	Nominal	Present value
Magnum Hunter	$13.00 - $16.50	$11.82 - $15.00
Cimarex	27.00 - 46.00	24.55 - 41.82

        The range of exchange ratios implied by this range of values for Magnum Hunter common stock and Cimarex common stock is between 0.283x and 0.611x. The foregoing analysis was unaffected by the price movements in Magnum Hunter common stock from January 19 through January 25, 2005.

        Comparable Companies Analysis.    Deutsche Bank compared total enterprise value (calculated as equity value adjusted for capital structure) to estimated earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA, for Magnum Hunter and Cimarex for the fiscal years 2004 and 2005 and based on First Call estimates. (Thomson Corporation compiles summaries of financial forecasts published by various investment banking firms. We refer to the information published by Thomson Corporation as First Call estimates.) Deutsche Bank then compared the EBITDA multiples obtained for Magnum Hunter and Cimarex with multiples obtained for groups of selected oil and gas companies. The selected oil and gas companies forming the group to which Magnum Hunter was compared were Newfield Exploration Company, Forest Oil Corporation, The Houston Exploration Company, Swift Energy Company and Comstock Resources, Inc. Deutsche Bank refers to those companies as the Magnum Hunter selected companies. The selected oil and gas companies forming the group to which Cimarex was compared were: Chesapeake Energy Corporation, The Houston Exploration Company, Magnum Hunter Resources, Inc., Cabot Oil & Gas Corporation, Encore Acquisition Company, St. Mary Land & Exploration Company, and Comstock Resources, Inc. Deutsche Bank refers to those companies as the Cimarex selected companies. Deutsche Bank selected these companies because they are publicly traded companies with oil and gas operations that for purposes of this analysis may be considered similar to those of Magnum Hunter and Cimarex. The principal characteristics considered when selecting the comparable companies were oil / gas reserve mix, size and regional overlap of reserves.

        The analysis showed the following multiples:

Total enterprise value / estimated EBITDA

	2004		2005
Magnum Hunter	5.7	x	4.8	x
Cimarex	4.5		4.5
Magnum Hunter selected companies median	4.4		4.1
Cimarex selected companies median	4.6		4.1

        Deutsche Bank then applied comparable company multiples (ranging between 4.5x and 5.5x for 2004 Total Enterprise Value/EBITDA and between 4.0x and 5.0x for 2005 Total Enterprise Value/ EBITDA) to the corresponding Magnum Hunter statistics based on publicly available estimates. Deutsche Bank then applied comparable company multiples (ranging between 4.3x and 4.8x for 2004 Total Enterprise Value/EBITDA and between 3.8x and 4.3x for 2005 Total Enterprise Value/EBITDA) to the corresponding Cimarex statistics based on publicly available estimates. The following table presents the range of exchange ratios implied by the resulting valuation range based on implied Magnum Hunter and Cimarex share prices derived from the 2004 and 2005 Total Enterprise Value as computed by Deutsche Bank.

Exchange ratio range
Total enterprise value / EBITDA	0.232x - 0.370x

        Deutsche Bank compared total enterprise value to EBITDA for Magnum Hunter and Cimarex for the fiscal years 2004 and 2005 based on estimates provided by management of Magnum Hunter and Cimarex. Deutsche Bank then applied the same comparable company multiples as used in the previous analysis (ranging between 4.5x and 5.5x for 2004 Total Enterprise Value/EBITDA and between 4.0x and 5.0x for 2005 Total Enterprise Value/EBITDA) to the corresponding Magnum Hunter statistics based on management estimates. Deutsche Bank applied the same comparable company multiples as used in the previous analysis (ranging between 4.3x and 4.8x for 2004 Total Enterprise Value/EBITDA and between 3.8x and 4.3x for 2005 Total Enterprise Value/EBITDA) to the corresponding Cimarex statistics based on management estimates. The following table presents the range of exchange ratios implied by the resulting mean valuation range based on implied Magnum Hunter and Cimarex share prices derived from the 2004 and 2005 Total Enterprise Value as computed by Deutsche Bank.

Exchange ratio range
Total enterprise value / EBITDA	0.274x - 0.424x

        Deutsche Bank calculated Price to Cash Flow per Share and Price to Earnings per Share multiples for Magnum Hunter and Cimarex for the fiscal years ended 2004 and 2005 based on First Call estimates. Deutsche Bank then compared these multiples with multiples obtained for the Magnum Hunter selected companies and the Cimarex selected companies.

        The analysis showed the following multiples:

Price / Estimated CFPS

	2004		2005
Magnum Hunter	4.4	x	3.4	x
Cimarex	5.1		5.2
Magnum Hunter selected companies median	3.8		3.6
Cimarex selected companies median	4.4		3.7

Price / Estimated EPS

	2004		2005
Magnum Hunter	11.9	x	9.2	x
Cimarex	11.5		12.6
Magnum Hunter selected companies median	11.2		10.2
Cimarex selected companies median	11.9		10.2

        Deutsche Bank then applied comparable company multiples (ranging between 3.5x and 4.0x for 2004 Price/Cash Flow per share; between 3.2x and 3.7x for 2005 Price/Cash Flow per share; between 10.5x and 11.5x for 2004 Price/Earnings per share; and between 9.0x and 10.0x for 2005 Price/Earnings per share) to the corresponding Magnum Hunter statistics based on First Call estimates. Deutsche Bank then applied comparable company multiples (ranging between 4.9x and 5.4x for 2004 Price/Cash Flow per share; between 4.2x and 4.7x for 2005 Price/Cash Flow per share; between 11.5x and 12.5x for 2004 Price/ Earnings per share; and between 10.0x and 12.0x for 2005 Price/Earnings per share) to the corresponding Cimarex statistics based on First Call estimates. The following table presents the range of exchange ratios implied by the resulting mean valuation range based on implied Magnum Hunter and Cimarex share prices derived from the 2004 and 2005 Price/Earnings per Share and Price/Cash Flow per Share analysis as computed by Deutsche Bank.

Exchange ratio range
Price / cash flow per share	0.296x - 0.377	x
Price / earnings per share	0.307 - 0.386

        Deutsche Bank calculated Price to Cash Flow per Share and Price to Earnings per Share multiples for Magnum Hunter and Cimarex for the fiscal years ended 2004 and 2005 based on Magnum Hunter's and Cimarex's respective management estimates. Deutsche Bank then applied the same comparable company multiples as used in the previous analysis (ranging between 3.5x and 4.0x for 2004 Price/Cash Flow per share; between 3.2x and 3.7x for 2005 Price/Cash Flow per share; between 10.5x and 11.5x for

2004 Price/Earnings per share; and between 9.0x and 10.0x for 2005 Price/Earnings per share) to the corresponding Magnum Hunter statistics based on management estimates. Deutsche Bank then applied the same comparable company multiples as used in the previous analysis (ranging between 4.9x and 5.4x for 2004 Price/Cash Flow per share; between 4.2x and 4.7x for 2005 Price/Cash Flow per share; between 11.5x and 12.5x for 2004 Price/Earnings per share; and between 10.0x and 12.0x for 2005 Price/Earnings per share) to the corresponding Cimarex statistics based on management estimates. The following table presents the range of exchange ratios implied by the resulting mean valuation range based on implied Magnum Hunter and Cimarex share prices derived from the 2004 and 2005 Price/Earnings per Share and Price/Cash Flow per Share analysis as computed by Deutsche Bank.

Exchange ratio range
Price / cash flow per share	0.311x - 0.397	x
Price / earnings per share	0.300 - 0.377

        Deutsche Bank also calculated Total Enterprise Value to thousand cubic foot of gas equivalent proved reserves values for Magnum Hunter and Cimarex based on the most recently publicly disclosed amount of proved reserves available, adjusted for acquisitions and divestitures. Deutsche Bank then compared the Total Enterprise Value to proved reserves values obtained for Magnum Hunter and Cimarex with results obtained for the Magnum Hunter selected companies and the Cimarex selected companies.

        The analysis showed the following results:

Total enterprise value / proved reserves (Mcfe)
Magnum Hunter	$1.85
Cimarex	3.78
Magnum Hunter selected companies median	1.95
Cimarex selected companies median	1.85

        Deutsche Bank then applied comparable company values (ranging between $1.65 and $1.95 for Total Enterprise Value/proved reserves) to the corresponding Magnum Hunter statistics based on publicly disclosed estimates. Deutsche Bank then applied comparable company values (ranging between $2.10 and $2.35 for Total Enterprise Value/proved reserves) to the corresponding Cimarex statistics based on publicly available estimates. Cimarex's reserve estimate was increased by 20% to attempt to adjust Cimarex's reserves due to its policy of typically not including proved undeveloped reserves in its reserves estimates. The 20% increase represents research analyst estimates of Cimarex's proved reserves if Cimarex were to include proved undeveloped reserves in its reserve estimates in a manner consistent with the comparable companies. The following table presents the range of exchange ratios implied by the resulting valuation range based on implied Magnum Hunter and Cimarex share prices derived from the Total Enterprise Value as computed by Deutsche Bank.

Exchange ratio range
Total enterprise value / Proved reserves (Mcfe)	0.365x - 0.530x

        Deutsche Bank calculated Total Enterprise Value to 2005 estimated thousand cubic foot of gas equivalent production per day values for Magnum Hunter and Cimarex as provided in recent reports by analysts from four financial institutions for Magnum Hunter and three financial institutions for Cimarex. Such reports represent substantially all the research analysts' reports which contained production estimates on Magnum Hunter and Cimarex that were reasonably available and current at the time the analyses were performed. Deutsche Bank then compared the Total Enterprise Value to 2005 daily production values obtained for Magnum Hunter and Cimarex with results obtained for the Magnum Hunter selected companies and the Cimarex selected companies.

        The analysis showed the following results:

Total enterprise value / production (Mcfe/day)
Magnum Hunter	$7,087
Cimarex	7,237
Magnum Hunter selected companies median	6,320
Cimarex selected companies median	7,087

        Deutsche Bank then applied comparable company values (ranging between $6,000 and $6,700 for Total Enterprise Value/2005 daily production) to the corresponding Magnum Hunter statistics based on analyst estimates. Deutsche Bank then applied comparable company values (ranging between $6,500 and $7,800 for Total Enterprise Value/2005 production) to the corresponding Cimarex statistics based on analyst estimates. The following table presents the range of exchange ratios implied by the resulting valuation range based on implied Magnum Hunter and Cimarex share prices derived from the Total Enterprise Value as computed by Deutsche Bank.

Exchange ratio range
Total enterprise value / 2005 Daily Production (Mcfe/day)	0.237x - 0.339x

        Deutsche Bank calculated Total Enterprise Value to 2005 estimated thousand cubic foot of gas equivalent production per day values for Magnum Hunter and Cimarex projected by the managements of Magnum Hunter and Cimarex. Deutsche Bank then applied comparable company values (ranging between $6,000 and $6,700 for Total Enterprise Value/2005 daily production) to the corresponding Magnum Hunter statistics based on Magnum Hunter management estimates. Deutsche Bank then applied comparable company values (ranging between $6,500 and $7,800 for Total Enterprise Value/2005 production) to the corresponding Cimarex statistics based on Cimarex management estimates. The following table presents the range of exchange ratios implied by the resulting valuation range based on implied Magnum Hunter and Cimarex share prices derived from the Total Enterprise Value as computed by Deutsche Bank.

Exchange ratio range
Total enterprise value / 2005 Daily Production (Mcfe/day)	0.235x - 0.335x

        Pro Forma Contribution Analysis.    Deutsche Bank compared the pro forma contributions of each of Magnum Hunter and Cimarex to the combined company, based on First Call estimates and based on management estimates from both Magnum Hunter and Cimarex. Deutsche Bank reviewed pro forma estimates of earnings, cash flow and EBITDA for the years 2004 and 2005. Deutsche Bank also compared the contribution to pro forma total net asset value and pro forma proved developed net asset value that each of the companies provide. Magnum Hunter's total net asset value was calculated as the sum of the projected, discounted cash flows from Magnum Hunter's risked proved, probable and possible reserve base, a projected exploration program and midstream and oilfield service assets less total net debt. Risking assumptions were based on Deutsche Bank precedent experience confirmed as reasonable by Magnum Hunter's management. The exploration program was based upon production, operating and capital cost estimates provided by Magnum Hunter's management. Cimarex's total net asset value was calculated as the sum of the projected, discounted cash flows from Cimarex's total proved reserve base, and projected risked drilling program plus total net cash. The drilling program for 2005, including risking associated with that program, was provided by Cimarex management. This program was used by Deutsche Bank as the basis for the exploration program in 2006 and 2007. The assumptions underlying the exploration program were deemed reasonable by Cimarex management. Magnum Hunter's proved developed net asset value was calculated as the sum of the projected, discounted cash flows from Magnum Hunter's proved developed reserve base and midstream and oilfield service assets less net debt. Net debt was adjusted by the ratio of proved developed reserves to total proved reserves. Cimarex's proved developed net asset value was calculated as the sum of the projected, discounted cash flows from Cimarex's proved developed reserve base plus net cash. Net cash was adjusted by the ratio of proved developed reserves to total proved reserves.

        As more fully described in the table below, Magnum Hunter and Cimarex will contribute to the combined company in a manner consistent with the participation that Magnum Hunter stockholders and Cimarex stockholders will have in the ownership of Cimarex following the merger, as such participation is implied by the agreed 0.415 exchange ratio:

								Relative Ownership Based On Exchange Ratio
	Cash Flow		Net Income
					Total Net Asset Value	Proved Developed Net Asset Value	Pre-Transaction Equity Value
	2004	2005	2004	2005
Magnum Hunter—First
Call Projections	45%	51%	40%	49%	42%	39%	41%	47%
Cimarex—First Call Projections	55	49	60	51	58	61	59	53
Magnum Hunter—Management Projections	47	52	40	49	42	39	41	47
Cimarex—Management Projections	53	48	60	51	58	61	59	53

        Pro Forma Earnings, Cash Flow and Credit Impact Analysis.    Deutsche Bank analyzed the pro forma effects of the merger and computed the resulting accretion/dilution to the combined company's projected per-share earnings and cash flow during 2005, based on the agreed exchange ratio.

        Deutsche Bank also computed the resulting credit statistics for the combined company based on the agreed exchange ratio, including total debt to book capitalization, total debt to last twelve months' (LTM) EBITDA, LTM EBITDA to interest expense, total debt to thousand cubic foot of gas equivalent proved reserves and total debt to thousand cubic foot of gas equivalent proved developed reserves. In one analysis, these computations used earnings and cash flow projections for Magnum Hunter and Cimarex based on First Call estimates, and in the second analysis, these computations used earnings and cash flow projections for Magnum Hunter and Cimarex based on estimates provided by Magnum Hunter and Cimarex management. In both analyses, the computations used preliminary synergy estimates and certain purchase accounting adjustments provided by Cimarex's management.

        The analysis indicated that, based on First Call estimates and management estimates, the merger would be dilutive to estimated earnings per share in 2005 of Cimarex as compared to the same estimates for Cimarex on a stand-alone basis. Based on First Call estimates and management estimates, the merger would be accretive to cash flow per share for Cimarex in 2005, as compared to the same estimates for Cimarex on a stand-alone basis. In addition, the analysis indicated that, based on First Call estimates, the merger should have a positive impact on the credit statistics of the combined company as compared to Magnum Hunter on a stand-alone basis.

        Precedent Transactions Analysis.    Deutsche Bank examined 34 selected precedent business combination transactions which, for the purposes of its analysis, it deemed to be comparable to the merger in whole or in part. These 34 transactions included 16 transactions with consideration consisting of all stock and 18 transactions with consideration consisting of all or some portion of cash proceeds. The all-stock transactions included all significant transactions between publicly traded exploration and production companies since 1997. The cash or cash and stock transactions included all significant transactions between publicly traded exploration and production companies since 2001. Deutsche Bank calculated the premium received to the share price one day, one week and one month prior to announcement in these selected precedent transactions and then calculated the median value premium of the transactions. The calculated median premium for these two groupings of transactions over the three examined time periods are shown in the table below.

Premium to unaffected stock price

	1 day prior stock price	1 week prior stock price	1 month prior stock price
Median—all stock transactions	11%	10%	10%
Median—cash or cash & stock transactions	23%	24%	31%

        Based on closing stock prices on January 19, 2005, the value implied to Magnum Hunter based on the 0.415 exchange ratio was a 23.6% premium.

        Deutsche Bank then applied comparable transaction premium values (ranging between 5% and 25%) to the Magnum Hunter closing stock price on January 19, 2005. Deutsche Bank then applied comparable transaction premium values (ranging between 5% and 25%) to the corresponding Cimarex closing stock price on January 19, 2005. The following table presents the range of exchange ratios implied by the resulting valuation range based on implied Magnum Hunter and Cimarex share prices as computed by Deutsche Bank.

Exchange ratio range
Comparable transaction analysis	0.282x - 0.400x

        The precedent stock for stock transactions examined were:

  •
  Kerr-McGee Corporation / Westport Resources Corporation

  •
  Plains Exploration & Production Company / Nuevo Energy Company

  •
  Devon Energy Corporation / Ocean Energy, Inc.

  •
  Newfield Exploration Company / EEX Corporation

  •
  PanCanadian Energy Corporation / Alberta Energy Company Ltd.

  •
  Westport Resources Corporation / Belco Oil & Gas Corp.

  •
  Stone Energy Corporation / Basin Exploration, Inc.

  •
  Forest Oil Corporation / Forcenergy Inc.

  •
  Devon Energy Corporation / Santa Fe Snyder Corporation

  •
  Anadarko Petroleum Corporation / Union Pacific Resources Group Inc.

  •
  Devon Energy Corporation / PennzEnergy Company

  •
  Santa Fe Energy Resources, Inc. / Snyder Oil Corporation

  •
  Ocean Energy, Inc. / Seagull Energy Corporation

  •
  Kerr-McGee Corporation / Oryx Energy Company

  •
  Ocean Energy, Inc. / United Meridian Corporation

  •
  Burlington Resources Inc. / The Louisiana Land and Exploration Company

        The precedent cash or cash and stock transactions examined were:

  •
  Noble Energy, Inc. / Patina Oil & Gas Corporation

  •
  Petro-Canada / Prima Energy Corporation

  •
  Forest Oil Corporation / The Wiser Oil Company

  •
  Pioneer Natural Resources Company / Evergreen Resources, Inc.

  •
  EnCana Corporation / Tom Brown, Inc.

  •
  Canadian Natural Resources Limited / Rio Alto Exploration Ltd.

  •
  Royal Dutch-Shell Group / Enterprise Oil plc

  •
  Magnum Hunter Resources, Inc. / Prize Energy Corporation

  •
  Burlington Resources Inc. / Canadian Hunter Exploration Ltd.

  •
  Dominion Resources, Inc. / Louis Dreyfus Natural Gas Corp.

  •
  Devon Energy Corporation / Anderson Exploration Ltd.

  •
  Devon Energy Corporation / Mitchell Energy & Development Corp.

  •
  Amerada Hess Corporation / Triton Energy Limited

  •
  Hunt Oil Company / Chieftain International, Inc.

  •
  Conoco Inc. / Gulf Canada Resources, Ltd.

  •
  Kerr-McGee Corporation / HS Resources, Inc.

  •
  The Williams Companies, Inc. / Barrett Resources Corporation

  •
  Vintage Petroleum, Inc. / Genesis Exploration Ltd.

        Deutsche Bank analyzed transaction multiples for eight of the precedent transactions and compared these multiples to those implied by the transaction value at January 19, 2005. The multiples calculated included total enterprise value to EBITDA, equity value to earnings and equity value to cash flow and total enterprise value to thousand cubic foot of gas equivalent proved reserves values (based on the most recently publicly disclosed amount of proved reserves available, adjusted for acquisitions and divestitures). These multiples were calculated based on actual LTM results and First Call estimates for the fiscal year of the transaction (FY+1) and the year following the year of the transaction (FY+2).

	Total enterprise value / EBITDA						Equity value / net income						Equity value / cash flow
																			Total Enterprise value / Reserves
	LTM		FY + 1		FY + 2		LTM		FY + 1		FY + 2		LTM		FY + 1		FY + 2
Precedent Transaction Median Multiples	7.7	x	5.7	x	6.1	x	21.4	x	18.7	x	17.2	x	5.8	x	5.4	x	5.7	x	$1.81
Magnum Hunter / Cimarex Transaction	8.0		6.8		5.7		18.7		15.2		11.7		6.1		5.6		4.4		2.18

        The transactions used for this analysis consist of the significant exploration and production transactions between publicly traded companies announced since 2003. This time period was selected as these transactions occurred during a commodity price environment which is comparable to the existing commodity price environment. They include the following:

  •
  Noble Energy, Inc. / Patina Oil and Gas Corporation

  •
  Petro-Canada / Prima Energy Corporation

  •
  Forest Oil Corporation / The Wiser Oil Company

  •
  Pioneer Natural Resources Company / Evergreen Resources, Inc.

  •
  EnCana Corporation / Tom Brown, Inc.

  •
  Kerr-McGee Corporation / Westport Resources Corporation

  •
  Plains Exploration & Production Company / Nuevo Energy Company

  •
  Devon Energy Corporation / Ocean Energy, Inc.

        Discounted Cash Flow Analysis.    Deutsche Bank performed a discounted cash flow analysis for Magnum Hunter and Cimarex.

        Deutsche Bank calculated the discounted cash flow values for Magnum Hunter as the sum of the net present value of:

  •
  the estimated future cash flow that Magnum Hunter will generate starting in the fourth quarter of 2004 through 2018, plus

  •
  the value of Magnum Hunter at the end of that period.

        Deutsche Bank estimated the present value of the future cash flows expected to be generated by Magnum Hunter's risked proved, probable and possible reserve base, in addition to the cash flows expected to be generated by reserves added through near-term exploration and development, and cash flows generated from Magnum Hunter's midstream and oilfield service operations. Risking assumptions are based on Deutsche Bank precedent experience confirmed as reasonable by Magnum Hunter management. Production and cost estimates were provided by Magnum Hunter management. Cash flow projections were generated starting in the fourth quarter of 2004 and ending in 2018. The terminal value of Magnum Hunter was based on projected residual values of Magnum Hunter's oil and gas reserves plus projected, annual oilfield service and midstream cash flow. Deutsche Bank used discount rates ranging from 8% to 10% and NYMEX commodity futures prices and First Call commodity price decks as of January 19, 2005.

        Deutsche Bank calculated the discounted cash flow values for Cimarex as the sum of the net present value of

  •
  the estimated future cash flow that Cimarex will generate from the fourth quarter of 2004 through 2018, plus

  •
  the value of Cimarex at the end of that period.

        Deutsche Bank estimated the present value of the future cash flows expected to be generated by Cimarex's existing proved reserve base, in addition to the cash flows expected to be generated by reserves added through near-term exploration and development. Production and cost estimates were based upon Cimarex management's 2005 financial projections and risked drilling program. Assumptions associated with projections beyond 2005 were reviewed for reasonableness by Cimarex management. Cash flow projections were generated starting in the fourth quarter of 2004 and ending in 2018. The terminal values of Cimarex were based on projected residual values of Cimarex's oil and gas reserves. Deutsche Bank used discount rates ranging from 8% to 10% and NYMEX commodity futures prices and First Call commodity price decks as of January 19, 2005.

        The following table presents the range of exchange ratios implied by the resulting valuation range based on implied Magnum Hunter and Cimarex discounted cash flow valuations as computed by Deutsche Bank.

Exchange ratio range
Discounted cash flow analysis	0.276x - 0.419x

  General

        In connection with the review of the merger by Magnum Hunter's board of directors, Deutsche Bank performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Deutsche Bank considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Deutsche Bank believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Deutsche Bank may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Deutsche Bank's view of the actual value of Magnum Hunter or Cimarex.

        In performing its analyses, Deutsche Bank made numerous assumptions with respect to industry risks associated with reserves, industry performance, general business and economic conditions and other matters, many of which are beyond the control of Magnum Hunter or Cimarex. Any estimates contained in Deutsche Bank's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Deutsche Bank's analysis of the fairness from a financial point of view to Magnum Hunter common stockholders of the 0.415 exchange ratio and were prepared in connection with the delivery by Deutsche Bank of its opinion, dated January 25, 2005, to Magnum Hunter's board of directors. The analyses do not purport to be appraisals or to reflect the prices at which Magnum Hunter common stock or Cimarex common stock might trade following announcement of the merger or the prices at which Cimarex common stock might trade following consummation of the merger.

        The terms of the merger were determined through arm's length negotiations between Magnum Hunter and Cimarex and were unanimously approved by Magnum Hunter's and Cimarex's boards of directors. Deutsche Bank did not recommend any specific exchange ratio or form of consideration to Magnum Hunter or that any specific exchange ratio or form of consideration constituted the only appropriate consideration for the merger. Deutsche Bank's opinion was provided to Magnum Hunter's board of directors to assist it in its consideration of the exchange ratio in the merger. Deutsche Bank's opinion does not address any other aspect of the proposed merger and does constitute a recommendation to any stockholder as to how to vote or to take any other action with respect to the merger. Deutsche Bank's opinion was one of the many factors taken into consideration by Magnum Hunter's board of directors in making its unanimous determination to approve the merger agreement. Deutsche Bank's analyses summarized above should not be viewed as determinative of the opinion of Magnum Hunter's board of directors with respect to the value of Magnum Hunter or Cimarex or of whether Magnum Hunter's board of directors would have been willing to agree to a different exchange ratio or form of consideration.

        Magnum Hunter selected Deutsche Bank as financial advisor in connection with the merger based on Deutsche Bank's qualifications, expertise, reputation and experience in mergers and acquisitions. Pursuant to the engagement letter between Magnum Hunter and Deutsche Bank, Magnum Hunter agreed to pay Deutsche Bank a fee calculated as a percentage of the aggregate transaction value of the merger as of the closing date. Based on the closing prices of Magnum Hunter's and Cimarex's common stock on February 3, 2005, Deutsche Bank's fee would be approximately $6.1 million for services rendered by Deutsche Bank in connection with the merger, including Deutsche Bank's delivery of its opinion, all of which is contingent upon consummation of the merger. Magnum Hunter has also agreed to reimburse Deutsche Bank for its expenses incurred in performing its services. In addition, Magnum Hunter has agreed to indemnify Deutsche Bank and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Deutsche Bank or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Deutsche Bank's engagement and any related transactions.

Opinions of Magnum Hunter's Financial Advisors—Merrill Lynch, Pierce, Fenner & Smith Incorporated

        On January 25, 2005, Merrill Lynch, Pierce, Fenner & Smith Incorporated delivered its oral opinion, which was subsequently confirmed in a written opinion dated January 25, 2005, to the board of directors of Magnum Hunter to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the exchange ratio of 0.415 pursuant to the proposed merger was fair from a financial point of view to the holders of Magnum Hunter common stock. A copy of Merrill Lynch's written opinion is attached to this joint proxy statement/prospectus as Annex D.

        Merrill Lynch's written opinion sets forth the assumptions made, matters considered and limits on the scope of review undertaken by Merrill Lynch. Each holder of Magnum Hunter common stock is encouraged to read Merrill Lynch's opinion in its entirety. Merrill Lynch's opinion was intended for the use and benefit of the board of directors of Magnum Hunter, does not address the merits of the underlying decision by Magnum Hunter to engage in the merger and does not constitute a recommendation to any stockholder as to how that stockholder should vote on the merger or any related matter. This summary of Merrill Lynch's opinion is qualified by reference to the full text of the opinion attached as Annex D.

        In arriving at its opinion, Merrill Lynch, among other things:

  •
  Reviewed certain publicly available business and financial information relating to Magnum Hunter and Cimarex that it deemed to be relevant;

  •
  Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Magnum Hunter and Cimarex furnished to it by Magnum Hunter and Cimarex, respectively;

  •
  Reviewed certain proved reserve data of Magnum Hunter and Cimarex as well as information relating to potential future drilling sites and the probable and possible reserves;

  •
  Conducted discussions with members of senior management and representatives of Magnum Hunter and Cimarex concerning the matters described in the three bullet points above, as well as their respective businesses and prospects before and after giving effect to the merger;

  •
  Reviewed the market prices and valuation multiples for Magnum Hunter common stock and Cimarex common stock and compared them with those of certain publicly traded companies that it deemed to be relevant;

  •
  Reviewed the results of operations of Magnum Hunter and Cimarex and compared them with those of certain publicly traded companies that it deemed to be relevant;

  •
  Compared the proposed financial terms of the merger with the financial terms of certain other transactions that it deemed to be relevant;

  •
  Participated in certain discussions and negotiations among representatives of Magnum Hunter and Cimarex and their financial and legal advisors;

  •
  Reviewed the potential pro forma impact of the merger;

  •
  Reviewed the merger agreement; and

  •
  Reviewed such other financial studies and analyses and took into account such other matters as it deemed necessary, including its assessment of general economic, market and monetary conditions.

        In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and did not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Magnum Hunter or Cimarex and was not furnished with any such evaluation or appraisal (other than the reserve data referred to above), nor did Merrill Lynch evaluate the solvency or fair value of Magnum Hunter or Cimarex under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch has not assumed any obligation to conduct any physical inspection of the properties or facilities of Magnum Hunter or Cimarex. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Magnum Hunter or Cimarex, Merrill Lynch assumed that such information was reasonably prepared and reflected the best currently available estimates and judgment of Magnum Hunter's or Cimarex's management as to the expected future financial performance of Magnum Hunter or Cimarex, as the case may be. Merrill Lynch further assumed that the merger would qualify as a tax-free reorganization for U.S. federal income tax purposes.

        The opinion of Merrill Lynch was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the merger.

        The Merrill Lynch opinion does not address the merits of the underlying decision by Magnum Hunter to engage in the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed merger or any matter related thereto. In addition, Merrill Lynch was not asked to address nor does its opinion address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Magnum Hunter, other than the holders of Magnum Hunter common stock.

        The following is a summary of the material financial and comparative analyses performed by Merrill Lynch that were presented to Magnum Hunter's board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Merrill Lynch's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Merrill Lynch's financial analyses.

  Analysis of Magnum Hunter

        Comparable Public Companies Analysis.    Using publicly available information, Merrill Lynch compared certain financial and operating information and ratios for Magnum Hunter with corresponding financial and operating information and ratios for the following fourteen independent oil and gas exploration and production companies:

  •
  Cabot Oil & Gas Corporation;

  •
  Cimarex Energy Co.;

  •
  Denbury Resources Inc.;

  •
  Encore Acquisition Company;

  •
  Forest Oil Corporation;

  •
  The Houston Exploration Company;

  •
  Newfield Exploration Company;

  •
  Noble Energy, Inc.;

  •
  Plains Exploration & Production Company;

  •
  Pogo Producing Company;

  •
  Spinnaker Exploration Company;

  •
  St. Mary Land & Exploration Company;

  •
  Stone Energy Corporation; and

  •
  Vintage Petroleum, Inc.

        Merrill Lynch reviewed:

  •
  the ratio of the equity value to projected 2005 discretionary cash flow per share, which is referred to below as "Equity value/2005E CFPS";

  •
  the ratio of the enterprise value, which is defined as equity value plus total long term debt minus cash plus liquidation preference of preferred stock plus minority interest, to projected 2005 earnings before interest, taxes, depreciation and amortization, which is referred to below as "Enterprise value/2005E EBITDA";

  •
  the ratio of the enterprise value to the pro forma year end 2003 quantity of estimated proven reserves (adjusted for acquisitions) on a dollars per thousand cubic feet equivalent (assuming a conversion ratio of six thousand cubic feet of natural gas to one barrel of oil), which is referred to below as "Enterprise value/proven reserves ($/Mcfe)"; and

  •
  the ratio of the enterprise value to the most recently disclosed projected 2005 net daily production on a dollars per thousand cubic feet equivalent per day (assuming a conversion ratio of six thousand cubic feet of natural gas to one barrel of oil), which is referred to below as "Enterprise value/2005E daily production ($/Mcfe/d)".

        This analysis indicated the following:

Magnum Hunter Comparable Public Companies Analysis

Benchmark	High	Low	Mean	Median	Reference Range
Equity value/2005E CFPS	6.8x	2.8x	4.5x	4.0x	3.5x - 4.0x
Enterprise value/2005E EBITDA	6.7x	2.7x	4.6x	4.4x	4.5x - 5.0x
Enterprise value/proven reserves ($/Mcfe)	$3.71	$0.81	$2.11	$1.89	$1.90 - $2.10
Enterprise value/2005E daily production ($/Mcfe/d)	$8,771	$4,044	$6,273	$6,004	$6,500 - $7,000

        Using the reference ranges described above, this analysis indicated a range of implied enterprise values of Magnum Hunter of approximately $1.80 billion to $2.00 billion and implied prices per share of Magnum Hunter common stock of approximately $12.37 to $14.58 (based upon 90.6 million diluted shares outstanding and $680.0 million of net debt), compared to the implied value of the consideration to be received in the merger of $16.55, based upon the closing price per share of Cimarex common stock on January 24, 2005 of $39.87 and the exchange ratio pursuant to the merger of 0.415.

        Comparable Transaction Analysis.    Using publicly available information, Merrill Lynch examined the following eleven selected transactions in the oil and gas exploration and production industry. The transactions considered and the date each transaction was announced were as follows:

Buyer/Seller	Date Announced
Noble Energy, Inc./Patina Oil & Gas Corporation	12/16/04
Newfield Exploration Company/Inland Resources Inc.	8/6/04
Affiliate of Carlyle/Riverstone Global Energy and Power Fund II, L.P./Belden & Blake Corporation	6/17/04
Petro-Canada/Prima Energy Corporation	6/9/04
Forest Oil Corporation/The Wiser Oil Company	5/23/04
Pioneer Natural Resources Company/Evergreen Resources, Inc.	5/4/04
EnCana Corporation/Tom Brown, Inc.	4/15/04
Kerr-McGee/Westport Resources Corporation	4/7/04
Plains Exploration & Production Company/Nuevo Energy Company	2/12/04
Devon Energy Corporation/Ocean Energy, Inc.	2/24/03
Plains Exploration & Production Company/3TEC Energy Corporation	2/3/03

        Merrill Lynch reviewed:

  •
  the ratio of the transaction value to latest-twelve-month earnings before interest, taxes, depreciation and amortization, which is referred to below as "Transaction Value/LTM EBITDA";

  •
  the ratio of the transaction value to the quantity of estimated proven reserves on a dollars per thousand cubic feet equivalent (assuming a conversion ratio of six thousand cubic feet of natural gas to one barrel of oil), which is referred to below as "Transaction Value/Reserves ($/Mcfe)";

  •
  the ratio of the transaction value to net daily production on a dollars per thousand cubic feet equivalent per day (assuming a conversion ratio of six thousand cubic feet of natural gas to one barrel of oil), which is referred to below as "Transaction Value/Production ($/Mcfe/d)";

        The analysis indicated the following:

Magnum Hunter Comparable Transaction Analysis

Benchmark	High	Low	Average	2004 Average	2003 Average	Reference Range
Transaction Value/LTM EBITDA	13.6x	5.0x	7.3x	7.2x	7.8x	6.0x - 6.5x
Transaction Value/Reserves ($/Mcfe)	$3.64	$0.76	$1.76	$1.84	$1.47	$1.85 - $2.15
Transaction Value/Production ($/Mcfe/d)	$12,838	$3,119	$7,127	$7,571	$5,350	$7,500 - $8,500

        This analysis indicated a range of implied enterprise values of Magnum Hunter of approximately $1.85 billion to $2.05 billion, and implied prices per share of Magnum Hunter common stock of approximately $12.92 to $15.13 (based upon 90.6 million diluted shares outstanding and $680.0 million of net debt), compared to the implied value of the consideration to be received in the merger of $16.55, based upon the closing price per share of Cimarex common stock on January 24, 2005 of $39.87 and the exchange ratio pursuant to the merger of 0.415.

        Merger Premium Analysis.    Merrill Lynch reviewed the premiums paid in the following eleven stock-for-stock business combinations in the oil and gas exploration and production industry. The transactions considered, including the date each transaction was announced, were as follows:

Buyer/Seller	Date Announced
Kerr-McGee/Westport Resources Corporation	4/7/04
Plains Exploration & Production Company/Nuevo Energy Company	2/12/04
Devon Energy Corporation/Ocean Energy, Inc.	2/24/03
Unocal Corporation/Pure Resources, Inc.	8/21/02
Newfield Exploration Company/EEX Corporation	5/29/02
PanCanadian Energy Corporation/Alberta Energy Company Ltd.	1/27/02
Westport Resources Corporation/Belco Oil & Gas Corp.	6/9/01
Stone Energy Corporation/Basin Exploration, Inc.	10/30/00
Forest Oil Corporation/Forcenergy Inc.	7/10/00
Devon Energy Corporation/Santa Fe Snyder Corporation	5/26/00
Anadarko Petroleum Corporation/Union Pacific Resources Group Inc.	4/3/00

        For each transaction listed above, Merrill Lynch calculated the premium represented by the offer price over the target company's share price for the one day period prior to the transaction's announcement and the target company's average share price for the ten day and thirty day periods prior to the transaction's announcement. This analysis indicated the following:

Magnum Hunter Merger Premium Analysis

Time Period (prior to transaction announcement)	High Premium	Low Premium	Mean Premium	Median Premium
One day	27.0%	(4.3%)	11.4%	10.7%
10 days	37.0%	1.1%	14.7%	11.5%
30 days	56.1%	4.8%	18.4%	11.9%

        Merrill Lynch used the mean historical premia and the closing price per share of Magnum Hunter common stock for the corresponding periods prior to the announcement of the merger, and adjusted the low end of the implied value per share downward to reflect no premium to the closing price per share of Magnum Hunter common stock one day prior to the announcement of the merger to take into account the fact that Magnum Hunter had publicly disclosed in October 2004 that it was exploring strategic alternatives. This analysis indicated a range of implied prices per share of Magnum Hunter common stock of approximately $13.15 to $14.90, compared to the implied value of the consideration to be received in the merger of $16.55, based upon the closing price per share of Cimarex common stock on January 24, 2005 of $39.87 and the exchange ratio pursuant to the merger of 0.415.

        Discounted Cash Flow Analysis.    Merrill Lynch performed a discounted cash flow analysis for Magnum Hunter to estimate the net asset value of Magnum Hunter common stock. Using financial forecasts provided by Magnum Hunter management, Merrill Lynch discounted the projected after-tax cash flows from Magnum Hunter at rates ranging from 7% to 9%, and applied a risk weighting to the proved reserves, probable and possible and exploratory reserves that it deemed appropriate based upon its judgment. This analysis indicated a range of implied enterprise net asset values of Magnum Hunter of approximately $0.96 billion to $1.14 billion and implied values per share of Magnum Hunter common stock of approximately $10.60 to $12.57 (based upon 90.6 million diluted shares outstanding and $680.0 million of net debt), compared to the implied value of the consideration to be received in the merger of $16.55, based upon the closing price per share of Cimarex common stock on January 24, 2005 of $39.87 and the exchange ratio pursuant to the merger of 0.415.

        Historical Stock Performance.    Merrill Lynch reviewed historical trading prices for Magnum Hunter common stock. This review indicated that during the one year period ending January 24, 2005, the Magnum Hunter common stock traded as low as $8.12 per share and as high as $13.82 per share, compared to the implied value of the consideration to be received in the merger of $16.55, based upon the closing price per share of Cimarex common stock on January 24, 2005 of $39.87 and the exchange ratio pursuant to the merger of 0.415.

  Analysis of Cimarex

        Comparable Public Companies Analysis.    Using publicly available information, Merrill Lynch compared certain financial and operating information and ratios for Cimarex with corresponding financial and operating information and ratios for the independent oil and gas exploration and production companies listed above under "—Analysis of Magnum Hunter—Comparable Public Companies Analysis," except that the group of companies used in this analysis included Magnum Hunter in the place of Cimarex.

        Merrill Lynch reviewed:

  •
  the ratio of the equity value to projected 2005 discretionary cash flow per share, which is referred to below as "Equity value/2005E CFPS";

  •
  the ratio of the enterprise value to projected 2005 earnings before interest, taxes, depreciation and amortization, which is referred to below as "Enterprise value/2005E EBITDA";

  •
  the ratio of the enterprise value to the pro forma year end 2003 quantity of estimated proven reserves (adjusted for acquisitions) on a dollars per thousand cubic feet equivalent (assuming a conversion ratio of six thousand cubic feet of natural gas to one barrel of oil), which is referred to below as "Enterprise value/proven reserves ($/Mcfe)"; and

  •
  the ratio of the enterprise value to the most recently disclosed projected 2005 net daily production on a dollars per thousand cubic feet equivalent per day (assuming a conversion ratio of six thousand cubic feet of natural gas to one barrel of oil), which is referred to below as "Enterprise value/2005E daily production ($/Mcfe/d)".

        This analysis indicated the following:

Cimarex Comparable Public Companies Analysis

Benchmark	High	Low	Mean	Median	Reference Range
Equity value/2005E CFPS	6.8x	2.8x	4.3x	3.8x	4.0x - 4.5x
Enterprise value/2005E EBITDA	6.7x	2.7x	4.6x	4.4x	4.5x - 5.0x
Enterprise value/proven reserves ($/Mcfe)	$3.55	$0.81	$1.99	$1.89	$1.90 - $2.10
Enterprise value/2005E daily production ($/Mcfe/d)	$8,771	$4,044	$6,327	$6,004	$6,500 - $7,000

        Using the reference ranges described above, this analysis indicated a range of implied enterprise values of Cimarex of approximately $1.30 billion to $1.50 billion, and implied prices per share of Cimarex common stock of approximately $31.86 to $36.44 (based upon 43.7 million diluted shares outstanding and ($92.2) million of net debt), compared to the closing price per share of Cimarex common stock on January 24, 2005 of $39.87.

        Discounted Cash Flow Analysis.    Merrill Lynch performed a discounted cash flow analysis for Cimarex to estimate the net asset value of Cimarex common stock. Using financial forecasts provided by Cimarex management, Merrill Lynch discounted the projected after-tax cash flows from Cimarex at rates ranging from 7% to 9%, and applied a risk weighting for proved developing producing, proved developing non-producing, proved undeveloped reserves and unproven reserves that it deemed appropriate based upon its judgment. This analysis indicated a range of implied enterprise net asset values of Cimarex of $1.16 billion to $1.28 billion, and implied values per share of Cimarex common stock of approximately $26.53 to $29.23 (based upon 43.7 million diluted shares outstanding and ($92.2) million of net debt), compared to the closing price per share of Cimarex common stock on January 24, 2005 of $39.87.

        Historical Stock Performance.    Merrill Lynch reviewed historical trading prices for Cimarex common stock. This review indicated that during the one year period ending January 24, 2005, the Cimarex common stock traded as low as $24.05 per share and as high as $41.45 per share, compared to the closing price per share of Cimarex common stock on January 24, 2005 of $39.87.

  Exchange Ratio Analysis

        Historical Implied Exchange Ratio Trading Analysis.    Merrill Lynch reviewed the per share daily closing market prices of Magnum Hunter common stock and Cimarex common stock for the two year period ending January 24, 2005, and calculated the historical implied exchange ratios by dividing the daily closing prices of Magnum Hunter common stock by those of Cimarex common stock on January 24, 2005 and the average of those closing prices per share for the previous month, previous three months, previous six months, previous year, and previous two years. This analysis shows the following implied exchange ratios, in each compared to the exchange ratio pursuant to the merger of 0.415:

Period Ending January 24, 2005	Implied Exchange Ratio
January 24, 2005	0.330
Average previous 1 month	0.336
Average previous 2 months	0.341
Average previous 3 months	0.338
Average previous year	0.346
Average previous 2 years	0.344

        Contribution Analysis.    In order to estimate the implied exchange ratio range based upon a contribution analysis, Merrill Lynch estimated the contribution of Magnum Hunter and Cimarex to the pro forma combined company on a percentage basis with respect to the following:

  •
  Equity value;

  •
  Enterprise value;

  •
  Proved reserves, which is referred to below as "Proved Reserves";

  •
  Net asset value, which was estimated for Magnum Hunter and Cimarex using the discounted cash flow methodologies for each company described above and discount rates ranging for 7% to 9%;

  •
  2004 estimated EBITDA, which is referred to below as "2004E EBITDA";

  •
  2004 estimated net income, which is referred to below as "2004E net income";

  •
  2004 estimated discretionary cash flow, which is referred to below as "2004E cash flow";

  •
  2004 estimated net production, which is referred to below as "2004E production";

  •
  2005 estimated EBITDA, which is referred to below as "2005E EBITDA";

  •
  2005 estimated net income, which is referred to below as "2005E net income";

  •
  2005 estimated discretionary cash flow, which is referred to below as "2005E cash flow"; and

  •
  2005 estimated net production, which is referred to below as "2005E production."

        Magnum Hunter's contributions to the pro forma combined company with respect to proved reserves, estimated net production and estimated EBITDA, which were all unleveraged measures, were adjusted to incorporate its net indebtedness of $680.0 million, which is referred to below as the "Magnum Hunter Leverage Adjusted Percentage Contribution." In addition, Cimarex reserves were adjusted upward by 20% to reflect proved undeveloped reserves in line with industry averages.

        This analysis showed the following implied exchange ratios, in each case compared to the exchange ratio pursuant to the merger of 0.415:

Relative Contribution Analysis

Benchmark	Magnum Hunter Percentage Contribution	Magnum Hunter Leverage Adjusted Percentage Contribution	Implied Exchange Ratio
Equity value	40.6	40.6	0.330
Enterprise value	53.1	40.6	0.330
Proved reserves	65.6	55.6	0.603
Net asset value (7% discount rate)	47.1	47.1	0.430
Net asset value (8% discount rate)	46.2	46.2	0.415
Net asset value (9% discount rate)	45.3	45.3	0.400
2004E EBITDA	47.3	33.6	0.244
2004E net income	39.7	39.7	0.318
2004E cash flow	46.2	46.2	0.414
2004E production	52.5	39.8	0.319
2005E EBITDA	53.9	41.5	0.342
2005E net income	49.4	49.4	0.470
2005E cash flow	52.9	52.9	0.542
2005E production	53.2	40.7	0.331

        Pro Forma Analysis.    Merrill Lynch analyzed the pro forma effect of the merger and estimated the resulting accretion/dilution to the combined company's projected per-share earnings and discretionary cash flow during 2005, based on the exchange ratio pursuant to the merger of 0.415.

        This analysis indicated that, based on Magnum Hunter and Cimarex management estimates (including $5 million in pre-tax synergies in 2005 to be realized as a result of the merger), the merger would be dilutive to projected earnings per share in 2005 for the combined company as compared to the same estimates for Cimarex on a stand-alone basis, and accretive to projected discretionary cash flow per share for the combined company in 2005, as compared to the same estimates for Cimarex on a stand-alone basis.

        The summary set forth above summarizes the material analyses performed by Merrill Lynch but does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by Merrill Lynch, without considering all analyses and factors, could create an incomplete view of the processes underlying the Merrill Lynch opinion. Merrill Lynch did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Magnum Hunter's and Merrill Lynch's control and involve the application of complex methodologies and educated judgments. In addition, no company utilized as a comparison in the analyses described above is identical to Magnum Hunter or Cimarex, and none of the transactions utilized as a comparison is identical to the merger.

        Magnum Hunter's board of directors selected Merrill Lynch to deliver its opinion because of Merrill Lynch's reputation as an internationally recognized investment banking firm with substantial experience in transactions similar to the merger and because Merrill Lynch is familiar with Magnum Hunter and its business. As part of Merrill Lynch's investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

        Merrill Lynch acted as financial advisor to the Magnum Hunter in connection with the merger and has received or will receive total fees from Magnum Hunter in the amount of $3.65 million for its services, of which $1.55 million has already been paid or billed and the remainder of which is contingent upon the consummation of the merger. In addition, Magnum Hunter agreed to indemnify Merrill Lynch for certain liabilities arising out of its engagement and to reimburse Merrill Lynch for certain expenses incurred in connection with this engagement, including the reasonable fees and disbursements of counsel. Merrill Lynch has, in the past, provided financial advisory services to Magnum Hunter and Cimarex and may continue to do so and has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of business, Merrill Lynch may actively trade the Magnum Hunter common stock and other securities of Magnum Hunter, as well as the common stock of Cimarex and other securities of Cimarex, for its own account and for the accounts of its customers and, accordingly, Merrill Lynch may at any time hold a long or short position in such securities.

Merger Consideration

  Magnum Hunter Common Stockholders

        In the merger, holders of shares of Magnum Hunter common stock will receive 0.415 of a share of Cimarex common stock for each share of Magnum Hunter common stock that they own immediately before the effective time of the merger. This ratio is referred to as the exchange ratio. The exchange ratio will not be adjusted in the case of changes in the outstanding shares of Cimarex between the date of the merger agreement and the effective time of the merger. Magnum Hunter common stockholders will receive cash for any fractional shares which they would otherwise receive in the merger.

  Magnum Hunter Series A Preferred Stockholders

        In the merger, all of the issued and outstanding shares of Magnum Hunter's Series A preferred stock will be canceled and converted into the right to receive, in the aggregate, 20 shares of Cimarex common stock. Based upon the 80,000 shares of Series A preferred stock currently outstanding, holders of Magnum Hunter's Series A preferred stock would receive 0.00025 of a share of Cimarex common stock for each share of Series A preferred stock that they own immediately before the effective time of the merger. This ratio will not be adjusted in the case of changes in the outstanding shares of Cimarex between the date of the merger agreement and the effective time of the merger.

        Magnum Hunter Series A preferred stockholders will receive fractional shares of Cimarex common stock in the merger to the extent necessary. In the alternative, Cimarex may elect in its sole discretion to offer Series A preferred stockholders who would otherwise receive fractional shares one or both of the following options:

  •
  the right to purchase an additional fraction of a share of Cimarex common stock sufficient to provide the holder with a whole share, at the closing sales price of Cimarex common stock on the NYSE on the day immediately before the holder's acceptance of this right; and/or

  •
  the establishment of an agency arrangement which combines fractional shares held by participating Series A preferred stockholders into whole shares, sells those shares for the account of the participating holders to a party other than Cimarex or its subsidiaries or affiliates, and then distributes the resulting sales proceeds to the participating holders in proportion to their contributed fractional share interests, with related transaction costs to be borne by Cimarex.

Cimarex may offer either or both of these alternatives to Series A preferred stockholders at any time until the third anniversary of the closing date of the merger. These provisions do not prevent Cimarex from offering other alternatives to Series A preferred stockholders who receive fractional shares of Cimarex common stock. Cimarex is not permitted to force Series A preferred stockholders who receive fractional shares of Cimarex common stock to receive cash in respect of their fractional shares.

  Treatment of Magnum Hunter Stock Options

        Magnum Hunter has agreed to use commercially reasonable efforts to obtain consent to cancel options to purchase Magnum Hunter common stock from all holders of options that require consent for cancellation of the options. Magnum Hunter also will cause all stock options that do not require consent for cancellation to be canceled as of the effective time of the merger. As of April 15, 2005, the record date for the Magnum Hunter special meeting, Magnum Hunter had options to purchase            shares of Magnum Hunter common stock outstanding, with an average exercise price of approximately $        per share. Magnum Hunter estimates that options covering            shares require consent for cancellation.

        At the effective time of the merger, the holder of each canceled stock option will be entitled to receive a cash payment equal to the product of the total number of shares of Magnum Hunter common stock subject to the option (whether vested or unvested), times the excess, if any, of the closing price of Magnum Hunter common stock on the day before the closing date over the exercise price of the option, less the amount of any required withholding taxes. Any cash payments to option holders will be made by Magnum Hunter or, at Cimarex's option, by Cimarex. Options with exercise prices higher than the closing price of Magnum Hunter common stock on the day before the closing date will not be entitled to any cash payment. The closing price of Magnum Hunter common stock on                        , 2005, the most recent practicable date before the printing of this joint proxy statement/prospectus, was $        . If the closing price of Magnum Hunter common stock is the same on the day before the closing date of the merger, Magnum Hunter estimates that options to purchase            shares of Magnum Hunter common stock will have an exercise price that is less than the closing price, and Magnum Hunter or Cimarex will be required to make an aggregate cash payment of approximately $        .

        If Magnum Hunter does not receive consent before the effective time to cancel any options that require consent for cancellation, those options will be assumed by Cimarex. Assumed options will be converted into an option to purchase that number of shares of Cimarex common stock determined by multiplying the number of shares of Magnum Hunter common stock subject to the option at the effective time of the merger by the exchange ratio. The exercise price per share of each assumed option will be equal to the exercise price per share of the existing option divided by the exchange ratio. Each assumed option will remain subject to the same conditions that applied before the merger, except that each option will be fully vested.

        Promptly following the effective time of the merger, Cimarex has agreed to cause the shares of Cimarex common stock issuable upon exercise of the assumed options to be registered with the SEC, and will use all reasonable efforts to maintain the effectiveness of that registration statement for so long as any assumed options remain outstanding.

Distribution of TEL Offshore Trust Units

        Magnum Hunter currently owns approximately 1.4 million trust units, which represents 29.1% of the outstanding trust units, of TEL Offshore Trust, some of which units are held indirectly through a subsidiary. Before the merger, Magnum Hunter's board of directors intends to cause its subsidiary to distribute the trust units to Magnum Hunter. Magnum Hunter's board of directors then intends to declare a distribution of the trust units to holders of Magnum Hunter common stock (other than Magnum Hunter and its subsidiaries) as of April 18, 2005, the distribution record date selected by the Magnum Hunter board. In the distribution, each holder of Magnum Hunter common stock will receive a percentage of TEL Offshore Trust units equal to the percentage of Magnum Hunter common stock it holds, and cash instead of any fractional units it would otherwise be entitled to receive.

        Under the merger agreement, the distribution must:

  •
  be declared at least ten days before the Magnum Hunter special meeting;

  •
  take place on terms and conditions reasonably acceptable to Cimarex; and

  •
  be completed before the effective time of the merger.

Magnum Hunter may choose to distribute cash instead of the trust units to its common stockholders in any state if it determines the unit distribution in that state is unlikely to be completed before the effective time of the merger due to that state's securities laws or other regulatory requirements. The distribution of the TEL Offshore Trust units, or possibly cash instead of such units, prior to the merger is not a closing condition of the merger and, as a result, it is possible that holders of Magnum Hunter common stock may not receive a distribution of any kind. Magnum Hunter will withhold, as necessary, in order to satisfy its withholding tax obligations with respect to a distribution of TEL Offshore Trust units, or possibly cash instead of such units (see relevant portions of the discussion under "—Material United States Federal Income Tax Consequences of the Merger" on page I-92).

        TEL Offshore Trust's trust units are traded on the Nasdaq SmallCap Market under the symbol "TELOZ." On January 25, 2005, the last full trading day on the Nasdaq SmallCap Market before the public announcement of the proposed merger, the closing price of TEL Offshore Trust's trust units was $10.97 per unit. On                        , 2005, the most recent trading day practicable before the printing of this joint proxy statement/prospectus, the closing price of TEL Offshore Trust's trust units was $        per unit.

Accounting Treatment

        Cimarex intends to account for the merger under the purchase method for business combinations, with Cimarex being deemed to have acquired Magnum Hunter. This means that the assets and liabilities of Magnum Hunter will be recorded, as of the closing of the merger, at their fair values and added to those of Cimarex.

Dissenters' Rights of Appraisal

  Common Stockholders

        Holders of Cimarex common stock and Magnum Hunter common stock are not entitled to dissenters' rights of appraisal under either Delaware law or Nevada law in connection with the merger.

  Preferred Stockholders

        Holders of Magnum Hunter Series A preferred stock are entitled to dissenters' rights of appraisal under Nevada Revised Statutes 92A.300 to 92A.500, inclusive, in connection with the merger. The relevant statutory text is attached as Annex F to this joint proxy statement/prospectus.

        In order to exercise dissenters' rights under Nevada law, a holder of Magnum Hunter Series A preferred stock must deliver to Magnum Hunter, before the Magnum Hunter special meeting, written notice of its intent to demand payment for its shares if the merger is completed. The holder also must not vote in favor of the merger or consent to the merger in writing.

        If the merger is completed, Magnum Hunter must send to each holder of Magnum Hunter Series A preferred stock who has provided the required notice of intent to dissent, and who has not voted for or consented to the merger, a notice containing the following information:

  •
  the location where the demand for payment must be sent and where and when certificates for shares must be deposited;

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  a copy of the applicable Nevada statute;

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  a form for demanding payment; and

  •
  the date by which the surviving corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered.

        A dissenting holder who demands payment for its shares and deposits its stock certificates within the time specified, and who otherwise complies with the applicable statutory procedures under the Nevada Revised Statutes, will be entitled to receive a judicial determination of the fair value of its shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) and to receive payment of that fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the shares could be based upon considerations other than or in addition to the value of the shares as determined under the merger agreement. Holders of Magnum Hunter's Series A preferred stock should recognize that the value determined in an appraisal proceeding could be higher or lower than the merger consideration they would have received had they not exercised their dissenters' rights.

        If any holder of Series A preferred stock who exercises dissenters' rights under Nevada Revised Statutes 92A.300 to 92A.500 fails to perfect, or effectively withdraws or loses its dissenters' rights as provided in the Nevada Revised Statutes, the shares held by such stockholder will be converted into the right to receive Cimarex common stock in accordance with the merger agreement.

        Failure to follow the steps for perfecting dissenters' rights required by Nevada Revised Statutes 92A.300 to 92A.500 may result in the loss of those rights. Holders of Magnum Hunter Series A preferred stock who fail to notify Magnum Hunter before the Magnum Hunter special meeting of their intent to dissent, or who vote in favor of the merger agreement and the merger, will not be entitled to exercise dissenters' rights. Instead, they will receive Cimarex common stock in accordance with the merger agreement.

Federal Securities Laws Consequences; Stock Transfer Restrictions on Affiliates

        Shares of Cimarex common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Magnum Hunter stockholder who may be deemed to be an "affiliate" of Magnum Hunter for purposes of Rule 145 under the Securities Act. Persons who may be deemed to be affiliates of Magnum Hunter for these purposes generally include individuals or entities that control, are controlled by or are under common control with, Magnum Hunter, and include directors, certain executive officers and principal stockholders of

Magnum Hunter. These affiliates may resell the shares of combined company common stock they receive in the merger only:

  •
  under an effective registration statement under the Securities Act covering the resale of those shares;

  •
  in transactions permitted by Rule 145(d) under the Securities Act; or

  •
  as otherwise permitted under the Securities Act.

        We expect that each Magnum Hunter affiliate will agree not to transfer any Cimarex common stock received in the merger except in compliance with the resale provisions of Rule 144 or 145 under the Securities Act or as otherwise permitted under the Securities Act. The merger agreement requires Magnum Hunter to use its best efforts to cause its affiliates to enter into these agreements. Cimarex's registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, does not cover resales of Cimarex common stock received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any such resale.

Regulatory Filings and Approvals Required to Complete the Merger

        The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the HSR Act, which prevents transactions subject to its requirements from being consummated until the required notification forms and attachments are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting periods expire or are terminated. On February 16, 2005, each of Cimarex and Magnum Hunter made its initial HSR Act filing. The waiting period expired on March 17, 2005, 30 days from the date of the initial filings.

        The Department of Justice or the Federal Trade Commission, however, are not legally precluded from challenging the merger on antitrust grounds after expiration of the HSR Act waiting period. Accordingly, at any time before or after the completion of the merger, either the Department of Justice or the Federal Trade Commission could bring an action under the antitrust laws, including an injunction action, if deemed necessary to protect competition in any relevant market. Moreover, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period may have expired or been terminated, any state or private party could challenge the merger under the antitrust laws, although a private plaintiff would need to establish that it had the requisite antitrust standing. There can be no assurance that a governmental or private challenge to the merger will not be made or that, if a challenge is made, the parties would prevail.

        We are not aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with the applicable corporate law of the State of Delaware and the State of Nevada.

Legal Proceedings Related to the Merger

        On March 17, 2005, a class action complaint was served on Magnum Hunter and each member of Magnum Hunter's board of directors. The complaint, which was filed in the Clark County District Court in the State of Nevada, alleges that Magnum Hunter's directors breached their fiduciary duties to Magnum Hunter's stockholders by failing to obtain adequate merger consideration in the proposed merger. The complaint also alleges that Magnum Hunter aided and abetted the directors' breaches. The complaint seeks to enjoin the merger and obtain appropriate compensatory damages for Magnum Hunter's stockholders.

        Magnum Hunter and the other named defendants believe that the allegations are without merit and intend to vigorously defend the actions.

Magnum Hunter Rights Agreement

        Magnum Hunter entered into a Shareholder Rights Agreement dated as of January 6, 1998 with Securities Transfer Corporation, as rights agent. Under this agreement, Magnum Hunter effected a dividend distribution of stockholder rights that carry certain conversion rights in the event of a significant change in beneficial ownership of Magnum Hunter. One right is attached to each share of Magnum Hunter's outstanding common stock and is not detachable until such time as a person or group of affiliated or associated persons acquires beneficial ownership of 15% or more of Magnum Hunter's outstanding common stock. Such an acquisition is referred to in the rights agreement as a distribution date. Each right entitles each registered holder (excluding the acquiring person or group) to purchase from Magnum Hunter one one-hundredth of a share of Series A junior participating preferred stock, par value $0.001 per share, at a purchase price of $35.00 per one one-hundredth of a share. In the event of any merger, consolidation or other transaction in which Magnum Hunter common stock is exchanged, holders of the rights will be entitled to receive shares of the acquiring company's common stock valued at twice the exercise price of the right upon exercise. Upon a distribution date, Magnum Hunter may redeem the rights at a price of $0.01 per right. The rights will expire on June 1, 2010.

        In connection with the proposed merger, Magnum Hunter and the rights agent amended the terms of the rights agreement so that the execution and delivery of the merger agreement and the closing of the merger will not constitute a distribution date. This means that holders of Magnum Hunter's common stock will not obtain the detachable rights in connection with the proposed merger.

        Cimarex also has adopted a stockholder rights plan. See "—Description of Cimarex's Capital Stock—Stockholder Rights Plan" on page I-154.

New York Stock Exchange Listing of Cimarex Common Stock to be Issued in the Merger

        Cimarex common stock currently is listed on the NYSE under the symbol "XEC." Cimarex has agreed in the merger agreement that it will cause the Cimarex common stock issuable in the merger to be approved for listing on the NYSE before the effective time of the merger. Listing of the shares of Cimarex common stock, subject to official notice of issuance, is a condition to the closing of the merger.

Delisting and Deregistration of Magnum Hunter Common Stock

        Upon closing of the merger, all shares of Magnum Hunter common stock will be delisted from the NYSE and deregistered under the Exchange Act.

Credit Facilities

        As of December 31, 2004 and March 31, 2005, Magnum Hunter's outstanding indebtedness under its existing credit facility was $320 million and $220 million, respectively, having a borrowing base of $525 million. Cimarex intends to repay all indebtedness under Magnum Hunter's credit facility at the closing of the merger, using funds available to Cimarex at closing from Cimarex's credit facility. Cimarex is currently pursuing negotiations with its bank group, led by JPMorgan Chase, to amend or expand its existing facility to accommodate the payoff of Magnum Hunter's debt. At December 31, 2004, Cimarex's borrowing base under its existing facility was $300 million, all of which was undrawn. Cimarex anticipates that the covenants and other general terms of the new or amended facility will be substantially similar to the covenants and terms of its existing bank credit facility and that the new borrowing base will be approximately $800-850 million.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General

        The following is a summary of the U.S. federal income tax consequences that are expected to be material to U.S. holders and to non-U.S. holders (as defined below) of Magnum Hunter common stock and Magnum Hunter Series A preferred stock that exchange such stock for Cimarex common stock in the merger. This summary does not purport to be a complete technical analysis or listing of all potential tax consequences that may be relevant to Magnum Hunter stockholders. It is not intended to be, nor should it be construed as, legal or tax advice. For this reason, you are urged to consult your own tax advisor concerning the tax consequences of the merger to you. Further, this summary does not address any tax consequences arising under the income or other tax laws of any state, local or foreign jurisdiction or any tax treaties.

        This summary is based upon the Internal Revenue Code of 1986, as amended (referred to as the Code), the applicable regulations of the U.S. Treasury Department, and publicly available judicial and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus, and any of which may change, possibly retroactively. Any such changes could affect the continuing validity of this summary.

        For purposes of this summary, the term U.S. holder means a beneficial owner of Magnum Hunter common stock or Magnum Hunter Series A preferred stock, as applicable, who is:

  •
  an individual who is a citizen of the United States or who is a resident of the United States for U.S. federal income tax purposes;

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  a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

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  a trust, if either (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

  •
  an estate that is subject to U.S. federal income tax on its income regardless of its source.

        For purposes of this summary, the term non-U.S. holder means a beneficial owner of shares of Magnum Hunter common stock or Magnum Hunter Series A preferred stock, as applicable, that is not treated as a partnership (or as a partner in a partnership) for U.S. federal income tax purposes, and that is not a U.S. holder. The U.S. federal income tax treatment of a partnership and its partners depends upon a variety of factors, including the activities of the partnership and the partners. If you are treated as a partnership for U.S. federal income tax purposes, or as a partner in a partnership, you are encouraged to consult your own tax advisor concerning the U.S. federal income tax consequences of the merger to you.

        This summary assumes that you hold your shares of Magnum Hunter common stock or Magnum Hunter Series A preferred stock as capital assets within the meaning of Section 1221 of the Code. Further, this summary does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

  •
  a financial institution or thrift;

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  a tax-exempt organization;

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  an S corporation or other pass-through entity or an owner of an interest therein;

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  an entity taxable as a partnership for U.S. federal income tax purposes or an owner of an interest therein;

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  an insurance company;

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  a mutual fund;

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  a dealer in stocks and securities or foreign currencies;

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  a trader or an investor in Magnum Hunter common stock or Magnum Hunter Series A preferred stock who elects the mark-to-market method of accounting for that stock;

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  a stockholder who received Magnum Hunter common stock from the exercise of employee stock options, from an employee stock purchase plan or otherwise as compensation;

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  a stockholder who received Magnum Hunter common stock from a tax-qualified retirement plan, individual retirement account or other qualified savings account;

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  a U.S. holder that has a functional currency other than the U.S. dollar;

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  certain expatriates and former long-term residents of the United States;

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  a stockholder who holds Magnum Hunter common stock or Magnum Hunter Series A preferred stock as part of a hedge against currency risk, straddle or a constructive sale or conversion transaction, or other risk reduction or integrated investment transaction;

  •
  a stockholder that is a non-U.S. holder and that holds its Magnum Hunter common stock in connection with a trade or business conducted in the United States or in connection with an office or fixed place of business located in the United States;

  •
  a stockholder that is a nonresident alien individual and that is present in the United States in the taxable year; or

  •
  a stockholder that is affected by the provisions of an income tax treaty to which the United States is a party.

        Further, this summary does not address the U.S. federal income tax consequences to any holder that actually or constructively owns both Cimarex common stock and Magnum Hunter common stock, or to holders of options to purchase Magnum Hunter common stock, or to holders of Magnum Hunter Series A preferred stock that exercise appraisal rights.

        This summary does not address tax consequences that may vary with, or are contingent upon, individual circumstances, including without limitation alternative minimum tax consequences. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, you are strongly urged to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences of the merger to you.

 Tax Opinions

        It is a waivable condition of the merger that Magnum Hunter receive two tax opinions from Thompson & Knight L.L.P., counsel to Magnum Hunter, one dated as of the effective date of the registration statement of which this joint proxy statement/prospectus is a part (referred to as the T&K Form S-4 tax opinion) and one dated as of the closing date of the merger (referred to as the T&K closing date tax opinion), each to the effect that for U.S. federal income tax purposes:

  •
  the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

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  each of Cimarex, Merger Sub, and Magnum Hunter will be a party to that reorganization within the meaning of Section 368(b) of the Code;

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  no gain or loss will be recognized by Cimarex, Merger Sub, or Magnum Hunter as a result of the merger;

  •
  no gain or loss will be recognized by U.S. holders with respect to shares of Magnum Hunter common stock or Magnum Hunter Series A preferred stock that are exchanged solely for Cimarex common stock in the merger, except with respect to the amount of cash received instead of fractional shares of Cimarex common stock by U.S. holders of Magnum Hunter common stock and except with respect to any cash received by any U.S. holders of Magnum Hunter Series A preferred stock that exercise appraisal rights; and

  •
  no gain or loss will be recognized by non-U.S. holders with respect to shares of Magnum Hunter common stock that are exchanged solely for Cimarex common stock in the merger, provided such non-U.S. holders have not held (either directly or indirectly, after the application of the constructive ownership rules of Section 318 of the Code as modified by Section 897(c)(6)(C) of the Code) more than 5% of the outstanding shares of Magnum Hunter's outstanding common stock at any time during the shorter of (1) the five-year period ending at the effective time of the merger or (2) the period during which such non-U.S. holders held such shares of Magnum Hunter common stock.

        In addition, the T&K Form S-4 tax opinion that Magnum Hunter expects to receive from Thompson & Knight L.L.P. will also state that the discussion under this heading "Material United States Federal Income Tax Consequences of the Merger" constitutes the opinion of Thompson & Knight L.L.P. as to the U.S. federal income tax consequences of the merger that are expected to be material to U.S. holders and non-U.S. holders of Magnum Hunter common stock and Magnum Hunter Series A preferred stock that exchange such stock for Cimarex common stock in the merger.

        A form of the T&K Form S-4 tax opinion that Magnum Hunter expects to receive from Thompson & Knight L.L.P. is attached as Exhibit 8.2 to this joint proxy statement/prospectus. For information on how to obtain a copy of exhibits filed with this joint proxy statement/prospectus, see the discussion under the heading "Chapter III—The Stockholder Meetings, Voting and Other Information—Where You Can Find More Information" beginning on page III-9.

        It is a waivable condition of the merger that Cimarex receive two tax opinions from Holme Roberts & Owen LLP, counsel to Cimarex, one dated as of the effective date of the registration statement of which this joint proxy statement/prospectus is a part (referred to as the HRO Form S-4 tax opinion) and one dated as of the closing date of the merger (referred to as the HRO closing date tax opinion), each to the effect that for U.S. federal income tax purposes:

  •
  the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

  •
  each of Cimarex, Merger Sub, and Magnum Hunter will be a party to that reorganization within the meaning of Section 368(b) of the Code; and

  •
  no gain or loss will be recognized by Cimarex, Merger Sub, or Magnum Hunter as a result of the merger.

        In addition, the HRO Form S-4 tax opinion that Cimarex expects to receive from Holme Roberts & Owen LLP will also state that the discussion under this heading "Material United States Federal Income Tax Consequences of the Merger" constitutes the opinion of Holme Roberts & Owen LLP as to the U.S. federal income tax consequences of the merger that are expected to be material to U.S. holders and non-U.S. holders of Magnum Hunter common stock and Magnum Hunter Series A preferred stock that exchange such stock for Cimarex common stock in the merger.

        A form of the HRO Form S-4 tax opinion that Cimarex expects to receive from Holme Roberts & Owen LLP is attached as Exhibit 8.1 to this joint proxy statement/prospectus. For information on how to obtain a copy of exhibits filed with this joint proxy statement/prospectus, see the discussion under the heading "Chapter III—The Stockholder Meetings, Voting and Other Information—Where You Can Find More Information" beginning on page III-9.

        The Form S-4 tax opinions and the closing date tax opinions described above will be based on specified assumptions, conditions, qualifications, and limitations. In particular, the Form S-4 tax opinions and the closing date tax opinions will not address all of the U.S. federal income tax consequences relating to the merger and will be based upon factual representations and covenants, including those contained in letters provided by Cimarex, Merger Sub, and Magnum Hunter. Moreover, the Form S-4 tax opinions and the closing date tax opinions will assume that the merger will be completed according to the terms of the merger agreement and that there will be no material changes in existing facts or in law. For purposes of evaluating whether gain or loss will be recognized by U.S. holders and non-U.S. holders that exchange Magnum Hunter Series A preferred stock solely for Cimarex common stock in the merger, the Form S-4 tax opinions and the closing date tax opinions also will assume that Magnum Hunter Series A preferred stock is an equity interest in Magnum Hunter for U.S. federal income tax purposes. Any inaccuracy or change in the representations, covenants or assumptions upon which the Form S-4 tax opinions or the closing date tax opinions are based could alter the conclusions reached therein.

        Although the merger agreement allows Cimarex or Magnum Hunter, or both, to waive the condition that they receive their respective Form S-4 tax opinions or closing date tax opinions, neither Cimarex nor Magnum Hunter currently anticipates such a waiver. If either party waives the condition that they receive their respective Form S-4 tax opinions or closing date tax opinions, and if the tax consequences of the merger are materially different from those described in this joint proxy statement/prospectus, we will recirculate a revised joint proxy statement/prospectus that summarizes the revised U.S. federal income tax consequences of the merger that are expected to be material to you and ask you to vote on the merger taking such waiver and such different tax consequences into consideration.

        The Form S-4 tax opinions and the closing date tax opinions that are expected to be delivered by Thompson & Knight L.L.P. and by Holme Roberts & Owen LLP will not bind the Internal Revenue Service, referred to as the IRS, or preclude it from challenging the conclusions set forth therein, or preclude a court from adopting a contrary position. Neither Cimarex nor Magnum Hunter has obtained, or intends to obtain, a ruling from the IRS regarding the tax consequences of the merger.

        The following summary assumes that the Form S-4 tax opinions and the closing date tax opinions of each of Thompson & Knight L.L.P. and Holme Roberts & Owen LLP will in fact be issued, subject to the assumptions, conditions, qualifications, and limitations that will be described therein.

United States Federal Income Tax Consequences to U.S. Holders That Participate in the Merger

        For U.S. federal income tax purposes, a U.S. holder will not recognize any gain or loss upon its exchange of shares of Magnum Hunter common stock or Magnum Hunter Series A preferred stock for shares of Cimarex common stock in the merger.

        If a U.S. holder receives cash instead of a fractional share of Cimarex common stock, the U.S. holder will be required to recognize gain or loss, measured by the difference between the amount of cash received instead of that fractional share and the portion of the tax basis of that U.S. holder's shares of Magnum Hunter common stock or Magnum Hunter Series A preferred stock allocable to that fractional share. This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the share of Magnum Hunter common stock or Magnum Hunter Series A preferred stock exchanged for that fractional share of Cimarex common stock was held for more than one year as of the effective time of the merger.

        A U.S. holder generally will have an aggregate tax basis in the Cimarex common stock received in the merger equal to (1) the aggregate tax basis of the Magnum Hunter common stock or Magnum Hunter Series A preferred stock surrendered by that U.S. holder in the merger, less (2) any tax basis of the Magnum Hunter common stock or Magnum Hunter Series A preferred stock surrendered that is allocable to any fractional share of Cimarex common stock for which cash is received.

        A U.S. holder's holding period for shares of Cimarex common stock received in exchange for shares of Magnum Hunter common stock or Magnum Hunter Series A preferred stock in the merger generally will include the holding period for the shares of Magnum Hunter common stock or Magnum Hunter Series A preferred stock surrendered by that U.S. holder in the merger.

        If you are a U.S. holder and you have differing bases or holding periods in your shares of Magnum Hunter common stock or Magnum Hunter Series A preferred stock to be exchanged in the merger, you are encouraged to consult your own tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Cimarex common stock that you will receive in the merger.

United States Federal Income Tax Consequences to Non-U.S. Holders That Participate in the Merger

  General

        As previously stated, this discussion does not address the U.S. federal income tax consequences to stockholders that are subject to special rules such as: (1) a stockholder that is a non-U.S. holder and that holds its Magnum Hunter common stock in connection with a trade or business conducted in the United States or in connection with an office or fixed place of business located in the United States; (2) a stockholder that is a nonresident alien individual and that either is present in the United States in the taxable year or is subject to provisions of the Code applicable to expatriates; or (3) a stockholder that is affected by the provisions of an income tax treaty to which the United States is a party.

        If you are a non-U.S. holder and you may be subject to special tax rules because you conduct business in the United States, you have been present in the United States in the taxable year, you are an expatriate of the United States, or you are affected by the provisions of an income tax treaty to which the United States is a party, you are urged to consult your own tax advisor to determine the tax consequences of the merger to you.

  Non-U.S. Holders That Have Never Held More Than 5% of Magnum Hunter's Common Stock

        Section 897 of the Code (enacted pursuant to United States tax legislation referred to as the Foreign Investment in Real Property Tax Act, or FIRPTA) generally subjects any gain or loss realized by a foreign person in connection with the sale or exchange of a "United States real property interest", or USRPI, to U.S. federal income tax as either ordinary income or capital gain that is effectively connected with the foreign person's conduct of a trade or business in the United States, referred to as the FIRPTA Tax.

        For purposes of the FIRPTA Tax, stock held in a "United States real property holding corporation", or USRPHC, generally is classified as a USRPI. A corporation generally is classified as a USRPHC if the fair market value of its interests in United States real property equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus any other assets used or held for use in its trade or business. However, a foreign stockholder's interest in a USRPHC will not be treated as a USRPI if (1) the relevant class of stock of the USRPHC is "regularly traded on an established securities market" for purposes of Section 897(c)(3) of the Code and (2) that foreign stockholder has not held (either directly or indirectly, after the application of the constructive ownership rules of Section 318 of the Code as modified by Section 897(c)(6)(C) of the Code) more than 5% of the outstanding shares of such relevant class of stock of the USRPHC at any time during the shorter of (1) the five-year period ending on the date of the disposition of such interest or (2) the period during which such stockholder held such interest, the shorter of such periods referred to as the Testing Period.

        For purposes of determining whether a foreign stockholder owns or has owned more than 5% of the relevant class of the outstanding shares of a USRPHC, the constructive ownership rules of Section 318 of the Code (as modified by Section 897(c)(6)(C) of the Code) treat a foreign stockholder as owning shares that are (1) owned by (or that are subject to an option held by) certain family members, corporations, partnerships, estates or trusts or (2) subject to an option held by that foreign stockholder.

        Magnum Hunter believes that it has continuously been a USRPHC during each of the last five years and that it will be a USRPHC as of the effective time of the merger. Magnum Hunter also expects that Magnum Hunter common stock will continue to be regularly traded on the NYSE at all times leading up to and as of the effective time of the merger, such that Magnum Hunter common stock should be considered to be "regularly traded on an established securities market" for purposes of Section 897(c)(3) of the Code. If these expectations prove to be correct, the FIRPTA Tax will not apply to a non-U.S. holder that exchanges Magnum Hunter common stock for Cimarex common stock in the merger if that stockholder has not held (either directly or indirectly, after the application of the constructive ownership rules of Section 318 of the Code as modified by Section 897(c)(6)(C) of the Code) more than 5% of the outstanding shares of Magnum Hunter's common stock at any time during the Testing Period. Assuming the FIRPTA Tax does not apply:

  •
  a non-U.S. holder will not recognize any gain or loss upon its exchange of shares of Magnum Hunter common stock for shares of Cimarex common stock in the merger;

  •
  if a non-U.S. holder receives cash instead of a fractional share of Cimarex common stock, any gain realized by that non-U.S. holder will not be subject to U.S. federal income tax;

  •
  a non-U.S. holder will have an aggregate tax basis in the Cimarex common stock received in the merger equal to (1) the aggregate tax basis of the Magnum Hunter common stock surrendered by that non-U.S. holder in the merger, less (2) any tax basis of the Magnum Hunter common stock surrendered that is allocable to any fractional share of Cimarex common stock for which cash is received; and

  •
  a non-U.S. holder's holding period for shares of Cimarex common stock received in exchange for shares of Magnum Hunter common stock in the merger will include the holding period for the shares of Magnum Hunter common stock surrendered by that non-U.S. holder in the merger.

        If you are a non-U.S. holder and you have differing bases or holding periods in your shares of Magnum Hunter common stock to be exchanged in the merger, you are encouraged to consult your own tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Cimarex common stock that you will receive in the merger.

  Non-U.S. Holders That Currently Hold or Have Held More Than 5% of Magnum Hunter's Common Stock

        If a non-U.S. holder owns or has owned (either directly or indirectly, after the application of the constructive ownership rules of Section 318 of the Code as modified by Section 897(c)(6)(C) of the Code) more than 5% of the outstanding shares of Magnum Hunter common stock at any time during the Testing Period, then the FIRPTA Tax will apply to that non-U.S. holder, referred to here as a Significant Non-U.S. Holder, unless the requirements of Treasury Regulation Section 1.897-6T are satisfied. If a non-U.S. holder has owned (either directly or indirectly, after the application of the constructive ownership rules of Section 318 of the Code as modified by Section 897(c)(6)(C) of the

Code) more than 5% of the outstanding shares of Magnum Hunter common stock, but such ownership was not held at any time during the Testing Period, then that non-U.S. holder generally will not be subject to the FIRPTA Tax.

        In general, Treasury Regulation Section 1.897-6T enables a Significant Non-U.S. Holder to avoid the application of the FIRPTA Tax if: (1) that Significant Non-U.S. Holder exchanges its USRPI for another USRPI in connection with an exchange that is subject to the nonrecognition provisions of the Code (such as a reorganization under Section 368(a) of the Code); (2) the USRPI received in the exchange would be subject to U.S. federal income tax if it was sold immediately after the exchange; and (3) that Significant Non-U.S. Holder complies with certain filing requirements (including the filing of a U.S. federal income tax return).

        Cimarex expects that it will be a USRPHC both as of and immediately after the effective time of the merger. Cimarex also expects that Cimarex common stock will continue to be regularly traded on the NYSE both as of and immediately after the effective time of the merger, such that Cimarex common stock should be considered to be "regularly traded on an established securities market" for purposes of Section 897(c)(3) of the Code. If these expectations prove to be correct, the requirements in clauses (1) and (2) of the preceding paragraph will not be satisfied unless a Significant Non-U.S. Holder owns (either directly or indirectly, after the application of the constructive ownership rules of Section 318 of the Code as modified by Section 897(c)(6)(C) of the Code) more than 5% of the outstanding shares of Cimarex common stock both as of and immediately after the effective time of the merger. As a result, unless a Significant Non-U.S. Holder owns more than 5% of Cimarex common stock both as of and immediately after the effective time of the merger, such Significant Non-U.S. Holder will be subject to the FIRPTA Tax.

        The U.S. federal income tax consequences to a Significant Non-U.S. Holder that is not subject to the FIRPTA Tax should be the same as those previously described with respect to a non-U.S. holder that has never held more than 5% of the outstanding shares of Magnum Hunter common stock (except with respect to any cash received instead of fractional shares of Cimarex common stock, which will be subject to U.S. federal income tax in the manner described in Treasury Regulation Section 1.897-6T(a)(8)).

        If the FIRPTA Tax does apply:

  •
  a Significant Non-U.S. Holder subject to such tax will recognize gain or loss measured by the difference between (1) the sum of the amount of any cash received instead of a fractional share of Cimarex common stock and the fair market value of the Cimarex common stock received in the merger over (2) that Significant Non-U.S. Holder's tax basis in its Magnum Hunter common stock surrendered in the merger;

  •
  that gain or loss will be characterized as either ordinary or capital, depending on whether that Significant Non-U.S. Holder held its Magnum Hunter common stock as a capital asset;

  •
  the aggregate tax basis of the Cimarex common stock received in the merger will equal the fair market value of that Cimarex common stock as of the effective time of the merger; and

  •
  the Significant Non-U.S. Holder's holding period for the Cimarex common stock received in the merger will begin the day after the effective time of the merger.

        A Significant Non-U.S. Holder subject to the FIRPTA Tax also may be required to:

  •
  file a U.S. federal income tax return reporting the gain subject to the FIRPTA Tax as income effectively connected with the conduct of a trade or business within the United States and taxable as either ordinary income or capital gain; and

  •
  pay any FIRPTA Tax due upon the filing of the return or, depending upon the circumstances, earlier through estimated payments.

        If you are a Significant Non-U.S. Holder and you have differing bases or holding periods in your shares of Magnum Hunter common stock to be exchanged in the merger, you are encouraged to consult your own tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Cimarex common stock that you will receive in the merger.

  Non-U.S. Holders That Hold Magnum Hunter Series A Preferred Stock

        Because Magnum Hunter Series A preferred stock is not regularly traded on an established securities market, the U.S. federal income tax consequences to a non-U.S. holder that exchanges Magnum Hunter Series A preferred stock for Cimarex common stock in the merger should be the same as those previously described with respect to a Significant Non-U.S. Holder that is subject to the FIRPTA Tax.

        If you are a non-U.S. holder, you are urged to consult your own tax advisor to determine the possible application of the FIRPTA Tax to you as a result of the exchange of Magnum Hunter common stock or Magnum Hunter Series A preferred stock for Cimarex common stock in the merger.

United States Federal Income Tax Consequences to U.S. Holders and Non-U.S. Holders That Receive a Pre-Merger Distribution of TEL Offshore Trust Units

  General

        As previously described under "—The Merger—Distribution of TEL Offshore Trust Units" on page I-88, before the merger Magnum Hunter's board of directors intends to declare a distribution of TEL Offshore Trust units, or possibly cash instead of such units, to each holder of Magnum Hunter common stock as of April 18, 2005. The U.S. federal income tax treatment of Magnum Hunter's distribution of the TEL Offshore Trust units, or possibly cash instead of such units, before the merger is not entirely free from doubt, and may be treated either as a pre-merger distribution that is separate from the merger or as consideration delivered in the merger. The 0.415 exchange ratio negotiated by Cimarex and Magnum Hunter reflects the fact that Cimarex did not wish to acquire the TEL Offshore Trust units in connection with the merger (see "—The Merger—Background of the Merger" on page I-45). In addition, the opinions of Magnum Hunter's financial advisors do not take the TEL Offshore Trust units into account for purposes of concluding that the 0.415 exchange ratio is fair, from a financial point of view, to Magnum Hunter common stockholders (see "—The Merger—Opinions of Magnum Hunter's Financial Advisors—Deutsche Bank Securities Inc." on page I-66 and "—The Merger—Opinions of Magnum Hunter's Financial Advisors—Merrill Lynch, Pierce, Fenner & Smith Incorporated" on page I-78).

        As a result, Magnum Hunter's distribution of the TEL Offshore Trust units, or possibly cash instead of such units, before the merger should be treated as a pre-merger distribution that is separate from the merger for U.S. federal income tax purposes, and Magnum Hunter will report the distribution in this manner. Assuming the distribution is treated as a pre-merger distribution that is separate from the merger, a summary of the U.S. federal income tax consequences that are expected to be material to U.S. holders and non-U.S. holders of Magnum Hunter common stock that receive TEL Offshore Trust units or cash instead of such units is set forth below under "—Consequences to U.S. Holders and Non-U.S. Holders—Assuming TEL Distribution is Treated as a Pre-Merger Distribution Separate From the Merger."

        Alternatively, assuming the IRS were to challenge the treatment of the distribution as a pre-merger distribution that is separate from the merger, and instead assert that the distribution should be treated as part of the merger consideration, and assuming such challenge was successful, the U.S.

federal income tax consequences that are expected to be material to U.S. holders and non-U.S. holders of Magnum Hunter common stock that receive TEL Offshore Trust units or cash instead of such units are described below under "—Consequences to U.S. Holders and Non-U.S. Holders—Assuming TEL Distribution is Treated as Merger Consideration."

        Assuming a distribution of TEL Offshore Trust units is made by Magnum Hunter prior to the effective time of the merger, Magnum Hunter expects that each TEL Offshore Trust unit that is received by a U.S. holder or non-U.S. holder of Magnum Hunter common stock will be treated as an ownership interest in a partnership for U.S. federal income tax purposes. The U.S. federal income tax treatment of a partnership and its partners is complex and, among other potentially adverse tax consequences, a partner in a partnership is generally required to include its share of income attributable to the partnership in taxable income even if no distributions of cash or other property are actually made by the partnership during the taxable year.

        If you are a U.S. holder or non-U.S. holder that may receive a distribution of TEL Offshore Trust units prior to the effective time of the merger, you are urged to consult your own tax advisor to determine the tax consequences associated with receiving, holding a continuing interest in, and ultimately selling or otherwise disposing of the TEL Offshore Trust units.

  Consequences to U.S. Holders and Non-U.S. Holders—Assuming TEL Distribution is Treated as a Pre-Merger Distribution Separate From the Merger

        U.S. Holders.    Assuming the distribution is treated as a pre-merger distribution that is separate from the merger, a distribution of TEL Offshore Trust units, or cash instead of such units, that is made to a U.S. holder and that is paid out of Magnum Hunter's current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes, generally will constitute a dividend to the extent of the fair market value of such units, or cash instead of units, distributed to such U.S. holder. Magnum Hunter currently believes that it has sufficient earnings and profits such that the entire fair market value of all units, or cash instead of units, that may be distributed to holders of Magnum Hunter common stock before the merger will constitute a dividend.

        In the case of a U.S. holder that is an individual, dividend income (provided certain holding period and other requirements are met) will generally be subject to U.S. federal income tax at a maximum rate of 15%. Dividends paid to a U.S. holder that is a corporation (provided certain holding period and other requirements are met) will generally be eligible for the dividends received deduction provided by Section 243(a)(1) of the Code. However, the benefit of the dividends received deduction may be reduced or eliminated by operation of the "extraordinary dividend" provisions of Section 1059 of the Code, which require a corporate U.S. holder, under certain circumstances, to reduce its adjusted tax basis in its shares of Magnum Hunter common stock by the amount excluded from income as a result of the dividends received deduction. The excess of any excluded amount over basis may be treated as gain.

        Non-U.S. Holders.    Assuming the distribution is treated as a pre-merger distribution that is separate from the merger, a distribution of TEL Offshore Trust units, or cash instead of such units, that is made to a non-U.S. holder of Magnum Hunter common stock and that is treated as a dividend (because it is paid out of Magnum Hunter's earnings and profits) generally will be subject to withholding of U.S. federal income tax at a rate of 30%. A reduced rate of withholding may apply under the terms of an applicable income tax treaty or if the dividend is effectively connected with a U.S. trade or business, provided that the requirements for securing such reduced rate of withholding are satisfied (which generally requires the provision of a properly completed IRS Form W-8ECI or Form W-8BEN to Magnum Hunter or its paying agent prior to the time any distribution is made). To the extent necessary, Magnum Hunter may monetize its investment in any TEL Offshore Trust units that would otherwise be distributed to a non-U.S. holder of Magnum Hunter common stock and withhold a portion of the cash proceeds received in order to satisfy its withholding obligations for U.S. federal income tax purposes.

  Consequences to U.S. Holders and Non-U.S. Holders—Assuming TEL Distribution is Treated as Merger Consideration

        U.S. Holders.    Assuming the distribution is treated as merger consideration, a U.S. holder that receives TEL Offshore Trust units, or cash instead of such units, will generally be required to recognize gain for U.S. federal income tax purposes, but not loss. Any such gain recognized will equal the lesser of: (1) the sum of the fair market value of any units and any cash received (excluding cash instead of fractional shares of Cimarex common stock) and (2) the excess, if any, of (a) the sum of the fair market value of any units and any cash received (excluding cash instead of fractional shares of Cimarex common stock) and the fair market value of the Cimarex common stock received in the merger over (b) a U.S. holder's adjusted tax basis in the Magnum Hunter common stock exchanged by such holder in the merger. For this purpose, a Magnum Hunter common stockholder must calculate gain or loss separately for each identifiable block of Magnum Hunter common stock exchanged by the stockholder in the merger. Any such gain generally will be capital gain, but such a determination depends in part on each U.S. holder's individual circumstances.

        The aggregate tax basis of the shares of Cimarex common stock received by a U.S. holder of Magnum Hunter common stock in the merger (before reduction for the basis held in any fractional share of Cimarex common stock for which cash is received) will be the same as the aggregate tax basis of the U.S. holder's Magnum Hunter common stock, decreased by the sum of the fair market value of any units and any cash received (excluding cash received instead of fractional shares of Cimarex common stock) and increased by the amount of gain recognized by the U.S. holder in the merger (excluding any gain recognized as a result of cash received instead of a fractional share of Cimarex common stock).

        The holding period of the shares of Cimarex common stock received by a U.S. holder of Magnum Hunter common stock in the merger generally will include the holding period of the U.S. holder's Magnum Hunter common stock exchanged for Cimarex common stock.

        If you are a U.S. holder and you have differing bases or holding periods in your shares of Magnum Hunter common stock to be exchanged in the merger, you are encouraged to consult your own tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Cimarex common stock that you will receive in the merger.

        Non-U.S. Holders.    Assuming the distribution is treated as merger consideration, the U.S. federal income tax consequences to a non-U.S. holder that receives TEL Offshore Trust units, or cash instead of such units, generally will be the same as those previously described above under "—Non-U.S. Holders That Have Never Held More Than 5% of Magnum Hunter's Common Stock" or "—Non-U.S. Holders That Currently Hold or Have Held More Than 5% of Magnum Hunter's Common Stock," as appropriate, depending upon such non-U.S. holder's individual facts and circumstances. As a result, if a non-U.S. holder is a Significant Non-U.S. Holder, then such holder will generally be subject to the FIRPTA Tax with respect to the receipt of a pre-merger distribution of TEL Offshore Trust units or cash instead of such units.

Backup Withholding and Information Reporting

        U.S. holders and non-U.S. holders that receive: (1) Cimarex common stock or cash instead of a fractional share of Cimarex common stock, or both, from the exchange agent in connection with the exchange of Magnum Hunter common stock or Magnum Hunter Series A preferred stock for Cimarex common stock in the merger or (2) a distribution of TEL Offshore Trust units, or cash instead of such units, may, in each case, be subject to backup withholding at applicable rates with respect to those payments, unless the U.S. holder or non-U.S. holder:

  •
  is a corporation or other exempt recipient and, when required, establishes this exemption; or

  •
  provides a correct taxpayer identification number, certifies that it is not currently subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules.

        Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules generally will be creditable against the U.S. federal income tax liability of a U.S. holder or non-U.S. holder if appropriate information is provided to the IRS. If, after the merger, a U.S. holder or non-U.S. holder does not provide the appropriate party with a correct taxpayer identification number or any other document or certification required by the IRS (including a Form W-9 in the case of a U.S. holder or Form W-8BEN or similar form in the case of a non-U.S. holder, or an acceptable substitute for these forms), those holders may be subject to penalties imposed by the IRS. The exchange agent or Magnum Hunter or Cimarex or other appropriate party will report the amount of any reportable payments made to U.S. holders or non-U.S. holders (as well as any amounts withheld) to those holders and to the IRS.

FIRPTA Withholding

        Under Section 1445 of the Code, a person acquiring a USRPI from a foreign person generally is required to deduct and withhold a tax equal to 10% of the amount realized by that foreign person on the sale or exchange of that USRPI, referred to here as FIRPTA Withholding. However, Section 1445(b)(6) of the Code exempts from FIRPTA Withholding the sale or exchange of a share of stock that is treated as a USRPI if that share of stock is regularly traded on an established securities market.

        Magnum Hunter expects that Magnum Hunter common stock will continue to be regularly traded on the New York Stock Exchange at all times leading up to and as of the effective time of the merger, such that Magnum Hunter common stock should be considered to be "regularly traded on an established securities market" for purposes of Section 897(c)(3) of the Code. Assuming that this expectation proves to be correct, neither Cimarex nor the exchange agent will be required to deduct and withhold amounts on account of FIRPTA Withholding with respect to a non-U.S. holder's exchange of Magnum Hunter common stock for Cimarex common stock in the merger. However, Cimarex or its authorized agent generally will be required to deduct and withhold amounts on account of FIRPTA Withholding with respect to a non-U.S. holder that exchanges Magnum Hunter Series A preferred stock for Cimarex common stock in the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        Certain of Cimarex's and Magnum Hunter's directors and executive officers have interests in the merger as individuals in addition to, and that may be different from, their interests as stockholders. The Cimarex and Magnum Hunter boards of directors were aware of these respective interests and considered them in their decision to approve the merger agreement.

Directorship of Cimarex

        In the merger agreement, Cimarex has agreed to cause one member of Magnum Hunter's board of directors to be elected to the board of directors of Cimarex following the merger. Cimarex will select the Magnum Hunter director before the effective time of the merger.

Cimarex Incentive Plan

        The merger will constitute a "change of control event" under the Cimarex incentive plan because of the number of shares of Cimarex common stock that will be issued to Magnum Hunter stockholders in the merger. As a result, all participants in the plan, including executive officers and directors, would be entitled to acceleration of vesting of options and vesting and payment of restricted stock and restricted stock units and, in the case of directors, extension of the time to exercise options following termination of service as a director. Cimarex sought an agreement from all participants in the plan to waive acceleration of vesting and payment. As consideration for the waivers sought from its executive officers, Cimarex agreed to amend the unit and option agreements to provide that:

  (1)
  if the restricted stock units are not redeemable when they vest, Cimarex will pay a participant holding a unit a cash bonus equal to the amount of Social Security taxes payable grossed up for taxes payable on the bonus;

  (2)
  if a participant holding a unit terminates employment on account of death or disability, vesting will be accelerated; and

  (3)
  if a participant holding an option terminates employment on account of death or disability, vesting will be accelerated.

In consideration for the waivers sought from all other employee participants, Cimarex agreed to amend the unit and option agreements as described in the preceding sentence and, in addition, agreed to grant, upon the closing of the merger, an additional grant of restricted stock or restricted stock units equal to 25% of the original grant, which will vest and become payable on the third anniversary of the closing of the merger. Cimarex has sought waivers from its directors of acceleration of vesting and payment of restricted stock (or in some cases deferred compensation units), but elected not to seek waivers of acceleration of vesting of options held by directors. The unexercisable options held by directors will fully vest by their terms on October 1, 2005, and only two directors (Messrs. Helmerich and Rooney) will receive an extension of the exercise period as a result of the change of control event. At March 15, 2005, each of the eight non-employee directors held unvested options representing 3,333 shares of common stock, which had a value, if exercised, of approximately $76,000, or an aggregate of 26,664 shares with a value, if exercised, of approximately $0.6 million.

        Cimarex has obtained waivers from all of its current executive officers and directors. A former executive officer, Steven R. Shaw, declined to execute a waiver. Although no longer an executive officer, Mr. Shaw remains an employee of Cimarex. Upon the closing of the merger, Mr. Shaw's (i) unvested options representing 81,175 shares of common stock, which had a value, if exercised, at March 15, 2005, of $2.0 million, will vest; and (ii) 45,500 restricted stock units, which had a value at March 15, 2005 of $1.8 million, will vest and become payable.

        With respect to the acceleration of vesting of options, holders who are not requested to or do not execute a waiver will have the right to exercise their options at and after closing until the option terminates in accordance with its terms. All restricted stock and restricted stock units held by those individuals will become payable at closing.

        Cimarex is adopting the provisions of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, as of January 1, 2005. For those holders who do not execute waivers, related unearned compensation reflected in Cimarex's stockholders' equity would become fully amortized at closing. At December 31, 2004, total unearned compensation was approximately $10.1 million. For those holders who execute waivers, the waiver agreements will be accounted for as a modification of the original awards, and Cimarex will record additional deferred compensation equal to the difference between the fair value of the original award and the fair value of the modified award. The incremental deferred compensation will be amortized over the remaining term of the awards. Cash bonuses resulting from Social Security taxes payable when the awards vest will be accrued as of the end of each reporting period after the closing of the merger, using the related period-end stock price. The additional 25% grant of units will be recorded at fair market value on the date of grant, as unearned compensation to be amortized over the vesting period of the award.

Cimarex Deferred Compensation Plan for Nonemployee Directors

        The merger will constitute a "change of control" under Cimarex's deferred compensation plan for directors because of the number of shares of Cimarex common stock that will be issued to Magnum Hunter stockholders in the merger. As a result, the directors who are participating in the plan will be entitled to full vesting of their accounts and accelerated payment of their accounts if Cimarex amends the plan after a change of control. Each of the participating directors has waived the accelerated vesting and distribution.

Cimarex Supplemental Savings Plan

        The merger will constitute a "change of control" under Cimarex's supplemental savings plan because of the number of shares of Cimarex common stock that will be issued to Magnum Hunter stockholders in the merger. As a result, executive officers of Cimarex will be entitled to accelerated vesting and distribution of their account under the plan. Cimarex has sought the agreement of each of the participants in the plan, including executive officers, to waive the accelerated vesting and distribution with respect to the merger. All of the executive officers except Paul Korus and Joseph R. Albi have waived accelerated vesting and distribution. As of March 15, 2005, Mr. Korus's account under the supplemental savings plan had a vested balance of $190,599 and no unvested balance, and Mr. Albi's account under the supplemental savings plan had a vested balance of $32,691 and no unvested balance.

Magnum Hunter Outside Director Policy Change of Control Provisions

        The merger will constitute a "change of control" as defined in Magnum Hunter's outside director policy, and the removal of Magnum Hunter's directors as of the effective time of the merger will entitle the outside directors of Magnum Hunter to additional compensation as set forth in that policy. The outside directors of Magnum Hunter are Jerry Box, Gerald W. Bolfing, Donald A. Erickson, Matthew C. Lutz, Jody Powers, John H. Trescot, Jr., and F. Walker Tucie, Jr. At the effective time of the merger, each outside director will be entitled to receive additional compensation equal to two times the director's annual retainer, which will total (in the aggregate) $1,080,000. Under the merger agreement, if the payments made under the outside director policy or otherwise to an outside director who is an officer of Magnum Hunter are subject to excise tax under Section 4999 of the Code, the director will be entitled to an additional payment equal to the amount of the excise tax.

Magnum Hunter Employment Agreement Change in Control Provisions

        The merger will constitute a "change in control" as defined in the employment agreements entered into among Magnum Hunter, Gruy Petroleum Management Co. and certain executives of Magnum Hunter. The executives covered by employment agreements are Richard R. Frazier, Gary C. Evans, R. Douglas Cronk, M. Bradley Davis, Dan Emmer, Charles R. Erwin, Frances P. Evans, Richard S. Farrell, Bill Irwin, Gregory L. Jessup, Morgan F. Johnston, David M. Keglovits, Earl Krieg, David S. Krueger, H. C. Lee, Donald H. Sabathier, and Howard M. Tate. After the effective time of the merger, these executives will have "good reason" to voluntarily terminate their employment in accordance with those agreements, which termination will entitle the executives to lump sum termination payments equal to their annual base salary, or a multiple of their annual base salary, for 2005, annualized bonus for 2004, and/or car allowance, as well as benefits continuation and other payments. The approximate amount of cash payments to be made to the executives upon termination of employment is $9,437,740. The value of benefits continuation for the executives will be approximately $193,150. In addition, under the employment agreements and the merger agreement, if payments made to an executive under the employment agreements or otherwise are subject to excise tax under Section 4999 of the Code, the executive will be entitled to an additional payment equal to the amount of the excise tax.

Magnum Hunter 2003 Bonus Deferral Plan

        The merger will constitute a "change of control" as defined in Magnum Hunter's 2003 Bonus Deferral Plan. Under the plan, participants have elected to defer receipt of 18,816 shares of Magnum Hunter common stock. Such shares currently are held by Southwest Securities in the name of the Magnum Hunter 2003 Bonus Deferral Plan. As a result of the merger, all shares of common stock held on behalf of participants in the plan will become distributable in a single distribution as soon as practical after the effective time of the merger.

Acceleration and Assumption of Magnum Hunter Stock Options

        In connection with the merger, options granted to executive officers of Magnum Hunter (whether vested or unvested) will be canceled in exchange for a cash payment. For a more complete description of the treatment of Magnum Hunter stock options in the merger, see "The Merger Agreement—Cancellation or Assumption of Stock Options."

        The following table sets forth, as of March 15, 2005, the number of shares of Magnum Hunter common stock subject to vested and unvested stock options held by Magnum Hunter's directors and executive officers and the estimated value of those stock options based on the closing price of Magnum Hunter of $16.33 per share on March 15, 2005:

	Number of Magnum Hunter Shares of Common Stock Underlying Unexercised Options at March 15, 2005(#)
			Value of Unexercised Options at March 15, 2005($)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Gary C. Evans	768,000	410,000	$12,541,440	$6,695,300
Richard R. Frazier	358,000	166,000	$5,846,140	$2,710,780
Charles R. Erwin	323,000	132,500	$5,274,590	$2,163,725
R. Douglas Cronk	70,000	96,000	$1,143,100	$1,567,680
Morgan F. Johnston	137,000	78,000	$2,237,210	$1,273,740
Gerald W. Bolfing	38,100	14,500	$622,173	$236,785
Jerry Box	38,100	14,500	$622,173	$236,785
Donald A. Erickson	—	7,500	$—	$122,475
Matthew C. Lutz	223,100	14,500	$3,643,223	$236,785
Jody Powers	—	13,500	$—	$220,455
John H. Trescot, Jr.	38,100	14,500	$622,173	$236,785

Voting Agreement

        On the date the merger agreement was executed, Gary C. Evans, Magnum Hunter's former President and Chief Executive Officer, and Jacquelyn Evelyn Enterprises, Inc. a related stockholder, entered into a voting agreement with Cimarex. As of the date of the voting agreement, these stockholders beneficially owned and were entitled to vote, in the aggregate, 4,733,945 shares of Magnum Hunter common stock, which represented approximately 5.2% of the outstanding shares of Magnum Hunter common stock on that date. Under the voting agreement, these stockholders agreed, among other things, to vote all of their shares of Magnum Hunter common stock in favor of the merger agreement, against any action or agreement that he would reasonably expect to result in a material breach of any covenant, representation, warranty or other obligation of Magnum Hunter under the merger agreement and against any other takeover proposal. The voting agreement is attached as Annex E to this joint proxy statement/prospectus.

Indemnification of Magnum Hunter Directors and Officers

        In the merger agreement, Cimarex agreed that all rights to indemnification by Magnum Hunter existing in favor of each person who is, was or becomes at any time before the effective time of the merger an "indemnified party" as defined below, as provided in Magnum Hunter's articles of incorporation or bylaws or under any other agreements in force on the date the merger agreement was signed, will remain in full force and effect for six years after the effective time of the merger. An indemnified party means an officer, director, employee, controlling stockholder or agent of Magnum Hunter or any subsidiary of Magnum Hunter or who acts as a fiduciary under any of Magnum Hunter's employee benefit plans.

        For six years after the effective time of the merger, to the full extent permitted under applicable law, Cimarex will indemnify, defend and hold harmless each indemnified party against all losses, expenses, claims, damages, liabilities and amounts arising in whole or in part out of actions or omissions in their capacity as such occurring at or before the effective time of the merger. In addition, during such period of time Cimarex will reimburse each indemnified party for any legal or other expenses reasonably incurred by the indemnified party in connection with investigating or defending any such losses, expenses, claims, damages, liabilities and amounts as such expenses are incurred. Cimarex will not be liable for any settlement of any pending or threatened action effected without its advance written consent, which may not be unreasonably withheld.

        Cimarex will cause the surviving corporation to maintain Magnum Hunter's officers' and directors' liability insurance policies, in effect on the date of the merger agreement, for a period of not less than six years after the effective time of the merger, but only to the extent related to actions or omissions before the effective time of the merger; provided, that:

  •
  Cimarex may substitute policies of at least the same coverage and amounts containing terms no less advantageous to those former directors or officers;

  •
  the substitution will not result in gaps or lapses of coverage with respect to matters occurring before the effective time of the merger; and

  •
  Cimarex will not be required to expend more than an amount per year equal to 200% of current annual premiums paid by Magnum Hunter for its insurance, referred to as the maximum amount.

If the amount of the annual premiums necessary to maintain or procure insurance coverage exceeds the maximum amount, Cimarex and the surviving corporation will procure and maintain for the six-year period as much comparable coverage as possible for the maximum amount. These obligations are binding upon any successor to Cimarex.

OTHER INFORMATION REGARDING DIRECTORS, EXECUTIVE OFFICERS
AND FIVE PERCENT STOCKHOLDERS

Magnum Hunter

        Under the terms of the merger agreement, Cimarex is entitled to designate one member of Magnum Hunter's board of directors to serve as a member of the Cimarex board of directors. Cimarex has agreed to cause this director to be appointed to Cimarex's board at or promptly after the effective time of the merger, to serve until the earlier of his resignation or removal or until his successor is duly elected and qualified in accordance with the amended and restated certificate of incorporation and bylaws of Cimarex. Cimarex will designate the Magnum Hunter director and assign the director to a class of Cimarex directors before the closing of the merger.

        The following table sets forth certain information as of March 15, 2005, regarding the share ownership of Magnum Hunter by:

  •
  each person known to Magnum Hunter to be the beneficial owner of more than 5% of the outstanding shares of Magnum Hunter common stock;

  •
  each director of Magnum Hunter;

  •
  Magnum Hunter's chief executive officer and the four other most highly compensated executive officers of Magnum Hunter; and

  •
  all directors and executive officers of Magnum Hunter, as a group.

        None of the directors or executive officers named below, as of March 15, 2005, owned any shares of Magnum Hunter's Series A preferred stock or its 1996 Series A convertible preferred stock. The business address of each officer and director listed below is: c/o Magnum Hunter Resources, Inc., 600 East Las Colinas Blvd., Suite 1100, Irving, Texas 75039.

	Common Stock Beneficially Owned
Name	Number of Shares		Percent of Class (m)
Directors and Executive Officers
Gary C. Evans	4,733,945	(a)	5.2%
Richard R. Frazier	539,454	(b)	*
Charles R. Erwin	348,336	(c)	*
R. Douglas Cronk	102,432	(d)	*
Morgan F. Johnston	165,134	(e)	*
Gerald W. Bolfing	439,856	(f)	*
Donald A. Erickson	37,000		*
Matthew C. Lutz	288,821	(g)	*
Jody Powers	11,710		*
John H. Trescot, Jr.	137,759	(h)	*
F. Walker Tucei, Jr.	2,000		*
Jerry Box	64,200	(i)	*
All directors and executive officers as a group (13 persons)	6,870,647		7.8%

	Common Stock Beneficially Owned
Name	Number of Shares		Percent of Class (m)
Beneficial owners of 5% or more (excluding persons named above)
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	5,434,000	(j)	6.2%
Cimarex Energy Co. 1700 Lincoln Street, Suite 1800 Denver, CO 80203-4518	4,733,945	(k)	5.2%
Barclays Global Investors 45 Fremont Street San Francisco, CA 94105	5,374,858	(l)	6.2%

*
Less than one percent.

(a)
Includes 768,000 shares of common stock issuable upon the exercise of certain currently exercisable options. Also includes 790,151 common stock purchase warrants, which are currently exercisable. Also includes 36,185 equivalent shares held by the trustee for the benefit of employee participants in the Magnum Hunter Resources, Inc. 401(k) Employee Stock Ownership Plan. Participants in this plan instruct the trustee as to how the participants' equivalent shares should be voted. Also includes 17,024 shares held in the name of Jacquelyn Evelyn Enterprises, Inc., a corporation whose sole stockholder is Mr. Evans' wife. Mr. Evans disclaims any ownership in such securities other than those in which he has an economic interest.

(b)
Includes 358,000 shares of common stock issuable upon the exercise of certain currently exercisable options. Also includes 29,217 equivalent shares held by the trustee for the benefit of employee participants in the Magnum Hunter Resources, Inc. 401(k) Employee Stock Ownership Plan. Participants in this plan instruct the trustee as to how the participants' equivalent shares should be voted.

(c)
Includes 323,000 shares of common stock issuable upon the exercise of certain currently exercisable options. Also includes 25,336 equivalent shares held by the trustee for the benefit of employee participants in the Magnum Hunter Resources, Inc. 401(k) Employee Stock Ownership Plan. Participants in this plan instruct the trustee as to how the participants' equivalent shares should be voted.

(d)
Includes 70,000 shares of common stock issuable upon the exercise of certain currently exercisable options. Also includes 29,072 equivalent shares held by the trustee for the benefit of employee participants in the Magnum Hunter Resources, Inc. 401(k) Employee Stock Ownership Plan. Participants in this plan instruct the trustee as to how the participants' equivalent shares should be voted.

(e)
Includes 137,000 shares of common stock issuable upon the exercise of certain currently exercisable options. Also includes 23,654 equivalent shares held by the trustee for the benefit of employee participants in the Magnum Hunter Resources, Inc. 401(k) Employee Stock Ownership Plan. Participants in this plan instruct the trustee as to how the participants' equivalent shares should be voted.

(f)
Includes 38,100 shares of common stock issuable upon the exercise of certain currently exercisable options.

(g)
Includes 223,100 shares of common stock issuable upon the exercise of certain currently exercisable options.

(h)
Includes 38,100 shares of common stock issuable upon the exercise of certain currently exercisable options.

(i)
Includes 38,100 shares of common stock issuable upon the exercise of certain currently exercisable options.

(j)
Based on Schedule 13G filed by Dimensional Fund Advisors, Inc. on February 9, 2005.

(k)
Based on Schedule 13D/A filed by Cimarex Energy Co. on March 1, 2005.

(l)
Based on Schedule 13G filed by Barclays Global Investors on February 14, 2005.

(m)
Percentage is calculated on the number of shares outstanding plus those deemed outstanding under Rule 13d-3(d)(1) under the Exchange Act.

Cimarex

        See "Chapter II—The Cimarex Annual Meeting Proposals—Election of Directors" beginning on page II-1 for biographical information about Cimarex's directors, director nominees and executive officers, along with information about executive compensation and beneficial ownership of Cimarex common stock.

THE MERGER AGREEMENT

        The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete text of the merger agreement, as amended, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. All stockholders of Cimarex and Magnum Hunter are urged to read the merger agreement carefully and in its entirety.

General

        Under the merger agreement, Merger Sub, a wholly owned subsidiary of Cimarex, will merge with and into Magnum Hunter, with Magnum Hunter continuing as the surviving corporation. As a result of the merger, Magnum Hunter will become a wholly owned subsidiary of Cimarex.

Merger Consideration

        In the merger, holders of shares of Magnum Hunter common stock will receive 0.415 of a share of Cimarex common stock for each share of Magnum Hunter common stock that they own immediately before the effective time of the merger. This ratio is referred to in this joint proxy statement/prospectus as the exchange ratio. In the merger agreement, this ratio is called the conversion number. The exchange ratio will not be adjusted in the case of changes in the outstanding shares of Cimarex between the date of the merger agreement and the effective time of the merger. Magnum Hunter common stockholders will receive cash for any fractional shares which they would otherwise receive in the merger.

        In the merger, all of the issued and outstanding shares of Magnum Hunter's Series A preferred stock will be canceled and converted into the right to receive, in the aggregate, 20 shares of Cimarex common stock. Based upon the 80,000 shares of Series A preferred stock currently outstanding, holders of Magnum Hunter's Series A preferred stock would receive 0.00025 of a share of Cimarex common stock for each share of Series A preferred stock that they own immediately before the effective time of the merger. This ratio will not be adjusted in the case of changes in the outstanding shares of Cimarex between the date of the merger agreement and the effective time of the merger. Magnum Hunter Series A preferred stockholders will receive fractional shares of Cimarex common stock to the extent necessary. However, Cimarex may offer Series A preferred stockholders the opportunity either to purchase an additional fraction of a share or to aggregate its fractional share with those of other Series A preferred stockholders to be sold. Cimarex may not force Series A preferred stockholders to receive cash in respect of their fractional shares.

Conversion of 1996 Series A Convertible Preferred Stock

        There are currently 1,000,000 issued shares of 1996 Series A convertible preferred stock, all of which are held by a wholly owned subsidiary of Magnum Hunter. Under the merger agreement, Magnum Hunter is required to cause its subsidiary to convert, before the effective time of the merger, all of the shares of Magnum Hunter 1996 Series A convertible preferred stock into shares of Magnum Hunter common stock under the terms set forth in the certificate of designations for that stock. Magnum Hunter expects to issue 1,904,762 shares of its common stock upon conversion of the preferred shares. These shares of common stock then will be converted into 790,476 shares of Cimarex common stock in the merger in accordance with the exchange ratio.

Effective Time of the Merger

        The merger will become effective when we file the articles of merger or other appropriate documents with the Secretary of State of the State of Nevada. However, Cimarex and Magnum Hunter may agree to a later time for consummation of the merger and specify that time in the articles of merger. We will file the articles of merger as soon as practicable after the satisfaction or, where permissible, waiver of the closing conditions in the merger agreement, which are described below. We currently believe we can complete the merger during the second quarter of 2005.

Conditions to the Completion of the Merger

  Conditions to Each Party's Obligation

        Each party's obligation to effect the merger is subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:

  •
  the merger agreement has been approved by the affirmative vote of holders of a majority of the issued and outstanding shares of Magnum Hunter entitled to vote at the Magnum Hunter special meeting;

  •
  the issuance of shares of Cimarex common stock in the merger has been approved by the affirmative vote of holders of a majority of the votes cast in person or by proxy and entitled to vote at the Cimarex annual meeting;

  •
  the waiting period applicable to the merger under the HSR Act has expired or been terminated and all governmental approvals have been obtained, except where the failure to obtain any such approvals (other than those from the SEC or with respect to the HSR Act) would not be reasonably likely to result in a material adverse effect on the combined company or to materially adversely affect the completion of the merger;

  •
  the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part has been declared effective by the SEC under the Securities Act, and no stop orders suspending the effectiveness of the registration statement have been issued by the SEC and no proceedings for that purpose have been initiated or threatened by the SEC;

  •
  no temporary restraining order, preliminary injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger is in effect;

  •
  the shares of Cimarex common stock issuable to the Magnum Hunter stockholders in the merger and upon exercise of the Magnum Hunter options assumed by Cimarex in the merger have been approved for listing on the NYSE, subject to official notice of issuance;

  •
  the representations and warranties of Cimarex and Magnum Hunter, respectively, set forth in the merger agreement are true and correct as of the date of the merger agreement and as of the closing date, with the same effect as if made at and as of that time (except to the extent expressly made as of an earlier date, in which case as of that date), except where the failure of those representations and warranties to be so true and correct (without giving effect to any threshold or any limitation as to "materially" or "material adverse effect," or words of similar import, or any knowledge qualifier) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Cimarex or Magnum Hunter, as applicable, or its ability to complete the merger;

  •
  Cimarex and Magnum Hunter, respectively, have performed in all material respects all obligations required to be performed by each of them, respectively, under the merger agreement on or before the closing date of the merger agreement; and

  •
  No material adverse effect has occurred between the date of the merger agreement and the closing date with respect to Cimarex or Magnum Hunter, respectively.

  Additional Conditions to Cimarex's and Merger Sub's Obligation

        Cimarex's and Merger Sub's obligation to effect the merger is also subject to the satisfaction or waiver of the following additional conditions:

  •
  Cimarex has received from Holme Roberts & Owen LLP, counsel to Cimarex, on the date on which the registration statement relating to the issuance of the shares of Cimarex common stock in the merger is declared effective by the SEC and on the closing date of the merger, an opinion, dated as of that date and stating, among other things, that the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

  •
  the merger and the merger agreement have not caused any rights under Magnum Hunter's stockholder rights plan to become exercisable or to be distributed; and

  •
  Magnum Hunter has obtained all consents and approvals, other than governmental approvals, required in connection with the execution and delivery of the merger agreement and completion of the merger, except for consents that would not be reasonably likely to have a material adverse effect on Magnum Hunter or the merger.

  Additional Conditions to Magnum Hunter's Obligation

        Magnum Hunter's obligation to effect the merger is also subject to the satisfaction or waiver of the following additional conditions:

  •
  Magnum Hunter has received from Thompson & Knight L.L.P., counsel to Magnum Hunter, on the date on which the registration statement relating to the issuance of the shares of Cimarex common stock in the merger is declared effective by the SEC and on the closing date of the merger, an opinion, dated as of that date and stating, among other things, that the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

  •
  the merger and the merger agreement have not caused any rights under Cimarex's stockholder rights plan to become exercisable or to be distributed;

  •
  Cimarex has delivered to its transfer agent instructions authorizing the issuance of Cimarex common stock to Magnum Hunter stockholders upon surrender of certificates representing shares of Magnum Hunter common stock; and

  •
  Cimarex has obtained all consents and approvals, other than governmental approvals, required in connection with the execution and delivery of the merger agreement and completion of the merger, except for consents that would not be reasonably likely to have a material adverse effect on Cimarex or the merger.

  Additional Information on Conditions

        Material Adverse Effect.    The merger agreement provides that a material adverse effect, as it relates to Cimarex or Magnum Hunter, means an event or inaccuracy that would reasonably be expected to:

  •
  have a material adverse effect on the financial condition, capitalization, results of operations or business of Cimarex or Magnum Hunter, as applicable, and their respective wholly owned subsidiaries taken as a whole, or the aggregate value of their assets and liabilities, except for events affecting the energy industry or capital markets generally or effects resulting from the announcement of the merger;

  •
  impair materially the ability of Cimarex or Magnum Hunter, as applicable, and their respective wholly owned subsidiaries taken as a whole, to own, hold, develop and operate their assets;

  •
  impair materially the ability of Cimarex or Magnum Hunter, as applicable, to complete the merger or perform any of its obligations under the merger agreement; or

  •
  impair materially Cimarex's ability to vote, receive dividends, or otherwise exercise ownership rights with respect to the stock of the surviving corporation and, indirectly, control over the assets of the surviving corporation.

        No Assurance.    Cimarex and Magnum Hunter cannot assure you that all of the conditions to the merger will be satisfied or, where permitted, waived by the party permitted to do so. Further, Cimarex and Magnum Hunter cannot at this point determine whether either of them would resolicit proxies if they decided and were permitted to waive any of the conditions listed above. This decision would depend upon the facts and circumstances leading to each of Cimarex's and Magnum Hunter's decision to complete the merger and whether each of Cimarex and Magnum Hunter, as applicable, believes there has been a material change in the terms of the merger and its effect on their respective stockholders. In making each of their determinations, Cimarex and Magnum Hunter, respectively, would consider, among other factors, the reasons for the waiver, the effect of the waiver on the terms of the merger, whether the requirement being waived was necessary in order to make the deal fair to their respective stockholders from a financial point of view, the availability of alternative transactions and the prospects of Cimarex or Magnum Hunter, as applicable, as an independent entity. In the event of a waiver of a condition to the merger, if either Cimarex or Magnum Hunter, as applicable, determines that the waiver of that condition would materially change the terms of the merger, including the expected qualification of the merger as a reorganization within the meaning of Section 368(a) of the Code, it will resolicit proxies.

No Solicitation of Takeover Proposals

        The merger agreement provides that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement in accordance with its terms, Magnum Hunter will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director or employee of Magnum Hunter or any of Magnum Hunter's subsidiaries to, nor will it authorize any investment banker, attorney or other advisor or representative of Magnum Hunter or any of Magnum Hunter's subsidiaries to:

  (i)
  solicit, initiate, or knowingly encourage the submission of, any takeover proposal (as defined below);

  (ii)
  approve or recommend any takeover proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any takeover proposal (or resolve to or publicly propose to do any of the foregoing); or

  (iii)
  participate or engage in any discussions or negotiations regarding, or furnish to any person any information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any takeover proposal.

  Permitted Actions by Magnum Hunter

        Notwithstanding Magnum Hunter's obligations described above,

  (x)
  if (under circumstances in which Magnum Hunter has complied with all of its obligations under this no solicitation limitation), before the merger agreement is approved by the Magnum Hunter stockholders, Magnum Hunter receives an unsolicited written takeover proposal from a third party that the board of directors of Magnum Hunter determines in good faith (after consulting with its financial advisors) is, or is reasonably likely to result in, a superior proposal, Magnum Hunter and its representatives may conduct such additional discussions and provide such information as the board of directors of Magnum Hunter will determine, but only if, before providing such information or conducting such additional discussions,

    (A)
    the third party enters into a confidentiality agreement in customary form that is no less favorable to Magnum Hunter than the confidentiality agreement entered into between Cimarex and Magnum Hunter, and

    (B)
    the board of directors of Magnum Hunter determines in its good faith judgment, after receiving the advice of outside legal counsel, that it is required to do so in order to comply with its fiduciary duties under applicable law; and

  (y)
  at any time before the merger agreement is approved by the Magnum Hunter stockholders, and subject to Magnum Hunter's compliance with its obligations under the no solicitation limitations described above, Magnum Hunter's board of directors may

  (A)
  withdraw (or amend or modify in a manner adverse to Cimarex or Merger Sub), or publicly propose to withdraw (or amend or modify in a manner adverse to Cimarex or Merger Sub), the recommendation or declaration of advisability by Magnum Hunter's board of directors of the merger agreement, the merger or the other transactions contemplated by the merger agreement and recommend, or publicly propose to recommend any takeover proposal,

  (B)
  recommend, adopt or approve any takeover proposal, or publicly propose to do so, or

  (C)
  to the extent permitted by the provisions of the merger agreement setting forth Magnum Hunter's rights and obligations in the event it determines to accept a superior proposal and terminate the merger agreement, allow Magnum Hunter to enter into a binding written agreement concerning a transaction that constitutes a superior proposal, in the case of either sub-clauses (A), (B) or (C) of this clause (y) only after

    (1)
    the board of directors of Magnum Hunter determines in good faith, after consulting with its financial advisors and providing Cimarex with three business days to propose an alternative transaction as defined below, that the takeover proposal is a superior proposal and

    (2)
    the board of directors of Magnum Hunter determines in its good faith judgment, after receiving the advice of outside legal counsel, that it is required to do so in order to comply with its fiduciary duties under applicable law; and

  (z)
  nothing contained in the no solicitation provisions addressed above or in the provisions regarding approval, recommendation or entrance into another takeover proposal will prohibit Magnum Hunter or its board of directors from disclosing to Magnum Hunter's stockholders a position with respect to a tender or exchange offer by a third party under Rules 14d-9 and 14e-2 under the Exchange Act, to the extent required by applicable law, provided that the board of directors of Magnum Hunter will not recommend that the stockholders of Magnum Hunter tender their Magnum Hunter common stock in connection with any tender or exchange offer unless the board of directors of Magnum Hunter determines in good faith, after receiving the advice of its financial advisors and providing Cimarex with three business days to propose an alternative transaction as defined below, that the takeover proposal is a superior proposal as defined below.

  Terms Used in No Solicitation Provisions

        Takeover Proposal.    For purposes of the merger agreement, a takeover proposal refers to any inquiry, proposal or offer from any person (other than Cimarex, Merger Sub or any of their affiliates) relating to any acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction involving Magnum Hunter or any of its subsidiaries of:

  (A)
  assets or businesses that constitute or represent 10% or more of the total revenue, operating income, EBITDA or assets of Magnum Hunter and its subsidiaries, taken as a whole; or

  (B)
  10% or more of the outstanding shares of Magnum Hunter common stock or any other Magnum Hunter capital stock or capital stock of, or other equity or voting interests in, any of Magnum Hunter's subsidiaries directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above, in each case other than the transactions contemplated by the merger agreement.

        Superior Proposal.    The term superior proposal refers to any bona fide written takeover proposal to effect a merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, or other similar transaction made by a third party to acquire, directly or indirectly:

  (A)
  50% or more of the assets of Magnum Hunter and its subsidiaries, taken as a whole; or

  (B)
  50% or more of the outstanding voting securities of Magnum Hunter,

in any such case on terms that the board of directors of Magnum Hunter determines in its good faith judgment (after consulting with its financial advisors and outside counsel), taking into account all relevant factors, including any conditions to the takeover proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the person making the takeover proposal to finance the transaction contemplated thereby, any required governmental or other consents, filings and approvals and any alternative transaction proposed by Cimarex,

  (x)
  would, if consummated, result in a transaction that is more favorable to Magnum Hunter's stockholders from a financial point of view than the transactions contemplated by the merger agreement, including the terms of any alternative transaction as defined below; and

  (y)
  is reasonably likely to be financed and otherwise completed without undue delay.

        Alternative Transaction.    The term alternative transaction refers to any proposal by Cimarex to modify the terms of the merger agreement or the merger in response to a takeover proposal received by Magnum Hunter.

Termination

  Reasons for Termination

        The merger agreement may be terminated and the merger may be abandoned at any time before the effective time of the merger, whether before or after the merger agreement has been adopted by the Cimarex common stockholders or the Magnum Hunter common stockholders:

  (1)
  by mutual written consent of Cimarex and Magnum Hunter;

  (2)
  by either Cimarex or Magnum Hunter, if:

  •
  the merger has not been consummated by July 25, 2005 (or October 1, 2005 if the SEC has not declared the registration statement of which this joint proxy statement/prospectus is a part effective by June 1, 2005), except that the right to terminate under this paragraph will not be available to any party whose breach of any representation or failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the merger to occur on or before that date;

    •
    any order, decree, ruling or other action permanently restraining, enjoining or prohibiting the merger is in effect and has become final and nonappealable, except that the right to terminate under this paragraph will not be available to any party until that party has used all reasonable efforts to remove the injunction, order or decree; or

    •
    the required vote of the Magnum Hunter stockholders is not obtained at the Magnum Hunter special meeting or the required vote of the Cimarex stockholders is not obtained at the Cimarex annual meeting;

  (3)
  by Cimarex, if

  •
  the board of directors of Magnum Hunter has withdrawn or modified or amended in any respect adverse to Cimarex its adoption of or recommendation in favor of the merger agreement or has failed to make a favorable recommendation;

  •
  the board of directors of Magnum Hunter or any board committee has recommended to the stockholders of Magnum Hunter any takeover proposal or will have resolved to, or publicly announced an intention to, do so;

  •
  Magnum Hunter has committed a willful, material breach of the no solicitation limitations; or

  •
  Magnum Hunter has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform:

  —
  would give rise to the failure of the conditions to Cimarex's obligation to consummate the merger relating to Magnum Hunter's representations and warranties and performance of its obligations, and

  —
  has not been cured by Magnum Hunter within 10 days after written notice has been given by Cimarex to Magnum Hunter of its breach or failure to perform, but no later than July 25, 2005 (or October 1, 2005 if the SEC has not declared the registration statement of which this joint proxy statement/prospectus is a part effective by June 1, 2005); or

  (4)
  by Magnum Hunter, if

  •
  before the Magnum Hunter special meeting,

  —
  Magnum Hunter has not breached the no solicitation limitations in any material respect,

  —
  the board of directors of Magnum Hunter authorizes Magnum Hunter, subject to complying with the provisions outlined under "—No Solicitation of Takeover Proposals" above and this paragraph (4), to enter into a binding written agreement concerning a transaction that constitutes a superior proposal and Magnum Hunter notifies Cimarex in writing that it intends to enter into such an agreement,

  —
  Cimarex does not make, within three business days of receipt of Magnum Hunter's written notification of its intention to enter into the agreement, an offer that the board of directors of Magnum Hunter determines, in its good faith judgment (after consulting with its financial advisors) is at least as favorable to Magnum Hunter's stockholders from a financial point of view as the superior proposal, and

      —
      Magnum Hunter before the termination pays to Cimarex in immediately available funds any fees required to be paid following termination of the merger agreement described under "—Termination Fee" below; or

    •
    Cimarex has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform:

    —
    would give rise to the failure of the conditions to Magnum Hunter's obligation to consummate the merger relating to Cimarex's representations and warranties and performance of its obligations, and

    —
    has not been cured by Cimarex within 10 days after written notice has been given by Magnum Hunter to Cimarex of its breach or failure to perform, but no later than July 25, 2005 (or October 1, 2005 if the SEC has not declared the registration statement of which this joint proxy statement/prospectus is a part effective by June 1, 2005).

  Effect of Termination

        If it is terminated, the merger agreement will become void and of no further force and effect, except with respect to certain designated sections of the merger agreement, and there will be no liability on behalf of Cimarex or Magnum Hunter, except for liabilities arising from a willful breach of the merger agreement.

Termination Fee

        Under the merger agreement, if:

  •
  the merger agreement is terminated for any of the reasons described in the first three bullet points of paragraph (3) or the first bullet point of paragraph (4) under "—Termination" above; or

•	(A)	a takeover proposal in respect of Magnum Hunter is publicly announced or is proposed or offered or made to Magnum Hunter or Magnum Hunter's stockholders before the merger agreement is approved by Magnum Hunter's stockholders,
    (B)
    the merger agreement is terminated by either party for failure to obtain the required Magnum Hunter stockholder vote without any breach by Magnum Hunter of its no solicitation obligations, and

    (C)
    within 12 months following the termination Magnum Hunter enters into, directly or indirectly, an agreement with the proponent of the takeover proposal or an affiliate of the proponent,

Magnum Hunter must pay Cimarex a termination fee in immediately available funds of $45,000,000 no later than one business day following termination of the merger agreement or, in the case of termination in connection with a takeover proposal, on the date of consummation of or entry into the agreement for that transaction. For purposes of this paragraph, the references in the definition of takeover proposal to 10% will be changed to 50%.

Expenses

        In the merger agreement, the parties agreed that all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring those expenses, whether or not the merger is consummated. Cimarex has agreed to pay the fee for filing the registration statement of which this joint proxy statement/prospectus is a part with the SEC, along with the expenses of printing this joint proxy statement/prospectus and complying with any other applicable securities laws in connection with the registration statement and this joint proxy statement/prospectus. Each of Cimarex and Magnum Hunter will pay all expenses of mailing this joint proxy statement/prospectus to and soliciting proxies from its respective stockholders.

Conduct of Business Pending the Merger

  Conduct of Business by Magnum Hunter

        In the merger agreement, Magnum Hunter has agreed that, before the effective time of the merger, unless Cimarex otherwise consents or except as expressly permitted or required under the merger agreement:

  •
  each of Magnum Hunter and its subsidiaries will conduct its business only in the ordinary and usual course of business and consistent with past practices, and will:

  —
  operate, maintain and otherwise deal with Magnum Hunter's oil and gas interests in accordance with good and prudent oil and gas field practices and in accordance with all applicable oil and gas leases and other contracts and agreements and all applicable laws, rules and regulations;

  —
  keep and maintain accurate books, records and accounts;

  —
  maintain its insurance policies in full force and effect;

  —
  pay all taxes, assessments and other governmental charges imposed upon any of their assets or with respect to their franchises, business, income or assets before any penalty or interest accrues;

  —
  pay all material claims that have become due and payable and which by law have or may become a lien upon any of their assets before the time when any penalty or fine is incurred or any lien is imposed;

  —
  comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, obtain or take all governmental actions necessary in the operation of their businesses, and comply with and enforce the provisions of all material agreements, including paying when due all rentals, royalties, expenses and other liabilities relating to their businesses or assets; and

  —
  at all times preserve and keep in full force and effect their corporate existence and rights and franchises material to their performance under the merger agreement; and

  •
  Magnum Hunter will not directly or indirectly, and will not permit any of its subsidiaries to, do any of the following:

  —
  amend or propose to amend its articles of incorporation or bylaws or, in the case of its subsidiaries, their respective constituent documents;

  —
  split, combine or reclassify any outstanding shares of its capital stock;

  —
  declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock, other than the distribution of TEL Offshore Trust interests described under "The Merger—Distribution of TEL Offshore Trust Units";

  —
  issue, sell or agree to issue or sell or amend any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock or other securities, except for shares of Magnum Hunter common stock issuable upon:

      (A)
      exercise of warrants outstanding on the date of the merger agreement,

      (B)
      exercise of options outstanding on the date of the merger agreement, or granted as permitted by the merger agreement, and

      (C)
      conversion of Magnum Hunter's 1996 Series A convertible preferred stock as described under "—Conversion of 1996 Series A Convertible Preferred Stock" above;

    —
    reduce the exercise or conversion price or extend the time for exercise or conversion of any rights, options or warrants to acquire its securities, except as contractually required;

    —
    purchase, cancel, redeem or otherwise acquire any shares of its capital stock, other securities or other equity interests, except as permitted by the terms of Magnum Hunter's employee benefit plans or in connection with the cancellation of Magnum Hunter stock options in the merger;

    —
    merge or consolidate with or transfer substantially all its assets to, any person except as contemplated by the merger agreement;

    —
    liquidate, wind up or dissolve;

    —
    acquire any interest in a business entity for a purchase price of $2,000,000 or more, other than interests in joint ventures, joint operation or ownership arrangements or tax partnerships acquired in the ordinary course of business;

    —
    sell, lease or sublease, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any oil and gas interests or other assets of Magnum Hunter that have a value of $1,000,000 or more individually, except for the sale of hydrocarbons in the ordinary course of business or encumbrances under Magnum Hunter's credit facility;

    —
    farm-out any oil and gas interest of Magnum Hunter having a value of $2,000,000 or more;

    —
    sell, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any securities of any other person, including any capital stock or other securities or equity interest in any of Magnum Hunter's subsidiaries;

    —
    make any loans, advances or capital contributions to, or investments in, any person in an aggregate amount of $500,000 or more, other than in the ordinary course of business;

    —
    enter into any material agreement or any other agreement not terminable upon notice of 30 days or less and without penalty or other obligation;

    —
    permit the outstanding indebtedness under Magnum Hunter's credit facility to exceed $400,000,000, not counting any indebtedness incurred to fund costs relating to the merger agreement;

    —
    incur any indebtedness for borrowed money, other than under trade credit vendor lines not exceeding $1,000,000 in the aggregate, under Magnum Hunter's credit facility or related to cash payments for cancellation of Magnum Hunter stock options in the merger;

    —
    incur any other obligation or liability, other than in the ordinary course of business;

    —
    assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee or otherwise become liable or responsible for the liabilities or obligations of any other person in an amount of $500,000 or more, whether directly, contingently or otherwise;

    —
    enter into, amend or modify any derivative transactions;

    —
    incur any obligation or liability that exceeds $500,000 under the guaranty by Magnum Hunter to Compass Bank, dated December 20, 2004, with respect to indebtedness of Metrix Networks, Inc.;

    —
    voluntarily resign, transfer or otherwise relinquish any right as operator of any oil and gas interest of Magnum Hunter, except as required by law, regulation or contract or to the extent the action would not be reasonably likely to have a material adverse effect on Magnum Hunter;

    —
    voluntarily resign, transfer or otherwise relinquish any right with respect to any standstill agreement;

    —
    enter into, or otherwise become liable or obligated under, or amend or extend:

    (A)
    any employee benefit, pension or other plan, whether or not subject to ERISA,

    (B)
    any other stock option, stock purchase, incentive or deferred compensation plan or arrangement or other fringe benefit plan, or

    (C)
    any consulting, employment, severance, retention, termination or similar agreement with any person;

    —
    except for payments made under any Magnum Hunter employee benefit plan or any other plan, agreement or arrangement described in Magnum Hunter's disclosure schedule, grant, or otherwise become liable for or obligated to pay, any severance, retention or termination payment, bonus or increase in compensation or benefits (other than payments, bonuses or increases that are mandated by the terms of agreements existing as of the date of the merger agreement or that are paid in the ordinary course of business, consistent with past practices, and not individually or in the aggregate material in amount) to, or forgive any indebtedness of, any employee or consultant of any of Magnum Hunter or its subsidiaries;

    —
    enter into any contract or commitment to do any of the things listed above;

    —
    create, incur, assume or permit to exist any lien on any of its assets, except as permitted by the merger agreement;

    —
    take any action that would reasonably be expected to result in the breach of any of Magnum Hunter's representations and warranties, except as specifically permitted by the merger agreement;

    —
    approve or implement budgets for general and administrative expenses (including salary, bonuses, general operating and overhead expenses) or budgets for capital expenditures, or incur expenses or disburse funds for any of those purposes except under the budgets which have been approved by Cimarex or revisions to the budgets which are approved by Cimarex, such approval not to be unreasonably withheld;

    —
    except to the extent already included in a budget approved by Cimarex, enter into any agreements or other arrangements with respect to, or make any payments, incur any expenses or disburse any funds for:

    (A)
    any capital project, the completion or full capitalization of which can reasonably be expected to require Magnum Hunter to expend, in the aggregate, $2,000,000 or more for an onshore project or $1,000,000 or more for an offshore project, or

      (B)
      any capital project for the exploration of oil and gas interests with undeveloped reserves (including the acquisition of leasehold interests and seismic data, the drilling of wells and all related costs and expenses) which can reasonably be expected to require Magnum Hunter to expend, in the aggregate, $2,000,000 or more for an onshore project or $1,000,000 or more for an offshore project;

    —
    make any capital expenditure or general and administrative expense payment which, for any project, exceeds by more than 10 percent the amount set forth in the appropriate line item for that expenditure in a budget approved by Cimarex; or

    —
    knowingly take, or agree to commit to take, any action that would reasonably be expected to result in the failure of a condition to Cimarex's and Merger Sub's obligation to complete the merger, or that would materially impair or delay the ability of Magnum Hunter, Cimarex, Merger Sub or the holders of shares of Magnum Hunter common stock to complete the merger.

  Conduct of Business by Cimarex

        In the merger agreement, Cimarex has agreed that, before the effective time of the merger, unless Magnum Hunter otherwise consents or except as expressly permitted or required under the merger agreement:

  •
  each of Cimarex and its subsidiaries will conduct its business only in the ordinary and usual course of business and consistent with past practices, and will:

  —
  operate, maintain and otherwise deal with Cimarex's oil and gas interests in accordance with good and prudent oil and gas field practices and in accordance with all applicable oil and gas leases and other contracts and agreements and all applicable laws, rules and regulations;

  —
  keep and maintain accurate books, records and accounts;

  —
  maintain its insurance policies in full force and effect;

  —
  pay all taxes, assessments and other governmental charges imposed upon any of their assets or with respect to their franchises, business, income or assets before any penalty or interest accrues;

  —
  pay all material claims that have become due and payable and which by law have or may become a lien upon any of their assets before the time when any penalty or fine is incurred or any lien is imposed;

  —
  comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, obtain or take all governmental actions necessary in the operation of their businesses, and comply with and enforce the provisions of all material agreements, including paying when due all rentals, royalties, expenses and other liabilities relating to their businesses or assets; and

  —
  at all times preserve and keep in full force and effect their corporate existence and rights and franchises material to their performance under the merger agreement; and

  •
  Cimarex will not directly or indirectly, and will not permit any of its subsidiaries to, do any of the following:

  —
  amend or propose to amend its certificate of incorporation or bylaws or, in the case of its subsidiaries, their respective constituent documents;

  —
  split, combine or reclassify any outstanding shares of its capital stock;

    —
    declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

    —
    issue, sell or agree to issue or sell or amend any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock or other securities, except for shares of Cimarex common stock issuable upon exercise of options outstanding on the date of the merger agreement;

    —
    reduce the exercise or conversion price or extend the time for exercise or conversion of any rights, options or warrants to acquire its securities, except as contractually required;

    —
    purchase, cancel, redeem or otherwise acquire any shares of its capital stock, other securities or other equity interests, except as permitted by the terms of Cimarex's employee benefit plans;

    —
    merge or consolidate with or transfer substantially all its assets to, any person except as contemplated by the merger agreement;

    —
    liquidate, wind up or dissolve;

    —
    acquire any interest in a business entity for a purchase price of $10,000,000 or more, other than interests in joint ventures, joint operation or ownership arrangements or tax partnerships acquired in the ordinary course of business;

    —
    sell, lease or sublease, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any oil and gas interests or other assets of Cimarex that have a value of $5,000,000 or more individually, except for the sale of hydrocarbons in the ordinary course of business or encumbrances under Cimarex's credit facility;

    —
    farm-out any oil and gas interest of Cimarex having a value of $2,000,000 or more;

    —
    sell, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any securities of any other person, including any capital stock or other securities or equity interest in any of Cimarex's subsidiaries;

    —
    make any loans, advances or capital contributions to, or investments in, any person in an aggregate amount of $500,000 or more, other than in the ordinary course of business;

    —
    enter into any material agreement or any other agreement not terminable upon notice of 30 days or less and without penalty or other obligation;

    —
    permit the outstanding indebtedness under Cimarex's credit facility to exceed $50,000,000;

    —
    incur any indebtedness for borrowed money, other than under trade credit vendor lines not exceeding $1,000,000 in the aggregate or under Cimarex's credit facility;

    —
    incur any other obligation or liability, other than in the ordinary course of business;

    —
    assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee or otherwise become liable or responsible for the liabilities or obligations of any other person in an amount of $500,000 or more, whether directly, contingently or otherwise, other than Cimarex guarantees of Cimarex Energy Services, Inc. regarding obligations under transportation agreements;

    —
    enter into, amend or modify any derivative transactions;

    —
    voluntarily resign, transfer or otherwise relinquish any right as operator of any oil and gas interest of Cimarex, except as required by law, regulation or contract or to the extent the action would not be reasonably likely to have a material adverse effect on Cimarex;

    —
    voluntarily resign, transfer or otherwise relinquish any right with respect to any standstill agreement;

    —
    enter into, or otherwise become liable or obligated under, or amend or extend:

    (A)
    any employee benefit, pension or other plan (whether or not subject to ERISA),

    (B)
    any other stock option, stock purchase, incentive or deferred compensation plan or arrangement or other fringe benefit plan, or

    (C)
    any consulting, employment, severance, retention, termination or similar agreement with any person;

    —
    except for payments made under any Cimarex employee benefit plan or any other plan, agreement or arrangement described in Cimarex's disclosure schedule, grant, or otherwise become liable for or obligated to pay, any severance, retention or termination payment, bonus or increase in compensation or benefits (other than payments, bonuses or increases that are mandated by the terms of agreements existing as of the date of the merger agreement or that are paid in the ordinary course of business, consistent with past practices, and not individually or in the aggregate material in amount) to, or forgive any indebtedness of, any employee or consultant of any of Cimarex or its subsidiaries;

    —
    enter into any contract or commitment to do any of the things listed above;

    —
    create, incur, assume or permit to exist any lien on any of its assets, except as permitted by the merger agreement;

    —
    take any action that would reasonably be expected to result in the breach of any of Cimarex's representations and warranties, except as specifically permitted by the merger agreement;

    —
    approve or implement budgets for general and administrative expenses (including salary, bonuses, general operating and overhead expenses) or budgets for capital expenditures, or incur expenses or disburse funds for any of those purposes except under the budgets which have been approved by Magnum Hunter or revisions to the budgets which are approved by Magnum Hunter, such approval not to be unreasonably withheld;

    —
    except to the extent already included in a budget approved by Magnum Hunter, enter into any agreements or other arrangements with respect to, or make any payments, incur any expenses or disburse any funds for:

    (A)
    any capital project, the completion or full capitalization of which can reasonably be expected to require Cimarex to expend, in the aggregate, $5,000,000 or more, or

    (B)
    any capital project for the exploration of oil and gas interests with undeveloped reserves (including the acquisition of leasehold interests and seismic data, the drilling of wells and all related costs and expenses) which can reasonably be expected to require Cimarex to expend, in the aggregate, $5,000,000 or more;

    —
    make any capital expenditure or general and administrative expense payment which, for any project, exceeds by more than 10 percent the amount set forth in the appropriate line item for that expenditure in a budget approved by Magnum Hunter; or

    —
    knowingly take, or agree to commit to take, any action that would reasonably be expected to result in the failure of a condition to Magnum Hunter's obligation to complete the merger, or that would materially impair or delay the ability of Magnum Hunter, Cimarex, Merger Sub or the holders of shares of Magnum Hunter common stock to complete the merger.

Representations and Warranties

        The merger agreement contains customary representations and warranties, which are substantially reciprocal and expire upon completion of the merger. These representations and warranties relate to, among other things:

  •
  corporate organization and similar corporate matters of each of Cimarex and Magnum Hunter;

  •
  subsidiaries of Cimarex and Magnum Hunter;

  •
  authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and related matters of each of Cimarex and Magnum Hunter;

  •
  documents filed by each of Cimarex and Magnum Hunter with the SEC, and the accuracy of information contained in those documents;

  •
  financial statements of each of Cimarex and Magnum Hunter and the absence of undisclosed liabilities of each of Cimarex and Magnum Hunter;

  •
  the capital structure of each of Cimarex and Magnum Hunter;

  •
  absence of material adverse changes or events concerning each of Cimarex and Magnum Hunter;

  •
  compliance with applicable laws and material contracts by Cimarex and Magnum Hunter;

  •
  governmental regulatory matters concerning each of Cimarex and Magnum Hunter;

  •
  outstanding and pending material litigation of each of Cimarex and Magnum Hunter;

  •
  existence of financial restrictions upon each of Cimarex and Magnum Hunter;

  •
  filing of tax returns and payment of taxes by Cimarex and Magnum Hunter;

  •
  matters relating to the Employee Retirement Income Security Act for Cimarex and Magnum Hunter and other employment and benefit plan matters;

  •
  insurance policies held by Cimarex and Magnum Hunter;

  •
  title to assets and intellectual property of Cimarex and Magnum Hunter;

  •
  estimates of and reports relating to the oil and gas reserves of each of Cimarex and Magnum Hunter;

  •
  the outstanding hydrocarbon and financial hedging positions of each of Cimarex and Magnum Hunter;

  •
  compliance with the Natural Gas Act by Cimarex and Magnum Hunter;

  •
  compliance by Cimarex and Magnum Hunter with environmental laws;

  •
  accuracy of each of Cimarex's and Magnum Hunter's books and records;

  •
  engagement and payment of fees of brokers, investment bankers, finders and financial advisors by Cimarex and Magnum Hunter;

  •
  the stockholder vote of each of Cimarex and Magnum Hunter required to approve and adopt the merger agreement;

  •
  actions taken by each of Cimarex and Magnum Hunter to exempt the merger from applicable state anti-takeover laws and the parties' stockholder rights plans;

  •
  transactions with affiliates by each of Cimarex and Magnum Hunter; and

  •
  disclosure controls and procedures of each of Cimarex and Magnum Hunter.

Employee Benefit Plans and Existing Agreements

        The merger agreement provides that for six months after the closing date of the merger, Cimarex will, and will cause its subsidiaries to, continue to provide to each person who is employed by Magnum Hunter or any of its subsidiaries immediately before the effective time of the merger, employment (including base salary and incentive and bonus opportunities, but excluding equity-based compensation) and benefits (including vacation, paid time-off, medical, dental, vision, life, accidental death and dismemberment and disability benefits) that are substantially comparable in the aggregate to those provided to those employees by Magnum Hunter and its subsidiaries immediately before the effective time of the merger. Continuing employees do not include persons who have an employment agreement with Magnum Hunter. On and after October 1, 2005, each such continuing employee may, at Cimarex's option, be enrolled in one or more of Cimarex's employee benefit plans with benefits of similarly situated employees of Cimarex and its subsidiaries, rather than in any remaining Magnum Hunter plans. In addition, Cimarex has agreed that continuing Magnum Hunter employees will be eligible to participate in the Cimarex Energy Co. 401(k) Plan immediately after the effective time of the merger in accordance with the provisions of the Cimarex 401(k) plan, treating their service with Magnum Hunter as service with Cimarex.

        The service of each Magnum Hunter employee with Magnum Hunter or its subsidiaries or any predecessor employer before the effective time of the merger will be treated as service with Cimarex and its subsidiaries for purposes of each employee benefit plan of Cimarex (including retirement, vacation, paid time-off and severance plans) in which the Magnum Hunter employee is eligible to participate after the effective time of the merger, including for purposes of eligibility, vesting and benefit levels and accruals (other than defined benefit pension plan accruals).

        Following the effective time of the merger, for purposes of each employee benefit plan of Cimarex in which any Magnum Hunter employee or his or her eligible dependents is eligible to participate, Cimarex has agreed to, and has agreed to cause its subsidiaries to:

  •
  waive any pre-existing condition, exclusion, actively-at-work requirement or waiting period to the extent the condition, exclusion, requirement or waiting period was satisfied or waived under the comparable employee benefit plan of Magnum Hunter as of the effective time of the merger or, if later, the date on which the employee transitions to the Cimarex benefit plan; and

  •
  provide full credit for any co-payments, deductibles or similar payments made or incurred before the effective time of the merger for the plan year in which the effective time of the merger or the applicable plan transition date occurs.

        Cimarex has agreed to, and has agreed to cause its subsidiaries to, honor, in accordance with its terms, each Magnum Hunter severance policy or plan, including any rights or benefits arising as a result of the transactions contemplated by the merger agreement, either alone or in combination with any other event. In addition, the period of time during which severance may be triggered under the Magnum Hunter Resources, Inc. Employee Severance Policy and the Magnum Hunter Resources, Inc. Extraordinary Transaction Compensation Policy will be extended to the first anniversary of the closing of the merger. Cimarex also has agreed that the merger constitutes a change of control, change in control or extraordinary transaction, as the case may be, for all purposes under those two Magnum Hunter employee benefit plans.

        The parties have agreed that, before the effective time of the merger, Magnum Hunter will be entitled to amend, modify or terminate any nonqualified deferred compensation plan in order to comply with Section 409A of the Internal Revenue Code and any rules, regulations or other guidance promulgated thereunder by any governmental entity, and to adopt new plans that comply with Section 409A and contain substantially similar terms to the existing plans.

        Following the effective time of the merger, Cimarex has agreed not to, and has agreed not to permit any of its subsidiaries or any of its or their respective officers or employees to, take any action (including the waiver of any term or condition of either of Magnum Hunter's deferred compensation plans discussed in the preceding paragraph) that results, or would be reasonably likely to result, in the imposition of any tax or interest penalty under Section 409A of the Internal Revenue Code on any current or former participant in either of Magnum Hunter's deferred compensation plans, including any "material modification" (within the meaning of Section 885(d)(2)(B) of the American Jobs Creation Act of 2004) of any nonqualified deferred compensation plan of Magnum Hunter with respect to amounts deferred in taxable years beginning before January 1, 2005. Cimarex has agreed to indemnify and hold harmless each current and former participant in any Magnum Hunter nonqualified deferred compensation plans, on an after-tax basis, from any tax or interest penalty imposed under Section 409A of the Internal Revenue Code (or any successor or replacement provision thereto) to the extent imposed as a result of any failure of Cimarex, any of its subsidiaries or any of its or their respective officers or employees to comply with the provisions described in this paragraph.

        Some Magnum Hunter executives have employment agreements including change in control provisions, which will require Cimarex to make payments to them upon voluntary termination of employment. In addition, outside directors of Magnum Hunter will become entitled to additional compensation at the effective time of the merger. See "—Interests of Certain Persons in the Merger—Magnum Hunter Employment Agreement Change in Control Provisions" on page I-104.

        Magnum Hunter will terminate its 401(k) Employee Stock Ownership Plan before the closing date. The current trustee of the trust related to the plan is Gary Evans. The merger agreement requires that Gary Evans be removed and replaced by a qualified institutional trustee selected by Magnum Hunter and acceptable to Cimarex. On or before the plan's termination date, the new trustee will cause the plan to repay any existing loan(s) of the plan (in accordance with the terms of the loan, the plan, and applicable law, and in a manner mutually acceptable to Magnum Hunter and Cimarex). The plan administrator of the plan will allocate any unallocated assets remaining after the loan is repaid in accordance with the terms of the plan and applicable law. Upon termination of the plan, the accounts of all participants affected by the termination will become fully vested. The plan administrator will direct the trustee of the plan's related trust to distribute the assets remaining in the trust (after payment of any expenses properly allocable to the plan) to participants and beneficiaries after receipt of a favorable determination letter from the Internal Revenue Service related to the plan's termination. However, distributions will not be delayed until after receipt of a favorable determination letter for those participants who are otherwise entitled to a distribution under the plan by reason of death, disability, retirement, termination of employment or any other reason provided for under the terms of the plan (other than plan termination). Any distributions made after termination of the plan may be made (in whole or in part) in cash or in kind. Participants have the right, as provided in the plan document, to receive payment from their vested accounts under the plan in the form of Magnum Hunter common stock or, if the distribution occurs after the closing, Cimarex common stock (except to the extent of the value of any fractional shares, which will be distributed in cash). Cimarex has agreed to permit rollovers of participant distributions from the plan to a defined contribution plan maintained by Cimarex or one of its subsidiaries to the extent permitted under the terms of such plan.

        Before the effective time of the merger, Cimarex and Magnum Hunter, and their respective boards of directors, have agreed to use their reasonable best efforts to take all actions to cause any dispositions of Magnum Hunter common stock (including derivative securities with respect to Magnum Hunter common stock) or acquisitions of Cimarex common stock (including derivative securities with respect to Cimarex common stock) resulting from the merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act.

Amendment; Waiver

        The merger agreement may be amended by Cimarex and Magnum Hunter at any time either before or after approval of the merger agreement and the transactions contemplated thereby by the respective boards of directors or stockholders of Cimarex and Magnum Hunter. However, after stockholder approval is obtained, no amendment requiring stockholder approval may be made without obtaining further stockholder approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        Any failure of any of the parties to the merger agreement to comply with any obligation, representation, warranty, covenant, agreement or condition in the merger agreement may be waived at any time before the effective time of the merger only by a written instrument signed by each party entitled to the benefit of the provision. Any waiver or failure to insist upon strict compliance with any obligation, representation, warranty, covenant, agreement or condition will not operate as a waiver with respect to any earlier or later breach of that provision or any other provision of the merger agreement.

Conversion of Merger Sub and Magnum Hunter Common Stock

        At the effective time of the merger, each issued and outstanding share of Merger Sub common stock will be converted into one share of common stock of the surviving corporation.

        Also at the effective time of the merger:

  (1)
  Each issued and outstanding share of Magnum Hunter common stock, other than shares to be canceled under paragraph (2) below, will be canceled and converted automatically into the right to receive 0.415 of a fully paid and nonassessable share of Cimarex common stock. This ratio is referred to as the exchange ratio. As of the effective time of the merger, all shares of Magnum Hunter common stock will no longer be outstanding and will automatically be canceled and cease to exist, and each holder of a certificate representing any shares of Magnum Hunter common stock will cease to have any rights with respect to those shares, except the right to receive the exchange ratio and any cash instead of fractional shares of Cimarex common stock to be issued or paid upon surrender of the certificate in accordance with the terms of the merger agreement, without interest.

  (2)
  Each share of Magnum Hunter common stock held directly by Magnum Hunter (but not shares held by its subsidiaries) will be canceled without conversion and no payment or distribution will be made with respect to those shares.

  (3)
  All of the issued and outstanding shares of Magnum Hunter Series A preferred stock will be canceled and converted automatically into the right to receive, in the aggregate, 20 shares of Cimarex common stock, referred to as the Series A merger consideration. Based upon the 80,000 shares of Series A preferred stock currently outstanding, holders of Magnum Hunter's Series A preferred stock would receive 0.00025 of a share of Cimarex common stock for each share of Series A preferred stock that they own immediately before the effective time of the merger. As of the effective time of the merger, all shares of Magnum Hunter Series A preferred stock will no longer be outstanding and will automatically be canceled and cease to exist, and each holder of a certificate representing any shares of Magnum Hunter Series A preferred stock will cease to have any rights with respect to those shares, except the right to receive the Series A merger consideration upon surrender of the certificate in accordance with the terms of the merger agreement, without interest. Magnum Hunter Series A preferred stockholders may receive fractional shares of Cimarex common stock. See "—Exchange of Shares; Fractional Shares—Series A Preferred Stockholders" below.

Exchange of Shares; Fractional Shares

  General Exchange Procedure

        Before the merger, Cimarex will appoint Continental Stock Transfer & Trust Company as exchange agent to effect the exchange of certificates representing shares of Magnum Hunter common stock and Magnum Hunter Series A preferred stock for certificates representing shares of Cimarex common stock. Following the merger, Cimarex will deposit with the exchange agent certificates representing Cimarex common stock and cash for fractional shares that would otherwise be issued to holders of Magnum Hunter common stock.

        As soon as reasonably practicable after the effective time of the merger, Cimarex will mail to record holders of Magnum Hunter common stock and, to the extent their addresses are known, Magnum Hunter Series A preferred stock letters of transmittal and instructions explaining how to surrender their stock certificates to the exchange agent. Upon surrender to the exchange agent of their stock certificates, together with a properly completed and signed letter of transmittal and any other documents required by the instructions to the letter of transmittal, the holders of record of the common stock or Series A preferred stock represented by those certificates will be entitled to receive the exchange ratio or the Series A merger consideration, as applicable, and each certificate surrendered will be canceled.

        Holders of unexchanged Magnum Hunter stock certificates will not receive any dividends or other distributions made by Cimarex with a record date after the effective time of the merger until their stock certificates are surrendered. Upon surrender, however, subject to applicable laws, those holders will receive all dividends and distributions made on the related shares of Cimarex common stock after the merger, without interest, together with, if applicable, cash instead of fractional shares.

        Magnum Hunter stockholders should not return their stock certificates with the enclosed proxy card and should not forward their stock certificates to the exchange agent except with a signed letter of transmittal and any other documents that may be required by the exchange agent, as provided in the instructions that will accompany the letter of transmittal. The letter of transmittal will be provided to Magnum Hunter stockholders following the closing of the merger.

        Cimarex stockholders will not exchange their stock certificates in the merger.

  Common Stockholders

        No fractional shares of Cimarex common stock will be issued to holders of Magnum Hunter common stock in the merger. Instead of fractional shares, each holder of shares of Magnum Hunter common stock will receive cash in an amount equal to the product of:

  •
  such fractional part of a share multiplied by

  •
  the average of the closing prices of Cimarex common stock on the NYSE over the 20 trading day period ending on the fourth trading day before the closing date of the merger.

        No interest will be paid in connection with the exchange of fractional shares.

  Series A Preferred Stockholders

        Magnum Hunter Series A preferred stockholders will receive fractional shares of Cimarex common stock in the merger to the extent necessary. In the alternative, Cimarex may elect in its sole discretion to offer Series A preferred stockholders who would otherwise receive fractional shares one or both of the following options:

  •
  the right to purchase an additional fraction of a share of Cimarex common stock sufficient to provide the holder with a whole share, at the closing sales price of Cimarex common stock on the NYSE on the day immediately before the holder's acceptance of this right; and/or

  •
  the establishment of an agency arrangement which combines fractional shares held by participating Series A preferred stockholders into whole shares, sells those shares for the account of the participating holders to a party other than Cimarex or its subsidiaries or affiliates, and then distributes the resulting sales proceeds to the participating holders in proportion to their contributed fractional share interests, with related transaction costs to be borne by Cimarex.

Cimarex may offer either or both of these alternatives to Series A preferred stockholders at any time until the third anniversary of the closing date of the merger. These provisions do not prevent Cimarex from offering other alternatives to Series A preferred stockholders who receive fractional shares of Cimarex common stock. Cimarex is not permitted to force Series A preferred stockholders who receive fractional shares of Cimarex common stock to receive cash in respect of their fractional shares.

Cancellation or Assumption of Stock Options

        Magnum Hunter has agreed to use commercially reasonable efforts to obtain consent to cancel options to purchase Magnum Hunter common stock from all holders of options that require consent for cancellation of the options. Magnum Hunter also will cause all stock options that do not require consent for cancellation to be canceled as of the effective time of the merger. As of April 15, 2005, the record date for the Magnum Hunter special meeting, Magnum Hunter had options to purchase            shares of Magnum Hunter common stock outstanding, with an average exercise price of approximately $        per share. Magnum Hunter estimates that            of these options require consent for cancellation.

        At the effective time of the merger, the holder of each canceled stock option will be entitled to receive a cash payment equal to the product of the total number of shares of Magnum Hunter common stock subject to the option (whether vested or unvested), times the excess, if any, of the closing price of Magnum Hunter common stock on the day before the closing date over the exercise price of the option, less the amount of any required withholding taxes. Any cash payments to option holders will be made by Magnum Hunter or, at Cimarex's option, by Cimarex. Options with exercise prices higher than the closing price of Magnum Hunter common stock on the day before the closing date will not be entitled to any cash payment. The closing price of Magnum Hunter common stock on                        , 2005, the most recent practicable date before the printing of this joint proxy statement/prospectus, was $        . If the closing price of Magnum Hunter common stock is the same on the day before the closing date of the merger, Magnum Hunter estimates that options to purchase            shares of Magnum Hunter common stock will have an exercise price that is less than the closing price, and Magnum Hunter or Cimarex will be required to make an aggregate cash payment of approximately $        .

        If Magnum Hunter does not receive consent before the effective time to cancel any options that require consent for cancellation, those options will be assumed by Cimarex. Assumed options will be converted into an option to purchase that number of shares of Cimarex common stock determined by multiplying the number of shares of Magnum Hunter common stock subject to the option at the effective time of the merger by the exchange ratio. The exercise price per share of each assumed option will be equal to the exercise price per share of the existing option divided by the exchange ratio. Each assumed option will remain subject to the same conditions that applied before the merger, except that each option will be fully vested. Before the effective time of the merger, Magnum Hunter's board will take action to fully vest all outstanding options to purchase shares of Magnum Hunter common stock.

        Promptly following the effective time of the merger, Cimarex has agreed to cause the shares of Cimarex common stock issuable upon exercise of the assumed stock options to be registered with the SEC, and will use all reasonable efforts to maintain the effectiveness of that registration statement for so long as any assumed options remain outstanding.

Treatment of Indenture Obligations and Notes

        The indentures under which Magnum Hunter's $195 million 9.6% senior notes due 2012 and $125 million floating rate convertible senior notes due 2023 were issued permit the holders of the notes to sell their notes back to Magnum Hunter within 30-45 days following delivery of notice of a change of control of Magnum Hunter, for a price equal to 101% and 100% of their principal amount, respectively, plus accrued interest. The interest rate on the convertible senior notes is a floating interest rate based on three-month LIBOR, which as of December 31, 2004 was 2.49%. Notice of a change of control must be delivered within 30 days following the change of control. The merger qualifies as a change of control for these purposes. Magnum Hunter as the surviving corporation will be obligated to buy back any notes that are offered back to Magnum Hunter in accordance with these provisions. If all of the outstanding notes are offered, the total repurchase costs, as of December 31, 2004, would have been approximately $327.6 million.

        At or before the effective time of the merger, Cimarex will enter into a supplemental indenture with the trustee of the convertible senior notes regarding the conversion provisions. Holders of the convertible senior notes will be entitled for 30 calendar days following the effective date of the merger to convert their notes into cash and a number of shares of Cimarex common stock that they would have received had they converted their notes into cash and shares of Magnum Hunter common stock immediately before the merger.

        The convertible notes will be convertible into a combination of cash and common stock of Cimarex upon the happening of certain events, including the merger. This means that holders of these notes will be able to convert the notes for 30 calendar days following the merger. In general, upon conversion of a convertible note, the holder would receive cash equal to the principal amount of the convertible note and Cimarex common stock for the convertible note's conversion value in excess of the principal amount. The number of shares of Cimarex common stock into which the convertible notes are convertible will depend upon the conversion value in excess of the principal amount of the convertible notes and Cimarex's future common stock price. Based upon an assumed Cimarex stock price of $37.66 per share (the average stock price of Cimarex used in the unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus), the convertible senior notes would be convertible into an aggregate of 933,750 shares of Cimarex common stock following the merger. Beyond the 30 calendar days following the effective date of the merger, the convertible senior notes will be similarly convertible into cash equal to the principal amount of the convertible senior notes and common stock of Cimarex for the conversion value in excess of the principal amount upon the occurrence of certain events set forth in the indenture. However, the convertible senior notes will remain obligations of Magnum Hunter as the surviving corporation in the merger. The convertible senior notes are convertible as follows:

  •
  Upon the occurrence of certain events set forth in the indenture, all of the notes may be converted into Cimarex common stock and cash, the conversion value of which is equal to the product of:

  (i)
  (A) the aggregate principal amount of the notes to be converted divided by 1,000, multiplied by (B) the conversion rate (the initial conversion rate is 82.0345 (which will be adjusted to 34.4971 following the merger, assuming the TEL Offshore Trust distribution has been made)); and

  (ii)
  the 10-day average closing price beginning on the second trading day following the day the notes are tendered for conversion.

  •
  Assuming the 10-day average closing price is higher than $12.19 (which will be adjusted to $28.99 following the merger, assuming the TEL Offshore Trust distribution has been made), the combined company must pay the conversion value as follows:

  (i)
  cash equal to the aggregate principal amount of the notes converted;

  (ii)
  shares of Cimarex common stock equal to the conversion value less the cash paid for the principal amount of the notes converted; and

  (iii)
  cash instead of any fractional shares of Cimarex common stock.

This $12.19 conversion price will be adjusted to $12.03 upon the distribution of TEL Offshore Trust units to Magnum Hunter's common stockholders and further adjusted to $28.99 following the merger.

        Cimarex is not required to enter into any supplemental indenture with respect to Magnum Hunter's 9.6% senior notes, which will remain obligations of Magnum Hunter as the surviving corporation in the merger.

        Before the effective time of the merger, Cimarex will file a registration statement with the SEC covering the shares of Cimarex common stock issuable upon conversion of the convertible senior notes. Cimarex has agreed to use all reasonable efforts to have such registration statement declared effective at the effective time of the merger and to maintain the effectiveness of such registration statement for so long as any convertible senior notes remain outstanding.

Voting Agreement

        The following description summarizes the material provisions of the voting agreement. Stockholders should read the full text of the voting agreement, which is attached as Annex D to this joint proxy statement/prospectus and incorporated herein by reference.

  General

        On the date the merger agreement was executed, Gary C. Evans, Magnum Hunter's former President and Chief Executive Officer, and Jacquelyn Evelyn Enterprises, Inc., a related entity whose sole stockholder is Mr. Evans' wife, collectively beneficially owned and were entitled to vote 4,733,945 shares of Magnum Hunter common stock, including shares subject to then-currently exercisable options and warrants. These shares represented approximately 5.2% of the outstanding shares of Magnum Hunter common stock on that date. Simultaneously with the execution of the merger agreement, these stockholders entered into a voting agreement with Cimarex, as described more fully below.

  Voting

        Under the voting agreement, each of the stockholders has agreed, among other things, to vote his or its shares of Magnum Hunter common stock:

  •
  in favor of the approval of the merger agreement;

  •
  against any action or agreement that the stockholders would reasonably expect to result in a material breach of any covenant, representation, warranty or other obligation of Magnum Hunter under the merger agreement; and

  •
  against any other takeover proposal, including a superior proposal.

  No Transfer of Shares

        Each of the stockholders has agreed not to transfer, offer or agree to transfer, grant any proxy over or enter into any voting arrangement with respect to any of its shares of Magnum Hunter common stock without Cimarex's advance written consent. Under the voting agreement, transfers include gifts, pledges and other dispositions as well as sales. Cimarex may not unreasonably withhold, condition or delay its consent in the case of a gift or estate planning transaction. Each of the stockholders has also agreed that the voting agreement and their obligations under the voting agreement will be binding upon any person to which legal or beneficial ownership of their shares shall pass, whether by operation of law or otherwise.

  Termination

        The voting agreement will terminate upon the earliest of:

  •
  the effective time of the merger;

  •
  the termination of the merger agreement; and

  •
  July 25, 2005, or October 1, 2005 if the SEC has not declared the registration statement of which this joint proxy statement/prospectus is a part effective by June 1, 2005.

Organizational Documents, Directors and Officers of the Surviving Corporation

        The merger agreement states that the articles of incorporation of Merger Sub, as in effect immediately before the effective time of the merger, will be the articles of incorporation of the surviving corporation until thereafter amended. The bylaws of Merger Sub, as in effect immediately before the effective time of the merger, will be the bylaws of the surviving corporation until thereafter amended. The directors and officers of Merger Sub immediately before the effective time of the merger will be the directors and officers of the surviving corporation until their respective successors have been duly elected or appointed.

 OTHER MERGER-RELATED PROPOSALS TO BE PRESENTED
AT THE CIMAREX ANNUAL MEETING

Proposal to Amend the Cimarex Charter to Increase the Authorized Common Stock

        Cimarex presently is authorized to issue 115 million shares of capital stock, divided into 100 million shares of common stock and 15 million shares of preferred stock. As of March 25, 2005, 41,774,841 shares of Cimarex common stock were issued and outstanding. As of March 25, 2005, a total of 2,609,838 shares of Cimarex common stock were available for delivery in the future in respect of awards that have been or are authorized to be made under Cimarex's stock-based compensation plans, which amount did not include an estimated 8,000 shares that would become issuable upon conversion of existing Magnum Hunter stock options that Cimarex may assume in the merger. Based upon the number of shares of Magnum Hunter common stock outstanding on March 31, 2005, approximately 39.5 million shares of Cimarex common stock are estimated to be issued in the merger upon the conversion of Magnum Hunter common stock (excluding 2,243,861 shares to be issued to wholly owned subsidiaries of Magnum Hunter) and Magnum Hunter Series A preferred stock. As of March 25, 2005, no shares of preferred stock of Cimarex were issued and no other class of capital stock of Cimarex was authorized.

        The board of directors of Cimarex has approved an amendment to the Cimarex charter to increase the number of authorized shares of Cimarex common stock from 100 million to 200 million. Cimarex has a sufficient number of authorized shares under the Cimarex charter to complete the merger. Therefore, approval of the amendment to increase the number of authorized shares of common stock is not a condition to the merger. However, the amendment will not be effected unless the merger takes place.

        Cimarex believes that an increase is advisable and in the best interests of Cimarex and its stockholders. Following the merger, in the event that the amendment to the Cimarex charter is not approved, Cimarex will have approximately 17.6 million authorized and unissued shares of Cimarex common stock, a significant number of which will be reserved for issuance upon exercise of options to purchase Cimarex common stock (including the Magnum Hunter options assumed in the merger) and upon conversion of Magnum Hunter's convertible senior notes. Cimarex believes that an increase in authorized shares of Cimarex common stock to 200 million will give Cimarex greater flexibility in the future by allowing Cimarex the latitude to declare stock dividends or stock splits, to use its common stock to acquire other assets (for example, transactions similar to the merger) or to issue its common stock for other corporate purposes, including raising additional capital or issuances under employee and director stock plans. There are no current plans, understandings or arrangements for issuing a material number of additional shares of Cimarex common stock from the additional shares proposed to be authorized under the amendment.

        The issuance of shares of Cimarex common stock, including the additional shares that would be authorized if the proposed amendment is adopted, may dilute the present equity ownership position of current holders of Cimarex common stock and may be made without stockholder approval, unless otherwise required by applicable laws or stock exchange regulations. The amendment might also have the effect of discouraging an attempt by another person or entity through the acquisition of a substantial number of shares of Cimarex common stock, to acquire control of Cimarex with a view to consummating a merger, sale of all or any part of Cimarex's assets, or a similar transaction, because the issuance of new shares could be used to dilute the stock ownership of the person or entity.

        All shares of Cimarex common stock, including those now authorized and those that would be authorized by the proposed amendment to the Cimarex charter, are equal in rank and have the same voting, dividend and liquidation rights. Holders of Cimarex common stock do not have preemptive rights.

        Under Cimarex's stockholder rights plan, one Series A junior participating preferred stock purchase right will be issued with each share of Cimarex common stock. See "Description of Cimarex's Capital Stock—Stockholder Rights Plan."

        By unanimous vote of the directors present at their meeting, the Cimarex board of directors has recommended that Cimarex stockholders vote "FOR" approval of the amendment to the Cimarex charter to increase the number of authorized shares of Cimarex common stock.

        To effect the increase in authorized shares of Cimarex common stock, it is proposed that the first sentence of Article Fourth of Cimarex's amended and restated certificate of incorporation be amended to read in its entirety as follows:

    "The total number of shares of stock which the Corporation shall have authority to issue is 215,000,000 shares of capital stock, consisting of (i) Two Hundred Million (200,000,000) shares of common stock, par value $.01 per share (the "Common Stock"), and (ii) Fifteen Million (15,000,000) shares of preferred stock, par value $.01 per share (the "Preferred Stock")."

        The affirmative vote of the holders of a majority of the outstanding shares of Cimarex common stock is required to approve this amendment to the Cimarex charter. Unless a contrary choice is specified, proxies solicited by the Cimarex board of directors will be voted for the amendment.

Proposal to Amend the Cimarex Charter to Increase the Maximum Number of Directors

        The Cimarex charter and bylaws presently provide for a board of directors consisting of at least six and not more than nine members. Currently, Cimarex's board consists of nine directors, the maximum number permitted. In connection with the merger agreement, Cimarex has agreed to add to its board one current director of Magnum Hunter, to be selected by Cimarex. Accordingly, in order to add the Magnum Hunter director to its board, Cimarex must either increase the maximum size of its board or ask one of its directors then in office to leave the board.

        The Cimarex board of directors has approved an amendment to the Cimarex charter and the Cimarex bylaws to increase the maximum number of directors from nine to ten. Approval of this amendment is not a condition to the merger, but the amendment will not be effected unless the merger takes place. Cimarex believes that an increase in the permitted board size is advisable and in the best interests of Cimarex and its stockholders. By increasing the maximum number of directors, Cimarex will be able to add the new director, as it has agreed in the merger agreement, without losing the valuable experience and perspective of any of its current board members.

        This amendment may increase the chances of board deadlock, since Cimarex will have ten directors in office following the merger and the possibility of a tie vote will exist. This amendment also will cause Cimarex's director classes to be of unequal size, since one class will have four directors and each of the other two classes will have three directors.

        By unanimous vote of the directors present at their meeting, the Cimarex board of directors has recommended that Cimarex stockholders vote "FOR" approval of the amendment to the Cimarex charter to increase the maximum number of directors permitted to serve on the Cimarex board.

        To effect the increase in the maximum size of the Cimarex board of directors, it is proposed that the first sentence of Section 3(a) of Article Fifth of Cimarex's amended and restated certificate of incorporation be amended to read in its entirety as follows:

    "The number of directors of the Corporation shall be at least six and not more than ten, with the exact number to be from time to time fixed by resolution adopted by a majority of the entire Board of Directors."

        The affirmative vote of the holders of a majority of the outstanding shares of Cimarex common stock is required to approve this amendment to the Cimarex charter. Unless a contrary choice is specified, proxies solicited by the Cimarex board of directors will be voted for the amendment.

Proposal to Amend the Cimarex Incentive Plan

  Summary of the Proposal

        Effective October 1, 2002, the Cimarex board of directors and H&P, the sole stockholder of Cimarex at the time, adopted the Cimarex Energy Co. 2002 Stock Incentive Plan. On March 3, 2003, the board of directors of Cimarex adopted the amended and restated incentive plan, providing for the ability of Cimarex to issue stock units. Cimarex's stockholders approved the Cimarex incentive plan on May 28, 2003.

        The amended Cimarex incentive plan provides for the grant of non-qualified stock options, incentive stock options, restricted stock and stock units to all eligible employees and directors of Cimarex and its affiliates. As of December 31, 2004, Cimarex had approximately 363 eligible employees and eight non-employee directors, and stock options and restricted stock had been granted to 55 employees and eight non-employee directors.

        The Cimarex incentive plan was established to create incentives that are designed to motivate participants to put forth maximum effort toward the success and growth of Cimarex and to enable Cimarex to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to the success of Cimarex.

        The Cimarex board of directors has approved an amendment to the Cimarex incentive plan to:

  (1)
  increase the number of shares of Cimarex common stock reserved for issuance under the Cimarex incentive plan by 5.7 million shares; and

  (2)
  provide that a grant of one share of restricted stock or one restricted stock unit will reduce the 5.7 million share reserve by 2 shares and that a grant of one share pursuant to an option grant under the incentive plan will reduce the 5.7 million share reserve by one share.

Approval of the amendment to increase the number of shares reserved for issuance under the plan is not a condition to the merger. If approved, the amendment will be implemented whether or not the merger takes place.

        In addition, Cimarex plans to ask its board of directors to approve amendments to the Cimarex incentive plan to:

  •
  provide that the closing of the merger will not be a change in control for purposes of the incentive plan; and

  •
  change the definition of disability to conform to the definition of disability in Section 409A of the Internal Revenue Code, which became effective January 1, 2005.

These latter two amendments do not require stockholder approval and will apply only to those individuals who have waived the acceleration of vesting and payment of their grants under the incentive plan upon the closing of the merger.

        The issuance of options to purchase Cimarex common stock or other stock grants under the Cimarex incentive plan, including the additional shares that would be authorized if the proposed amendment is adopted, may dilute the present equity ownership position of current holders of Cimarex common stock and may be made without further stockholder approval, unless otherwise required by applicable laws or regulations.

        By unanimous vote of the directors present at their meeting, the Cimarex board of directors has recommended that Cimarex stockholders vote "FOR" approval of the amendment to the Cimarex incentive plan.

        The full text of the proposed amendment to the Cimarex Energy Co. Amended and Restated 2002 Stock Incentive Plan is included as Annex G to this joint proxy statement/prospectus and incorporated herein by reference.

        The affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote at the Cimarex annual meeting is required to approve the proposed amendment to the Cimarex incentive plan.

  Summary of the Cimarex Incentive Plan

        Administration of the Plan.    The governance committee of Cimarex, referred to as the committee, administers the Cimarex incentive plan. The committee is comprised solely of non-employee directors.

        The committee has the exclusive power to select the participants to be granted awards, determines the time or times when awards will be made, and determines the form of an award, the number of shares of common stock of Cimarex subject to the award, and all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of awards, including the time and conditions of exercise or vesting, with the following exceptions:

  •
  the maximum number of shares subject to one or more options that may be granted during any calendar year to any participant is 1,000,000 shares of common stock;

  •
  the maximum number of shares that may be awarded to participants as restricted stock awards with respect to the initial 7,000,000 share reserve is 1,000,000 shares of common stock, and, if the proposal is approved by Cimarex stockholders, the maximum number of shares that may be awarded to participants as restricted stock awards with respect to the additional 5,700,000 share reserve is 2,850,000 shares of common stock; and

  •
  the maximum number of shares that may be issued under the Cimarex incentive plan is 7,000,000 shares of common stock, or 12,700,000 shares of common stock if the proposal is approved by Cimarex stockholders.

        The Cimarex incentive plan provides that the committee may delegate authority to specified officers of Cimarex to grant awards under the plan, provided no grants of awards may be granted to any eligible employee who is covered by Section 16(b) of the Exchange Act. Under that authority, on December 6, 2002, the committee delegated authority to F.H. Merelli to grant restricted stock awards to employees (other than employees covered by Section 16(b)) who he deems, in his sole discretion, to have made significant contributions to Cimarex. The restricted stock awards that Mr. Merelli may grant vest on the fifth anniversary of the date of grant, and the shares may not be sold before the eighth anniversary of the date of grant. Mr. Merelli may determine, in his sole discretion, the number of shares that may be granted to each employee. The aggregate maximum number of shares subject to Mr. Merelli's discretion is 100,000. He may make only one grant to an employee. His discretionary authority terminates on December 6, 2007.

        Shares Subject to the Plan.    There are currently 7,000,000 shares of common stock reserved for the grant of awards under the Cimarex incentive plan, of which no more than 1,000,000 may be awarded as restricted stock awards. If the proposal is approved, 5,700,000 additional shares of common stock will be reserved for grant under the plan. After considering exercises and forfeitures under the plan, as of December 31, 2004, there were 2,441,521 shares of common stock available for grant under the plan, of which 128,256 shares were available for restricted stock awards. If the proposal is approved, Cimarex will have an additional 5,700,000 shares available for grants under the incentive plan immediately following the merger, provided that a grant of one share of restricted stock or one restricted stock unit will reduce the 5,700,000 million share reserve by two shares and a grant of one share pursuant to an option grant will reduce the 5,700,000 million share reserve by one share.

        Adjustment of Shares.    The number of shares available under and subject to the Cimarex incentive plan, and each share reserved for issuance under the plan, are subject to adjustment on account of stock splits, stock dividends, recapitalizations and other dilutive changes in Cimarex's common stock, except that an adjustment will only be made if the event would require an increase or decrease of at least 1% in the number of shares available under the plan or to which any award relates. Any adjustment representing a change of less than 1% will be carried forward and made as soon as the adjustment together with other adjustments would result in a change of more than 1%. Any shares of Cimarex common stock related to awards that terminate by expiration, forfeiture, cancellation or otherwise or are exchanged for awards not involving common stock and any shares withheld for the payment of taxes will be available again for grant under the plan.

        No Repricing of Options.    The committee may at any time unilaterally amend the terms of any award agreement, provided that any such amendment which is adverse to the participant will require the participant's consent. The committee will not, without the approval of Cimarex's stockholders, cancel any outstanding option and replace it with a new option with a lower option price where the economic effect would be the same as reducing the option price of the cancelled option, or take any other action with respect to an option that would be treated as a "repricing" under applicable accounting rules or under the rules of the SEC.

        Exercise of Options.    The committee determines the exercise price for each option, but no option will be granted at an exercise price that is less than the fair market value of Cimarex common stock on the date of grant. An option holder may exercise an option by written notice and payment of the exercise price in cash or by check, bank, draft or money order payable to the order of Cimarex, by delivering mature shares of common stock having a fair market value on the date of payment equal to the amount of the exercise price (but only to the extent the delivery of shares would not result in an accounting compensation charge), or a combination of the foregoing. In addition, any option may be exercised by a broker-dealer acting on behalf of the participant if the broker-dealer has received from the participant a notice of exercise and adequate provision has been made with respect to the payment of any withholding taxes due upon exercise. Option holders may elect to satisfy the minimum required income tax withholding obligation through the withholding of a portion of the common stock to be received upon exercise of the option.

        Option Term.    The committee determines the period and the conditions of exercisability, the minimum periods during which participants must be employed by Cimarex or must hold options before they may be exercised, the minimum periods during which shares acquired upon exercise must be held before sale, conditions under which the options or shares may be subject to forfeiture, the frequency of exercise or the minimum or maximum number of shares that may be acquired at any one time, the achievement by Cimarex of specified performance criteria and non-compete and protection of business matters. Incentive stock options must expire no later than 10 years from the date of grant. If a participant's employment terminates on or after his or her 62nd birthday, death or disability, the participant will be entitled to purchase all or any part of the shares subject to any vested incentive stock option for a period of up to three months from the date of termination (one year in the case of death or disability) and vested nonqualified stock option during the remaining term of the option.

        Restoration Grant.    At the time an option is granted, the committee may provide that if the option holder pays the option exercise price by surrendering mature shares of common stock or if the option holder pays the required minimum tax withholding with shares of common stock, the option holder will be granted an option, referred to as a restoration option, as of the date the original option was exercised. This restoration option will be for the same number of shares that are surrendered (or withheld) to pay the exercise price and/or required withholding, and will have an exercise price equal to the fair market value of Cimarex common stock on the date the original option was exercised and will have the same terms and conditions as the original option. A restoration option will be granted only if there is at least six months remaining in the term of the original option. Restoration options will be non-qualified options, will expire at the same time as the original option or earlier if the option holder terminates employment and will vest six months from the date the restoration option was granted. Restoration options will only be exercisable if the option holder is employed on the date of exercise, and has been employed continuously by Cimarex or an affiliate since the date the restoration option was granted. The committee also has the discretion to set additional policies and procedures related to the exercise of a restoration option.

        Restricted Stock.    The committee may grant a participant a number of shares of restricted stock as determined by the committee in its sole discretion. In addition to any vesting conditions determined by the committee, vesting of each award will require the holder to remain employed by Cimarex for such period of time as determined by the committee, but in no event less than three years. The committee may also, in its sole discretion, accelerate the vesting under such circumstances as it deems appropriate. The restricted stock agreements provide that, during the vesting period, if Cimarex pays a dividend on its common stock, the grantees will be entitled to receive the dividend. Cimarex does not currently intend to pay dividends on its common stock.

        Stock Units.    The committee may grant stock units to participants. Each stock unit is a measurement unit that is equal to the fair market value of one share of common stock on the date the stock unit is granted. The committee determines the number of stock units to be granted, the vesting conditions and other restrictions, if any, the time and manner of payment, and any other terms and conditions of the stock units. The committee may also, in its sole discretion, accelerate vesting and waive other restrictions and conditions under such circumstances as it deems appropriate.

        Nontransferability.    Except as may otherwise be provided by the committee at the time of a grant, an option will not be transferable except by will or pursuant to the laws of descent and distribution or incident to a divorce pursuant to a property settlement agreement between spouses or a final order of a court. The holder of a restricted stock award may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the shares of common stock represented by the restricted stock award during the applicable restriction period.

        Amendment and Termination.    The Cimarex board of directors may alter, suspend or terminate the Cimarex incentive plan at any time and may, from time to time, amend the plan in any manner, but may not without stockholder approval adopt any amendment that would increase the aggregate number of shares of common stock available under the plan or modify any provision of the plan that would materially increase the benefit or rights of any participant in the plan. In addition, the rules of the NYSE, on which Cimarex's common stock is listed, require stockholder approval of material amendments to the plan.

        Change of Control.    Awards (options, restricted stock or stock units) granted under the Cimarex incentive plan to any participant will be immediately and automatically vested, fully earned and exercisable upon the occurrence of a change of control, as defined in the plan. The committee may provide that any awards that are outstanding at the time of the change of control will expire at the time of the closing so long as the participants are provided with at least 45 days' advance notice of the expiration.

        Federal Income Tax Consequences of the Grant and Exercise of Options.    Certain of the federal income tax consequences applicable to the grant and exercise of non-qualified stock options and incentive stock options are as follows:

          Non-Qualified Stock Options.    There are no income tax consequences to the participant or to Cimarex when the non-qualified stock option is granted. When a non-qualified stock option is exercised, in general, the participant recognizes compensation, subject to wage withholding, equal to the excess of the fair market value of common stock on the date of exercise over the exercise price. Cimarex is generally entitled to a deduction equal to the compensation recognized by the participant, assuming that the compensation satisfies the ordinary and necessary and reasonable compensation requirements for deductibility and that the deduction is not limited by Section 162(m) of the Code.

          Incentive Stock Options.    When an incentive stock option is granted, there are no income tax consequences for the participant or Cimarex. When an incentive stock option is exercised, the participant does not recognize income and Cimarex does not receive a deduction. The participant, however, must treat the excess of the fair market value of Cimarex common stock on the date of exercise over the exercise price as an item of adjustment for purposes of the alternative minimum tax. If the participant makes a "disqualifying disposition" of the common stock (described below) in the same taxable year the incentive stock option was exercised, there are no alternative minimum tax consequences.

          If the participant disposes of common stock after the participant has held the Cimarex common stock for at least two years after the incentive stock option was granted and at least one year after the incentive stock option was exercised, the amount the participant receives upon the disposition over the exercise price is treated as capital gain. Cimarex is not entitled to a deduction. If the participant makes a "disqualifying disposition" of common stock by disposing of common stock before it has been held for at least two years after the date the incentive stock option was granted and at least one year after the date the incentive stock option was exercised, the participant recognizes compensation income equal to the excess of:

    •
    the fair market value of common stock on the date the incentive stock option was exercised or, if less, the amount received on the disposition, over

    •
    the exercise price.

  At present, Cimarex is not required to withhold income or other taxes in connection with a "disqualifying disposition." Cimarex is generally entitled to a deduction equal to the compensation recognized by the participant, assuming that the compensation satisfies the ordinary and necessary and reasonable compensation requirements for deductibility and that the deduction is not limited by Section 162(m) of the Code.

  Stock Plan Benefits Table

        For information about the stock options, restricted stock awards, stock units and other equity compensation under Cimarex's equity plans as of December 31, 2004, see "Chapter II—The Cimarex Annual Meeting Proposals—Executive Compensation—Equity Compensation Plan Information (as of December 31, 2004)" on page II-7.

  New Plan Benefits

        Because awards under the Cimarex incentive plan are discretionary, future awards are generally not determinable at this time.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        Cimarex and Magnum Hunter are providing the following unaudited pro forma condensed combined financial statements to present the results of operations and financial position of the combined company giving effect to the merger as though Cimarex's and Magnum Hunter's businesses had been combined at the dates indicated and for the periods shown.

        The pro forma adjustments are based upon available information and assumptions that each company's management believes are reasonable. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are based on the estimates and assumptions set forth in the notes accompanying those statements. The companies may have performed differently had they always been combined. Stockholders should not rely on this information as being indicative of the results that would have been achieved had the companies always been combined or the future results of the combined company after the merger. The unaudited pro forma condensed combined financial statements should be read in conjunction with the consolidated financial statements of Cimarex and Magnum Hunter incorporated by reference in this joint proxy statement/prospectus. See "Chapter III—The Stockholder Meetings, Voting and Other Information—Where You Can Find More Information" on page III-9.

        The unaudited pro forma condensed combined financial statements were prepared based on the following assumptions:

  •
  Cimarex issued an aggregate of approximately 36.3 million shares of Cimarex common stock (at an exchange ratio of 0.415 shares of Cimarex common stock for each share of Magnum Hunter common stock) for all the outstanding shares of common stock of Magnum Hunter (excluding 2,243,861 shares to be issued to wholly owned subsidiaries of Magnum Hunter), and assumed Magnum Hunter's debt.

  •
  The unaudited pro forma balance sheet has been prepared as if the merger occurred on December 31, 2004. The unaudited pro forma statements of operations have been prepared as if the merger occurred on January 1, 2004.

  •
  The merger was accounted for as a purchase of Magnum Hunter by Cimarex.

  •
  Any potential cost savings have not been reflected as an adjustment to the historical data. These cost savings, if any, would result from the consolidation of certain offices and the elimination of duplicate corporate and field-level staff and expenses.

  •
  See "—The Merger Agreement—Treatment of Indenture Obligations and Notes" on page I-130. Any potential buyback or conversion of these notes has not been reflected as an adjustment in the unaudited pro forma condensed combined financial statements. For a 10% increase above Magnum Hunter's share price of $12.19, approximately 363,000 Cimarex shares could potentially be issued related to Magnum Hunter's $125 million floating rate convertible senior notes due 2023, if those notes were converted.

Unaudited Pro Forma Condensed Combined Balance Sheet
December 31, 2004

	Cimarex	Magnum Hunter	Pro Forma Adjustments (Note 3)		Pro Forma Combined
	(Millions of Dollars)
Assets
Current assets	$236.4	$139.5	$(20.0	)(a)	$355.9
Property, plant and equipment—net	818.4	1,496.9	479.1	(a)	2,794.4
Other assets	5.6	9.6			15.2
Goodwill	45.0	56.5	590.1	(a)	691.6

Total Assets	$1,105.4	$1,702.5	$1,049.2		$3,857.1

Liabilities
Current liabilities	$143.0	$144.8	$57.5	(a)	$345.3
Long-term debt	—	643.0	53.0	(a)	696.0
Deferred income taxes	225.3	188.4	251.5	(a)	665.2
Other liabilities	36.4	46.5	—		82.9

Total Liabilities	404.7	1,022.7	362.0		1,789.4
Stockholders' Equity
Preferred stock	—	—	—		—
Common stock	.4	.2	.4 ..3 (.2	(a) (b) )(c)	1.1
Additional paid-in-capital	250.3	615.0	1,366.6 29.5 (615.0	(a) (b) )(c)	1,646.4
Retained earnings	460.0	108.6	(108.6	)(c)	460.0
Accumulated other comprehensive loss	.1	(12.6)	12.6	(c)	.1
Shares of common stock to be held by subsidiary	—	—	(29.8	)(b)	(29.8)
Other	(10.1)	(31.4)	31.4	(c)	(10.1)

Total Stockholders' Equity	700.7	679.8	687.2		2,067.7

Total Liabilities and Stockholders' Equity	$1,105.4	$1,702.5	$1,049.2		$3,857.1

See notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2004

	Cimarex	Magnum Hunter (Note 6)	Pro Forma Adjustments (Note 3)		Pro Forma Combined
	(Millions, except per share amounts)
Revenues
Oil and gas sales	$472.4	$443.4	$—		$915.8
Gas gathering, marketing and processing	195.8	41.9	—		237.7
Oil field services	—	8.4	—		8.4
Other	6.7	2.9	—		9.6

	674.9	496.6	—		1,171.5
Costs and Expenses
Depreciation, depletion, amortization and accretion	125.5	127.2	89.0	(d)	341.7
Production	37.5	78.3	—		115.8
Taxes other than income	37.8	26.4	—		64.2
Gas gathering, marketing and processing	203.3	29.1	—		232.4
Oil field services	—	5.0	—		5.0
General and administrative	24.4	22.1			46.5
Non-cash hedging adjustments	—	(1.1)	—		(1.1)
Costs associated with early retirement of debt	—	12.2	—		12.2
Financing costs	.1	38.1	(4.6	)(e)	33.6

Total Costs and Expenses	428.6	337.3	84.4		850.3

Income before income tax expense	246.3	159.3	(84.4)		321.2
Income tax expense	(92.7)	(55.7)	30.9	(f)	(117.5)

Net income	$153.6	$103.6	$(53.5)		$203.7

Net income per share:
Basic	$3.70	$1.35			$2.62
Diluted	$3.59	$1.31			$2.58
Weighted average shares outstanding:
Basic	41.5	77.0			77.8
Diluted	42.8	79.0			79.1

See notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Basis of Presentation

        The accompanying unaudited pro forma balance sheet and statements of operations present the pro forma effects of the merger. The balance sheet is presented as though the merger occurred on December 31, 2004. The statements of operations are presented as though the merger occurred on January 1, 2004. Cimarex and Magnum Hunter both use the full cost method of accounting for their oil and gas producing activities.

2. Method of Accounting for the Merger

        Cimarex will account for the merger using the purchase method of accounting for business combinations. Under that method of accounting, one of the combining companies—in this case, Cimarex—is deemed to be the acquirer for accounting purposes.

        The purchase method of accounting requires that Magnum Hunter's assets acquired and liabilities assumed by Cimarex be recorded at their estimated fair values. In the merger, Cimarex will issue 0.415 shares of Cimarex common stock for each outstanding share of Magnum Hunter common stock. On a pro forma basis, assuming that the merger had occurred on December 31, 2004, this would have resulted in Cimarex issuing approximately 36.3 million shares of its common stock to Magnum Hunter stockholders (excluding 2,243,861 shares to be issued to wholly owned subsidiaries of Magnum Hunter).

        The purchase price of Magnum Hunter's net assets will be based on the total value of the Cimarex common stock issued to the Magnum Hunter stockholders. For accounting purposes, the value of the Cimarex common stock issued is based on the weighted average price of Cimarex's common stock for a period beginning two days before and ending two days after the announcement of the merger. This average price equaled $37.66 per share.

3. Pro Forma Adjustments Related to the Merger

        The unaudited pro forma balance sheet includes the following adjustments:

          (a)   This entry reflects the purchase price paid by Cimarex and adjusts the historical book values of Magnum Hunter's assets and liabilities as of December 31, 2004 to their estimated fair values, in accordance with purchase accounting. In addition, deferred income taxes are recognized for the difference between the revised carrying amounts of Magnum Hunter's assets and liabilities and their associated tax bases, excluding goodwill. The calculation of the total purchase price and the preliminary allocation of this price to assets and liabilities are shown below.

(In Millions)
Pro forma calculation and allocation of purchase price:
Shares of Cimarex common stock to be issued to Magnum Hunter stockholders	36.3
Average Cimarex stock price	$37.66

Fair value of common stock to be issued	$1,367.0
Plus: Estimated merger costs to be incurred	20.0

Total purchase price	1,387.0
Plus: Liabilities to be assumed by Cimarex:
Current liabilities	202.3
Fair value of long-term debt	696.0
Other non-current liabilities	46.5
Deferred income taxes	439.9

Total purchase price plus liabilities assumed	$2,771.7

Fair value of Magnum Hunter's Assets:
Current assets	$139.5
Proved oil and gas properties	1,594.0
Unproved oil and gas properties	301.0
Other property and equipment	81.0
Other non-current assets	66.1
Goodwill	590.1

Total fair value of Magnum Hunter's assets	$2,771.7

        The total purchase price includes the value of the Cimarex common stock to be issued to Magnum Hunter stockholders in the merger. The total purchase price plus liabilities assumed also includes:

  •
  $20.0 million of estimated merger costs. These costs include investment banking expenses, severance, legal and accounting fees, printing expenses and other merger-related costs. These costs have been recorded as additions to current liabilities in the unaudited pro forma balance sheet.

  •
  Estimated $46.0 million to be paid by Magnum Hunter to redeem its remaining stock options by paying a cash payment equal to the product of the total number of shares subject to the options (estimated at 5.94 million shares), times the excess, if any, of the closing price of Magnum Hunter common stock on the day before the closing date (assuming that amount is equal to the average Cimarex price of $37.66 used in the calculation of the purchase price of Magnum Hunter times the exchange ratio of 0.415, or $15.63) over the exercise price of the options (assuming a weighted average price of $7.88). Magnum Hunter also estimates that it will incur fees and expenses of approximately $11.5 million. These costs, as well as the cash paid to redeem the stock options, are being expensed as incurred by Magnum Hunter. There are no arrangements to have Cimarex reimburse any of Magnum Hunter's merger-related costs. These estimated costs have been accounted for as an increase to current liabilities in the unaudited pro forma balance sheet.

        The purchase price allocation is preliminary and is subject to change due to several factors, including: (i) changes in the fair values of Magnum Hunter's working capital, oil and gas properties, and other assets and liabilities up to the closing date of the merger; (ii) the actual merger costs incurred; (iii) the number of Magnum Hunter shares and stock options outstanding at the closing date of the merger; and (iv) changes in Cimarex's valuation estimates that may be made between now and the time the purchase price allocation is finalized. These changes will not be known until after the closing date of the merger.

          (b)   This entry reflects the issuance of Cimarex common stock for Magnum Hunter's 1996 Series A convertible preferred stock, which will be converted to Magnum Hunter common stock before the effective time of the merger, then canceled and exchanged in the merger for shares of Cimarex common stock.

          (c)   These adjustments eliminate the components of Magnum Hunter's historical stockholders' equity accounts.

        The unaudited pro forma statement of operations includes the following adjustments:

          (d)   This adjustment increases Magnum Hunter's historical depreciation, depletion and amortization expense associated with oil and gas properties based on the pro forma allocation of purchase price to oil and gas properties.

          (e)   This adjustment reduces interest expense for the effect of amortizing the excess of the estimated fair value of Magnum Hunter's long-term debt over the principal amount of the debt.

          (f)    This adjustment records the income tax impact of the depreciation, depletion and amortization expense and interest expense pro forma adjustments at an estimated effective income tax rate of 36.6%.

4. Common Shares Outstanding

        Pro forma income from continuing operations per share for the year ended December 31, 2004 has been calculated based on the pro forma weighted average number of shares outstanding as follows (in millions):

Year Ended December 31, 2004
Basic:
Cimarex weighted average common shares outstanding	41.5
Magnum Hunter basic shares outstanding multiplied by the exchange ratio of 0.415	36.3

Pro forma weighted average Cimarex shares outstanding	77.8

Diluted:
Cimarex weighted average common shares outstanding	42.8
Magnum Hunter diluted shares outstanding multiplied by the exchange ratio of 0.415	36.3

Pro forma weighted average Cimarex shares outstanding	79.1

        The diluted shares outstanding do not include the following potentially issuable shares, since the inclusion of such shares would be antidilutive at December 31, 2004.

Year Ended December 31, 2004
Magnum Hunter Warrants	7.2

        During February and March 2005, approximately 6.8 million warrants were exercised at $15 per share for proceeds of approximately $102.3 million for the 6.8 million common shares issued. The remaining warrants that were not exercised expired on March 21, 2005. Of the proceeds received by Magnum Hunter in connection with the February and March 2005 warrant exercises, approximately $100.0 million was used to repay outstanding borrowings under the Magnum Hunter credit facility and approximately $2.3 million was used for capital expenditures by Magnum Hunter. The pro forma balance sheet at December 31, 2004 does not give effect to the subsequent exercise of the warrants or the repayment of outstanding indebtedness under the Magnum Hunter credit facility.

5. Goodwill

        In July 2001, the Financial Accounting Standards Board issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. As a result of these two pronouncements, goodwill recorded in connection with business combinations is no longer amortized but rather tested for impairment at least annually. Accordingly, the accompanying unaudited pro forma statement of operations includes no amortization of the goodwill to be recorded in the merger.

6. Historical and Reclassified Statements of Operations

        Cimarex and Magnum Hunter present certain revenues, costs and operating expenses differently in their respective consolidated statements of operations. We have reclassified certain reported revenues, costs and operating expenses for both companies in the unaudited pro forma financial information.

        The historical and reclassified amounts of Cimarex for the year ended December 31, 2004 are presented in the following table.

	Historical Cimarex	Reclassifications	Reclassified Cimarex
	(Millions of dollars)
Revenues
Oil and gas sales	$—	$472.4	$472.4
Gas sales	366.3	(366.3)	—
Oil sales	106.1	(106.1)	—
Gas gathering, marketing and processing	—	195.8	195.8
Marketing sales	195.8	(195.8)	—
Other	6.7	—	6.7

	674.9	—	674.9

Costs and Expenses
Depreciation, depletion, amortization and accretion	—	125.5	125.5
Depreciation, depletion and amortization	124.3	(124.3)	—
Accretion expense	1.2	(1.2)	—
Production	37.5	—	37.5
Taxes other than income	37.8	—	37.8
Gas gathering, marketing and processing	—	203.3	203.3
Transportation	10.0	(10.0)	—
Marketing purchases	193.3	(193.3)	—
General and administrative	22.5	1.9	24.4
Stock compensation	1.9	(1.9)	—
Financing costs	—	.1	.1
Interest expense	1.1	(1.1)	—
Interest income	(1.0)	1.0	—

	428.6	—	428.6

Income before income tax and cumulative effect of a change in accounting principle	$246.3	$—	$246.3

        The historical and reclassified amounts of Magnum Hunter for the year ended December 31, 2004 are presented in the following table.

	Historical Magnum Hunter	Reclassifications	Reclassified Magnum Hunter
	(Millions of dollars)
Operating Revenues
Oil and gas sales	$443.4	$—	$443.4
Gas gathering, marketing and processing	41.9	—	41.9
Oil field services	8.4	—	8.4
Other	—	2.9	2.9

Total Operating Revenues	493.7	2.9	496.6

Operating Costs and Expenses
Depreciation, depletion, amortization and accretion	127.2	—	127.2
Production	—	78.3	78.3
Oil and gas production lifting costs	61.0	(61.0)	—
Taxes other than income	—	26.4	26.4
Production taxes and other costs	43.7	(43.7)	—
Gas gathering, marketing and processing	29.1	—	29.1
Oil field services	5.0	—	5.0
General and administrative	22.1	—	22.1
Gain on sale of assets	(.3)	.3	—

Total Operating Costs and Expenses	287.8	.3	288.1

Operating Profit	205.9	2.6	208.5
Other income	2.6	(2.6)	—
Non-cash hedging adjustments	1.1	—	1.1
Costs associated with early retirement of debt	(12.2)	—	(12.2)
Financing costs	—	(38.1)	(38.1)
Interest expense	(38.1)	38.1	—

Income before income tax and cumulative effect of a change in accounting principle	$159.3	$—	$159.3

7. Cimarex Stock Incentive Plan

        The merger will constitute a "change of control event" under the Cimarex incentive plan because of the number of shares of Cimarex common stock that will be issued to Magnum Hunter stockholders in the merger. As a result, all participants in the plan, including executive officers and directors, would be entitled to acceleration of vesting of options and vesting and payment of restricted stock and restricted stock units and, in the case of directors, extension of the time to exercise options following termination of service as a director. Cimarex sought an agreement from all participants in the plan to waive acceleration of vesting and payment. As consideration for the waivers sought from its executive officers, Cimarex agreed to amend the unit and option agreements to provide that:

  (1)
  if the restricted stock units are not redeemable when they vest, Cimarex will pay a participant holding a unit a cash bonus equal to the amount of Social Security taxes payable grossed up for taxes payable on the bonus;

  (2)
  if a participant holding a unit terminates employment on account of death or disability, vesting will be accelerated; and

  (3)
  if a participant holding an option terminates employment on account of death or disability, vesting will be accelerated.

In consideration for the waivers sought from all other employee participants, Cimarex agreed to amend the unit and option agreements as described in the preceding sentence and, in addition, agreed to grant, upon the closing of the merger, an additional grant of restricted stock or restricted stock units equal to 25% of the original grant, which will vest and become payable on the third anniversary of the closing of the merger. Cimarex has sought waivers from its directors of acceleration of vesting and payment of restricted stock (or in some cases deferred compensation units), but elected not to seek waivers of acceleration of vesting of options held by directors. The unexercisable options held by directors will fully vest by their terms on October 1, 2005, and only two directors (Messrs. Helmerich and Rooney) will receive an extension of the exercise period as a result of the change of control event. At March 15, 2005, each of the eight non-employee directors held unvested options representing 3,333 shares of common stock, which had a value, if exercised, of approximately $76,000, or an aggregate of 26,664 shares with a value, if exercised, of approximately $0.6 million.

        Cimarex has obtained waivers from all of its current executive officers and directors. A former executive officer, Steven R. Shaw, declined to execute a waiver. Although no longer an executive officer, Mr. Shaw remains an employee of Cimarex. Upon the closing of the merger, Mr. Shaw's (i) unvested options representing 81,175 shares of common stock, which had a value, if exercised, at March 15, 2005, of $2.0 million, will vest; and (ii) 45,500 restricted stock units which had a value, if exercised, at March 15, 2005 of $1.8 million, will vest and become payable.

        With respect to the acceleration of vesting of options, holders who are not requested to or do not execute a waiver will have the right to exercise their options at and after closing until the option terminates in accordance with its terms. All restricted stock and restricted stock units held by those individuals will become payable at closing.

        Cimarex is adopting the provisions of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, as of January 1, 2005. For those holders who do not execute waivers, related unearned compensation reflected in Cimarex's stockholders' equity would become fully amortized at closing. At December 31, 2004, total unearned compensation was approximately $10.1 million. For those holders who execute waivers, the waiver agreements will be accounted for as a modification of the original awards, and Cimarex will record additional deferred compensation equal to the difference between the fair value of the original award and the fair value of the modified award. The incremental deferred compensation will be amortized over the remaining term of the awards. Cash bonuses resulting from Social Security taxes payable when the awards vest will be accrued as of the end of each reporting period after the closing of the merger, using the related period-end stock price. The additional 25% grant of units will be recorded at fair market value on the date of grant, as unearned compensation to be amortized over the vesting period of the award.

8. Supplemental Pro Forma Information Related to Oil and Gas Producing Activities

        The following pro forma supplemental information relating to oil and gas operations is presented pursuant to the disclosure requirements of Statement of Financial Accounting Standards No. 69, Disclosures About Oil and Gas Producing Activities.

  Pro Forma Costs Incurred

        The following table reflects total expenditures, both capitalized and expensed, for crude oil and natural gas property acquisition, exploration and development activities for Cimarex, Magnum Hunter and the combined company on a pro forma basis for the year ended December 31, 2004.

	Cimarex	Magnum Hunter	Pro Forma Combined
	(Millions of dollars)
Property acquisition costs	$17.5	$317.5	$335.0	(1)
Exploration	57.6	52.7	110.3
Development	222.0	166.5	388.5

Total finding, development, and acquisition costs	297.1	536.7	833.8
Asset retirement costs	2.1	7.3	9.4

Total costs incurred	$299.2	$544.0	$843.2

(1)
Amounts include $298.3 million applicable to purchases of reserves in place.

  Pro Forma Oil and Natural Gas Reserves

        The following tables summarize changes in the estimated quantities of crude oil, condensate, natural gas liquids and natural gas proved reserves for Cimarex, Magnum Hunter and the combined company on a pro forma basis for the year ended December 31, 2004.

Oil (Millions of barrels)

	Cimarex	Magnum Hunter	Pro Forma Combined
Proved reserves as of December 31, 2003	14.14	57.40	71.54
Revisions of previous estimates	1.15	1.55	2.70
Extensions, discoveries and other additions	1.44	3.09	4.53
Purchases of reserves in place	—	8.32	8.32
Production	(2.64)	(4.08)	(6.72)
Sales of reserves in place	(.03)	(.20)	(.23)

Proved reserves as of December 31, 2004	14.06	66.08	80.14

Proved developed reserves as of:
December 31, 2003	13.88	42.99	56.87
December 31, 2004	13.37	48.01	61.38

Natural Gas (Billions of cubic feet)

	Cimarex	Magnum Hunter	Pro Forma Combined
Proved reserves as of December 31, 2003	337.34	494.05	831.39
Revisions of previous estimates	20.07	(31.28)	(11.21)
Extensions, discoveries and other additions	70.75	70.55	141.30
Purchases of reserves in place	.13	135.02	135.15
Production	(63.61)	(55.96)	(119.57)
Sales of reserves in place	(.04)	(2.26)	(2.30)

Proved reserves as of December 31, 2004	364.64	610.12	974.76

Proved developed reserves as of:
December 31, 2003	336.23	368.53	704.76
December 31, 2004	364.57	442.63	807.20

  Pro Forma Standardized Measure of and Changes in Discounted Future Net Cash Flows

        The following tables set forth the standardized measure of discounted future net cash flows associated with proved oil and natural gas reserves for Cimarex, Magnum Hunter and the combined company on a pro forma basis as of December 31, 2004, as well as the changes therein for the year then ended.

	Cimarex	Magnum Hunter	Pro Forma Combined
	(Millions of Dollars)
Future cash inflows	$2,570	$6,134	$8,704
Future costs:
Production	(659)	(1,805)	(2,464)
Development	(9)	(402)	(411)
Income taxes	(641)	(1,051)	(1,692)

Future net cash flows	1,261	2,876	4,137
10% annual discount	(463)	(1,312)	(1,775)

Standardized Measure of Discounted Future Net Cash Flows at December 31, 2004	$798	$1,564	$2,362

        Combined estimated future net cash flows before income tax expense, discounted at 10%, totaled approximately $3.2 billion.

	Cimarex	Magnum Hunter	Pro Forma Combined
	(Millions of dollars)
Net change in sales prices and production costs	$45.6	$354.0	$399.6
Sales revenues less production costs	(387.2)	(338.8)	(726.0)
Purchases of reserves in place	.2	356.9	357.1
Extensions, discoveries and other additions	313.4	82.7	396.1
Revisions in quantity estimates	71.4	(60.4)	11.0
Sales of reserves in place	(.3)	(6.2)	(6.5)
Changes in future development costs	16.4	166.5	182.9
Accretion of discount	103.0	106.8	209.8
Change in income taxes	(55.4)	(165.6)	(221.0)
Timing and other	(20.6)	—	(20.6)

Net change	86.5	495.9	582.4
Total at December 31, 2003	711.5	1,067.7	1,779.2

Total at December 31, 2004	$798.0	$1,563.6	$2,361.6

DESCRIPTION OF CIMAREX'S CAPITAL STOCK

        The following descriptions of Cimarex's capital stock and provisions of its amended and restated certificate of incorporation and bylaws are summaries and are qualified by reference to the complete text of the amended and restated certificate of incorporation and bylaws.

Authorized Capital Stock

        Cimarex's authorized capital stock consists of 100 million shares of common stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share. At the Cimarex annual meeting, Cimarex stockholders will vote on a proposed amendment to the Cimarex charter that would increase the authorized number of common shares to 200 million.

Common Stock

        Immediately following the merger, Cimarex expects to have approximately 82.3 million shares of common stock outstanding, 51.4% of which will be held by current Cimarex stockholders and 48.6% of which will be held by current Magnum Hunter stockholders. Approximately 2.4 million shares of common stock (or approximately 8.1 million shares if the proposed amendment to the Cimarex incentive plan is approved) will be reserved for issuance under Cimarex's employee benefit plans, including Magnum Hunter options being assumed by Cimarex in the merger. In addition, Cimarex will reserve shares of its common stock for issuance upon conversion of Magnum Hunter's convertible senior notes. The number of shares of Cimarex common stock into which the convertible notes are convertible will depend upon the conversion value in excess of the principal amount of the convertible notes and Cimarex's future common stock price. Based upon an assumed Cimarex stock price of $37.66 per share (the average stock price of Cimarex used in the unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus), the convertible senior notes would be convertible into 933,750 shares of Cimarex common stock following the merger.

        Dividends may be paid on the Cimarex common stock out of assets or funds legally available for dividends, when and if declared by Cimarex's board of directors, subject to any preferential rights of preferred stock, if preferred stock of Cimarex is then outstanding. If Cimarex is liquidated, dissolved or wound up, the holders of shares of Cimarex common stock will be entitled to receive the assets and funds of Cimarex available for distribution after payments to creditors and to the holders of any preferred stock, in proportion to the number of shares held by them.

        Each share of Cimarex common stock entitles the holder of record to one vote at all meetings of stockholders and the votes are non-cumulative. The Cimarex common stock has no subscription rights and does not entitle the holder to any preemptive rights. The outstanding shares of Cimarex common stock are, and the shares to be issued in the merger will be, duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

        Cimarex's board has the authority, without further stockholder approval, to create series of preferred stock, to issue shares of preferred stock in such series up to the maximum number of shares of the relevant class of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such series, including the dividend rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. Cimarex has not issued any of this preferred stock and has no present plans to issue any shares of preferred stock after the effective time of the merger.

        Cimarex's amended and restated certificate of incorporation authorizes shares of Series A Junior Participating Preferred Stock in connection with Cimarex's stockholder rights plan. See "—Stockholder Rights Plan" below.

Stockholder Rights Plan

        Cimarex has adopted a stockholder rights plan. Under the terms of the plan, Cimarex declared as a dividend for each share of common stock outstanding the right to purchase certain preferred stock. Each right will entitle the registered holder to purchase from Cimarex a unit consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock. The following summary description of the rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement between Cimarex and UMB Bank, N.A. For information on how to obtain a copy of the Cimarex stockholder rights plan, see "Chapter III—The Stockholder Meetings, Voting and Other Information—Where You Can Find More Information" on page III-9.

        The rights are attached to all common stock certificates representing shares then outstanding and no separate rights certificates have been distributed. Subject to certain exceptions specified in the rights agreement, the rights will separate from the common stock and a rights distribution date will occur upon the earlier of:

  •
  ten business days following a public announcement that a person or group of affiliated or associated persons, or an acquiring person, has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 15% or more of the outstanding shares of common stock, other than as a result of repurchases of stock by Cimarex or certain inadvertent actions by institutional or certain other stockholders; or

  •
  ten business days (or such later date as Cimarex's board of directors will determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

        The rights are not exercisable until the rights distribution date and will expire at 5:00 p.m. (New York City time) on February 22, 2012, unless such date is extended or the rights are earlier redeemed or exchanged by Cimarex as described below.

        If a person becomes an acquiring person, except by an offer for all outstanding shares of common stock which the independent directors determine to be fair and not inadequate and to otherwise be in the best interests of Cimarex and its stockholders, after receiving advice from one or more investment banking firms, each holder of a right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities of Cimarex) having a value equal to two times the exercise price of the right. However, following the occurrence of the event described in this paragraph, all rights that are, or were, beneficially owned by any acquiring person will be null and void. However, rights are not exercisable following the occurrence of the event set forth above until such time as the rights are no longer redeemable by Cimarex as set forth below.

        For example, at an exercise price of $60 per right, each right not owned by an acquiring person following an event set forth in the preceding paragraph would entitle its holder to purchase $120 worth of common stock (or other consideration, as noted above) for $60. Assuming that the common stock had a per share value of $60 at that time, the holder of each valid right would be entitled to purchase two shares of common stock for $60.

        If, at any time following the stock acquisition date (as described above),

  •
  Cimarex engages in a merger or other business combination transaction in which Cimarex is not the surviving corporation (other than by an offer for all outstanding shares of common stock which the independent directors determine to be fair and not inadequate and to otherwise be in the best interests of Cimarex and its stockholders, after receiving advice from one or more investment banking firms);

  •
  Cimarex engages in a merger or other business combination transaction in which Cimarex is the surviving corporation and the common stock of Cimarex is changed or exchanged; or

  •
  50% or more of Cimarex's assets, cash flow or earning power is sold or transferred,

each holder of a right (except rights which have previously been voided as set forth above) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.

        At any time after a person becomes an acquiring person and before the acquisition by a person or group of fifty percent or more of the outstanding common stock, the Cimarex board of directors may exchange the rights (other than the rights owned by a person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock, or one one-hundredth of a share of preferred stock (or of a share of a class or series of Cimarex preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment in certain events).

        At any time before the earlier of:

  •
  ten business days following the stock acquisition date; or

  •
  February 22, 2012,

Cimarex may redeem the rights in whole, but not in part, at a price of $0.01 per right (subject to adjustment in certain events and payable in cash, common stock or other consideration deemed appropriate by Cimarex's board of directors). Immediately upon the action of Cimarex's board of directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $0.01 redemption price.

        Until a right is exercised, its holder, as such, will have no rights as a stockholder of Cimarex, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to Cimarex, stockholders may, depending upon the circumstances, recognize taxable income if the rights become exercisable for shares of Cimarex common stock (or other consideration) or for common stock of the acquiring company or in the event of the redemption of the rights as described above.

        Any of the provisions of the rights agreement may be amended by Cimarex's board of directors before the rights distribution date. After the rights distribution date, the provisions of the rights agreement may be amended by the board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of rights, or to shorten or lengthen any time period under the rights agreement.

Transfer Agent and Registrar

        Continental Stock Transfer & Trust Company is the transfer agent and registrar for Cimarex's common stock.

Stock Exchange Listing

        Cimarex's common stock is listed on the NYSE. Cimarex has agreed to cause the shares of common stock issuable in the merger to be approved for listing on the NYSE before the effective time of the merger, subject to official notice of issuance.

COMPARISON OF STOCKHOLDER RIGHTS

        As a result of the merger, Magnum Hunter common stockholders will become holders of Cimarex common stock. Cimarex is a Delaware corporation and Magnum Hunter is a Nevada corporation. The rights of Cimarex stockholders are currently governed by the amended and restated certificate of incorporation of Cimarex, or the Cimarex charter, the bylaws of Cimarex, or the Cimarex bylaws, and the laws of the State of Delaware. The rights of Magnum Hunter stockholders are currently governed by the amended articles of incorporation of Magnum Hunter, or the Magnum Hunter articles, the amended and restated bylaws of Magnum Hunter, or the Magnum Hunter bylaws, and the laws of the State of Nevada. At the effective time of the merger, holders of Magnum Hunter common stock will become holders of Cimarex common stock and, as such, the rights of those holders will be governed by Delaware law, the Cimarex charter and Cimarex bylaws.

        The following is a summary comparison of the material similarities and differences between the rights of holders of Cimarex common stock and holders of Magnum Hunter common stock and, more particularly, certain material differences between provisions of the Cimarex charter and the Magnum Hunter articles, the Cimarex bylaws and the Magnum Hunter bylaws and the Delaware General Corporation Law, or DGCL, and the Nevada Revised Statutes, or NRS. This summary is qualified in its entirety by reference to the full text of the Cimarex charter and bylaws and the Magnum Hunter articles and bylaws. For information on how to obtain copies of the Cimarex charter or Cimarex bylaws, see "Chapter III—The Stockholder Meetings, Voting and Other Information—Where You Can Find More Information" on page III-9. Furthermore, the description of the differences between the DGCL and the NRS is a summary only, is not a complete description of the differences between the DGCL and the NRS, and is qualified in its entirety by references to the DGCL and the NRS.

	Cimarex Stockholder Rights	Magnum Hunter Stockholder Rights
Authorized Capital Stock	Cimarex is authorized to issue 100,000,000 shares of common stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share. Cimarex is proposing that its stockholders approve an amendment to the Cimarex charter to increase the number of authorized shares of common stock to 200,000,000. The merger is not conditioned on approval of this amendment, but the amendment will not be effected unless the merger takes place.

As of the record date for the Cimarex annual meeting, there were 41,774,841 shares of common stock outstanding and no shares of preferred stock outstanding.	Magnum Hunter is authorized to issue 200,000,000 shares of common stock, par value $0.002 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

As of the record date for the Magnum Hunter special meeting, there were shares of common stock outstanding, 80,000 shares of Series A preferred stock outstanding and 1,000,000 shares of 1996 Series A convertible preferred stock held by a wholly owned subsidiary of Magnum Hunter.
Calling of Stockholder Meetings and Notice
Annual meetings are held on such date and time as set by the board of directors.

The DGCL provides that the board of directors or such person or persons authorized by the corporation's charter or bylaws may call a special meeting of stockholders. The Cimarex bylaws provide that special meetings of stockholders may be called by the chairman of the board of directors, the president, or the board of directors. Notice of a special meeting must be given at least ten days, but no more than 60 days, before such meeting.
The NRS does not distinguish between regular and special meetings of stockholders, but instead provides that notice of all meetings of stockholders must be in writing and signed by the president or a vice president, or the secretary, or an assistant secretary, or by such other person as the corporation's bylaws may prescribe or permit or the directors may designate.

Annual meetings are held on the date and time designated by the board of directors. Special meetings may be called by the president or the board of directors and must be called upon the request of holders of at least 10% of Magnum Hunter's outstanding voting shares. Notice of stockholder meetings must be given no less than 10 and no more than 60 days before the meeting.
Quorum for Stockholder Meetings
A majority of the shares of Cimarex common stock issued and outstanding and present in person or by proxy at a special meeting will constitute a quorum for purposes of the special meeting. Abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum.
One-third of the shares of Magnum Hunter common stock issued and outstanding and present in person or by proxy at a special meeting will constitute a quorum for purposes of a stockholder meeting. Abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum.
Stockholder Action by Written Consent
Unless prohibited in the certificate of incorporation, the DGCL permits any action required or permitted to be taken at a meeting of stockholders to be taken without a meeting if a written consent is signed by the holders of not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all such shares entitled to vote were present and voted.

The Cimarex charter prohibits stockholders of Cimarex from taking action by written consent instead of a meeting.
Unless otherwise provided in the articles of incorporation or the bylaws, the NRS permits any action required or permitted to be taken at a meeting of stockholders to be taken without a meeting if a written consent is signed by stockholders holding at least the proportion of voting power is required to approve the action at a meeting.

The Magnum Hunter bylaws permit stockholders of Magnum Hunter to act by written consent.
Advance Notice of Director Nominations and Other Proposals: Annual Meetings
	A stockholder's notice must be delivered to and received by the secretary not less than 90 days nor more than 100 days before the anniversary date of the immediately preceding annual meeting of stockholders. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.	The Magnum Hunter bylaws do not contain any provisions on stockholder nominations or proposals.
Advance Notice of Director Nominations and Other Proposals: Special Meetings	The Cimarex bylaws provide that the only business that can be conducted at special meetings will be the items of business set forth in the notice of special meeting.	The Magnum Hunter bylaws do not contain any provisions on stockholder nominations or proposals.
Number of Directors
The DGCL permits the certificate of incorporation or bylaws of a corporation to govern the number and term of directors.

The Cimarex charter and bylaws provide that the number of directors on the board will be at least six and not more than nine, with the exact number to be fixed by
The NRS requires that a corporation have at least one director and permits the articles of incorporation or bylaws of a corporation to govern the number and term of directors.

The Magnum Hunter bylaws require a minimum of one director on the board of Magnum Hunter. There are currently nine a resolution adopted by a majority of the board of directors. There are currently nine directors on the board of Cimarex.

	Following the effective time of the merger, it is expected that one of the current board members of Magnum Hunter will join the Cimarex board of directors. Cimarex is proposing that its stockholders approve an amendment to the Cimarex charter to increase the maximum board size to ten. Cimarex's board of directors also plans to amend the Cimarex bylaws to increase the maximum board size to ten directors. The merger is not conditioned on approval of this amendment, but the amendment will not be effected unless the merger takes place.	directors on the Magnum Hunter board.
Classification of Board of Directors
Directors are divided into three classes currently consisting of three directors each. Each class serves a three-year term and is as nearly equal in size as possible. One class is elected at each annual meeting of stockholders.
Directors are divided into three classes currently consisting of three directors each. Each class serves a three-year term and is as nearly equal in size as possible. One class is elected at each annual meeting of stockholders.
Removal of Directors
The DGCL provides that if a corporation, such as Cimarex, has a classified board, and unless the charter otherwise provides, stockholders may remove a director only for cause.

The Cimarex bylaws provide that, subject to any rights of the holders of shares of preferred stock then outstanding, any director or the entire board of directors may be removed from office at a regular or special meeting of the stockholders of Cimarex, but only for cause and only by the affirmative vote of the holders of at least a majority of votes cast on the issue of removal of directors.
The NRS provides that any director may be removed by the vote of stockholders representing not less than two-thirds of the voting power of issued and outstanding stock, unless the articles of incorporation require the concurrence of more than two-thirds of the voting power of the issued and outstanding stock.

The Magnum Hunter bylaws provide that directors may be removed by the stockholders with or without cause. Directors may only be removed by action of the board for cause.
Amendment of Certificate or Articles of Incorporation
Under the DGCL, a proposed amendment to the certificate of incorporation requires a resolution adopted by the board of directors and, unless otherwise provided in the certificate of incorporation, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote, and a majority of the outstanding stock of each class entitled to vote as a class.

The Cimarex charter may be amended, altered, changed or repealed in the manner provided for by the statute in effect at the time of such amendment, alteration, change or repeal. Provisions of the certificate of incorporation relating to
Under the NRS, a proposed amendment to the articles of incorporation requires a resolution adopted by the board of directors and the affirmative vote of the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the articles of incorporation.

The NRS provides that if any amendment would alter or change the rights of any holders of shares of a class of stock without voting rights, the vote of the holders of a majority of all outstanding shares of the class, voting as a separate the classified board of directors, the elimination of stockholder action by written consent and amendment of the bylaws may only be adopted, amended, altered or repealed by the affirmative vote of at least eighty percent (80%) of the voting power of the shares entitled to vote at an election of directors.

	The DGCL provides that if any amendment would alter or change the rights of any holders of shares of a class of stock without voting rights, the vote of the holders of a majority of all outstanding shares of the class, voting as a separate class, is required to authorize such amendment, even if the class otherwise would not have voting rights.	class, is required to authorize such amendment, even if the class otherwise would not have voting rights.
Amendment of Bylaws
Under the DGCL, the power to adopt, alter and repeal the bylaws is vested in the stockholders, unless the corporation's certificate of incorporation vests such power in the board of directors. The fact that such power has been conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws.

The Cimarex bylaws may be adopted, amended, altered or repealed by the affirmative vote of at least a majority of the entire board of directors. The bylaws also may be adopted, amended, altered or repealed by the affirmative vote of at least eighty percent (80%) of the voting power of the shares entitled to vote at an election of directors.
The NRS provides that, subject to the bylaws, if any, adopted by the stockholders, the directors may make the bylaws of the corporation.

The Magnum Hunter bylaws may be altered, amended or repealed by action of the board of directors.
Vote Required for Mergers
Unless a corporation's certificate of incorporation or its board of directors requires a greater vote, the DGCL generally requires the affirmative vote of the holders of a majority of the shares in each class entitled to vote to approve a merger. The Cimarex charter and bylaws do not contain any specific provisions relating to stockholder approval of mergers.
Unless the articles of incorporation or the board of directors require a greater vote, the NRS generally requires the affirmative vote of the holders of a majority of the outstanding shares in each class entitled to vote to approve a merger. The Magnum Hunter articles and bylaws do not contain any specific provisions relating to stockholder approval of mergers.
Inspection of Books and Records
Under the DGCL, any stockholder of a Delaware corporation may examine the list of stockholders and any stockholder making a written demand may inspect any other corporate books and records for any purpose reasonably related to the stockholder's interest as a stockholder.
Under the NRS, any person who has been a stockholder of record of a Nevada corporation for at least six months immediately preceding a demand, or any person holding or authorized in writing by the holders of, at least five percent of all of its outstanding shares, upon at least five days' written demand is entitled to inspect and copy the following records:

— a copy certified by the secretary of state of the corporation's articles of incorporation and all amendments;

— a copy certified by an officer of the corporation of the corporation's bylaws and all amendments; and

— a stock ledger, revised annually, containing the names of all persons who are stockholders of the corporation, places of residence, and number of shares held by them respectively.

The inspection rights authorized by this provision of the NRS may be denied to a stockholder upon the stockholder's refusal to furnish to the corporation an affidavit that the inspection is not desired for any other purpose other than the business of the corporation. In addition, any stockholder of a Nevada corporation owning not less than 15 percent of all issued and outstanding shares, or who has been authorized in writing by the holders of at least 15 percent of all its issued and outstanding shares, upon at least five days written demand, is entitled to inspect the books of account and all financial records of the corporation, to make extracts therefrom, and to conduct an audit of such records. This right may not be limited in the articles or bylaws of any corporation but may be denied to any stockholder upon the stockholder's refusal to furnish the corporation an affidavit that such inspection, extracts or audit is not desired for any purpose not related to the stockholder's interest in the corporation as a stockholder. However, the right to inspect and audit financial records does not apply to any corporation listed and traded on any recognized stock exchange or to any corporation that furnishes to its stockholders a detailed, annual financial statement.
State Anti-Takeover Statutes
Under the Delaware business combination statute, a corporation is prohibited from engaging in any business combination with an interested stockholder who, together with its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within a three-year period did own, 15% or more of the corporation's voting stock for a three year period following the time the stockholder became an interested stockholder, unless:

— before the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination
The NRS generally prohibits a Nevada corporation with 200 or more stockholders of record from engaging in a combination, referred to as a variety of transactions, including mergers, asset sales, issuance of stock and other actions resulting in a financial benefit to an interested stockholder, with an interested stockholder referred to generally as a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares, for a period of three years following the date that such person became an interested stockholder unless the board of directors of the corporation first approved either the or the transaction which resulted in the stockholder becoming an interested stockholder;

— the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

— at or after the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:

— mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

— specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

— other transactions resulting in a disproportionate financial benefit to an interested stockholder.

The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

Because Cimarex has not adopted any provision in its charter to "opt out" of the Delaware business combination statute, the statute is applicable to business combinations involving Cimarex.
combination or the transaction that resulted in the stockholder's becoming an interested stockholder. If this approval is not obtained, the combination may be consummated after the three year period expires if either:

— (1) the board of directors of the corporation approved the combination or the purchase of the shares by the interested stockholder before the date that the person became an interested stockholder, (2) the transaction by which the person became an interested stockholder was approved by the board of directors of the corporation before the person became an interested stockholder, or (3) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the interested stockholder at a meeting called no earlier than three years after the date the interested stockholder became such; or

— the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common stock and holders of any other class or series of shares meets the minimum requirements set forth in NRS Sections 78.441 through 78.443, and before the consummation of the combination, except in limited circumstances, the interested stockholder would not have become the beneficial owner of additional voting shares of the corporation.

A Nevada corporation may expressly elect not to be governed by these sections of the NRS, if such amendment is approved by the affirmative vote of a majority of the disinterested shares entitled to vote; provided, however, such vote by disinterested stockholders is not required to the extent the Nevada corporation is not subject to such provisions. Such an amendment to the articles of incorporation does not become effective until 18 months after the vote of the disinterested stockholders and does not apply to any combination with an interested stockholder whose date of acquiring shares is on or before the effective date of the amendment.

Magnum Hunter has adopted a provision in its bylaws in which it elects not to be governed by the sections of the NRS relating to business combinations. The statute thus does not apply to combinations involving Magnum Hunter.
Control Share Acquisitions	Delaware does not have a control share acquisition statute.
The NRS limits the acquisition of a controlling interest in a Nevada corporation with 200 or more stockholders of record, at least 100 of whom have Nevada addresses. According to the NRS, an acquiring person who acquires a controlling interest in an issuing corporation may not exercise voting rights on any control shares unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special or annual meeting of the stockholders. If the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of such person's shares.

Under the NRS, a controlling interest means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise:

— one-fifth or more but less than one-third,

— one-third or more but less than a majority, or

— a majority or more of the voting power of the issuing corporation in the election of directors.

Outstanding voting shares of an issuing corporation that an acquiring person acquires or offers to acquire in an acquisition and acquires within 90 days immediately preceding the date when the acquiring person became an acquiring person are referred to as control shares.

The control share provisions of the NRS do not apply if the corporation opts out of such provisions in the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest by an acquiring person.

Magnum Hunter has not opted out of the control share acquisition statute.

Dissenters' Rights of Appraisal
Under the DGCL, except as otherwise provided by the DGCL, stockholders have the right to demand and receive payment in cash of the fair value of their stock (as appraised in judicial proceedings) in the event of a merger or consolidation instead of the consideration such stockholder would otherwise receive in such transaction. However, stockholders do not have such appraisal rights if they hold shares or depository receipts that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders and if, among other things, the consideration they receive for their shares consists of:

— shares of stock of the corporation surviving or resulting from such merger or consolidation or depository receipts in respect of such shares;

— shares of stock or depository receipts in respect of such shares of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

— cash instead of fractional shares of the corporations described in either of the above two clauses; or

— any combination of shares of stock and cash instead of fractional shares described in the three clauses above.

Under the DGCL, any corporation may provide in its certificate of incorporation that appraisal rights shall be available for the shares of any class or series of its stock as a result of, among other things, any merger or consolidation. The Cimarex charter does not provide for such specific appraisal rights.
Under the NRS, except as otherwise provided by the NRS, stockholders have the right to demand and receive payment in cash of the fair value of their stock in the event of a merger or exchange instead of the consideration such stockholder would otherwise receive in such transaction. However, stockholders do not have such appraisal rights if they hold shares that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders unless the articles of incorporation provide otherwise; or the holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except cash, owner's interests or owner's interests and cash instead of fractional owner's interests of:

— the surviving or acquiring entity;

— any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by at least 2,000 holders of owner's interests of record; or

— a combination of cash and owner's interests of the kind described in the above two clauses.

In addition, no right of dissent exists for any holders of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under the NRS.

Holders of Magnum Hunter common stock will not have dissenters' rights of appraisal under the NRS as a result of the merger because Magnum Hunter's shares are traded on a national securities exchange and Magnum Hunter's stockholders will be receiving shares of Cimarex common stock which will be listed on a national securities exchange and cash instead of any fractional shares.

Holders of Magnum Hunter Series A preferred stock will have dissenters' rights of appraisal as a result of the merger because the Series A preferred stock is not publicly traded.
Liability of Directors
The DGCL provides that a corporation's charter may include a provision eliminating director liability except for cases of a breach of the director's duty of loyalty, instances where the director has received an improper personal benefit, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and improper payment of dividends.

The Cimarex charter provides for elimination of director liability to the full extent allowed by Delaware law.
The NRS provides for more expansive elimination of liability than the DGCL. Unless the corporation's articles of incorporation provide for a higher standard, which was adopted after October 1, 2003, neither a director nor an officer of a Nevada corporation can be held personally liable to the corporation, its stockholders or its creditors unless the director or officer committed both a breach of fiduciary duty and such breach was accompanied by intentional misconduct, fraud, or knowing violation of law. Unlike Delaware, Nevada does not exclude breaches of the duty of loyalty or instances where the director has received an improper personal benefit.

Magnum Hunter's articles provide for elimination of director liability to the full extent allowed by Nevada law.
Indemnification of Directors and Officers
The Cimarex charter and bylaws provide for indemnification of Cimarex's directors and officers to the full extent allowed by Delaware law.

Under the DGCL, a corporation may, through, among other means, a majority vote of a quorum of disinterested directors, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, with respect to actions by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to
The Magnum Hunter bylaws provide that Magnum Hunter will indemnify any officer or director of Magnum Hunter to the maximum extent permitted by the NRS. Magnum Hunter will pay these expenses in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by a director or officer to repay the advanced amount if it is ultimately determined that such person is not entitled to be indemnified by Magnum Hunter under the NRS or Magnum Hunter's bylaws.

Under the NRS, a corporation may, through, among other means, a majority vote of a quorum of disinterested directors, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. A director or officer who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL's indemnification provisions must be indemnified by the corporation for reasonable expenses incurred in connection therewith, including attorneys' fees.
good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or if the indemnified party is not liable under the NRS's elimination of liability provisions, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, with respect to actions by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. A director or officer who is successful, on the merits or otherwise, in defense of any proceeding subject to the NRS's indemnification provisions must be indemnified by the corporation for reasonable expenses incurred in connection therewith, including attorneys' fees.

 CHAPTER II—THE CIMAREX ANNUAL MEETING PROPOSALS

ELECTION OF DIRECTORS

        Cimarex's Board of Directors consists of nine members and is divided into three classes: Class I, Class II and Class III directors. At each annual meeting, a class of directors is elected for a term expiring at the annual meeting in the third year following the year of election. Each director holds office until his successor is elected and qualifies.

        The terms of the three current Class III directors, Glenn A. Cox, David A. Hentschel and L. Paul Teague, will expire at the 2005 annual meeting. Messrs. Cox, Hentschel and Teague have each been nominated to stand for reelection at the meeting to hold office until Cimarex's 2008 annual meeting.

        Unless instructed otherwise, the proxies will be voted "FOR" the election of each of the Class III nominees named above to serve for three years or until his successor is elected and qualifies. If, prior to the annual meeting, one or more of the nominees becomes unavailable to serve as a director, any shares represented by a proxy directing a vote will be voted for the remaining nominees and for any substitute nominee or nominees designated by Cimarex's Board of Directors or its Governance Committee. As of the mailing of these proxy materials, the Board of Directors knows of no reason why any director nominee would not be available to serve as a director.

        Cimarex encourages its directors to attend annual meetings. All but one of its directors attended last year's annual meeting held on May 19, 2004.

        Information concerning the nominees selected by the Cimarex Board of Directors, as well as each of the continuing directors, is set forth below:

Nominees for Election for Three-Year Terms Expiring in 2008

Glenn A. Cox, age 75	Director Since 2002

        President and Chief Operating Officer of Phillips Petroleum Company from June 1985 until his retirement in 1991. Chief Financial Officer of Phillips Petroleum Company from June 1980 to May 1985. Director and chairman of audit committee of Helmerich & Payne, and previous director and member of audit committees of The Williams Companies and Union Texas Petroleum.

David A. Hentschel, age 71	Director Since 2002

        Chairman and Chief Executive Officer of Occidental Oil and Gas Corporation from 1997 until 1999, when he retired. President and Chief Executive Officer of Canadian Occidental Petroleum, Ltd, now known as Nexen, from 1995 until 1997. Director of Nexen Inc.

L. Paul Teague, age 70	Director Since 2002

        With Texaco Exploration & Producing Inc. for 35 years until retirement in 1994. Held the positions of Vice President, Western Region; Division Manager of the New Orleans Division, Eastern Producing Department; Vice President, New Orleans Producing Division of Texaco USA; and Vice President, Producing Department, Texaco USA in Houston.

Directors' Recommendation

        The Cimarex Board of Directors recommends a vote "FOR" the election of Messrs. Cox, Hentschel and Teague as Class III directors. A plurality of the votes represented at the annual meeting by shares of Cimarex common stock entitled to vote is required to elect the Class III directors.

 Class I Directors Continuing in Office—Terms Expiring in 2006

F. H. Merelli, age 69	Director Since 2002

        Chairman of the Board, Chief Executive Officer and President of Cimarex since September 30, 2002. Chairman and Chief Executive Officer of Key Production Company, Inc. from September 1992 to September 30, 2002 and President from March 2002 until September 30, 2002 and from September 1992 to September 1999. Director and member of audit committee of Apache Corporation.

Paul D. Holleman, age 73	Director Since 2002

        Senior partner of Holme Roberts & Owen LLP, a Denver law firm, until 2000, when he retired. Other positions in his 40 years with Holme Roberts included Chairman of the Natural Resources Department and member of the executive committee.

Michael J. Sullivan, age 65	Director Since 2002

        Member of the Denver law firm, Rothgerber Johnson & Lyons LLP, since 2001, most recently as partner of the Casper office. United States Ambassador to Ireland from 1998 until 2001. Practiced law with Brown, Drew, Apostolos, Massey & Sullivan from 1964 to 1986 and from 1995 until 1998. Governor of Wyoming from 1987 through 1995. Director of Kerry Group plc, director and member of audit committee and governance committee of Allied Irish Bank Group and director and member of compensation, governance and executive committees of First Interstate BancSystem.

        In the merger agreement, Cimarex has agreed to cause one member of Magnum Hunter's board of directors to be appointed to the board of directors of Cimarex following the merger. The Cimarex board of directors will select the Magnum Hunter director before the effective time of the merger and currently expects to designate the director to Class I. In order to allow the Magnum Hunter director to serve on the board while retaining the expertise of its existing board members, Cimarex is proposing to amend the Cimarex charter to increase the maximum size of the board from nine directors to ten. See "Chapter I—The Merger—Other Merger-Related Proposals to Be Presented at the Cimarex Annual Meeting—Proposal to Amend the Cimarex Charter to Increase the Maximum Number of Directors" on page I-134.

Class II Directors Continuing in Office—Terms Expiring in 2007

Cortlandt S. Dietler, age 83	Director Since 2002

        Chairman of the Board of TransMontaigne, Inc. since April 1995. Chief Executive Officer of TransMontaigne from April 1995 through September 1999. Director of Hallador Petroleum Company and Forest Oil Corporation. Chairman of the nominating and corporate governance committee and the compensation committee of Forest Oil.

Hans Helmerich, age 46	Director Since 2002

        Director of Helmerich & Payne since 1987. President and Chief Executive Officer of Helmerich & Payne since 1989. Director of Atwood Oceanics, Inc.

L. F. Rooney, III, age 51	Director Since 2002

        Chairman of the Board and Chief Executive Officer of Rooney Brothers Co. since 1984. Chairman of the Board of Manhattan Construction Company since 1994 and Chief Executive Officer from 1982 to 1994. Director of Helmerich & Payne, BOK Financial Corp. and Bank of Oklahoma N.A. Chairman of the nominating and governance committee and member of the audit committee of Helmerich & Payne, and member of the credit committee of Bank of Oklahoma.

 Independence of Directors

        The Cimarex Board of Directors has determined that Messrs. Cox, Dietler, Hentschel, Holleman, Rooney, Sullivan and Teague are independent within the meaning of the rules of the Securities and Exchange Commission, the listing standards of the New York Stock Exchange and the Corporate Governance Guidelines of Cimarex. Messrs. Merelli and Helmerich are not independent because Mr. Merelli is an executive officer of Cimarex, and Mr. Helmerich was an executive officer of Cimarex. There are no family relationships among any directors or executive officers of Cimarex.

Board of Directors' Meetings and Committees

        During 2004, the Cimarex Board of Directors held four meetings. Each incumbent director attended at least 75% of all meetings of the Board of Directors, except Mr. Rooney who attended 50% of the meetings.

        The Cimarex Board of Directors has an Audit Committee and a Governance Committee. All members of each Committee are independent within the meaning of the rules of the Securities and Exchange Commission, the listing standards of the New York Stock Exchange and the Corporate Governance Guidelines of Cimarex. The members of these committees are:

Audit Committee	Governance Committee
Cortlandt S. Dietler, Chairman	L. Paul Teague, Chairman
Glenn A. Cox	David A. Hentschel
Paul D. Holleman	L. F. Rooney, III
Michael J. Sullivan

        Audit Committee.    The primary purposes of the Cimarex Audit Committee are to assist the Board in monitoring (i) the integrity of Cimarex's financial statements, appropriateness of Cimarex's accounting policies and adequacy of our internal controls, (ii) qualifications and independence of Cimarex's independent auditors, (iii) performance of Cimarex's internal audit function, and (iv) compliance with legal and regulatory requirements.

        The Audit Committee operates in accordance with a Charter which has been approved by the Board of Directors. A copy of the charter was appended to the proxy statement for Cimarex's annual meeting held in 2003, and is available on Cimarex's website at www.cimarex.com.

        During 2004, the Audit Committee held eight meetings. Each member of the Committee attended at least 75% of all meetings. The members of the Audit Committee meet in executive session at the end of each non-telephonic meeting. The Audit Committee and the Board have established a procedure whereby complaints or concerns with respect to accounting, internal controls and auditing matters may be submitted to the Committee, which is described under "Complaint and Reporting Procedures" in this joint proxy statement/prospectus. The Cimarex Board has determined that each member of the Audit Committee is financially literate, and that each of Messrs. Cox and Dietler has accounting or related financial management expertise, as such qualifications are defined under the rules of the New York Stock Exchange, and is an "audit committee financial expert" within the meaning of the rules of the Securities and Exchange Commission. Mr. Cox is a former chief financial officer of Phillips Petroleum Company, and Mr. Dietler, in his positions as Chairman of the Board and Chief Executive Officer of TransMontaigne, has supervised principal financial officers or persons performing similar functions. The report of the Audit Committee is included in this joint proxy statement/prospectus.

        Governance Committee.    The Governance Committee operates under the Governance Committee Charter which has been approved by the Board of Directors. A copy of the charter is available on Cimarex's website at www.cimarex.com. The Governance Committee has two principal functions: (i) nominating and governance and (ii) compensation.

        The primary purposes of the nominating and governance function are to (a) recommend individuals to the Board of Directors for nomination, election or appointment as members of the Board of Directors and its committees, consistent with the criteria included in Cimarex's Corporate Governance Guidelines, (b) oversee the evaluation of the performance of the Board of Directors and its committees and Cimarex's chief executive officer, and (c) take a leadership role in shaping the corporate governance of Cimarex. In identifying and recommending nominees for positions on the Board of Directors, the Committee places emphasis on the criteria set forth in Cimarex's Corporate Governance Guidelines, namely: (a) high personal and professional ethics, (b) integrity and values, (c) commitment to the long-term interest of the stockholders and (d) a mix of characteristics and diverse experiences, perspectives and skills appropriate to our business. The Committee does not set specific, minimum qualifications that nominees must meet, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the business and needs of Cimarex and the composition of the Board of Directors. The Governance Committee will consider nominees recommended by stockholders. The Governance Committee did not receive nominations from a stockholder prior to February 21, 2005, the deadline for stockholder nominations. Stockholders who wish to submit a nominee for consideration by the Governance Committee for election at Cimarex's 2006 annual meeting of stockholders may do so during the period February 10, 2006 to February 20, 2006, by submitting in writing such nominee's name, in compliance with the procedures and along with the other information required by Cimarex's By-laws, to the Assistant Corporate Secretary, Cimarex Energy Co., 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203.

        The primary purposes of the compensation function are to determine and approve the compensation of Cimarex's chief executive officer, to make recommendations to the Board with respect to other executive officer compensation and incentive compensation plans and to prepare a report on executive compensation. The Governance Committee Report on Executive Compensation is included in this joint proxy statement/prospectus.

        During 2004, the Governance Committee held four meetings. Each member of the Committee attended at least 75% of all meetings, except Mr. Rooney who attended 50% of the meetings.

Compensation Committee Interlocks

        There are no Governance Committee interlocks with any other entity.

Non-Management Directors' Meetings

        In addition to the meetings of the committees of the Board of Directors described above, Cimarex's non-management directors meet in executive session following each Board meeting. Only independent directors attend the executive session held the date of the annual meeting. At the December 7, 2004 meeting, the non-management directors chose Mr. Dietler to act as the presiding director, to serve until the December 2005 Board meeting, at which time a new presiding director will be chosen.

Compensation of Directors

        For fiscal 2004, non-management director compensation consisted of the following annual retainer and committee and meeting fees:

Annual Retainer	$20,000
Committee Chair	$5,000
Attendance at Board Meeting	$1,500
Attendance at Committee Meeting	$1,000

        On May 19, 2004, 1,829 shares of restricted stock were issued to each non-management director. The restricted stock vests at the rate of one-third per year on May 19, 2005, 2006 and 2007. The number of shares issued was determined by dividing $50,000 by the average of the highest and lowest sales prices of Cimarex common stock as reported by the New York Stock Exchange on May 19, 2004. Three of the directors elected to exchange their restricted stock for a like number of deferred compensation units payable on the date specified in the director's election form.

        On March 10, 2005, upon the recommendation of the Governance Committee, the Board voted to provide increased compensation to the non-management directors effective May 18, 2005. The additional compensation consists of an annual retainer of $40,000, an additional annual retainer of $10,000 to each non-management director who serves as a chairman of a committee, and a number of shares of restricted stock determined by dividing $70,000 by the average of the highest and lowest sales prices of Cimarex common stock as reported by the New York Stock Exchange on May 18, 2005. The recommendation was based upon a review of the levels of compensation paid to directors of other companies of similar size and complexity.

        Cimarex reimburses Board members for their actual expenses related to attending Board meetings. Directors who are also employees of Cimarex receive no compensation for serving as a director.

EXECUTIVE COMPENSATION

        Information regarding the compensation of the persons who serve as the chief executive officer and the five most highly compensated executive officers of Cimarex is set forth below. With respect to Messrs. Merelli, Jorden, Korus, Albi and Bell, compensation for the period January 1, 2002 through September 30, 2002 was paid by Key, and with respect to Mr. Shaw, compensation for the period January 1, 2002 through September 30, 2002 was paid by Helmerich & Payne. All compensation from October 1, 2002 to December 31, 2004 was paid by Cimarex.

        Effective February 28, 2005, Mr. Shaw resigned as Executive Vice President—Operations, and effective March 1, 2005, Mr. Albi was elected Executive Vice President—Operations.

        Summary Compensation Table.    The summary compensation table set forth below contains information regarding compensation paid to each of the named executive officers for services rendered to Cimarex, Key and Helmerich & Payne, as applicable, in all capacities during the last three fiscal years.

	Annual Compensation								Long Term Compensation
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation(1)			Restricted Stock Awards(2)		Securities Underlying Options	All Other Compensation
F.H. Merelli, Chairman, Chief Executive Officer, President	2004 2003 2002	$ $ $	426,667 350,000 321,000	$ $ $	700,000 375,000 300,000		$33,472 22,701 —	(3) (3)	$	— — 3,516,480	— — 422,400	$ $ $	30,216 31,430 8,844	(4)
Steven R. Shaw(5) Executive Vice President—Operations	2004 2003 2002	$ $ $	319,300 319,300 319,300	$ $ $	250,000 160,000 310,000	$	— — 544	(7)	$	— — 757,575	— — 91,000	$ $ $	15,965 23,107 28,811	(6)
Thomas E. Jorden Executive Vice President—Exploration	2004 2003 2002	$ $ $	250,496 192,000 178,000	$ $ $	499,374 192,000 130,000		— — —		$	— — 757,575	— — 91,000	$ $ $	22,131 18,614 10,282	(8)
Paul Korus Vice President, Chief Financial Officer, Treasurer and Corporate Secretary	2004 2003 2002	$ $ $	242,500 200,000 187,251	$ $ $	363,750 160,000 113,000		— — —		$	— — 757,575	— — 91,000	$ $ $	20,173 15,158 9,695	(9)
Joseph R. Albi(5) Senior Vice President—Corporate Engineering	2004 2003 2002	$ $ $	238,815 178,000 166,000	$ $ $	341,250 151,300 110,000		— — —		$	— — 757,575	— — 91,000	$ $ $	19,505 29,319 9,972	(10)
Stephen P. Bell Senior Vice President—Business Development and Land	2004 2003 2002	$ $ $	222,283 177,000 165,000	$ $ $	321,875 141,600 99,000		— — —		$	— — 757,575	— — 91,000	$ $ $	18,212 38,246 11,096	(11)

(1)
The aggregate amount of perquisites and other personal benefits was less than either $50,000 or ten percent of the total annual salary and bonus reported for each of the named executive officers.

(2)
The value of the restricted stock awards represents the fair market value of common stock on December 6, 2002, the date of grant ($16.65), times the number of shares awarded to each of the named executive officers. Effective December 1, 2003, each of the named individuals exchanged his shares of restricted stock for stock units which represent the right to receive, on a specified payment date, a like number of shares.

(3)
Represents the payment of estimated tax liability associated with the vesting of stock units.

(4)
Includes matching contributions by Cimarex to its 401(k) plan and deferred compensation plan of $10,250 and $19,966, respectively.

(5)
Effective February 28, 2005, Mr. Shaw resigned as Executive Vice President-Operations, and effective March 1, 2005, Mr. Albi was elected Executive Vice President—Operations.

(6)
Includes matching contributions by Cimarex to its 401(k) plan and deferred compensation plan of $10,250 and $5,715, respectively.

(7)
Represents the payment of estimated tax liability with respect to health and retirement benefits.

(8)
Includes matching contributions by Cimarex to its 401(k) plan and deferred compensation plan of $10,250 and $11,881, respectively.

(9)
Includes matching contributions by Cimarex to its 401(k) plan and deferred compensation plan of $10,250 and $9,923, respectively.

(10)
Includes matching contributions by Cimarex to its 401(k) plan and deferred compensation plan of $10,250 and $9,255, respectively.

(11)
Includes matching contributions by Cimarex to its 401(k) plan and deferred compensation plan of $10,250 and $7,962, respectively.

Option Grants in 2004

        No options were granted by Cimarex to any of the named executive officers during fiscal year 2004.

Aggregated Option Exercises in 2004 and Fiscal Year 2004 Year-End Option Values

			Number of Securities Underlying Unexercised Options at 2004 Year End		Value of Unexercised In-the-Money Options at 2004 Year End
	Number of Shares Acquired on Exercise
Name		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
F.H. Merelli	—	$—	543,960	253,440	$13,278,769	$5,377,997
Steven R. Shaw	200,000	$2,934,960	405,105	81,175	$10,161,267	$1,792,745
Thomas E. Jorden	62,200	$1,371,859	18,200	54,600	$386,204	$1,158,612
Paul Korus	41,000	$939,949	54,400	54,600	$1,279,693	$1,158,612
Joseph R. Albi	39,700	$893,512	38,700	54,600	$894,320	$1,158,612
Stephen P. Bell	32,500	$883,319	36,400	54,600	$772,408	$1,158,612

Equity Compensation Plan Information (as of December 31, 2004)

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,657,082	$14.95	2,436,521
Equity compensation plans not approved by security holders	0	0	0

Total	2,657,082	$14.95	2,436,521

(1)
The number of securities to be issued upon exercise does not include restricted stock awards representing 19,145 shares, as these securities are issued and outstanding, or awards of stock units representing the right to acquire 770,300 shares or awards of deferred compensation units representing the right to acquire 5,487 shares.

Employment Agreement and Change in Control Arrangements with Named Executive Officers

        F. H. Merelli.    Mr. Merelli serves under an employment agreement that provides for annual compensation reviews by the Governance Committee. Mr. Merelli's salary may be increased as a result of the review but may not be decreased. Mr. Merelli is also entitled to receive an annual incentive bonus under any plan or program implemented for executives. The agreement has an indefinite term.

        Cimarex may terminate Mr. Merelli's employment at any time for cause or after 30 days' notice if not for cause. Mr. Merelli may terminate his employment at any time for any reason. If Mr. Merelli's employment is terminated without cause or because of death or disability, or he resigns for good reason, he will receive his base salary for two years and the maximum incentive compensation payable pursuant to any Cimarex plan or program. Mr. Merelli also participates in the Change in Control Plan described below, which provides for continuation of his salary and benefits upon a Change of Control, as that term is defined in the Plan. Any payment made to Mr. Merelli under his employment agreement will be deducted from the benefits under the Change in Control Plan.

        While he is with Cimarex and for three years after he leaves Cimarex, Mr. Merelli must keep confidential any information about Cimarex or its business that is not generally available to the public. Cimarex has indemnified Mr. Merelli to the maximum extent permissible under applicable law.

        Messrs. Jorden, Korus, Albi and Bell.    Each of Messrs. Jorden, Korus, Albi and Bell serve under employment agreements that have expired. However, each agreement provided that, if the executive continues as an employee after the term of the agreement (as each executive has done) and is terminated without cause following a change in control, the executive will be entitled to a lump-sum payment equal to two times the executive's base salary at the time of the change in control. Cimarex assumed this obligation following the Key reorganization. Accordingly, if Cimarex terminates the executive's employment without cause, Cimarex is obligated to make a lump-sum payment to the executive equal to two times his base salary at September 30, 2002.

        Change in Control Severance Plan.    On March 10, 2005, the Board of Directors adopted a Change-in-Control Severance Plan covering each employee who is actively employed by Cimarex on the date of a Change in Control, as such term is defined in the Plan. If a participant's employment is terminated by Cimarex for any reason other than Cause, death or Disability (as defined in the Plan) or by the participant for Good Reason (as defined in the Plan, including a reduction in base salary, a material reduction in annual incentive compensation opportunity, relocation greater than 50 miles from previous office location, the failure to provide comparable benefits), the participant shall be entitled to:

        1.     An amount equal to (a) in the case of a participant with three or more years of service, two times the participant's annual cash compensation (salary and bonus) averaged over the 24-month period immediately before termination of employment or (b) in the case of a participant who has less than three years of service, 1/24th of such participant's average annual cash compensation (salary and bonus) for each month of service earned by the participant at the date of termination, not to exceed 1.5 times the participant's annual cash compensation (salary and bonus) averaged over the 24-month period immediately before termination of employment.

        2.     A pro rata portion of the average annual cash incentive bonus payable to all employees in the year of termination; and

        3.     Medical, dental, disability and life insurance benefits for the participant and his or her family during the period of time in which cash payments are payable, as if the participant's employment had not been terminated.

        The Plan also provides for a full "gross up" for any "golden parachute" excise tax imposed under the provisions of Section 4999 of the Code upon a participant in the Plan.

        If a participant is entitled to separation benefits under the Plan and is also entitled to benefits under any other severance pay plan or policy of Cimarex, or any other agreement, including an employment agreement, benefits from this Plan will be offset by the amount of the benefits received under or payable in accordance with such other agreement or plan.

Certain Relationships and Related Party Transactions

        Helmerich & Payne provides Cimarex with contract drilling services. Drilling costs of approximately $10.4 million were incurred by Cimarex related to such services for the year ended December 31, 2004. Hans Helmerich, a director of Cimarex, is President and Chief Executive Officer of Helmerich & Payne.

Stock Price Performance

        The following graph shows the total stockholder return through December 31, 2004 of an investment of $100 in cash on September 30, 2002 (the date of the spin off transaction with

Helmerich & Payne) (i) in Cimarex Energy Co.'s common stock (XEC), (ii) the S & P 500 Index and (iii) the Dow Jones U.S. Exploration and Production index. Historic stock price performance is not indicative of future stock price performance.

COMPARISON OF 27 MONTH CUMULATIVE TOTAL RETURN*
AMONG CIMAREX ENERGY CO., THE S & P 500 INDEX
AND THE DOW JONES US EXPLORATION & PRODUCTION INDEX

*
$100 invested on 9/30/02 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright © 2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

Cimarex Energy—NYSE

	Cumulative Total Return
	9/02	12/02	12/03	12/04
CIMAREX ENERGY CO.	100.00	103.77	154.72	219.71
S & P 500	100.00	108.44	139.54	154.73
DOW JONES US EXPLORATION & PRODUCTION	100.00	104.58	137.06	194.45

 Governance Committee Report on Executive Compensation

        The Governance Committee performs nominating, corporate governance and compensation functions. The Committee administers Cimarex's executive compensation program and establishes the salaries of our executive officers. The Committee consists of only non-management directors who are appointed by the Board of Directors.

        The Committee's objective is to provide Cimarex executive officers with a comprehensive compensation package that is designed to encourage recipients to identify and take actions that will achieve short-and long-term objectives. The compensation policies and programs utilized by the Governance Committee have been reviewed by independent compensation consultants and endorsed by the Board of Directors and generally consist of the following:

  •
  Provide executive officer total compensation in relation to the performance of Cimarex;

  •
  Provide a compensation program competitive with that received by executives of comparable companies in the oil and gas industry in order to attract, motivate and retain qualified personnel;

  •
  Provide a management tool for focusing and directing the energies of key executives toward achieving individual and corporate objectives; and

  •
  Provide long-term incentive compensation in the form of stock options, restricted stock and stock unit awards to link individual success to that of Cimarex.

        Cimarex's executive compensation consists of three key components: base salary, annual incentive compensation in the form of cash bonuses, and long-term incentive compensation in the form of equity based compensation, each of which is intended to complement the others and, collectively, satisfy Cimarex's compensation objectives. The Governance Committee's policies with respect to each of the three components are discussed below.

        Base Salary.    Each fiscal year the Governance Committee reviews and approves the annual salary of the Chief Executive Officer; and the Committee, along with the Chief Executive Officer, reviews and recommends for Board approval the annual salaries for our executive officers. Many factors are included in determining base salaries, such as the responsibilities borne by the executive officer, a comparison of the compensation of the executive with the compensation of other executives in comparable industries with similar responsibilities, the scope of the position and corporate and individual performance.

        Cash Bonuses.    The Governance Committee provides annual incentives to Cimarex executive officers in the form of cash bonuses. Criteria that determine bonuses include company performance compared to external benchmarks, operational and financial performance and internally set objectives.

        Equity-Based Compensation.    The primary objective of the equity-based program is to link the interests of executive officers and other selected employees with the stockholders. The Cimarex Energy Co. 2002 Stock Incentive Plan authorizes the Committee to grant incentive and non-qualified stock options, restricted stock and stock units to officers and other employees meeting certain criteria. Subject to general limits prescribed by the Stock Incentive Plan, the Governance Committee has the authority to determine the individuals to whom equity compensation is awarded, the terms of the awards and the number of shares of common stock subject to the awards. The size of any particular award is based upon the employee's position with Cimarex and individual performance.

        Chief Executive Officer's Compensation.    As discussed under "Employment Agreements," Cimarex is a party to an employment agreement with Mr. Merelli. The salary determined by the Governance Committee for Mr. Merelli was based upon the compensation paid to chief executive officers of comparable companies and the Governance Committee's recognition of Mr. Merelli's continued leadership of Cimarex.

THE COMPENSATION COMMITTEE L. Paul Teague, Chairman David A. Hentschel L.F. Rooney, III

INDEPENDENT AUDITORS AND REPORT OF AUDIT COMMITTEE

Independent Auditors

        The Audit Committee of the Board of Directors has appointed KPMG LLP to audit Cimarex's financial statements for 2005. KPMG has been Cimarex's independent auditors since October 1, 2002.

        Cimarex is asking that stockholders ratify the appointment of KPMG as independent auditors. If stockholders fail to ratify the appointment of KPMG, the Audit Committee may reconsider this appointment. A KPMG representative will be at the annual meeting to answer appropriate questions and to make a statement if he or she desires.

        The following table sets forth the aggregate fees and costs paid to KPMG during the last two fiscal years for professional services rendered to Cimarex:

	Years Ended December 31,
	2004		2003
Audit Fees	$655,401		$165,476
Audit-Related Fees	$0		$0
Tax Fees	$77,713	*	$134,656
All Other Fees, including Financial Information Systems Design and Implementation Fees	$0		$0

*
Includes review of Federal and state tax returns, Federal and state tax compliance issues and consultation related to treatment of state franchise tax issues.

        The Audit Committee annually reviews and pre-approves certain categories of audit, audit-related and tax services to be performed by Cimarex's independent auditor, subject to a specified range of fees. The Audit Committee may also pre-approve specific services. Certain non-audit services as specified by the Securities and Exchange Commission may not be performed by Cimarex's independent auditor. The Audit Committee may delegate pre-approval authority to one or more of its members. In the event of any such delegation, any pre-approved decisions will be reported to the Audit Committee at its next scheduled meeting. The services described above and the related fees were pre-approved by the Audit Committee in 2003 and 2004.

Report of Audit Committee

        The Audit Committee oversees Cimarex's financial reporting process on behalf of the Board of Directors, including Cimarex's internal controls, the quality of its financial reporting and the independence and performance of Cimarex's independent auditors. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached to the Proxy Statement for the 2003 annual meeting of stockholders and is available on our website at www.cimarex.com.

        Management has the primary responsibility for the financial statements and the overall reporting process of Cimarex, including Cimarex's system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the consolidated financial position, results of operations and cash flows of Cimarex and its subsidiaries in conformity with generally accepted accounting principles.

        The independent auditors also audit the effectiveness of the Company's internal control over financial reporting, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of the Sponsoring Organizations of the Treadway Commission, and express an opinion on management's assessment of, and the effective operation of, internal control over financial reporting.

        The Audit Committee reviewed Cimarex's audited financial statements as of and for the year ended December 31, 2004 and met with both management and KPMG, Cimarex's independent auditors, to discuss those financial statements and the effectiveness of the Company's internal control over financial reporting. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles, and that the Company's internal controls over financial reporting are effective in both design and operation. KPMG has informed us that their opinions regarding both Cimarex's financial statements and the effectiveness of the Company's internal control over financial reporting are unqualified.

        We have received from KPMG the communication required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with KPMG their independence from Cimarex and its management. The Audit Committee also discussed with KPMG any matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

        Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that Cimarex's audited financial statements be included in Cimarex's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

THE AUDIT COMMITTEE Cortlandt S. Dietler, Chairman Glenn A. Cox Paul D. Holleman Michael J. Sullivan

BENEFICIAL OWNERSHIP

        Cimarex has one class of voting securities outstanding. On March 15, 2005, there were 41,774,841 shares of common stock outstanding, with each share entitled to one vote.

Directors and Executive Officers

        Common Stock.    The following table shows, as of March 15, 2005, the number of shares of common stock beneficially owned by each director and nominee, each of the executive officers named in the Summary Compensation Table set forth under the caption "Executive Compensation," and all directors and executive officers as a group.

Name of Beneficial Owner	Shares Owned(1)		Option Shares(2)	Beneficial Ownership Total		Percent of Class
F.H. Merelli	234,247		543,960	778,207		1.8%
Glenn A. Cox	5,015		6,667	11,682		<1.0%
Cortlandt S. Dietler	105,329		49,167	154,496		<1.0%
Hans Helmerich	97,976	(3)	6,667	104,643	(3)	<1.0%
David A. Hentschel	3,829		6,667	10,496		<1.0%
Paul D. Holleman	3,829		31,667	35,496		<1.0%
L.F. Rooney, III	19,366		6,667	26,033		<1.0%
Michael J. Sullivan	2,500		6,667	9,167		<1.0%
L. Paul Teague	44,170		13,334	57,504		<1.0%
Thomas E. Jorden	10,497		18,200	28,697		<1.0%
Paul Korus	7,866		54,400	62,266		<1.0%
Joseph R. Albi	7,197		38,700	45,897		<1.0%
Stephen P. Bell	—		36,400	36,400		<1.0%
All directors and executive officers as a group (16 persons)	551,027		842,163	1,393,190		3.3%

(1)
Includes equivalent shares of common stock held by the trustee for the benefit of employee participants in the Cimarex Energy Co. 401(k) Plan. Participants in this plan instruct the trustee as to how the participant's equivalent shares should be voted.

(2)
Shares of common stock that could be purchased by the exercise of stock options within the 60-day period following March 15, 2005 under the Cimarex Energy Co. 2002 Stock Incentive Plan.

(3)
Includes 11,450 shares held by Mr. Helmerich's spouse and 7,865 shares held for various trusts for immediate family members of which Mr. Helmerich is trustee. Mr. Helmerich disclaims beneficial ownership of these shares.

        Stock Units.    Executive officers own restricted stock units that are not payable in shares of common stock until the eighth anniversary of the date of grant. The following table shows as of March 15, 2005, the number of stock units owned by each of the executive officers named in the Summary Compensation Table set forth under the caption "Executive Compensation," and all executive officers as a group. The stock units do not have voting rights, but the holders of the units are entitled to receive cash payments equal to any cash dividends and other distributions paid in cash on our common stock.

Name of Unit Holder	Number of Units Owned
F. H. Merelli	211,200
Thomas E. Jorden	45,500
Paul Korus	45,500
Joseph R. Albi	45,500
Stephen P. Bell	45,500
All executive officers as a group (8 persons)	467,700

        Messrs. Helmerich, Sullivan and Teague, directors of Cimarex, each hold 1,829 deferred compensation units that represent the right to receive one share of Cimarex common stock at the time provided in the director's deferred compensation election. The deferred compensation units do not have voting rights, but the holders of the units are entitled to receive cash payments equal to any cash dividends paid on Cimarex common stock.

 Beneficial Owners of More than Five Percent

        The following table lists those stockholders who beneficially own more than five percent of the outstanding shares of Cimarex common stock. This information is based on filings by the reporting persons with the Securities and Exchange Commission.

	Voting Authority		Dispositive Authority
Name and Address					Total Amount of Beneficial Ownership	Percent of Class
	Sole	Shared	Sole	Shared
Barclays Global Investors and affiliates 45 Fremont Street San Francisco, CA 94105	2,330,750	0	2,586,883	0	2,586,883	6.2%
Neuberger Berman Inc. 605 Third Ave. NY, NY 10158-3698	440,493	1,526,547	0	2,688,974	2,688,974	6.5%
Royce & Associates LLC 1414 Avenue of the Americas New York, NY 10019	2,708,010	0	2,708,010	0	2,708,010	6.5%
State Farm Mutual Automobile Insurance One State Farm Plaza Bloomington, IL 61710	2,194,205	9,346	2,194,205	9,346	2,203,551	5.3%

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires Cimarex's directors and executive officers, and persons who own more than 10% of its common stock, to file reports of ownership of, and transactions in, Cimarex common stock with the SEC. The reports by such persons are published on Cimarex's website at http://www.cimarex.com. Based on a review of such reports, and on written representations from our reporting persons, Cimarex believes that all reports were timely filed in 2004, except forms reporting the exchange by Messrs. Helmerich, Sullivan and Teague of 1,829 shares of restricted stock for a like number of deferred compensation units were not timely filed.

Incorporation by Reference

        To the extent that this joint proxy statement/prospectus is incorporated by reference into any other filing by Cimarex under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this joint proxy statement/prospectus entitled "Governance Committee Report on Executive Compensation," and "Report of the Audit Committee" and "Stock Price Performance" will not be deemed incorporated, unless specifically provided otherwise in such filing.

Other Matters

        There are no other matters that the Board of Directors intends to present, or has reason to believe others will present, at the Cimarex annual meeting. If other matters come before the annual meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

 Complaint and Reporting Procedures

        Cimarex has established complaint and reporting procedures, which are posted on Cimarex's website at www.cimarex.com. Any person, whether or not an employee, who has a concern about the conduct of Cimarex or any of its people, including accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern by calling Cimarex's confidential hotline, 1-866-519-1898. Any interested party, whether or not an employee, who wishes to communicate directly with the presiding non-management director or with Cimarex's non-management directors as a group, also may call the confidential hotline. The hotline is available 24 hours a day, seven days a week and is completely confidential. Comments will be typed verbatim and will be delivered to a representative with authority to investigate the concern.

 CHAPTER III—THE STOCKHOLDER MEETINGS, VOTING AND OTHER INFORMATION

THE CIMAREX ANNUAL MEETING

        Cimarex is furnishing this joint proxy statement/prospectus to its common stockholders in connection with the solicitation of proxies by the Cimarex board of directors for use at the annual meeting of its stockholders. This joint proxy statement/prospectus and form of proxy will be mailed to Cimarex stockholders on approximately                        , 2005.

        The board of directors of Cimarex, by unanimous vote of the directors present at their meeting:

  •
  has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Cimarex and its stockholders;

  •
  has approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby;

  •
  recommends that the stockholders of Cimarex vote "FOR" approval of the issuance of shares of Cimarex common stock in connection with the merger;

  •
  recommends that the stockholders of Cimarex vote "FOR" approval of the proposed amendments to the Cimarex charter and the Cimarex incentive plan that are described below;

  •
  recommends that stockholders of Cimarex vote "FOR" each of the named nominees for director; and

  •
  recommends that stockholders of Cimarex vote "FOR" the ratification of KPMG LLP as Cimarex's independent auditors for the year ending December 31, 2005.

Date; Place and Time

        The Cimarex annual meeting is scheduled to be held at                        , on                        , 2005, at             p.m. local time.

Purpose of the Annual Meeting

        The purpose of the Cimarex annual meeting is to consider and vote upon:

  •
  the issuance of shares of Cimarex common stock in connection with the merger agreement, dated as of January 25, 2005, as amended on February 18, 2005, by and among Cimarex, Magnum Hunter and Merger Sub, a wholly owned subsidiary of Cimarex, under which Merger Sub will be merged with and into Magnum Hunter;

  •
  a proposal to amend the Cimarex charter to increase the number of authorized shares of common stock from 100 million shares to 200 million shares;

  •
  a proposal to amend the Cimarex charter to increase the maximum size of the board of directors from nine to ten directors;

  •
  a proposal to amend the Cimarex incentive plan to increase the number of shares authorized for issuance under the plan from seven million shares to 12.7 million shares and make other changes to the Cimarex incentive plan as discussed under the caption "Chapter I—The Merger—Other Merger-Related Proposals to Be Presented at the Cimarex Annual Meeting—Proposal to Amend the Cimarex Incentive Plan" on page I-135;

  •
  a proposal to elect three directors to serve until the 2008 annual meeting; and

  •
  a proposal to ratify the audit committee's appointment of KPMG LLP as Cimarex's independent auditors for the year ending December 31, 2005; and

III-1

  •
  to the extent permitted under the merger agreement, such other matters as may be appropriate for consideration at the annual meeting.

        Approval of the proposal to issue Cimarex common stock in the merger is a condition to the closing of the merger. Approval of the proposals to amend the Cimarex charter and the Cimarex incentive plan is not a condition to the closing of the merger. Neither of the proposed amendments to the Cimarex charter will be effected unless the merger takes place. The proposed amendment to the Cimarex incentive plan will be effected whether or not the merger closes.

Record Date; Stock Entitled to Vote; Quorum

        Cimarex stockholders of record as of the close of business on March 25, 2005, the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting. Cimarex's common stock is the only class of voting securities of Cimarex. On the record date, there were 41,774,841 shares of Cimarex common stock outstanding and entitled to vote at the annual meeting.

        Each share of common stock you own as of the March 25, 2005 record date entitles you to one vote. The number of shares you own is shown on your proxy card beneath and to the right of your name.

        In order to conduct business at the annual meeting, Cimarex must have a quorum. This means that greater than 50% of the outstanding shares of common stock as of the close of business on the March 25, 2005 record date must be represented in person or by proxy at the annual meeting. Abstentions and broker non-votes are counted as present for establishing a quorum. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal. If a quorum is not present at the meeting, a vote for adjournment will be taken among the stockholders present or represented by proxy. If a majority of the stockholders present or represented by proxy vote for adjournment, it is Cimarex's intention to adjourn the annual meeting until a later date and to vote proxies at the adjourned meeting.

Vote Required

        The affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote at the Cimarex annual meeting is required to approve the issuance of shares of Cimarex common stock in connection with the merger and the proposed amendment to the Cimarex incentive plan. The affirmative vote of a majority of the outstanding shares of Cimarex common stock as of the record date of the Cimarex annual meeting is required to approve each of the proposed amendments to the Cimarex charter. Directors will be elected by a plurality of the votes. A "plurality" means that the three director nominees receiving the most "FOR" votes will be elected as Class III directors. The affirmative vote of a majority of the shares present and entitled to vote, in person or by proxy, at the annual meeting is required to ratify the audit committee's appointment of KPMG LLP as Cimarex's independent auditors for 2005.

        Abstentions may be specified with respect to the proposal by properly marking the "ABSTAIN" box on the proxy for that proposal or by making the same election by telephone or Internet voting. Abstentions, broker non-votes and failures to vote will not affect the outcome of the vote on the proposals to issue shares in the merger, amend the Cimarex incentive plan or ratify the appointment of KPMG LLP as independent auditors for 2005, since they will not be counted as votes either for or against these proposals. Abstentions, broker non-votes and failures to vote will count as votes against each of the proposals to amend the Cimarex charter. Neither abstentions nor broker non-votes will have an effect on the votes for or against the election of a director.

III-2

        Continental Stock Transfer & Trust Company, New York, New York, Cimarex's stock transfer agent, will receive proxies and ballots, tabulate the vote, determine whether a quorum exists and serve as inspector of election at the annual meeting.

Share Ownership of Cimarex Directors, Executive Officers and Significant Stockholders

        At the close of business on the record date and excluding shares underlying options and restricted stock, Cimarex's directors and executive officers and their affiliates may be deemed to be the beneficial owners of, and have the power to vote, 1,393,190 shares of Cimarex common stock, representing approximately 3.3% of the then outstanding shares of Cimarex common stock entitled to vote at the Cimarex annual meeting. Cimarex believes that each of its directors and executive officers intends to vote "FOR" the approval of the issuance of shares of Cimarex common stock in the merger, "FOR" each proposed amendment to the Cimarex charter, "FOR" the proposed amendment to the Cimarex incentive plan, "FOR" the election of each of the named nominees for director and "FOR" the ratification of the appointment of KPMG LLP as independent auditors for 2005.

Voting of Proxies

        Cimarex provides several options for Cimarex stockholders to cast their vote. You may attend the meeting and vote in person or you can vote in any one of the following three ways:

  •
  by telephone by following the instructions on either the enclosed proxy card or voting instruction form; or

  •
  on the Internet by following the instructions on the enclosed proxy card; or

  •
  by signing and returning the proxy card in the enclosed postage paid envelope.

        Shares of Cimarex common stock represented by properly executed proxies received before the annual meeting will be voted at the annual meeting in the manner specified on the proxies. Physical proxies that are properly executed and timely submitted but which do not contain specific voting instructions will be voted "FOR" each of the proposals presented at the Cimarex annual meeting.

        Cimarex stockholders whose shares are held in "street name" (i.e., in the name of a broker, bank or other record holder) must either direct the record holder of their shares as to how to vote their shares or obtain a proxy from the record holder to vote at the annual meeting. If you do not provide voting instructions (commonly referred to as "broker non-votes"), your shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be voted in favor of any of the proposals presented at the Cimarex annual meeting. Broker non-votes will be considered as abstentions and will not affect the outcome of the vote to approve the issuance of Cimarex common stock in the merger, or the proposed amendment to the Cimarex incentive plan or the ratification of KPMG LLP as independent auditors for 2005, since they will not be counted as votes either for or against the proposal. Broker non-votes will be counted as votes against each proposed amendment to the Cimarex charter. Broker non-votes will have no effect on the votes for or against the election of a director.

        Cimarex stockholders may receive more than one proxy or voting card depending on how they hold their shares. If you hold shares through someone else, such as a stockbroker, you may receive material from them asking how you want to vote your shares. Please vote each proxy you receive.

        If you are a participant in the Cimarex Energy Co. 401(k) Plan, you will receive a proxy card for the Cimarex shares you own through the 401(k) Plan. That proxy card will serve as a voting instruction card for the trustee of the 401(k) Plan, and your 401(k) Plan shares will be voted as you instruct. If you do not sign and return your voting instruction card to indicate your instructions, the 401(k) Plan trustee will vote your 401(k) Plan shares in the same proportion as the shares voted by other plan participants.

III-3

Revoking Your Proxy

        Cimarex recommends you vote by proxy even if you plan to attend the meeting. You may always change your vote at the meeting. If you hold shares through a bank, broker or other nominee and would like to attend the annual meeting and vote in person, you will need to bring an account statement as of the close of business on March 25, 2005. Alternatively, you may contact the person in whose name your shares are registered and obtain a proxy and bring it to the annual meeting.

        Cimarex stockholders may revoke their proxy before it is voted by submitting a new proxy with a later date (either by telephone, on the Internet, or by returning a new proxy card), by voting in person at the meeting, or by notifying Cimarex's Assistant Corporate Secretary in writing at 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518.

        Attending the annual meeting will not by itself revoke your proxy. To do so, you must vote in person at the meeting. If you have instructed your broker to vote your shares, you must follow your broker's directions in order to change your vote.

Expenses of Solicitation

        Cimarex will bear all costs of the solicitation of proxies, including the costs of printing and mailing this joint proxy statement/prospectus to Cimarex stockholders and reimbursements to brokerage firms and others for their expenses in forwarding proxy materials. In addition to solicitation by mail, solicitation of proxies may be made by certain officers and regular employees of Cimarex by mail, telephone or in person. Cimarex also has retained Georgeson Shareholder Communications, Inc. to aid in the solicitation of brokers, banks, intermediaries, and other institutional holders in the United States for a fee not to exceed $15,000 plus out-of-pocket expenses.

Miscellaneous

        If a quorum is not present at the time the Cimarex annual meeting is convened, or if for any other reason Cimarex believes that additional time should be allowed for the solicitation of proxies, Cimarex may adjourn the annual meeting with or without a vote of the stockholders. If Cimarex proposes to adjourn the annual meeting by a vote of the stockholders, the persons named in the enclosed form of proxy will vote all shares of Cimarex common stock for which they have voting authority in favor of an adjournment. Proxies voted against the proposal related to the issuance of Cimarex common stock in the merger will not be voted in favor of any adjournment of the annual meeting for the purpose of soliciting additional proxies.

        Cimarex does not expect that any matter not referred to in this joint proxy statement/prospectus will be presented for action at the Cimarex annual meeting. If any other matters are properly brought before the annual meeting, the persons named in the proxies will have discretion to vote on those matters according to their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incidental to the conduct of the annual meeting.

THE MAGNUM HUNTER SPECIAL MEETING

        Magnum Hunter is furnishing this joint proxy statement/prospectus to its common stockholders in connection with the solicitation of proxies by the Magnum Hunter board of directors for use at the special meeting of its stockholders. Magnum Hunter is also furnishing this joint proxy statement/prospectus to the holders of its Series A preferred stock to provide them with notice of the meeting as required by Nevada law. This joint proxy statement/prospectus will be mailed to Magnum Hunter common stockholders and Series A preferred stockholders, and the form of proxy will be mailed to Magnum Hunter common stockholders, on approximately                        , 2005.

III-4

  The board of directors of Magnum Hunter unanimously:

  •
  has determined that the merger agreement, the merger, in accordance with the terms of the merger agreement, and the other transactions contemplated thereby are fair to, and in the best interests of, Magnum Hunter and its stockholders;

  •
  has approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby; and

  •
  recommends that the stockholders of Magnum Hunter vote "FOR" approval of the merger agreement and the merger.

Date; Place and Time

        The Magnum Hunter special meeting is scheduled to be held at                        , on                        , 2005, at             a.m. local time.

Purpose of the Special Meeting

        The purpose of the special meeting is to consider and vote upon the merger agreement, dated as of January 25, 2005, as amended on February 18, 2005, by and among Cimarex, Magnum Hunter and Merger Sub, a wholly owned subsidiary of Cimarex, under which Merger Sub will be merged with and into Magnum Hunter, and, to the extent permitted under the merger agreement, such other matters as may be appropriate for consideration at the special meeting. Approval of this proposal is a condition to the closing of the merger.

Record Date; Stock Entitled to Vote; Quorum

        Holders of Magnum Hunter's common stock at the close of business on April 15, 2005, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. Magnum Hunter's common stock will be the only class of securities of Magnum Hunter entitled to vote on the proposal. On the record date, approximately                         shares of common stock were issued and outstanding and entitled to vote at the special meeting. Holders of Magnum Hunter's Series A preferred stock at the close of business on April 15, 2005, the record date for the special meeting, are entitled to receive notice of the special meeting but are not entitled to vote at the special meeting. Although Magnum Hunter's Series A preferred stock does not have voting rights with respect to the proposal, Nevada law requires Magnum Hunter to give the Series A preferred stockholders notice of the special meeting. Because all shares of Magnum Hunter's 1996 Series A convertible preferred stock are currently held by a wholly owned subsidiary of Magnum Hunter, they are not considered "outstanding" and are not entitled to vote on the proposal.

        Owners of record of Magnum Hunter common stock on the record date are each entitled to one vote per share with respect to the approval of the merger agreement.

        A quorum of Magnum Hunter stockholders is necessary to have a valid meeting of stockholders. The presence at the Magnum Hunter special meeting, in person or by proxy, of the holders of one-third of the outstanding shares of Magnum Hunter common stock will constitute a quorum. Abstentions and broker non-votes count as present for purposes of establishing a quorum. An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

III-5

Vote Required

        The affirmative vote of the holders of at least a majority of the shares of Magnum Hunter common stock issued and outstanding and entitled to vote at the Magnum Hunter special meeting is required to approve the merger agreement and the merger. Abstentions may be specified with respect to the proposal by properly marking the "ABSTAIN" box on the proxy for that proposal. Abstentions, broker non-votes and failures to vote will have the effect of votes cast against the proposal.

Share Ownership of Magnum Hunter Directors, Executive Officers and Significant Stockholders

        At the close of business on the record date and excluding shares underlying options, Magnum Hunter's directors and executive officers and their affiliates may be deemed to be the beneficial owners of, and have the power to vote,                        shares of Magnum Hunter common stock, representing approximately    % of the then outstanding shares of Magnum Hunter common stock entitled to vote at the Magnum Hunter special meeting. Magnum Hunter believes that each of its directors and executive officers intends to vote "FOR" the approval of the merger agreement and the merger.

        On the date the merger agreement was executed, Gary C. Evans, Magnum Hunter's former President and Chief Executive Officer, and Jacquelyn Evelyn Enterprises, Inc. a related stockholder, entered into a voting agreement with Cimarex. As of the date of the voting agreement, these stockholders beneficially owned and were entitled to vote, in the aggregate, 4,733,945 shares of Magnum Hunter common stock, which represented approximately 5.2% of the shares of Magnum Hunter common stock outstanding on that date. Under the voting agreement, these stockholders have agreed, among other things, to vote all of their shares of Magnum Hunter common stock in favor of the merger agreement, against any action or agreement that they would reasonably expect to result in a material breach of any covenant, representation, warranty or other obligation of Magnum Hunter under the merger agreement and against any other takeover proposal. The voting agreement is attached as Annex E to this joint proxy statement/prospectus.

Voting of Proxies

        Magnum Hunter stockholders may cast their vote by attending the meeting and voting in person or by signing and returning the proxy card in the enclosed postage paid envelope.

        Shares of Magnum Hunter common stock represented by properly executed proxies received before the special meeting will be voted at the special meeting in the manner specified on the proxies. Physical proxies that are properly executed and timely submitted but which do not contain specific voting instructions will be voted "FOR" the proposal presented at the Magnum Hunter special meeting.

        Magnum Hunter stockholders whose shares are held in "street name" (i.e., in the name of a broker, bank or other record holder) must either direct the record holder of their shares as to how to vote their shares or obtain a proxy from the record holder to vote at the special meeting. If you do not provide voting instructions (commonly referred to as "broker non-votes"), your shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be voted in favor of the proposal presented at the Magnum Hunter special meeting. Broker non-votes will be counted as votes against the approval of the merger agreement and the transactions contemplated thereby.

        Magnum Hunter stockholders may receive more than one proxy or voting card depending on how they hold their shares. If you hold shares through someone else, such as a stockbroker, you may receive material from them asking how you want to vote your shares. Please vote each proxy you receive.

        If you are a participant in the Magnum Hunter Resources, Inc. 401(k) Employee Stock Ownership Plan, the trustee of the plan's related trust will vote all shares of Magnum Hunter common stock held in trust, though you as a participant may direct the trustee regarding how to vote any shares allocated

III-6

to your plan account. You will receive voting instructions from the trustee as to how to exercise your voting rights under the plan. If you do not exercise your right to vote the shares allocated to your plan account, the trustee will vote those shares in accordance with the terms of the plan and trust. Unallocated shares held by the trustee also will be voted by the trustee in accordance with the terms of the plan and trust.

        If you are a participant in the Magnum Hunter, Inc. 2003 Bonus Deferral Plan, you will receive a proxy card for the Magnum Hunter shares that are credited to your bookkeeping account. That proxy card will serve as a voting instruction card for the Plan committee and those shares will be voted as you instruct. If you do not sign and return your voting instruction card to the Plan committee, the Plan committee will direct the manner in which your shares are voted.

Revoking Your Proxy

        Magnum Hunter recommends you vote by proxy even if you plan to attend the meeting. You may always change your vote at the meeting. If you hold shares through a bank, broker or other nominee and would like to attend the special meeting and vote in person, you will need to bring an account statement as of the close of business on April 15, 2005. Alternatively, you may contact the person in whose name your shares are registered and obtain a proxy and bring it to the special meeting.

        Magnum Hunter stockholders may revoke their proxy before it is voted by submitting a new proxy card with a later date, by voting in person at the meeting, or by notifying Magnum Hunter's Secretary at 600 East Las Colinas Blvd., Suite 1100, Irving, Texas 75039.

        Attending the special meeting will not by itself revoke your proxy. To do so, you must vote in person at the meeting. If you have instructed your broker to vote your shares, you must follow your broker's directions in order to change your vote.

Expenses of Solicitation

        Cimarex will bear the costs of printing this joint proxy statement/prospectus and Magnum Hunter will bear the costs of mailing this joint proxy statement/prospectus to Magnum Hunter stockholders and the costs of soliciting proxies from Magnum Hunter stockholders, including reimbursements to brokerage firms and others for their expenses in forwarding proxy materials. In addition to solicitation by mail, solicitation of proxies may be made by certain officers and regular employees of Magnum Hunter by mail, telephone or in person. Magnum Hunter also has retained Georgeson Shareholder Communications, Inc. to aid in the solicitation of brokers, banks, intermediaries, and other institutional holders in the United States for a fee not to exceed $11,000 plus out-of-pocket expenses.

Miscellaneous

        If a quorum is not present at the time the Magnum Hunter special meeting is convened, or if for any other reason Magnum Hunter believes that additional time should be allowed for the solicitation of proxies, Magnum Hunter may adjourn the special meeting with or without a vote of the stockholders. If Magnum Hunter proposes to adjourn the special meeting by a vote of the stockholders, the persons named in the enclosed form of proxy will vote all shares of Magnum Hunter common stock for which they have voting authority in favor of an adjournment.

        Magnum Hunter does not expect that any matter not referred to in this joint proxy statement/prospectus will be presented for action at the Magnum Hunter special meeting. If any other matters are properly brought before the special meeting, the persons named in the proxies will have discretion to vote on those matters according to their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incidental to the conduct of the special meeting. Proxies voted against the proposal related to the merger will not be voted in favor of any adjournment of the special meeting for the purpose of soliciting additional proxies.

        Holders of Magnum Hunter common stock and Magnum Hunter Series A preferred stock should not send their stock certificates at this time. If the merger is completed, a separate letter of transmittal will be mailed to you, which will enable you to receive the appropriate consideration.

III-7

LEGAL MATTERS

        The validity of the issuance of the shares of Cimarex's common stock to be issued to Magnum Hunter stockholders in the merger will be passed upon for Cimarex by Holme Roberts & Owen LLP, Denver, Colorado.

        Certain United States federal income tax consequences of the merger will be passed upon for Cimarex by Holme Roberts & Owen LLP, Denver, Colorado and for Magnum Hunter by Thompson & Knight L.L.P., Dallas, Texas.

EXPERTS

        The consolidated financial statements of Cimarex as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing. Their reports refer to the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," as of January 1, 2003.

        The consolidated financial statements and related financial statement schedule and management's report on the effectiveness of internal control over financial reporting incorporated in this joint proxy statement/prospectus by reference from Magnum Hunter's Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph relating to changes in methods of accounting for asset retirement obligations and employee stock based compensation in 2003 as required by Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" and Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure, an Amendment to FASB Statement No. 123," respectively, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

        Ryder Scott Company, L.P., independent petroleum engineers, has reviewed Cimarex's proved reserve estimates associated with approximately 80 percent of the discounted future net cash flows before income taxes for the years ended December 31, 2004 and 2003. Estimated quantities of Cimarex's oil and gas reserves and the net present value of such reserves have been included and incorporated by reference in this joint proxy statement/prospectus in reliance on the authority of said firms as experts in petroleum engineering.

        The estimated reserve evaluations and related calculations for Magnum Hunter of DeGolyer and MacNaughton and Cawley, Gillespie & Associates, Inc., each independent petroleum engineering consultants, included and incorporated by reference in this joint proxy statement/prospectus have been so included and incorporated by reference in reliance on the authority of said firms as experts in petroleum engineering.

III-8

INDEPENDENT ACCOUNTANTS

        Representatives of KPMG LLP, current independent accountants of Cimarex, are expected to be present at the Cimarex annual meeting and will be available to respond to appropriate questions.

        Representatives of Deloitte & Touche LLP, current independent accountants of Magnum Hunter, are expected to be present at the Magnum Hunter special meeting and will be available to respond to appropriate questions.

CIMAREX 2006 ANNUAL STOCKHOLDERS MEETING AND STOCKHOLDER PROPOSALS

        Any stockholder wishing to submit a proposal for the vote of the stockholders at Cimarex's 2006 annual meeting must submit such proposal or proposals in writing to Cimarex no later than December 21, 2005. Proposals should be sent to the attention of the Assistant Corporate Secretary at 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203. Cimarex is not required to include in its proxy statement a form of proxy or stockholder proposal that is received after that date or otherwise fails to meet the requirements for stockholder proposals established by regulations of the Securities and Exchange Commission.

        As required by Cimarex's By-laws, a stockholder must give timely notice of a nomination for election as a director. A notice is timely if received no earlier than February 10, 2006 and no later than February 20, 2006. The advance notice must be delivered to the attention of the Assistant Corporate Secretary at 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203, and must comply with the requirements of Cimarex's By-Laws.

MAGNUM HUNTER 2005 ANNUAL STOCKHOLDERS MEETING AND STOCKHOLDER PROPOSALS

        Magnum Hunter will hold an annual meeting in 2005 only if the merger has not already been completed. In order to be included in the proxy statement for the 2005 annual meeting of Magnum Hunter's stockholders, stockholder proposals must have been received by Magnum Hunter by January 31, 2005, in order to be considered for inclusion in Magnum Hunter's proxy statement and form of proxy relating to that meeting.

WHERE YOU CAN FIND MORE INFORMATION

        Cimarex and Magnum Hunter file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov. Copies of documents filed by Cimarex and Magnum Hunter with the SEC are also available at the offices of The New York Stock Exchange, 20 Broad Street New York, New York 10005.

        Cimarex has filed a registration statement on Form S-4 with the SEC under the Securities Act to register the Cimarex common stock to be issued in connection with the merger. This joint proxy statement/prospectus constitutes the prospectus of Cimarex filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information that Cimarex stockholders and Magnum Hunter stockholders can find in the registration statement or the exhibits to the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits contain important information about Cimarex and Magnum Hunter and their respective business, financial condition and results of operations and are available for inspection and copying as indicated above.

III-9

        The SEC allows us to "incorporate by reference" into this joint proxy statement/prospectus documents filed with the SEC by Cimarex and Magnum Hunter. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, and later information that either Cimarex or Magnum Hunter files with the Securities and Exchange Commission will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by Cimarex or Magnum Hunter under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the Cimarex annual meeting and the Magnum Hunter the special meeting, excluding any information furnished under Item 9 or Item 12 (or, as of and after August 23, 2004, Item 7.01 or Item 2.02) of any current report on Form 8-K:

Cimarex's Filings (SEC File No. 001-31446)	Periods
Annual Report on Form 10-K	Year ended December 31, 2004
Current Reports on Form 8-K	Filed on January 26, January 28, February 23, March 14 and March 18, 2005
The description of Cimarex's common stock and preferred stock contained in Amendment No. 1 to Cimarex's Registration Statement on Form 10	Filed on September 23, 2002
Magnum Hunter's Filings (SEC File No. 001-12508)	Periods
Annual Report on Form 10-K	Year ended December 31, 2004
Current Reports on Form 8-K	Filed on January 26, January 28, March 11, March 18 and March 24, 2005
The description of Magnum Hunter's common stock contained in Magnum Hunter's Registration Statement on Form 8-A	Filed on June 14, 2002

        Cimarex and Magnum Hunter also incorporate by reference additional documents that may be filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of the Cimarex annual meeting and the Magnum Hunter special meeting. These include periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements, excluding any information furnished under Item 7.01 or Item 2.02 of any current report on Form 8-K.

        If you are a stockholder, Cimarex or Magnum Hunter may have sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus, the exhibit will also be provided without charge. Stockholders may obtain documents incorporated by reference in this joint

III-10

proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Cimarex Energy Co. 1700 Lincoln Street, Suite 1800 Denver, Colorado 80203-4518 Attn: Mary Kay Rohrer, Assistant Corporate Secretary (303) 295-3995	Magnum Hunter Resources, Inc. 600 East Las Colinas Blvd., Suite 1100 Irving, Texas 75039 Attn: Morgan F. Johnston, Corporate Secretary (972) 401-0752

        Your request must be received no later than five business days before the Cimarex annual meeting or the Magnum Hunter special meeting, as applicable, in order to obtain timely delivery of any materials that you request.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities under this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in the affairs of Cimarex or Magnum Hunter since the date of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus with respect to Cimarex was provided by Cimarex and the information contained in this joint proxy statement/prospectus with respect to Magnum Hunter was provided by Magnum Hunter.

        You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus to vote on the approval of the merger agreement. Neither Cimarex, Magnum Hunter nor Merger Sub has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated as of the date set forth on the cover page. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other that this date and neither the mailing of this joint proxy statement/prospectus to stockholders nor the delivery of shares of Cimarex's common stock in the merger shall create any implications to the contrary.

III-11

Annex A

AGREEMENT AND PLAN OF MERGER
AMONG
CIMAREX ENERGY CO. ("PARENT"),
CIMAREX NEVADA ACQUISITION CO. ("MERGER SUB")
AND
MAGNUM HUNTER RESOURCES, INC. ("COMPANY")
JANUARY 25, 2005

A-i

A-ii

SCHEDULES

        Company Disclosure Schedule

        Parent Disclosure Schedule

EXHIBIT

        5.10—Form of Affiliate Letter

A-iii

TABLE OF DEFINED TERMS

1996 Preferred	A-23
1998 Preferred	A-23
1999 Preferred	A-23
Affiliate	A-1
Agreement	A-1
Approved Budgets	A-61, A-64
Articles of Merger	A-1
Capital Expenditures	A-1
Capital Project	A-2
CERCLA	A-2
CERCLIS	A-2
Claim	A-74
Closing	A-2
Closing Date	A-2
Code	A-1
Company	A-1
Company Bank Credit Agreement	A-2
Company Benefit Program or Agreement	A-31
Company Certificate	A-2
Company Common Stock	A-2
Company Convertible Notes	A-2
Company Disclosure Schedule	A-2
Company Employee Benefit Plans	A-31
Company ERISA Affiliate	A-31
Company Financial Statements	A-3
Company Material Agreement(s)	A-3
Company Meeting	A-3
Company Permits	A-28
Company Plan	A-31
Company Preferred Stock	A-3
Company Proposal	A-3
Company Representative	A-4
Company Reserve Report	A-4
Company Rights	A-20
Company Rights Agreement	A-20
Company SEC Documents	A-23
Company Senior Secured Notes	A-4
Company Stock Option	A-3
Company Subsidiary(ies)	A-4
Company Warrant	A-4
Company's Oil And Gas Interests	A-7
Confidentiality Agreement	A-4
Continuing Employees	A-75
Control	A-1
Controlled By	A-1
Conversion Number	A-4
Defensible Title	A-4
Derivative Transaction	A-4
Disclosure Schedule	A-4
Dissenting Stockholder	A-4
Drilling or Completion Expenditures	A-5
Effective Time	A-20
Environmental Law	A-5
ERISA	A-5
Exchange Act	A-5
Exchange Agent	A-5
Exchange Fund	A-15
FERC	A-36
GAAP	A-5
Governmental Action	A-5
Governmental Authority	A-5
Hazardous Material	A-5
HSR Act	A-5
Hydrocarbons	A-6
Indemnified Parties	A-74
Indentures	A-80
IRS	A-32
KSOP	A-79
Laws	A-5
Lien	A-6
Market Price	A-6
Material Adverse Effect	A-6
Merger	A-12
Merger Consideration	A-13
Merger Sub	A-1
Merger Sub Common Stock	A-6
National Stock Exchange	A-6
NGA	A-36
Non-U.S. Holder	A-6
Notes	A-80
NRS	A-7
Oil and Gas Interest(s)	A-7
Oil and Gas Interests of Parent	A-7
Oil and Gas Interests of the Company	A-7
Option Consents	A-13
Ownership Interests	A-7
Parent	A-1
Parent Alternative Transaction	A-69
Parent Bank Credit Agreement	A-7
Parent Benefit Program or Agreement	A-49
Parent Certificate	A-7
Parent Common Stock	A-7
Parent Companies	A-7
Parent Disclosure Schedule	A-7
Parent Employee Benefit Plans	A-49
Parent ERISA Affiliate	A-49
Parent Financial Statements	A-8

A-iv

Parent Material Agreement(s)	A-8
Parent Meeting	A-8
Parent Permits	A-46
Parent Plan	A-49
Parent Preferred Stock	A-8
Parent Representative	A-8
Parent Reserve Report	A-8
Parent Rights	A-8
Parent Rights Agreement	A-9
Parent SEC Documents	A-42
Parent Subsidiary(ies)	A-9
Parent's Oil and Gas Interests	A-7
Parties	A-1
Party	A-9
PBGC	A-32
Permitted Encumbrances	A-9
Person	A-10
Proxy Statement/Prospectus	A-10
RCRA	A-10
Registration Statement	A-10
Required Company Stockholder Vote	A-81
Required Parent Stockholder Vote	A-81
Responsible Officers	A-10
SEC	A-10
Securities Act	A-10
Series A Certificate	A-10
Series A Certificate of Designations, Preferences and Rights	A-10
Series A Merger Consideration	A-14
Series A Preferred Stock	A-10
Series B Preferred	A-23
Series C Preferred	A-23
SOX	A-10
Stock Consideration	A-13
Superior Proposal	A-69
Surviving Corporation	A-12
Takeover Proposal	A-69
Target Companies	A-10
Tax Return	A-11
Taxes	A-11
TEL Distribution	A-80
TEL Distribution Record Date	A-80
TEL Units	A-80
Third-Party Consent	A-11
Under Common Control With	A-1
West Dilley Prospect	A-11

A-v

AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger (this "Agreement") is made and entered into as of January 25, 2005, by and among Cimarex Energy Co., a Delaware corporation ("Parent"); Cimarex Nevada Acquisition Co., a Nevada corporation and a wholly-owned subsidiary of Parent ("Merger Sub"); and Magnum Hunter Resources, Inc., a Nevada corporation (the "Company").

RECITALS

        The Board of Directors of each of Parent and the Company has determined that it is in the best interests of its respective stockholders to approve the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement.

        For United States federal income tax purposes, it is intended that such merger qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        Parent, Merger Sub and the Company (the "Parties") desire to make certain representations, warranties, covenants and agreements in connection with such merger and also to prescribe various conditions to such merger.

        NOW, THEREFORE, for and in consideration of the recitals and the mutual covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    Defined Terms.     As used in this Agreement, each of the following terms has the meaning set forth below:

        "Affiliate" means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person. The term "Control" (including the terms "Controlled By" and "Under Common Control With") means the possession, directly or indirectly, of the actual power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, by contract, credit arrangement or otherwise.

        "Agreement" means this Agreement and Plan of Merger, as amended, supplemented or modified from time to time.

        "Articles of Merger" means the articles of merger, prepared and executed in accordance with the applicable provisions of the NRS, filed with the Secretary of State of Nevada to effect the Merger in Nevada.

        "Capital Expenditures" means costs and expenses associated with the acquisition, development or redevelopment of Oil and Gas Interests or any other fixed or capital assets of the Target Companies or Parent Companies, as applicable, which pursuant to GAAP are required to be capitalized and subject to depletion, depreciation or amortization, including Drilling or Completion Expenditures.

        "Capital Project" means any project, transaction, agreement, arrangement or series of transactions, agreements or arrangements to which one or more of the Target Companies or the Parent Companies, as the case may be, is a party involving a Capital Expenditure, including (a) any purchase, lease, acquisition, developmental drilling, completion and/or recompletion of proved developed producing, proved developed non-producing, or proved undeveloped Oil and Gas Interests; (b) any purchase, lease or acquisition and/or exploratory drilling of Oil and Gas Interests; and (c) any purchase, lease, acquisition, construction, development or completion of transportation, compression, gathering or related facilities for oil, gas or related products or the provision of services, equipment or other property for use in developing, completing or transporting oil, gas or related products or otherwise directly related and ancillary to the oil and gas business, including the transportation, production, storage and handling of water utilized or disposed of in oil and gas production.

        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any regulations promulgated thereunder.

        "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System List.

        "Closing" means the closing of the Merger and the consummation of the other transactions contemplated by this Agreement.

        "Closing Date" means the date on which the Closing occurs, which date shall be the first business day following the day by which both the Company Meeting and the Parent Meeting have been held (or such later date as is agreed upon by the Parties).

        "Company Bank Credit Agreement" means the Fourth Amended and Restated Credit Agreement dated March 15, 2002, between the Company, as borrower, and Bankers Trust Company and others, as agents and lenders (as amended and supplemented).

        "Company Certificate" means a certificate representing shares of Company Common Stock.

        "Company Common Stock" means the common stock, par value $.002 per share, of the Company.

        "Company Convertible Notes" means the Floating Rate Convertible Senior Notes due 2023 of the Company.

        "Company Disclosure Schedule" means the Company Disclosure Schedule delivered in connection with this Agreement and any documents listed on such Company Disclosure Schedule or expressly incorporated therein by reference.

        "Company Financial Statements" means the audited and unaudited consolidated financial statements of the Company and its subsidiaries (including the related notes) included (or incorporated by reference) in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2004, in each case as filed with the SEC.

        "Company Material Agreement(s)" means (a) the Company Bank Credit Agreement, (b) any hedging agreement to which any of the Target Companies is a party or by which any of its assets is bound, (c) any agreement, contract, commitment or understanding, written or oral, (i) granting any Person registration, purchase or sale rights with respect to any security of any of the Target Companies, (ii) which materially restrains, limits or impedes any of the Target Companies, or will materially restrain, limit or impede the Surviving Corporation's, ability to compete with or conduct any business or any line of business, including geographic limitations on any of the Target Companies' or the Surviving Corporation's activities, (iii) which is a material production sharing agreement, joint venture or operating agreement, balancing agreement, farm-out or farm-in agreement, enhanced oil recovery agreement, unitization and pooling agreement or other similar contract or agreement relating to the exploration, development and production of oil and natural gas, (iv) which is a material take-or-pay agreement or other similar agreement that entitles purchasers of production to receive delivery of Hydrocarbons without paying therefor, (v) which is a material seismic license or software license relating to primary geological or financial processes to which any of the Target Companies is subject, or (vi) which is a fixed price commodity sales agreement with a remaining term of more than 60 days, (d) any agreement, contract, commitment or understanding, written or oral, granting any Person a right of indemnification and/or contribution by any of the Target Companies, (e) any voting agreement relating to any security of any of the Target Companies, and/or (f) any other written or oral agreement, contract, commitment or understanding (or amendment or modification thereof) to which any of the Target Companies is a party, by which any of the Target Companies is directly or indirectly bound, or to which any asset of any of the Target Companies may be subject, that is (i) included in Section 3.11 of the Company Disclosure Schedule, (ii) listed (in the Company's Form 10-K for the year ended December 31, 2003 or in subsequent filings) as an exhibit to the Company SEC Documents or (iii) material to the Target Companies, taken as a whole, in each case as amended and supplemented.

        "Company Meeting" means the meeting of the stockholders of the Company called for the purpose of voting on the Company Proposal or any adjournment thereof.

        "Company Stock Option" means an option (issued and outstanding immediately prior to the Effective Time) to acquire shares of Company Common Stock granted pursuant to the Company Employee Benefit Plans.

        "Company Preferred Stock" means the preferred stock, par value $.001 per share, of the Company.

        "Company Proposal" means the proposal to approve this Agreement and the Merger, which proposal is to be presented to the stockholders of the Company and Parent in the Proxy Statement/Prospectus.

        "Company Representative" means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors) or other representative of any of the Target Companies.

        "Company Reserve Report" means the reserve report dated October 1, 2004, referenced on page 2 of the Management Presentation prepared by the Company and provided to Parent.

        "Company Senior Secured Notes" means the 9.60% Senior Secured Notes due 2012 of the Company.

        "Company Subsidiary(ies)" means any corporation more than 50% of whose outstanding voting securities, or any general partnership, joint venture, or similar entity more than 50% of whose total equity interests, is owned, directly or indirectly, by the Company, or any limited partnership of which the Company or any Company Subsidiary is a general partner.

        "Company Warrant" means a common stock purchase warrant (issued and outstanding on the date hereof and at the Effective Time) representing the right to purchase shares or a fraction of a share of Company Common Stock.

        "Confidentiality Agreement" means the letter agreement dated November 3, 2003, as amended on November 23, 2004, between the Company and Parent relating to the Company's furnishing of information to Parent and Parent's furnishing of information to the Company in connection with Parent's and the Company's evaluation of the possibility of the Merger.

        "Conversion Number" means 0.415.

        "Defensible Title" means such right, title and interest that is (a) evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to prevail against competing claims of bona fide purchasers for value without notice, and (b) subject to Permitted Encumbrances, free and clear of all Liens, claims, infringements, burdens and other defects.

        "Derivative Transaction" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

        "Disclosure Schedule" means, as applicable, the Company Disclosure Schedule or the Parent Disclosure Schedule.

        "Dissenting Stockholder" means a holder of Series A Preferred Stock who has validly perfected dissenters' rights under the NRS.

        "Drilling or Completion Expenditures" means any expenditure incurred, or required to be incurred by the Target Companies or Parent Companies, as applicable, with respect to exploratory drilling of Oil and Gas Interests or any developmental drilling, completion and/or recompletion of proved developed producing, proved developed non-producing, or proved undeveloped Oil and Gas Interests.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Environmental Law" means any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, common law (including but not limited to common law under which claims for personal injury and property damage can be pursued), injunction or other authorization (collectively, "Laws") in effect on the date hereof or at a previous time: (a) relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, including into air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; (b) relating to the generation, treatment, storage, disposal, use, handling, manufacturing, recycling, transportation or shipment of Hazardous Materials; (c) relating to occupational health and safety; (d) relating to environmental regulation of oil and gas operations; or (e) otherwise relating to the pollution of the environment, Hazardous Materials handling, treatment or disposal, reclamation or remediation activities, or protection of environmentally sensitive areas.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Agent" means Continental Stock Transfer & Trust Company, the transfer agent for shares of Parent Common Stock.

        "GAAP" means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

        "Governmental Action" means any authorization, application, approval, consent, exemption, filing, license, notice, registration, permit or other requirement of, to or with any Governmental Authority.

        "Governmental Authority" means any national, state, provincial, county, parish, tribal or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over any of the Target Companies or the Parent Companies or any of their respective properties or assets.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Hazardous Material" means (a) any "hazardous substance," as defined by CERCLA; (b) any "hazardous waste" or "solid waste," in either case as defined by RCRA; (c) any solid, gas, liquid, chemical, material, waste or substance regulated by any Environmental Law; (d) any radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq.; (e) any asbestos-containing materials in any form or condition; (f) any polychlorinated biphenyls in any form or condition; or (g) petroleum, petroleum hydrocarbons, petroleum products or any fraction or byproducts thereof.

        "Hydrocarbons" means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

        "Lien" means any lien, mortgage, deed of trust, security interest, pledge, deposit, production payment, restriction, burden, encumbrance, title defect, easement, covenant, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto.

        "Market Price" means the average (rounded to the second decimal place) of the per share closing sales prices of Parent Common Stock on Parent's primary National Stock Exchange (as reported by The Wall Street Journal, or if not so reported, by another authoritative source) over the 20 trading days ending on the fourth trading day preceding the Closing Date.

        "Material Adverse Effect" means, when used with respect to a Party, a violation, inaccuracy, event, result or consequence that (i) has had or would reasonably be expected to have a material adverse effect on the financial condition, capitalization, results of operations or business of such Party and its wholly owned subsidiaries (as identified on its Disclosure Schedule) (taken as a whole) or the aggregate value of their assets and liabilities, except for results or consequences attributable to the effects of, or changes in, general economic or capital markets conditions, regulatory or political conditions, other effects and changes that generally affect the energy industry, such as commodity prices, or effects and changes attributable to the announcement or pendency of this Agreement (to the extent in any case that such effects and changes do not disproportionately affect such Party and its wholly owned subsidiaries (as identified on its Disclosure Schedule) taken as a whole, provided, that a decline in such Party's stock price shall not, in and of itself, constitute a Material Adverse Effect on such Party), (ii) has impaired materially or would reasonably be expected to impair materially the ability of such Party and its wholly owned subsidiaries (as identified on its Disclosure Schedule) (taken as a whole) to own, hold, develop and operate their assets or (iii) has impaired materially or would reasonably be expected to impair materially (x) the ability of such Party to consummate the Merger and the other transactions contemplated hereby or to perform any of its obligations hereunder or (y) Parent's ability to vote, receive dividends, or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation and, indirectly, control over the assets of the Surviving Corporation.

        "Merger Sub Common Stock" means the capital stock, par value $.001 per share, of Merger Sub.

        "National Stock Exchange" means the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market.

        "Non-U.S. Holder" means a stockholder who is not (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other Person taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and (y) one or more U.S. Persons have the authority to control all substantial decisions of the trust or if the trust has made a valid election to be treated as a U.S. Person, or (v) a partnership, or other Person treated as a partnership for United States federal income Tax purposes, to the extent that the beneficial ownership of Company Common Stock is attributed to its partners who fall into the categories described in clauses (i)-(iv) above.

        "NRS" means the Nevada Revised Statutes.

        "Oil and Gas Interest(s)" means: (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including working, royalty and overriding royalty interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. References in this Agreement to the "Oil and Gas Interests of the Company" or "Company's Oil and Gas Interests" mean the collective Oil and Gas Interests of the Target Companies. References in this Agreement to the "Oil and Gas Interests of Parent" or "Parent's Oil and Gas Interests" mean the collective Oil and Gas Interests of the Parent Companies.

        "Ownership Interests" means, as applicable: (a) the ownership interests of the Company in its proved properties, as set forth in the Company Reserve Report and (b) the ownership interests of Parent in its proved properties, as set forth in the Parent Reserve Report.

        "Parent Bank Credit Agreement" means the Credit Agreement dated October 2, 2002, as amended, between Parent and J.P. Morgan Securities, as agent.

        "Parent Certificate" means a certificate representing shares of Parent Common Stock.

        "Parent Common Stock" means the common stock, par value $.01 per share, of Parent.

        "Parent Companies" means Parent and each of the Parent Subsidiaries.

        "Parent Disclosure Schedule" means the Parent Disclosure Schedule delivered in connection with this Agreement and any documents listed on such Parent Disclosure Schedule or expressly incorporated therein by reference.

        "Parent Financial Statements" means the audited and unaudited consolidated financial statements of Parent and its subsidiaries (including the related notes) included (or incorporated by reference) in Parent's Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2004, in each case as filed with the SEC.

        "Parent Material Agreement(s)" means (a) the Parent Bank Credit Agreement, (b) any hedging agreement to which any of the Parent Companies is a party or by which any of its assets is bound, (c) any agreement, contract, commitment or understanding, written or oral, granting any Person registration, purchase or sale rights with respect to any security of any Parent Company, (d) any agreement, contract, commitment or understanding, written or oral, (i) granting any Person a right of indemnification and/or contribution by any Parent Company, (ii) which materially restrains, limits or impedes any of the Parent Companies' ability to compete with or conduct any business or any line of business, including geographic limitations on any of the Parent Companies' activities, (iii) which is a material production sharing agreement, joint venture or operating agreement, balancing agreement, farm-out or farm-in agreement, enhanced oil recovery agreement, unitization and pooling agreement or other similar contract or agreement relating to the exploration, development and production of oil and natural gas, (iv) which is a material take-or-pay agreement or other similar agreement that entitles purchasers of production to receive delivery of Hydrocarbons without paying therefor, (v) which is a material seismic license or software license relating to primary geological or financial processes to which any of the Parent Companies is subject or (vi) which is a fixed price commodity sales agreement with a remaining term of more than 60 days, (e) any voting agreement relating to any security of any Parent Company, and/or (f) any other written or oral agreement, contract, commitment or understanding (or amendment or modification thereof) to which any of the Parent Companies is a party, by which any of the Parent Companies is directly or indirectly bound, or to which any asset of any of the Parent Companies may be subject, that is (i) included in Section 4.11 of the Parent Disclosure Schedule, (ii) listed (in Parent's Form 10-K for the year ended December 31, 2003 or in subsequent filings) as an exhibit to the Parent SEC Documents, (iii) material to the Parent Companies, taken as a whole, or (iv) outside the ordinary course of business of the Parent Companies, in each case as amended or supplemented.

        "Parent Meeting" means the meeting of the stockholders of Parent called for the purpose of voting on the Company Proposal, or any adjournment thereof.

        "Parent Preferred Stock" means the preferred stock, par value $.01 per share, of Parent.

        "Parent Representative" means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors) or other representative of Parent or its subsidiaries.

        "Parent Reserve Report" means the Aries report on reserves and economics dated December 1, 2004, prepared by Parent and provided to the Company.

        "Parent Rights" means the preferred share purchase rights issued pursuant to the Parent Rights Agreement.

        "Parent Rights Agreement" means that certain Rights Agreement dated February 23, 2002 between Parent and UMB Bank, as Rights Agent.

        "Parent Subsidiary(ies)" means any corporation more than 50% of whose outstanding voting securities, or any general partnership, joint venture, or similar entity more than 50% of whose total equity interests, is owned, directly or indirectly, by Parent, or any limited partnership of which Parent or any Parent Subsidiary is a general partner.

        "Party" means each of the Company, Parent and Merger Sub.

        "Permitted Encumbrances" means: (a) Liens for Taxes, assessments or other governmental charges or levies (i) if the same shall not at the particular time in question be due and payable or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or, if commenced, shall have been stayed) are being contested in good faith by appropriate proceedings and (ii) provided that any of the Target Companies or the Parent Companies, as applicable, shall have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by or consistent with GAAP; (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business or by a written agreement existing as of the date hereof and necessary or incident to the exploration, development, operation and maintenance of Hydrocarbon properties and related facilities and assets for sums not yet due and payable or are being contested in good faith by appropriate proceedings, provided that any of the Target Companies or the Parent Companies, as applicable, shall have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by or consistent with GAAP; (c) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation (other than ERISA) which would not and will not, individually or in the aggregate, result in a Material Adverse Effect on the Target Companies or the Parent Companies, as applicable; (d) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature which would not and will not, individually or in the aggregate, result in a Material Adverse Effect on the Target Companies or the Parent Companies, as applicable; (e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on property and not materially impairing the value of the assets of any of the Target Companies or any of the Parent Companies, as applicable, or interfering with the ordinary conduct of the business of any of the Target Companies or any of the Parent Companies, as applicable, or rights to any of their assets; (f) Liens created or arising by operation of law to secure a party's obligations as a purchaser of oil and gas; (g) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities to the extent customarily obtained subsequent to closing; (h) farm-out, carried working interest, joint operating, unitization, royalty, overriding royalty, sales and similar agreements relating to the exploration or development of, or production from, Hydrocarbon properties entered into in the ordinary course of business and not in violation of Section 5.1(a), Section 5.1(b), Section 5.2(a) or Section 5.2(b), as applicable, provided the effect thereof of any of such in existence as of the date hereof on the working and net revenue interest of the Target Companies or the Parent Companies, as applicable, has been properly reflected in its respective Ownership Interests; (i) any defects, irregularities or deficiencies in title to easements, rights of way or other surface use agreements that do not materially adversely affect the value of any asset of any of the Target Companies or any of the Parent Companies, as applicable; (j) Liens arising under or created pursuant to the Parent Bank Credit Agreement or the Company Bank Credit Agreement, as applicable; (k) Liens described on the applicable Disclosure Schedule; and, (l) defects in title which have not had, and would not reasonably be likely to result in, individually or in the aggregate, a Material Adverse Effect on the Target Companies or the Parent Companies, as applicable.

        "Person" means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

        "Proxy Statement/Prospectus" means a joint proxy statement in definitive form relating to the Company Meeting and the Parent Meeting, which proxy statement shall be included in the prospectus contained in the Registration Statement.

        "RCRA" means the Resource Conservation and Recovery Act, as amended, and any regulations promulgated thereunder.

        "Registration Statement" means the Registration Statement on Form S-4 to be filed by Parent in connection with the issuance of Parent Common Stock pursuant to the Merger.

        "Responsible Officers" means (a) for the Company, Gary C. Evans, Richard R. Frazier and Brad Davis, and (b) for Parent, F. H. Merelli and Paul Korus.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Series A Certificate" means a certificate representing shares of Series A Preferred Stock.

        "Series A Certificate of Designations, Preferences and Rights" means the Certificate of Designations, Preferences and Rights of Preferred Shares by Resolution of the Board of Directors Providing for Issue of Preferred Shares Designated as Series A Preferred Stock.

        "Series A Preferred Stock" means the Company's Series A Preferred Stock, $.001 par value per share, for which the Series A Certificate of Designations, Preferences and Rights was filed in the Office of the Secretary of State of the State of Nevada on May 21, 1993.

        "SOX" means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

        "Target Companies" means the Company and each of the Company Subsidiaries.

        "Tax Return" means any return, estimated Tax return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Taxes" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, conservation, value added, excise, real or personal property, asset, sales, use, federal royalty, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers' compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes and other governmental taxes imposed or payable to the United States or any state, local or foreign governmental subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such tax, including penalties for the failure to file any Tax Return or report.

        "Third-Party Consent" means the consent or approval of any Person other than the Target Companies, any of the Parent Companies or any Governmental Authority.

        "West Dilley Prospect" means, jointly, the West Dilley Prospect and Hope Prospect referenced in the Series A Certificate of Designations, Preferences and Rights.

        Section 1.2    References and Titles.     All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words "this Agreement," "herein," "hereby," "hereunder" and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Article," "this Section" and "this subsection," and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word "or" is not exclusive, and the word "including" (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. As used in the representations and warranties contained in this Agreement, the phrase "to the knowledge" of the representing Party shall mean that Responsible Officers of such Party, individually or collectively, either (a) know that the matter being represented and warranted is true and accurate or (b) have no reason, after reasonable inquiry (including, without limitation, review of their files and inquiry of pertinent management personnel), to believe that the matter being represented and warranted is not true and accurate.

ARTICLE II

THE MERGER

        Section 2.1    The Merger.     Subject to the terms and conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the provisions of this Agreement. Such merger is referred to herein as the "Merger."

        Section 2.2    Effect of the Merger.     Upon the effectiveness of the Merger, the separate existence of Merger Sub shall cease and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Nevada. The Merger shall have the effects specified in this Agreement and the NRS.

        Section 2.3    Governing Instruments, Directors and Officers of the Surviving Corporation.

          (a)   The articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until duly amended in accordance with their terms and applicable law.

          (b)   The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until duly amended in accordance with their terms and applicable law.

          (c)   The directors and officers of Merger Sub at the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation from the Effective Time until their respective successors have been duly elected or appointed in accordance with the articles of incorporation and bylaws of the Surviving Corporation and applicable law.

        Section 2.4    Effect on Securities.

            (a)    Merger Sub Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into one share of capital stock of the Surviving Corporation and each certificate evidencing ownership of any such shares shall continue to evidence ownership of the same number of shares of the capital stock of the Surviving Corporation.

            (b)    Parent Capital Stock.    At the Effective Time, each share of Parent capital stock then issued and outstanding shall remain issued, outstanding and unchanged.

            (c)    Company Securities.

              (i)    Company Common Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive shares of validly issued, fully paid and nonassessable Parent Common Stock, with each such share of Company Common Stock being converted into that number of shares of Parent Common Stock equal to the Conversion Number (the "Merger Consideration"). Each share of Company Common Stock, when so converted, shall automatically be cancelled and retired, shall cease to exist and shall no longer be outstanding; and the holder of any certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (along with any cash in lieu of fractional shares of Parent Common Stock as provided in Section 2.5(e) and any unpaid dividends and distributions with respect to such shares of Parent Common Stock as provided in Section 2.5(c)), without interest, upon the surrender of such certificate in accordance with Section 2.5.

              (ii)    Company Treasury Stock.    At the Effective Time, by virtue of the Merger, all shares of Company Common Stock that are issued and held directly by the Company as treasury stock shall be cancelled and retired and shall cease to exist, and no shares of Parent Common Stock or other consideration shall be paid or payable in exchange therefor.

              (iii)    Company Stock Options.    Promptly after the date hereof, the Company shall use its commercially reasonable efforts to solicit the consent of the holders ("Option Consents") of the outstanding Company Stock Options which require holder consent to cancel such Company Stock Options (whether or not then exercisable) and the Company shall take such action as may be necessary with respect to outstanding Company Stock Options which do not require holder consent to cancel such Company Stock Options

      (whether or not then exercisable), to cancel the Company Stock Options effective as of the Effective Time in exchange for a single lump sum cash payment from the Company or, at Parent's option, Parent equal to the product of (i) the number of shares of Company Common Stock subject to each such Company Stock Option (whether or not then exercisable) immediately prior to the Effective Time and (ii) the excess, if any, of the closing price of Company Common Stock on the day prior to the Closing Date over the exercise price per share under each such Company Stock Option (less the amount of any withholding taxes that may be required with respect thereto). The Company shall use its commercially reasonable efforts to obtain any required Option Consents prior to the Closing Date, but notwithstanding any provision of this Agreement to the contrary, the failure to obtain any or all of such Option Consents shall not result in a failure of a condition to Closing. In the event that any required Option Consent with respect to a Company Stock Option is not obtained prior to the Closing Date, then each such outstanding Company Stock Option, whether vested or unvested, shall be assumed by Parent and shall continue to be subject to the same terms and conditions of the Company Stock Option agreement and the 2001 Stock Option Plan (as described in Section 3.16 of the Company Disclosure Schedule), together with amendments thereto, by which it is evidenced as of the Effective Time, except that from and after the Effective Time, each such Company Stock Option shall be converted into an option to purchase Parent Common Stock in a manner that meets the requirements of Treasury Regulation Section 1.424-1.

              (iv)    Company Warrants.    All Company Warrants shall remain outstanding (if outstanding in accordance with their currently existing terms) following the Effective Time. At the Effective Time, by virtue of the Merger and without any action on the part of the Company or any holder thereof, each Company Warrant shall be assumed by Parent and shall be exercisable for Parent Common Stock based on the Conversion Number but otherwise on substantially the same terms and conditions as apply immediately prior to the Effective Time.

              (v)    1996 Preferred.    Prior to the Effective Time and pursuant to Section 5.26, the Company shall cause each of the Company Subsidiaries that is Controlled By the Company and who owns shares of the 1996 Preferred to convert all of the issued and outstanding shares of the 1996 Preferred into shares of Company Common Stock, pursuant to the terms set forth in the certificate of designations for the 1996 Preferred.

              (vi)    Series A Preferred Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Series A Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive shares of validly issued, fully paid and nonassessable Parent Common Stock, with each such share of Series A Preferred Stock being converted into that number of shares of Parent Common Stock equal to the quotient obtained by dividing 20 by the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time (the "Series A Merger Consideration"). Each share of Series A Preferred Stock, when so converted, shall automatically be cancelled and retired, shall cease to exist and shall no longer be outstanding; and the holder of any Series A Certificate shall cease to have any rights with respect thereto, except the right to receive the Series A Merger Consideration, which shall be issued in the form of whole shares of Parent Common Stock to the extent possible and otherwise in fractional shares of Parent Common Stock (along with any unpaid dividends and distributions with respect to such whole or fractional shares of Parent Common Stock as provided in Section 2.5(c)), without interest, upon the surrender of such certificate in accordance with Section 2.5.

      Any fractional shares of Parent Common Stock issued pursuant to this Section 2.4(c)(vi) shall entitle the owner thereof to vote in the same manner as the holder of a whole share of Parent Common Stock but proportionately to the fractional interest. Parent shall (until the date referenced in the last sentence of Section 2.5(g)), if it so elects in its sole discretion, offer holders of such fractional shares of Parent Common Stock one or both of the following options: (1) the right to purchase an additional fraction of a share of Parent Common Stock (at the closing sales price of the Parent Common Stock on Parent's primary National Stock Exchange on the day immediately prior to holder's acceptance of such option) sufficient to provide the holder with a whole share and/or (2) the establishment of an agency arrangement which, on or prior to the date referenced in the last sentence of Section 2.5(g), combines fractional shares of participating holders of Parent Common Stock into whole shares, sells such shares for the account of the participating holders (to a party other than Parent, a Parent Subsidiary or an Affiliate of Parent) and then distributes the resulting sales proceeds to the participating holders in proportion to their contributed fractional share interests (with related transaction costs to be borne by Parent); provided, that the provisions of this sentence shall not preclude Parent from offering other alternatives to holders of fractional shares of Parent Common Stock and that, in no event, shall Parent effectively force holders of fractional shares of Parent Common Stock to receive cash in respect of such fractional shares.

              (vii)    Other Interests.    Except as provided in Section 2.4(c) or as otherwise agreed to by the Parties, the provisions of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Target Companies shall become null and void without any payment of cash, or agreement therefor.

              (viii)    Shares of Dissenting Stockholders.    Any issued and outstanding shares of Series A Preferred Stock held by a Dissenting Stockholder shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the provisions of the NRS, which consideration, in any case, shall be paid by the Company or the Surviving Corporation (as opposed to the Parent); provided, however, shares of Series A Preferred Stock outstanding at the Effective Time and held by a Dissenting Stockholder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal as provided in the NRS, shall be deemed to be converted, as of the Effective Time, into the right to receive the Series A Merger Consideration (without interest) in accordance with Section 2.4(c)(vi) and Section 2.5. The Company shall give Parent (A) prompt notice of any written assertions of dissenters' rights, withdrawals of such assertions and any other instruments served pursuant to the NRS received by the Company, and (B) the opportunity to direct all negotiations and proceedings with respect to assertions of dissenters' rights under the NRS. The Company shall not voluntarily make any payment with respect to any assertions of dissenters' rights and shall not, except with the prior written consent of Parent, settle or offer to settle any such demands.

        Section 2.5    Exchange of Certificates.

            (a)    Exchange Fund.    Immediately after the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of (i) the holders of shares of Company Common Stock and for exchange in accordance with this Agreement, certificates representing the shares of Parent Common Stock to be issued as Merger Consideration, and funds necessary to pay the cash amount for any fractional shares as specified in Section 2.5(e), in exchange for shares of Company Common Stock pursuant to Section 2.4(c)(i), and (ii) the holders of shares of

    Series A Preferred Stock and for exchange in accordance with this Agreement, certificates representing the shares of Parent Common Stock to be issued as Series A Merger Consideration, in exchange for shares of Series A Preferred Stock pursuant to Section 2.4(c)(vi). Such shares of Parent Common Stock, together with any dividends or distributions with respect thereto (as provided in Section 2.5(c)) and such funds, are referred to herein as the "Exchange Fund." The Exchange Agent, pursuant to irrevocable instructions consistent with the terms of this Agreement, shall deliver the Parent Common Stock to be issued or paid pursuant to Section 2.4(c)(i) (and the cash amount for any fractional shares as specified in Section 2.5(e) and any unpaid dividends and distributions pursuant to Section 2.5(c)) and Section 2.4(c)(vi) out of the Exchange Fund, and the Exchange Fund shall not be used for any other purpose whatsoever. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of Persons entitled thereto.

            (b)    Exchange Procedures.

              (i)    Common Stock.

              (1)   As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Company Certificate that, immediately prior to the Effective Time, represented shares of Company Common Stock, which was converted into the right to receive the Merger Consideration pursuant to Section 2.4(c)(i), a letter of transmittal to be used to effect the exchange of such Company Certificate for a Parent Certificate (and cash in lieu of fractional shares), along with instructions for using such letter of transmittal to effect such exchange. The letter of transmittal (or the instructions thereto) shall specify that delivery of any Company Certificate shall be effected, and risk of loss and title thereto shall pass, only upon delivery of such Company Certificate to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify.

              (2)   Upon surrender to the Exchange Agent of a Company Certificate for cancellation, together with a duly completed and executed letter of transmittal and any other required documents (including, in the case of any Person constituting an "affiliate" of the Company for purposes of Rule 145(c) and (d) under the Securities Act, a written agreement from such Person as described in Section 5.10, if not theretofore delivered to Parent): (A) the holder of such Company Certificate shall be entitled to receive in exchange therefor a Parent Certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to Section 2.4(c)(i), any cash in lieu of fractional shares of Parent Common Stock as provided in Section 2.5(e), and any unpaid dividends and distributions that such holder has the right to receive pursuant to Section 2.5(c) (after giving effect to any required withholding of taxes); and (B) the Company Certificate so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on the Merger Consideration, cash in lieu of fractional shares, or unpaid dividends and distributions, if any, payable to holders of Company Certificates.

              (3)   In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a Parent Certificate representing the appropriate number of shares of Parent Common Stock (along with any cash in lieu of fractional shares and any unpaid dividends and distributions that such holder has the right to receive) may be issued or paid to a transferee if the Company Certificate representing such shares of Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer, including such signature guarantees as Parent or the Exchange Agent may request, and to evidence that any applicable stock transfer taxes have been paid.

              (4)   Until surrendered as contemplated by this Section 2.5(b)(i), each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a Parent Certificate representing shares of Parent Common Stock as provided in Section 2.4(c)(i) (along with any cash in lieu of fractional shares and any unpaid dividends and distributions).

              (ii)    Series A Preferred Stock.

              (1)   As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail, to the extent such holder's mailing address is known, to each holder of record of a Series A Certificate that, immediately prior to the Effective Time, represented shares of Series A Preferred Stock, which was converted into the right to receive the Series A Merger Consideration pursuant to Section 2.4(c)(vi), a letter of transmittal to be used to effect the exchange of such Series A Certificate for a Parent Certificate, along with instructions for using such letter of transmittal to effect such exchange. The letter of transmittal (or the instructions thereto) shall specify that delivery of any Series A Certificate shall be effected, and risk of loss and title thereto shall pass, only upon delivery of such Series A Certificate to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify.

              (2)   Upon surrender to the Exchange Agent of a Series A Certificate for cancellation, together with a duly completed and executed letter of transmittal and any other required documents (including, in the case of any Person constituting an "affiliate" of the Company for purposes of Rule 145(c) and (d) under the Securities Act, a written agreement from such Person as described in Section 5.10, if not theretofore delivered to Parent): (A) the holder of such Series A Certificate shall be entitled to receive in exchange therefor a Parent Certificate representing the number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 2.4(c)(vi) and any unpaid dividends and distributions that such holder has the right to receive pursuant to Section 2.5(c) (after giving effect to any required withholding of taxes); and (B) the Series A Certificate so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on the Series A Merger Consideration or unpaid dividends and distributions, if any, payable to holders of Series A Certificates.

              (3)   In the event of a transfer of ownership of Series A Preferred Stock that is not registered in the transfer records of the Company, a Parent Certificate representing the appropriate number of shares of Parent Common Stock (along with any unpaid dividends and distributions that such holder has the right to receive) may be issued or paid to a transferee if the Series A Certificate representing such shares of Series A Preferred Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer, including such signature guarantees as Parent or the Exchange Agent may request, and to evidence that any applicable stock transfer taxes have been paid.

              (4)   Until surrendered as contemplated by this Section 2.5(b)(ii), each Series A Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a Parent Certificate representing shares of Parent Common Stock as provided in Section 2.4(c)(vi) (along with any unpaid dividends and distributions).

            (c)    Distributions with Respect to Unexchanged Shares.

              (i)    Common Stock.    No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate. Subject to the effect of applicable laws: (A) at the time of the surrender of a Company Certificate for exchange in accordance with the provisions of this Section 2.5, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date on or prior to surrender) theretofore paid with respect to the number of whole shares of Parent Common Stock that such holder is entitled to receive (less the amount of any withholding taxes that may be required with respect thereto); and (B) at the appropriate payment date, and, without duplicating any payment made under clause (A) above, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date subsequent to surrender) payable with respect to the number of whole shares of Parent Common Stock that such holder receives (less the amount of any withholding taxes that may be required with respect thereto).

              (ii)    Series A Preferred Stock.    No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Series A Certificate. Subject to the effect of applicable laws: (A) at the time of the surrender of a Series A Certificate for exchange in accordance with the provisions of this Section 2.5, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date on or prior to surrender) theretofore paid with respect to the number of shares of Parent Common Stock that such holder is entitled to receive (less the amount of any withholding taxes that may be required with respect thereto); and (B) at the appropriate payment date, and, without duplicating any payment made under clause (A) above, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date subsequent to surrender) payable with respect to the number of shares of Parent Common Stock that such holder receives (less the amount of any withholding taxes that may be required with respect thereto).

            (d)    No Further Ownership Rights in Company Common Stock or Series A Preferred Stock.    All shares of Parent Common Stock issued as the Merger Consideration upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (together with any cash paid pursuant to Section 2.5(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. All shares of Parent Common Stock issued as the Series A Merger Consideration upon the surrender for exchange of shares of Series A Preferred Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Series A Preferred Stock. After the Effective Time, there shall be no further registration of transfers on the Surviving Corporation's stock transfer books of the shares of Company Common Stock or Series A Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, a Company Certificate or Series A Certificate is presented to the Surviving Corporation for any reason, it shall be cancelled and exchanged as provided in this Section 2.5.

            (e)    Treatment of Fractional Shares.    Fractional shares, if any, of Parent Common Stock shall be issued in the Merger to a holder of Series A Preferred Stock in accordance with

    Section 2.4(c)(vi), no Parent Certificates or scrip representing fractional shares of Parent Common Stock shall be issued in the Merger to a holder of Company Common Stock and, except as provided in this Section 2.5(e), Section 2.4(c)(vi) or Section 2.5(c)(ii) no dividend or other distribution, stock split or interest shall relate to any such fractional share, and except as provided in Section 2.4(c)(vi) such fractional share shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any fractional share of Parent Common Stock to which a holder of Company Common Stock would otherwise be entitled, such holder, upon surrender of a Company Certificate as described in this Section 2.5, shall be paid an amount in cash (without interest) determined by multiplying (i) the Market Price by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled, in which case Parent shall make available to the Exchange Agent, as part of the Exchange Fund, the amount of cash necessary to make such payments. The Parties acknowledge that such payment of cash consideration in lieu of issuing fractional shares of Parent Common Stock to a holder of Company Common Stock was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of such fractional shares of Parent Common Stock.

            (f)    Termination of Exchange Fund.    Any portion of the Exchange Fund held by the Exchange Agent in accordance with the terms of this Section 2.5 that remains unclaimed by the former stockholders of the Company for a period of six months following the Effective Time shall be delivered to Parent, upon demand. Thereafter, any former stockholders of the Company who have not theretofore complied with the provisions of this Section 2.5 shall look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock (with respect to former holders of Company Common Stock) and any dividends or distributions with respect to Parent Common Stock (all without interest).

            (g)    No Liability.    Neither Parent, the Company, the Surviving Corporation, the Exchange Agent nor any other Person shall be liable to any former holder of shares of Company Common Stock or Series A Preferred Stock for any amount properly delivered to any public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by former holders of Company Common Stock or Series A Preferred Stock for a period of three years following the Effective Time (or such earlier date immediately prior to the time at which such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

            (h)    Lost, Stolen, or Destroyed Certificates.    If any Company Certificate or Series A Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate or Series A Certificate to be lost, stolen or destroyed, and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct, as indemnity against any claims that may be made against it with respect to such Company Certificate or Series A Certificate, the Exchange Agent shall (i) issue in exchange for such lost, stolen or destroyed Company Certificate the shares of Parent Common Stock (along with any cash in lieu of fractional shares pursuant to Section 2.5(e) and any unpaid dividends and distributions pursuant to Section 2.5(c)) deliverable with respect thereto pursuant to this Agreement and (ii) issue in exchange for such lost, stolen or destroyed Series A Certificate the shares of Parent Common Stock (along with any unpaid dividends and distributions pursuant to Section 2.5(c)) deliverable with respect thereto pursuant to this Agreement.

        Section 2.6    Associated Rights.     References in this Agreement to Company Common Stock shall include, unless the context requires otherwise, the associated rights (the "Company Rights") issued pursuant to the Rights Agreement dated as of January 6, 1998 between the Company and Securities Transfer Corporation (the "Company Rights Agreement").

        Section 2.7    Withholding.     Each of Parent, the Surviving Corporation, and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock (including Company Common Stock held as a result of the conversion of the 1996 Preferred prior to the Effective Time pursuant to Section 5.26) and any holder of Series A Preferred Stock such amounts as Parent, the Surviving Corporation, or the Exchange Agent are required to deduct and withhold under the Code or any provision of state, local, or foreign Tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation, or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Series A Preferred Stock, as the case may be, in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation, or the Exchange Agent, as the case may be.

        Section 2.8    Closing.     The Closing shall take place on the Closing Date at such time and place as is agreed upon by Parent and the Company.

        Section 2.9    Effective Time of the Merger.     The Merger shall become effective immediately when the Articles of Merger and any other filings or recordings required under the NRS are accepted for filing by the Secretary of State of Nevada, or at such time thereafter as is provided in the Articles of Merger (the "Effective Time"). As soon as practicable after the Closing, the Articles of Merger shall be filed, and the Effective Time shall occur, on the Closing Date; provided, however, that the Articles of Merger may be filed prior to the Closing Date or prior to the Closing so long as they provide for an effective time that occurs on the Closing Date immediately after the Closing.

        Section 2.10    Taking of Necessary Action; Further Action.     Subject to the other terms and conditions of this Agreement, each of Parent, Merger Sub and the Company shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the NRS as promptly as commercially practicable. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, real estate and other property, rights, privileges, powers and franchises of either of Merger Sub or the Company, the officers and directors of the Surviving Corporation are fully authorized, in the name of the Surviving Corporation or otherwise to take, and shall take, all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Parent and Merger Sub as follows, except as set forth, specifically with reference to a particular section below, on the Company Disclosure Schedule:

        Section 3.1    Organization.     Each of the Target Companies: (a) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its state of incorporation or formation; (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted; and (c) is duly qualified to do business as a foreign corporation or limited partnership, as applicable, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company). Accurate and complete copies of the certificate of incorporation, bylaws, minute books and/or other organizational documents of each of the Target Companies have heretofore been delivered to Parent. The Company has no corporate or other subsidiaries other than the Company Subsidiaries.

        Section 3.2    Other Equity Interests.     None of the Target Companies owns any equity interest in any general or limited partnership, corporation, limited liability company or joint venture other than the Company Subsidiaries or as listed on the Company Disclosure Schedule (other than joint operating and other ownership arrangements and tax partnerships entered into in the ordinary course of business that, individually or in the aggregate, are not material to the operations or business of the Target Companies, taken as a whole, and that do not entail any material liabilities).

        Section 3.3    Authority and Enforceability.     The Company has the requisite corporate power and authority to enter into and deliver this Agreement and (with respect to consummation of the Merger, subject to the valid approval of the Company Proposal by the stockholders of the Company) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and (with respect to consummation of the Merger, subject to the valid approval of the Company Proposal by the stockholders of the Company) the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, including approval by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution or delivery of this Agreement or (with respect to consummation of the Merger, subject to the valid approval of the Company Proposal by the stockholders of the Company) to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (with respect to consummation of the Merger, subject to the valid approval of the Company Proposal by the stockholders of the Company and assuming that this Agreement constitutes a valid and binding obligation of Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

        Section 3.4    No Violations.     The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of any of the Target Companies under, any provision of (a) the certificate or articles of incorporation, bylaws or any other organizational documents of any of the Target Companies, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to the Target Companies, or (c) assuming the consents, approvals, authorizations, permits, filings and notifications referred to in Section 3.5 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Target Companies or any of their respective properties or assets, other than (y) in the case of clause (b) above, any such conflict, violation, default, right, loss or Lien that may arise under the Company Bank Credit Agreement, and (z) in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

        Section 3.5    Consents and Approvals.     No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to any of the Target Companies in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (b) the filing of the Articles of Merger with the Secretary of State of Nevada pursuant to applicable provisions of the NRS; (c) the filing of a pre-merger notification report by the Company as may be required under the HSR Act and the expiration or termination of the applicable waiting period; (d) the filing with the SEC of the Proxy Statement/Prospectus and such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be so required; (e) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or Environmental Laws; and (f) such filings and approvals as may be required by any foreign pre-merger notification, securities, corporate or other law, rule or regulation. No Third-Party Consent is required by or with respect to any of the Target Companies in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (x) any such Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (y) the valid approval of the Company Proposal by the stockholders of the Company, and (z) any consent, approval or waiver required by the terms of the Company Bank Credit Agreement.

        Section 3.6    SEC Documents.     The Company (i) has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 2001, and prior to the date of this Agreement (and any amendments thereto), including exhibits and other information incorporated therein (the "Company SEC Documents"), which are all the documents (other than preliminary material) that the Company was required to file with the SEC since such date, and (ii) has delivered to Parent a true and complete copy of all correspondence between the SEC and any of the Target Companies since January 1, 2003. Each of the Company SEC Documents was timely filed with the SEC. As of their respective dates, each of the Company SEC Documents, as amended (including the financial statements and schedules provided therein or incorporated by reference therein) (i) complied in all material respects with the requirements of the Securities Act, the Exchange Act and SOX, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        Section 3.7    Financial Statements.     The Company Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present (in the case of the unaudited statements, subject to normal, recurring adjustments) the consolidated financial position of the Company and its subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its subsidiaries for the periods presented therein. The books and records of the Target Companies have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Deloitte & Touche LLC is an independent public accounting firm with respect to the Target Companies and has not resigned or been dismissed by the Target Companies from such capacity.

        Section 3.8    Capital Structure.

          (a)   The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock, 216,000 shares of which have been designated as Series A Preferred Stock, 925,000 shares of which have been designated as Series B Preferred Stock (the "Series B Preferred"), 625,000 shares of which have been designated as Series C Preferred Stock (the "Series C Preferred"), 1,000,000 shares of which have been designated as 1996 Series A Convertible Preferred Stock (the "1996 Preferred"), 500,000 shares of which have been designated as 1998 Series A Junior Participating Preferred Stock (the "1998 Preferred") and 50,000 shares of which have been designated as 1999 Series A 8% Convertible Preferred Stock (the "1999 Preferred").

          (b)   As of the close of business on January 24, 2005, there were (i) 91,469,696 issued and outstanding shares of Company Common Stock (including 2,163,992 shares of Company Common Stock held by the KSOP (as herein defined) and including 3,926,034 shares of Company Common Stock held directly or indirectly by the Company as treasury stock), (ii) 80,000 issued and outstanding shares of Series A Preferred Stock, (iii) no shares of the Series B Preferred issued or outstanding, (iv) no shares of the Series C Preferred issued or outstanding, (v) 1,000,000 shares of the 1996 Preferred issued and outstanding, (vi) no shares of the 1998 Preferred issued or outstanding, (vii) no shares of the 1999 Preferred issued or outstanding, (viii) Company Stock Options that were issued and outstanding relating to 5,673,002 shares of Company Common Stock, (ix) reserved for issuance up to 10,255,000 shares of Company Common Stock upon conversion of the Company Convertible Notes (assuming the Company Convertible Notes were to be converted as of January 24, 2005 and the Ten Day Average Closing Stock Price (as defined in the indenture relating to the Company Convertible Notes) were calculated for the period ended January 24, 2005, the number of shares of Company Common Stock issuable upon the conversion of the Company Convertible Notes would be 353,366), and (x) Company Warrants relating to 7,228,457 shares of Company Common Stock that were issued and outstanding. As of the close of business on January 24, 2005 and as of the date hereof, 3,926,034 shares of Company Common Stock were issued and held directly or indirectly by the Company as treasury stock and no shares of Company Preferred Stock were issued and held directly by the Company as treasury stock. As of the close of business on January 24, 2005 and as of the date hereof, shares of Company Common Stock were issued and held by a Company Subsidiary or Affiliate of the Company and 1,000,000 shares of the 1996 Preferred were issued and held by Company Subsidiaries that are Controlled By the Company, which represents all the issued and outstanding shares of the 1996 Preferred.

          (c)   Except as set forth in Section 3.8(b), there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of the Company, (iii) no stock appreciation rights or phantom stock rights to which any of the Target Companies are obligated and (iv) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of the Company (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of the Company) or obligating the Company to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

          (d)   All outstanding shares of Company capital stock are validly issued, fully paid and nonassessable and not subject to any preemptive right. There are no shares of Company capital stock reserved for issuance.

          (e)   All outstanding shares of capital stock and other voting securities of each of the corporate Company Subsidiaries are (i) validly issued, fully paid and nonassessable and not subject to any preemptive right, and (ii) owned by the Target Companies, free and clear of all Liens, claims and options of any nature (except for Permitted Encumbrances). There are outstanding (y) no securities of any Company Subsidiary or any other Person convertible into or exchangeable or exercisable for shares of capital stock, other voting securities or other equity interests of such Company Subsidiary, and (z) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which any Company Subsidiary is a party or by which it is bound obligating such Company Subsidiary to issue, deliver, sell, purchase, redeem or acquire shares of capital stock, other voting securities or other equity interests of such Company Subsidiary (or securities convertible into or exchangeable or exercisable for shares of capital stock, other voting securities or other equity interests of such Company Subsidiary) or obligating any Company Subsidiary to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

          (f)    There is no stockholder agreement, voting trust or other agreement or understanding to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of any of the Target Companies. There are no bonds, debentures, notes or other indebtedness of the Target Companies having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of any of the Target Companies may vote.

          (g)   None of the Target Companies is obligated to redeem or otherwise repurchase any of its capital stock.

          (h)   The Company is in compliance with the applicable listing rules of the New York Stock Exchange and has not, since January 1, 2003, received any notice from the New York Stock Exchange asserting any non-compliance with such rules.

          (i)    Following the Effective Time, there shall be no securities of any of the Surviving Corporation, the Target Companies or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of the Surviving Corporation or any of the Target Companies.

          (j)    The Board of Directors has made an irrevocable determination that an event similar to the commencement of a tender or exchange offer which would, if successful, result in a Change of Control (as defined in the Company's stock option agreements) has occurred and would, if consummated, materially alter the structure or business of the Company.

          (k)   The exercise price for the Company Warrants is $15.00 per share of Company Common Stock. The conversion price of the Company Convertible Notes is, as of the date of this Agreement, $12.19 per share of Company Common Stock which price will be adjusted immediately following the TEL Distribution pursuant to the terms of the indenture relating to the Company Convertible Notes. For example, based on an average closing price for Company Common Stock for the 20-trading day period ended January 18, 2005 of $12.427, and the closing price of the TEL Units on January 18, 2005 of $10.395, the revised conversion price would be $12.032.

          (l)    There have never been any liquidation proceeds of any kind regarding the West Dilley Prospect. There are no accrued or unpaid dividends on the Series A Preferred Stock.

        Section 3.9    No Undisclosed Liabilities.     There are no material liabilities of any of the Target Companies of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities adequately provided for in the Company Financial Statements, (b) liabilities incurred in the ordinary course of business subsequent to September 30, 2004, (c) liabilities under this Agreement, and (d) liabilities set forth on Section 3.9 of the Company Disclosure Schedule.

        Section 3.10    Absence of Certain Changes or Events.     Except as specifically contemplated by this Agreement, since September 30, 2004, none of the Target Companies has done any of the following:

          (a)   Discharged or satisfied any Lien or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business and consistent with past practices;

          (b)   Paid or declared any dividends or distributions (other than in relation to the TEL Distribution), purchased, redeemed, acquired or retired any indebtedness, stock or other securities from its stockholders or other securityholders (except as relates to the conversion of the 1996 Preferred in accordance with Section 5.26), made any loans or advances or guaranteed any loans or advances to any Person (other than loans, advances or guaranties made in the ordinary course of business and consistent with past practices), or otherwise incurred or suffered to exist any liabilities (other than current liabilities incurred in the ordinary course of business and consistent with past practices);

          (c)   Except for Permitted Encumbrances, suffered or permitted any Lien to arise or be granted or created against or upon any of its assets;

          (d)   Canceled, waived or released any rights or claims against, or indebtedness owed by, third parties (including, without limitation, any standstill agreements);

          (e)   Amended its articles of incorporation, bylaws or other organizational documents;

          (f)    Made or permitted any amendment, supplement, modification or termination of, or any acceleration under, any Company Material Agreement;

          (g)   Sold, leased, transferred, assigned or otherwise disposed of (i) any Oil and Gas Interests of the Company that, individually or in the aggregate, had a value of $1,000,000 or more, or (ii) any other assets that, individually or in the aggregate, had a value at the time of such lease, transfer, assignment or disposition of $1,000,000 or more (and, in each case where a sale, lease, transfer, assignment or other disposition was made, it was made for fair consideration in the ordinary course of business); provided, however, that this Section 3.10(g) shall not apply to the sale of Hydrocarbons in the ordinary course of business;

          (h)   Made any investment in or contribution, payment, advance or loan to any Person (other than investments, contributions, payments or advances, or commitments with respect thereto, less than $1,000,000 in the aggregate, made in the ordinary course of business and consistent with past practices);

          (i)    Paid, loaned or advanced (other than the payment, advance or reimbursement of expenses in the ordinary course of business and consistent with past practices) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transaction with, any of its Affiliates other than the Target Companies;

          (j)    Made any material change in any of the accounting principles followed by it or the method of applying such principles;

          (k)   Entered into any material transaction (other than this Agreement) except in the ordinary course of business and consistent with past practices;

          (l)    Increased benefits or benefit plan costs or changed bonus, insurance, pension, compensation or other benefit plan or arrangement or granted any bonus or increase in wages, salary or other compensation or made any other change in employment terms to (or entered into severance or retention arrangements of any type with) any officer, director or employee of any of the Target Companies (except in the ordinary course of business and consistent with past practices);

          (m)  Issued any note, bond or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $1,000,000 in the aggregate (other than pursuant to the Company Bank Credit Agreement);

          (n)   Delayed, postponed or accelerated the payment of accounts payable or other liabilities (except in the ordinary course of business and consistent with past practices);

          (o)   Canceled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $1,000,000 in the aggregate (except in the ordinary course of business and consistent with past practices);

          (p)   Except as relates to the conversion of the 1996 Preferred in accordance with Section 5.26, issued, sold, or otherwise disposed of any of its capital stock or other equity interest or granted any option, warrant, or other right to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or other equity interest (or reduced the exercise or conversion price or extended the time for exercise or conversion, other than in accordance with mandatory contractual provisions, of any rights, options or warrants to acquire its capital stock or securities);

          (q)   Made any loan to, or entered into any other transaction with, any of its directors, officers or employees (except in the ordinary course of business and consistent with past practices and not involving more than $100,000 in the aggregate);

          (r)   Made or pledged to make any charitable or other capital contribution outside the ordinary course of business and consistent with past practices;

          (s)   Made or committed to make capital expenditures in excess of $195,000,000 in the aggregate;

          (t)    Made or changed any material Tax election or settled or compromised any material income Tax liability;

          (u)   Entered into, modified or amended any Derivative Transaction;

          (v)   Otherwise been involved in any other material occurrence, event, incident, action, failure to act, or transaction involving any of the Target Companies (except in the ordinary course of business and consistent with past practices);

          (w)  Entered into any transaction with an Affiliate (except in the ordinary course of business and consistent with past practices);

          (x)   Agreed, whether in writing or otherwise, to do any of the foregoing; or

          (y)   Suffered any Material Adverse Effect.

        Section 3.11    Compliance with Laws, Material Agreements and Permits.     None of the Target Companies is in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under: (a) its certificate of incorporation, bylaws or other organizational documents, (b) any applicable law, rule, regulation, ordinance, order, writ, decree or judgment of any Governmental Authority, or (c) any Company Material Agreement, except (in the case of clause (b) or (c) above) for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Each of the Target Companies has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business and the lawful ownership, use and operation of its assets ("Company Permits"), except for Company Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on the Company. None of the Company Permits shall be adversely affected by the consummation of the transactions contemplated under this Agreement or requires any filing or consent in connection therewith. Each of the Target Companies is in compliance with the terms of its Company Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No investigation or review by any Governmental Authority with respect to any of the Target Companies is pending or, to the knowledge of the Company, threatened, other than those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. To the knowledge of the Company, no other party to any Company Material Agreement is in material breach of the terms, provisions or conditions of such Company Material Agreement. Each Company Material Agreement (other than those listed in the Company's Form 10-K for the year ended December 31, 2003, or in subsequent filings, as an exhibit to the Company SEC Documents) is listed on Section 3.11 of the Company Disclosure Schedule.

        Section 3.12    Governmental Regulation.     None of the Target Companies is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any state public utilities laws.

        Section 3.13    Litigation.     (a) No litigation, arbitration, investigation or other proceeding is pending or, to the knowledge of the Company, threatened against any of the Target Companies or their respective assets which could reasonably be expected to have a Material Adverse Effect on the Company; and (b) none of the Target Companies is subject to any outstanding injunction, judgment, order, decree or ruling (other than routine oil and gas field regulatory orders). There is no litigation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting any of the Target Companies that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by the Company in connection with the transactions contemplated hereby.

        Section 3.14    No Restrictions.     None of the Target Companies is a party to: (a) any agreement, indenture or other instrument that contains restrictions with respect to the payment of dividends or other distributions with respect to its capital, other than the Company Bank Credit Agreement; (b) any financial arrangement with respect to or creating any indebtedness to any Person (other than indebtedness (i) reflected in the Company Financial Statements and, with respect to any indebtedness that is material (individually or, together with related items, in the aggregate) listed in Section 3.14 of the Company Disclosure Schedule, (ii) under the Company Bank Credit Agreement, or (iii) incurred in the ordinary course of business consistent with past practices since September 30, 2004), unless such indebtedness is not material (individually or, together with related items, in the aggregate) to the Target Companies taken as a whole; (c) any agreement, contract or commitment relating to the making of any advance to, or investment in, any Person (other than restrictions under the Company Bank Credit Agreement and advances in the ordinary course of business and consistent with past practices); (d) any guaranty or other contingent liability with respect to any indebtedness or obligation of any Person (other than (i) guaranties pursuant to the Company Bank Credit Agreement, (ii) guaranties undertaken in the ordinary course of business, and (iii) the endorsement of negotiable instruments for collection in the ordinary course of business); or (e) any agreement, contract or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature. The amount of the guaranty by Company under the Continuing Guaranty by the Company to Compass Bank, dated December 20, 2004, with respect to indebtedness of Metrix Networks, Inc., does not exceed $500,000, in terms of its total commitment or its current guaranty.

        Section 3.15    Taxes.

          (a)   Each of the Target Companies and any affiliated, consolidated, combined, aggregated, or unitary group of which any such entity is or was a member has (i) timely filed in accordance with applicable law all Tax Returns required to be filed by it (all such Tax Returns being accurate and complete in all material respects), (ii) timely paid all Taxes required to be paid by it (whether shown on a Tax Return or not) other than Taxes that are not yet due, (iii) complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, and (iv) timely withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over, except where the failure to file, pay, comply with or withhold would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (b)   (i) No audits or other administrative or court proceedings are presently pending with regard to any material Taxes for which any of the Target Companies would be liable; and (ii) there are no pending requests for Tax rulings from any Governmental Authority, no outstanding subpoenas or requests for information by any Governmental Authority with respect to any Taxes, no proposed reassessments by any Governmental Authority of any property owned or leased, and no agreements in effect to extend the time to file any Tax Return or the period of limitations for the assessment or collection of any Taxes for which any of the Target Companies would be liable.

          (c)   (i) There are no Liens on any of the assets of the Target Companies for unpaid Taxes, other than Liens for Taxes not yet due and payable; (ii) none of the Target Companies has any liability for the Taxes of any other Person (other than one or more of the Target Companies) under Treasury Regulation Section 1.1502-6 (or any analogous state, local or foreign law), as a successor or transferee, or by contract; and (iii) none of the Target Companies is a party to or bound by any Tax sharing, allocation, indemnification, or similar agreement or arrangement (other than such an agreement or arrangement exclusively between or among two or more of the Target Companies).

          (d)   The amount of liability for unpaid Taxes of the Target Companies does not, in the aggregate, materially exceed the amount of the liability accruals and reserves for Taxes reflected on the Company Financial Statements. None of the Target Companies shall be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, or (iii) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

          (e)   (i) None of the Target Companies is required to treat any of its assets as owned by another person for United States federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (ii) none of the Target Companies has participated in any international boycott as defined in Section 999 of the Code; and (iii) none of the Target Companies has or has ever conducted branch operations in any foreign country within the meaning of Treasury Regulation Section 1.367(a)-6T.

          (f)    No shareholder of the Company that is a Non-U.S. Holder has owned more than five percent of any class of the outstanding stock of the Company at any time during the immediately preceding five-year period.

          (g)   None of the Target Companies has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two-year period ending on the date of this Agreement or (ii) in a distribution that could, in conjunction with the Merger, otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code).

          (h)   None of the Target Companies has entered into, has any liability in respect of, or has any filing obligations with respect to, any "reportable transactions" as defined in Treasury Regulation Section 1.6011-4(b)(1) or similar provision of state law.

          (i)    Within the last three years, neither the Company nor any of its Affiliates has owned any material assets located outside the United States or conducted a material trade or business outside the United States.

          (j)    All of the transactions which the Company has accounted for as hedges under SFAS 133 have also been treated as hedging transactions for United States federal income Tax purposes pursuant to Treasury Regulation Section 1.1221-2.

        Section 3.16    Employee Benefit Plans.

          (a)   Section 3.16(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each of the following which is or has been sponsored, maintained or contributed to by the Company or any trade or business, whether or not incorporated (a "Company ERISA Affiliate"), or in which any employee or co-employee of any of the Target Companies participates or is covered, that together with the Company would be considered affiliated with the Company or any Company ERISA Affiliate under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA for the benefit of any person who, as of the Closing, is a current or former employee or subcontractor of the Company or any Company ERISA Affiliate: (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA (each, a "Company Plan"); and (ii) each personnel policy, stock option plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance or retention pay plan, policy, program or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, retiree benefit plan or arrangement, fringe benefit program or practice (whether or not taxable), employee loan, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in clause (i) above (each, a "Company Benefit Program or Agreement") (the Company Plans and Company Benefit Programs or Agreements are sometimes collectively referred to in this Agreement as the "Company Employee Benefit Plans").

          (b)   True, correct and complete copies of each of the Company Plans and related trusts, if applicable, including all amendments thereto, have been delivered to Parent. There has also been delivered to Parent, with respect to each Company Plan required to file such report and description, the report on Form 5500 for the past three years, to the extent applicable, and the most recent summary plan description and summaries of material modifications thereto. True, correct and complete copies or descriptions of all Company Benefit Programs or Agreements have also been delivered to Parent.

          (c)   (i) None of the Company, any Company ERISA Affiliate or any entity that, at any time during the past six years, was required to be treated as a single employer together with the Company or a Company ERISA Affiliate pursuant to Section 414 of the Code contributes to or has an obligation to contribute to, nor has at any time contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA or any other plan subject to Title IV of ERISA; (ii) each of the Company and the Company ERISA Affiliates has performed all obligations, whether arising by operation of law or by contract, including ERISA and the Code, required to be performed by it in connection with the Company Employee Benefit Plans, and, to the knowledge of the Company, there have been no defaults or violations by any other party to the Company Employee Benefit Plans; (iii) all reports, returns, notices, disclosures and other documents relating to the Company Plans required to be filed with or furnished to governmental entities, plan participants or plan beneficiaries have been timely filed or furnished in accordance with applicable law, and each Company Employee Benefit Plan has been administered in compliance with its governing written documents; (iv) each of the Company Plans intended to be qualified under Section 401 of the Code satisfies the requirements of such Section and has received a current favorable determination letter from the Internal Revenue Service (the "IRS") regarding such qualified status and has not been amended, operated or administered in a way which would adversely affect such qualified status; (v) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, contemplated or threatened against, or with respect to, any of the Company Employee Benefit Plans or their assets; (vi) each trust maintained in connection with each Company Plan, which is qualified under Section 401 of the Code, is tax exempt under Section 501 of the Code; (vii) all contributions required to be made to the Company Employee Benefit Plans have been made timely; (viii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and there has been no termination or partial termination of any Company Plan within the meaning of Section 411(d)(3) of the Code; (ix) no act, omission or transaction has occurred which could result in imposition on the Company or any Company ERISA Affiliate of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (1) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; (x) to the knowledge of the Company, there is no matter pending with respect to any of the Company Plans before the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation (the "PBGC"); (xi) each of the Company Employee Benefit Plans complies, in form and operation, with the applicable provisions of the Code and ERISA; (xii) each Company Employee Benefit Plan may be unilaterally amended or terminated in its entirety (otherwise than with respect to outstanding shares) without any liability or other obligation; (xiii) the Company and the Company ERISA Affiliates have no liabilities or other obligations, whether actual or contingent, under any Company Employee Benefit Plan for post-employment benefits of any nature (other than COBRA continuation coverage); and (xiv) neither the Company nor any of the Company ERISA Affiliates or any present or former director, officer, employee or other agent of the Company or any of the Company ERISA Affiliates has made any written or oral representations or promises to any present or former director, officer, employee or other agent concerning his or her terms, conditions or benefits of employment, including the tenure of any such employment or the conditions under which such employment may be terminated by the Company, any of the Company ERISA Affiliates or Parent which will be binding upon or enforceable against Parent or the Company after the Effective Time.

          (d)   No employee is currently on a leave of absence due to sickness or disability and no claim is pending or expected to be made by an employee, former employee or independent contractor for workers' compensation benefits.

          (e)   With respect to the Company Employee Benefit Plans, there exists no condition or set of circumstances in connection with any of the Target Companies that could be expected to result in liability reasonably likely to have a Material Adverse Effect on the Company under ERISA, the Code or any other applicable law. With respect to the Company Employee Benefit Plans, individually and in the aggregate, there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Target Companies, which obligations are reasonably likely to have a Material Adverse Effect on the Company.

          (f)    Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby shall result in any payment becoming due to any employee or group of employees of any of the Target Companies.

          (g)   No amounts payable or that could become payable under any Company Employee Benefit Plan as a result of the consummation of the transactions contemplated by this Agreement or otherwise shall fail to be deductible for Federal income tax purposes by virtue of either Section 280G or 162(m) of the Code.

        Section 3.17    Employment Contracts and Benefits.     Except as otherwise provided for in any Company Employee Benefit Plan: (a) none of the Target Companies is subject to or obligated under any consulting, employment, severance, retention, termination or similar arrangement, any employee benefit, incentive or deferred compensation plan with respect to any Person, or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of employees of any of the Target Companies or any other Person; and (b) no employee of any of the Target Companies or any other Person owns, or has any right granted by any of the Target Companies to acquire, any interest in any of the assets or business of any of the Target Companies.

        Section 3.18    Labor Matters.

          (a)   No employees of any of the Target Companies are represented by any labor organization. No labor organization or group of employees of any of the Target Companies has made a demand for recognition or certification as a union or other labor organization, and there are no representation or certification proceedings or petitions seeking a representation or certification proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities involving any of the Target Companies pending with any labor organization or group of employees of any of the Target Companies.

          (b)   Each of the Target Companies is in compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of income Tax withholding, Social Security Taxes, Medicare Taxes and similar Taxes, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        Section 3.19    Insurance.     Each of the Target Companies maintains, and through the Closing Date will maintain, insurance with reputable insurers (or pursuant to prudent self-insurance programs described in Section 3.19 of the Company Disclosure Schedule) in such amounts and covering such risks as are in accordance with prudent industry practice for companies engaged in businesses of a size and scope similar to those of the Target Companies and owning properties in the same general area in which the Target Companies conduct their businesses. None of such insurance coverage was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no material default with respect to any provision contained in any such policy or binder, and none of the Target Companies has failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder. (a) There are no outstanding claims under any such policies or binders and, to the knowledge of the Company, there has not occurred any event that might reasonably form the basis of any claim against or relating to any of the Target Companies that is not covered by any of such policies or binders; (b) no notice of cancellation or non-renewal of any such policies or binders has been received or threatened; and (c) there are no performance bonds outstanding with respect to any of the Target Companies.

        Section 3.20    Intellectual Property.     There is no intellectual or intangible property (including, without limitation, legally enforceable licenses or other rights to use, any and all United States and foreign patents, patent applications, patent disclosures, mask works, computer software, geophysical data, trademarks, trade dress, trade names, logos, Internet domain names, copyrights and service marks, including applications to register and registrations for any of the foregoing, as well as trade secrets, know-how, data and other proprietary rights and information) that is necessary for the operation, or continued operation, of the business of any of the Target Companies or for the ownership and operation, or continued ownership and operation, of any of their assets, for which the Target

Companies do not hold valid and continuing authority in connection with the use thereof. The businesses of the Target Companies, as presently conducted, do not conflict with, infringe or violate any intellectual property rights of any other Person, and none of the Target Companies has received any claim regarding such conflict, infringement or violation, except where (in either case) any such conflict, infringement or violation could not reasonably be expected to have a Material Adverse Effect on the Company.

        Section 3.21    Title to Assets.     The Target Companies (individually or collectively) have Defensible Title to (i) the Oil and Gas Interests of the Company included or reflected in the Target Companies' Ownership Interests, (ii) the Target Companies' gas plants and gas gathering systems referenced in the Company SEC Documents and (iii) all other assets of the Target Companies (other than in the case of this item (iii) those assets for which the failure to have Defensible Title would not, individually or in the aggregate, result in Material Adverse Effect on the Target Companies, taken as a whole). Each Oil and Gas Interest included or reflected in the Company's Ownership Interests entitles the Target Companies (individually or collectively) to receive not less than the undivided interest set forth in (or derived from) the Ownership Interests of the Target Companies of all Hydrocarbons produced, saved and sold from or attributable to such Oil and Gas Interest, and the portion of the costs and expenses of operation and development of such Oil and Gas Interest that is borne or to be borne by the Target Companies (individually or collectively) is not greater than the undivided interest set forth in (or derived from) the Target Companies' Ownership Interests. The oil and gas leases and other agreements that provide the Target Companies with operating rights in the Oil and Gas Interests included or reflected in the Target Companies' Ownership Interests are legal, valid and binding and in full force and effect, and the rentals, royalties and other payments due thereunder have been properly and timely paid and there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements, except in each case as have not had, and would not reasonably be expected to have or result in a Material Adverse Effect on the Company.

        Section 3.22    Oil and Gas Operations.

          (a)   All wells included in the Oil and Gas Interests of the Company have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable laws, rules and regulations, except where any failure or violation could not reasonably be expected to have a Material Adverse Effect on the Company.

          (b)   Proceeds from the sale of Hydrocarbons produced from the Company's Oil and Gas Interests are being received by the Target Companies in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business).

          (c)   None of the Target Companies has received any material advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of Hydrocarbons without paying therefor, and, on a net, company-wide basis, the Target Companies are neither underproduced nor overproduced, in either case, to any material extent, under gas balancing or similar arrangements.

          (d)   No claim, notice or order from any Governmental Authority or other Person has been received by any of the Target Companies due to Hydrocarbon production in excess of allowables or similar violations that could result in curtailment of production after the Closing Date from any Oil and Gas Interests of the Company, except any such violations which individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Target Companies.

          (e)   All material operating equipment owned or leased by the Target Companies is, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated.

        Section 3.23    Oil and Gas Reserves.     The factual, non-interpretive data related to oil and gas reserves reflected in the Company Reserve Report was, as of the date of the Company Reserve Report, accurate in all material respects.

        Section 3.24    Derivative Transactions and Hedging.     Section 3.24 of the Company Disclosure Schedule contains a complete and correct list of all Derivative Transactions (including each outstanding Hydrocarbon or financial hedging position attributable to the Hydrocarbon production of the Target Companies) entered into by the Target Companies or for the account of any of its customers as of the date of this Agreement. All such Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Target Companies. The Target Companies have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests), or defaults or allegations or assertions of such by any party thereunder.

        Section 3.25    Natural Gas Act.     Any gas gathering system constituting a part of the properties of the Target Companies has as its primary function the provision of natural gas gathering services, as the term "gathering" is interpreted under Section 1(b) of the Natural Gas Act (the "NGA"); none of the properties has been or is certificated by the Federal Energy Regulatory Commission (the "FERC") under Section 7(c) of the NGA or to the knowledge of the Company is now subject to FERC jurisdiction under the NGA; and none of the properties has been or is providing service pursuant to Section 311 of the NGA.

        Section 3.26    Environmental Matters.

          (a)   Except as would not result in a Material Adverse Effect on the Company, none of the Target Companies is subject to any liability or obligation (accrued, contingent, or otherwise) to investigate, cleanup, correct, abate, or take any response, remedial or corrective action under Environmental Laws relating to (i) environmental conditions on, under, or about any of the properties or assets owned, leased, operated, or used by the Target Companies or any predecessor at the present time or in the past, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, or release of any Hazardous Materials, whether on-site or off-site.

          (b)   Except as would not result in a Material Adverse Effect on the Company, all permits, notices, approvals and authorizations required to be obtained or filed in connection with the operation of the Target Companies' business or the operation or use of any property owned, leased, or operated by the Target Companies have been obtained or filed and are currently in effect, and the Target Companies are in compliance with the terms and conditions of such permits, notices, approvals and authorizations.

          (c)   Except as would not result in a Material Adverse Effect on the Company, each of the Target Companies has conducted its business and operated its assets, and is conducting its business and operating its assets, in compliance with all Environmental Laws;

          (d)   Except as would not result in a Material Adverse Effect on the Company, none of the Target Companies has been notified by any Governmental Authority or other Person or is otherwise aware that any of the current or prior operations or assets of any of the Target

  Companies is the subject of any investigation or inquiry by any Governmental Authority or other Person under Environmental Laws;

          (e)   Except as would not result in a Material Adverse Effect on the Company, none of the Target Companies and, to the knowledge of the Company, no other Person has filed any notice under any federal, state or local law indicating that (i) any of the Target Companies is responsible for a release or threatened release into the environment, or the improper handling, generation, treatment, storage, disposal or recycling, of any Hazardous Material, on any property now or previously owned, leased or operated by any of the Target Companies or (ii) any Hazardous Material is improperly handled, generated, treated, stored, disposed of, or recycled upon any property now or previously owned, leased or operated by any of the Target Companies;

          (f)    None of the Target Companies has any liability in excess of $1,000,000 in the aggregate in connection with (i) the release or threatened release into the environment at, beneath or on any property now or previously owned, leased or operated by any of the Target Companies, (ii) any obligations under or violations of Environmental Laws, or (iii) the use, release, treatment, storage, disposal, or recycling of any Hazardous Material;

          (g)   Except as would not result in a Material Adverse Effect on the Company, there are no pending, or to the knowledge of Company threatened, claims, complaints, notices, inquiries or requests for information involving any matter which remains unresolved (i) under Environmental Laws against any person whose liability for environmental matters any Target Company has retained or assumed either contractually or by operation of law, or (ii) with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law against any Target Company relating to operations or conditions of any facilities or property (including off-site treatment, storage, disposal, or recycling of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by any of the Target Companies;

          (h)   No property now or previously owned, leased or operated by any of the Target Companies is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other similar federal or state list as sites requiring investigation or cleanup;

          (i)    To the knowledge of the Company, none of the Target Companies is transporting, has transported, or is arranging or has arranged for the transportation of any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to claims in excess of $1,000,000 in the aggregate against any of the Target Companies for investigation, removal or remedial work, contribution for removal or remedial work, damage to natural resources or personal injury, including claims under CERCLA;

          (j)    Except as would not result in a Material Adverse Effect on the Company, none of the Target Companies owns or operates any underground storage tanks or solid waste storage, treatment and/or disposal facilities;

          (k)   Except as would not result in a Material Adverse Effect on the Company, to the knowledge of the Company, no asbestos, asbestos containing materials or polychlorinated biphenyls are present on or at any property or facility owned, leased or operated by any of the Target Companies;

          (l)    Except as would not result in a Material Adverse Effect on the Company, none of the Target Companies is operating, or required to be operating, any of its properties or facilities under any order, compliance or consent order, injunction, decree or agreement issued or entered into under, or pertaining to matters regulated by, any Environmental Law;

          (m)  Except as would not result in a Material Adverse Effect on the Company, none of the Target Companies has assumed contractually, or to the knowledge of the Company, by operation of law, any liabilities or obligations of third parties under Environmental Laws;

          (n)   Except as would not result in a Material Adverse Effect on the Company, the Company is not aware of any environmental conditions or circumstances that form, or are reasonably likely to give rise to, a claim against any Target Company or any Person whose liability for such claim any Target Company has retained or assumed contractually or by operation of law.

          (o)   Except as would not result in a Material Adverse Effect on the Company, no Target Company is subject to any environmental indemnification obligation regarding businesses currently or formerly owned or operated by a Target Company or regarding properties currently or formerly owned, leased or operated by a Target Company.

          (p)   No Target Company is required by virtue of the transactions contemplated by this Agreement to perform an environmental site assessment or to remove or remediate any Hazardous Materials.

          (q)   The Company has provided or made available to Parent copies of all contracts in which a Target Company has retained, assumed, or provided indemnification for liabilities for environmental matters and all material environmental permits, notices, approvals, authorizations, claims, complaints, inquiries, requests for information, orders, compliance or consent orders, injunctions, decrees, agreements, reports, data, studies, results of investigations, audits, assessments, evaluations and correspondence in the possession, custody or control of any of the Target Companies.

        Section 3.27    Books and Records.     All books, records and files of the Target Companies (including those pertaining to the Company's Oil and Gas Interests, wells and other assets, those pertaining to the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records): (a) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures, and (b) fairly and accurately reflect the ownership, use, enjoyment and operation by the Target Companies of their respective assets.

        Section 3.28    Brokers.     No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of any of the Target Companies and for which Parent, Merger Sub or any of the Target Companies shall have any obligation or liability.

        Section 3.29    Vote Required.     The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock or other voting securities necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

        Section 3.30    State Takeover Laws.     The Company has taken all necessary action to exempt the Merger from any applicable moratorium, fair price, business combination, control share and other anti-takeover laws under the NRS.

        Section 3.31    Affiliate Transactions.     Section 3.31 of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which the Company or any of its subsidiaries, on the one hand, and any of their respective Affiliates (other than the Company or any of its direct or indirect wholly owned subsidiaries) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect during the past 12 months, (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to the Target Companies, taken as a whole and (c) are not Company Plans.

        Section 3.32    Disclosure Controls and Procedures.     Since January 1, 2003, the Company and each of its subsidiaries has had in place "disclosure controls and procedures" (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) designed and maintained to ensure in all material respects that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management's general or specific authorization, (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (e) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (f) all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. The Company's disclosure controls and procedures ensure that information required to be disclosed by the Company in the reports filed with the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. Neither the Company nor its independent auditors have identified any "significant deficiencies" or "material weaknesses" in the Company's or any of its subsidiaries' internal controls as contemplated under Section 404 of SOX. The Company has diligently completed in all material respects its work plan relating to documentation, testing and evaluation of the Company's internal control over financial reporting for purposes of providing the report required by Section 404 of SOX and related SEC rules. As of the date of this Agreement, to the knowledge of the Company, (i) there is no reason that it will not be able, on a timely basis, to complete and include in the Company's Annual Report on Form 10-K for the year ending December 31, 2004, management's assessment of the Company's internal controls and procedures for financial reporting in accordance with Section 404 of SOX and (ii) there is no material weakness or significant deficiency, in each case as such term is defined in PCAOB Auditing Std. No. 2.

        Section 3.33    Rights Agreement.     The Company has taken all necessary action (including, if required, amending the Company Rights Agreement) so that the entering into of this Agreement, the acquisition of shares of Parent Common Stock pursuant to the consummation of the Merger and the other transactions contemplated hereby do not and will not enable or require the Company Rights to be exercised or distributed.

        Section 3.34    Opinion of Financial Advisor.     The Company has received opinions of Deutsche Bank and Merrill Lynch to the effect that, as of the date of this Agreement, the Conversion Number is fair, from a financial point of view, to the holders of shares of Company Common Stock, a signed copy of which has been delivered to Parent. The Company has received the approval of such financial advisor to permit the inclusion of a copy of its written opinion in its entirety in the Proxy Statement, subject to such advisor's review thereof as presented in the Proxy Statement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows, except as set forth, specifically with reference to a particular section below, on the Parent Disclosure Schedule:

        Section 4.1    Organization.     Each of the Parent Companies: (a) is a corporation or other entity, duly organized, validly existing and in good standing under the laws of its state of incorporation or formation, (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign corporation, limited liability company or limited partnership, as applicable, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent). Accurate and complete copies of the articles of incorporation, minute books, other organizational documents and/or bylaws of each of the Parent Companies have heretofore been delivered to the Company. Parent has no corporate or other subsidiaries other than the Parent Subsidiaries.

        Section 4.2    Other Equity Interests.     None of the Parent Companies owns any equity interest in any general or limited partnership, corporation, limited liability company or joint venture other than the Parent Subsidiaries or as listed on the Parent Disclosure Schedule (other than joint operating and other ownership arrangements and tax partnerships entered into in the ordinary course of business that, individually or in the aggregate, are not material to the operations or business of the Parent Companies, taken as a whole, and that do not entail any material liabilities).

        Section 4.3    Authority and Enforceability.     Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and (with respect to consummation of the Merger, subject to the valid approval of the Company Proposal by the stockholders of Parent) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and (with respect to consummation of the Merger, subject to the valid approval of the Company Proposal by the stockholders of Parent) the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, including approval by the Board of Directors of Parent and the Board of Directors and stockholders of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution or delivery of this Agreement or (with respect to consummation of the Merger, subject to the valid approval of the Company Proposal by the stockholders of Parent) to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (with respect to consummation of the Merger, subject to the valid approval of the Company Proposal by the stockholders of Parent, and assuming that this Agreement constitutes a valid and binding obligation of the Company) constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms.

        Section 4.4    No Violations.     The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Parent and Merger Sub with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of any of the Parent Companies under, any provision of (a) the certificate or articles of incorporation, bylaws or any other organizational documents of any of the Parent Companies, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to any of the Parent Companies (other than any such conflict, violation, default, right, loss or Lien that may arise under the Parent Bank Credit Agreement), or (c) assuming the consents, approvals, authorizations, permits, filings and notifications referred to in Section 4.5 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any of the Parent Companies or any of their respective properties or assets, other than, in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

        Section 4.5    Consents and Approvals.     No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to any of the Parent Companies in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Parent; (b) the filing of the Articles of Merger with the Secretary of State of Nevada pursuant to applicable provisions of the NRS; (c) the filing of a pre-merger notification report by Parent as may be required under the HSR Act and the expiration or termination of the applicable waiting period; (d) the filing with the SEC of the Registration Statement and such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be so required; (e) the filing with a National Stock Exchange of a listing application relating to the shares of Parent Common Stock to be issued pursuant to the Merger and the obtaining from such exchange of its approvals thereof; (f) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or Environmental Laws; and (g) such filings and approvals as may be required by any foreign pre-merger notification, securities, corporate or other law, rule or regulation. No Third-Party Consent is required by or with respect to Parent, Merger Sub or any Parent Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (x) any such Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Parent, (y) the valid approval of the Company Proposal (including the issuance of the Parent Common Stock in the Merger) by the stockholders of Parent, and (z) any consent, approval or waiver required by the terms of the Parent Bank Credit Agreement.

        Section 4.6    SEC Documents.     Parent (i) has made available to Company a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC since September 30, 2002, (and by Key Production Company, Inc. from January 1, 2001 to September 30, 2002) and prior to the date of this Agreement and any amendments thereto, including exhibits and other information incorporated therein (the "Parent SEC Documents"), which are all the documents (other than preliminary material) that Parent was required to file with the SEC since such date, and (ii) has delivered to the Company a true and complete copy of all correspondence between the SEC and any of the Parent Companies since January 1, 2003. Each of the Parent SEC Documents was timely filed with the SEC. As of their respective dates, each of the Parent SEC Documents, as amended (including the financial statements and schedules provided therein or incorporated by reference therein) (i) complied in all material respects with the requirements of the Securities Act, the Exchange Act and SOX, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        Section 4.7    Financial Statements.     The Parent Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present (in the case of the unaudited statements, subject to normal, recurring adjustments) the consolidated financial position of Parent and its subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Parent and its subsidiaries for the periods presented therein. The books and records of the Parent Companies have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP is an independent public accounting firm with respect to the Parent Companies and has not resigned or been dismissed by the Parent Companies from such capacity.

        Section 4.8    Capital Structure.

          (a)   The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 15,000,000 shares of Parent Preferred Stock. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock.

          (b)   As of the close of business on January 24, 2005, there are issued and outstanding 41,736,475 shares of Parent Common Stock and no shares of Parent Preferred Stock. 2,648,204 shares of Parent Common Stock are issuable upon exercise of outstanding stock options. As of the date hereof, no shares of Parent Common Stock and no shares of Parent Preferred Stock were held by Parent as treasury stock.

          (c)   Except as set forth in Section 4.8(b), there are outstanding (i) no shares of capital stock or other voting securities of Parent, (ii) no securities of Parent or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Parent, (iii) no stock appreciation rights or phantom stock rights to which any of the Parent Companies are obligated and (iv) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of Parent (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Parent) or obligating Parent to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

          (d)   All outstanding shares of Parent capital stock are, and (when issued) the shares of Parent Common Stock to be issued pursuant to the Merger and upon exercise of the Company Stock Options and Company Warrants will be, validly issued, fully paid and nonassessable and not subject to any preemptive right. There are no shares of Parent capital stock reserved for issuance.

          (e)   1,000 shares of Merger Sub Common Stock are issued and outstanding, all of which are owned by Parent. All outstanding shares of capital stock and other voting securities of Merger Sub and of each of the other corporate Parent Subsidiaries are (i) validly issued, fully paid and nonassessable and not subject to any preemptive right, and (ii) owned by the Parent Companies, free and clear of all Liens, claims and options of any nature (except Permitted Encumbrances). There are outstanding (y) no securities of any Parent Subsidiary or any other Person convertible into or exchangeable or exercisable for shares of capital stock, other voting securities or other equity interests of such Parent Subsidiary, and (z) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which any Parent Subsidiary is a party or by which it is bound obligating such Parent Subsidiary to issue, deliver, sell, purchase, redeem or acquire shares of capital stock, other voting securities or other equity interests of such Parent Subsidiary (or securities convertible into or exchangeable or exercisable for shares of capital stock, other voting securities or other equity interests of such Parent Subsidiary) or obligating any Parent Subsidiary to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

          (f)    There is no stockholder agreement, voting trust or other agreement or understanding to which Parent is a party or by which it is bound relating to the voting of any shares of the capital stock of any of the Parent Companies. There are no bonds, debentures, notes or other indebtedness of the Parent Companies having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of any of the Parent Companies may vote.

          (g)   None of the Parent Companies is obligated to redeem or otherwise repurchase any of its capital stock.

          (h)   Parent is in compliance with the applicable listing rules of the New York Stock Exchange and has not, since January 1, 2003, received any notice from the New York Stock Exchange asserting any non-compliance with such rules.

        Section 4.9    No Undisclosed Liabilities.     There are no material liabilities of any of the Parent Companies of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities adequately provided for in the Parent Financial Statements, (b) liabilities incurred in the ordinary course of business subsequent to September 30, 2004, (c) liabilities under this Agreement, and (d) liabilities set forth on Section 4.9 of the Parent Disclosure Schedule.

        Section 4.10    Absence of Certain Changes or Events.     Except as specifically contemplated by this Agreement, since September 30, 2004, none of the Parent Companies has done any of the following:

          (a)   Discharged or satisfied any Lien or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business and consistent with past practices;

          (b)   Paid or declared any dividends or distributions, purchased, redeemed, acquired or retired any indebtedness, stock or other securities from its stockholders or other securityholders, made any loans or advances or guaranteed any loans or advances to any Person (other than loans, advances or guaranties made in the ordinary course of business and consistent with past practices), or otherwise incurred or suffered to exist any liabilities (other than current liabilities incurred in the ordinary course of business and consistent with past practices);

          (c)   Except for Permitted Encumbrances, suffered or permitted any Lien to arise or be granted or created against or upon any of its assets;

          (d)   Canceled, waived or released any rights or claims against, or indebtedness owed by, third parties (including, without limitation, any standstill agreements);

          (e)   Amended its certificate or articles of incorporation, bylaws or other organizational documents;

          (f)    Made or permitted any amendment, supplement, modification or termination of, or any acceleration under, any Parent Material Agreement;

          (g)   Sold, leased, transferred, assigned or otherwise disposed of (i) any Oil and Gas Interests of Parent that, individually or in the aggregate, had a value of $1,000,000 or more, or (ii) any other assets that, individually or in the aggregate, had a value at the time of such lease, transfer, assignment or disposition of $1,000,000 or more (and, in each case where a sale, lease, transfer, assignment or other disposition was made, it was made for fair consideration in the ordinary course of business); provided, however, that this Section 4.10(g) shall not apply to the sale of Hydrocarbons in the ordinary course of business;

          (h)   Made any investment in or contribution, payment, advance or loan to any Person (other than investments, contributions, payments or advances, or commitments with respect thereto, less than $1,000,000 in the aggregate, made in the ordinary course of business and consistent with past practices);

          (i)    Paid, loaned or advanced (other than the payment, advance or reimbursement of expenses in the ordinary course of business and consistent with past practices) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transaction with, any of its Affiliates other than the Parent Companies;

          (j)    Made any material change in any of the accounting principles followed by it or the method of applying such principles;

          (k)   Entered into any material transaction (other than this Agreement) except in the ordinary course of business and consistent with past practices;

          (l)    Increased benefits or benefit plan costs or changed bonus, insurance, pension, compensation or other benefit plan or arrangement or granted any bonus or increase in wages, salary or other compensation or made any other change in employment terms to (or entered into severance or retention arrangements of any type with) any officer, director or employee of any of the Parent Companies (except in the ordinary course of business and consistent with past practices);

          (m)  Issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $1,000,000 in the aggregate (other than pursuant to the Parent Bank Credit Agreement);

          (n)   Delayed, postponed or accelerated the payment of accounts payable or other liabilities (except in the ordinary course of business and consistent with past practices);

          (o)   Canceled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $1,000,000 in the aggregate (except in the ordinary course of business and consistent with past practices);

          (p)   Issued, sold, or otherwise disposed of any of its capital stock or other equity interest or granted any option, warrant, or other right to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or other equity interest (or reduced the exercise or conversion price or extended the time for exercise or conversion, other than in accordance with mandatory contractual provisions, of any rights, options or warrants to acquire its capital stock or securities);

          (q)   Made any loan to, or entered into any other transaction with, any of its directors, officers or employees (except in the ordinary course of business and consistent with past practices and not involving more than $100,000 in the aggregate);

          (r)   Made or pledged to make any charitable or other capital contribution outside the ordinary course of business and consistent with past practices;

          (s)   Made or committed to make capital expenditures in excess of $150,000,000 in the aggregate;

          (t)    Made or changed any material Tax election or settled or compromised any material income Tax liability;

          (u)   Entered into, modified or amended any Derivative Transaction;

          (v)   Otherwise been involved in any other material occurrence, event, incident, action, failure to act, or transaction involving any of the Parent Companies (except in the ordinary course of business and consistent with past practices);

          (w)  Entered into any transaction with an Affiliate (except in the ordinary course of business and consistent with past practices);

          (x)   Agreed, whether in writing or otherwise, to do any of the foregoing; or

          (y)   Suffered any Material Adverse Effect.

        Section 4.11    Compliance with Laws, Material Agreements and Permits.     None of the Parent Companies is in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under: (a) its certificate or articles of incorporation, bylaws or other organizational documents, (b) any applicable law, rule, regulation, ordinance, order, writ, decree or judgment of any Governmental Authority, or (c) any Parent Material Agreement, except (in the case of clause (b) or (c) above) for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of the Parent Companies has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business and the lawful ownership, use and operation of its assets ("Parent Permits"), except for Parent Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on Parent. None of the Parent Permits shall be adversely affected by the consummation of the transactions contemplated under this Agreement or requires any filing or consent in connection therewith. Each of the Parent Companies is in compliance with the terms of its Parent Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent. No investigation or review by any Governmental Authority with respect to any of the Parent Companies is pending or, to the knowledge of Parent, threatened, other than those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on Parent. To the knowledge of Parent, no other party to any Parent Material Agreement is in material breach of the terms, provisions or conditions of such Parent Material Agreement. Each Parent Material Agreement (other than those listed in Parent's Form 10-K for the year ended December 31, 2003, or in subsequent filings, as an exhibit to the Parent SEC Documents) is listed on Section 4.11 of the Parent Disclosure Schedule.

        Section 4.12    Governmental Regulation.     No Parent Company is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any state public utilities laws.

        Section 4.13    Litigation.     (a) No litigation, arbitration, investigation or other proceeding is pending or, to the knowledge of Parent, threatened against any of the Parent Companies or their respective assets which could reasonably be expected to have a Material Adverse Effect on Parent; and (b) no Parent Company is subject to any outstanding injunction, judgment, order, decree or ruling (other than routine oil and gas field regulatory orders). There is no litigation, proceeding or investigation pending or, to the knowledge of Parent, threatened against or affecting any of the Parent Companies that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Parent in connection with the transactions contemplated hereby.

        Section 4.14    Interim Operations of Merger Sub.     Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business or activity (or conducted any operations) of any kind, entered into any agreement or arrangement with any person or entity, or incurred, directly or indirectly, any liabilities or obligations, except in connection with its incorporation, the negotiation of this Agreement, the Merger and the transactions contemplated hereby.

        Section 4.15    No Restrictions.     None of the Parent Companies is a party to: (a) any agreement, indenture or other instrument that contains restrictions with respect to the payment of dividends or other distributions with respect to its capital, other than the Parent Bank Credit Agreement; (b) any financial arrangement with respect to or creating any indebtedness to any Person (other than indebtedness (i) reflected in the Parent Financial Statements and, with respect to any indebtedness that is material (individually or, together with related items, in the aggregate) listed in Section 4.15 of the Parent Disclosure Schedule, (ii) under the Parent Bank Credit Agreement, or (iii) incurred in the ordinary course of business consistent with past practices since September 30, 2004) unless such indebtedness is not material (individually or, together with related items, in the aggregate) to the Parent Companies taken as a whole; (c) any agreement, contract or commitment relating to the making of any advance to, or investment in, any Person (other than restrictions under the Parent Bank Credit Agreement and advances in the ordinary course of business and consistent with past practices); (d) any guaranty or other contingent liability with respect to any indebtedness or obligation of any Person (other than (i) guaranties pursuant to the Parent Bank Credit Agreement, (ii) guaranties undertaken in the ordinary course of business, and (iii) the endorsement of negotiable instruments for collection in the ordinary course of business); or (e) any agreement, contract or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature.

        Section 4.16    Taxes.

          (a)   Each of the Parent Companies and any affiliated, consolidated, combined, aggregated, or unitary group of which any such entity is or was a member has: (i) timely filed in accordance with the applicable law all Tax Returns required to be filed by it (all such Tax Returns being accurate and complete in all material respects), (ii) timely paid all Taxes required to be paid by it (whether shown on a Tax Return or not) other than Taxes that are not yet due, (iii) complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, and (iv) timely withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over, except where the failure to file, pay, comply with or withhold would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

          (b)   (i) No audits or other administrative or court proceedings are presently pending with regard to any material Taxes for which any of the Parent Companies would be liable; and (ii) there are no pending requests for Tax rulings from any Governmental Authority, no outstanding subpoenas or requests for information by any Governmental Authority with respect to any Taxes, no proposed reassessments by any Governmental Authority of any property owned or leased, and no agreements in effect to extend the time to file any Tax Return or the period of limitations for the assessment or collection of any Taxes for which any of the Parent Companies would be liable.

          (c)   (i) There are no Liens on any of the assets of the Parent Companies for unpaid Taxes, other than Liens for Taxes not yet due and payable; (ii) no Parent Company has any liability for the Taxes of any other Person (other than one or more of the Parent Companies) under Treasury Regulation Section 1.1502-6 (or any analogous state, local or foreign law), as a successor or transferee, or by contract; and (iii) no Parent Company is a party to or bound by any Tax sharing, allocation, indemnification, or similar agreement or arrangement (other than such an agreement or arrangement exclusively between or among two or more of the Parent Companies).

          (d)   The amount of liability for unpaid Taxes of the Parent Companies does not, in the aggregate, materially exceed the amount of the liability accruals and reserves for Taxes reflected on the Parent Financial Statements. None of the Parent Companies shall be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, or (iii) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

          (e)   (i) no Parent Company is required to treat any of its assets as owned by another person for United States federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (ii) no Parent Company has participated in any international boycott as defined in Section 999 of the Code; and (iii) no Parent Company has or has ever conducted branch operations in any foreign country within the meaning of Treasury Regulation Section 1.367(a)-6T.

          (f)    No shareholder of Parent that is a Non-U.S. Holder has owned more than five percent of any class of the outstanding stock of Parent at any time during the immediately preceding five-year period.

          (g)   None of the Parent Companies has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two-year period ending on the date of this Agreement or (ii) in a distribution that could, in conjunction with the Merger, otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code).

          (h)   None of the Parent Companies has entered into, has any liability in respect of, or has any filing obligations with respect to, any "reportable transactions" as defined in Treasury Regulation Section 1.6011-4(b)(1) or similar provision of state law.

          (i)    Within the last three years, neither Parent nor any of its Affiliates has owned any material assets located outside the United States or conducted a material trade or business outside the United States.

          (j)    All of the transactions which Parent has accounted for as hedges under SFAS 133 have also been treated as hedging transactions for United States federal income Tax purposes pursuant to Treasury Regulation Section 1.1221-2.

        Section 4.17    Employee Benefit Plans.

          (a)   Section 4.17 of the Parent Disclosure Schedule sets forth a complete and accurate list of each of the following which is or has been sponsored, maintained or contributed to by Parent or any trade or business, whether or not incorporated (a "Parent ERISA Affiliate"), or in which any employee or co-employee of any of the Parent Companies participates or is covered, that together with Parent would be considered affiliated with Parent or any Parent ERISA Affiliate under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA for the benefit of any person who, as of the Closing, is a current or former employee or subcontractor of Parent or any Parent ERISA Affiliate: (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA (each, a "Parent Plan"); and (ii) each personnel policy, stock option plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance or retention pay plan, policy, program or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, retiree benefit plan or arrangement, fringe benefit program or practice (whether or not taxable), employee loan, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in clause (i) above (each, a "Parent Benefit Program or Agreement") (the Parent Plans and Parent Benefit Programs or Agreements are sometimes collectively referred to in this Agreement as the "Parent Employee Benefit Plans").

          (b)   True, correct and complete copies of each of the Parent Plans and related trusts, if applicable, including all amendments thereto, have been delivered to the Company. There has also been delivered to the Company, with respect to each Parent Plan required to file such report and description, the report on Form 5500 for the past three years, to the extent applicable, and the most recent summary plan description and summaries of material modifications thereto. True, correct and complete copies or descriptions of all Parent Benefit Programs or Agreements have also been delivered to the Company.

          (c)   (i) None of Parent, any Parent ERISA Affiliate or any entity that, at any time during the past six years, was required to be treated as a single employer together with Parent or a Parent ERISA Affiliate pursuant to Section 414 of the Code contributes to or has an obligation to contribute to, nor has at any time contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA or any other plan subject to Title IV of ERISA; (ii) each of Parent and the Parent ERISA Affiliates has performed all obligations, whether arising by operation of law or by contract, including ERISA and the Code, required to be performed by it in connection with the Parent Employee Benefit Plans, and, to the knowledge of Parent, there have been no defaults or violations by any other party to the Parent Employee Benefit Plans; (iii) all reports, returns, notices, disclosures and other documents relating to the Parent Plans required to be filed with or furnished to governmental entities, plan participants or plan beneficiaries have been timely filed or furnished in accordance with applicable law, and each Parent Employee Benefit Plan has been administered in compliance with its governing written documents; (iv) each of the Parent Plans intended to be qualified under Section 401 of the Code satisfies the requirements of such Section and has received a current favorable determination letter from the IRS regarding such qualified status and has not been amended, operated or administered in a way which would adversely affect such qualified status; (v) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Parent, contemplated or threatened against, or with respect to, any of the Parent Employee Benefit Plans or their assets; (vi) each trust maintained in connection with each Parent Plan, which is qualified under Section 401 of the Code, is tax exempt under Section 501 of the Code; (vii) all contributions required to be made to the Parent Employee Benefit Plans have been made timely; (viii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and there has been no termination or partial termination of any Parent Plan within the meaning of Section 411(d)(3) of the Code; (ix) no act, omission or transaction has occurred which could result in imposition on Parent or any Parent ERISA Affiliate of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (1) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; (x) to the knowledge of Parent, there is no matter pending with respect to any of the Parent Plans before the IRS, the Department of Labor or the PBGC; (xi) each of the Parent Employee Benefit Plans complies, in form and operation, with the applicable provisions of the Code and ERISA; (xii) each Parent Employee Benefit Plan may be unilaterally amended or terminated in its entirety (otherwise than with respect to outstanding shares) without any liability or other obligation; (xiii) Parent and the Parent ERISA Affiliates have no liabilities or other obligations, whether actual or contingent, under any Parent Employee Benefit Plan for post-employment benefits of any nature (other than COBRA continuation coverage); and (xiv) neither Parent nor any of the Parent

  ERISA Affiliates or any present or former director, officer, employee or other agent of Parent or any of the Parent ERISA Affiliates has made any written or oral representations or promises to any present or former director, officer, employee or other agent concerning his or her terms, conditions or benefits of employment, including the tenure of any such employment or the conditions under which such employment may be terminated by Parent, any of the Parent ERISA Affiliates or the Company which will be binding upon or enforceable against Parent or the Company after the Effective Time.

          (d)   No employee is currently on a leave of absence due to sickness or disability and no claim is pending or expected to be made by an employee, former employee or independent contractor for workers' compensation benefits.

          (e)   (i) With respect to the Parent Employee Benefit Plans, there exists no condition or set of circumstances in connection with any of the Parent Companies that could be expected to result in liability reasonably likely to have a Material Adverse Effect on Parent under ERISA, the Code or any other applicable law; and (ii) with respect to the Parent Employee Benefit Plans, individually and in the aggregate, there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Parent Companies, which obligations are reasonably likely to have a Material Adverse Effect on Parent.

          (f)    Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby shall result in any payment becoming due to any employee or group of employees of any of the Parent Companies.

          (g)   No amounts payable or that could become payable under any Parent Employee Benefit Plan as a result of the consummation of the transactions contemplated by this Agreement or otherwise shall fail to be deductible for Federal income tax purposes by virtue of either Section 280G or 162(m) of the Code.

        Section 4.18    Employment Contracts and Benefits.     Except as otherwise provided for in any Parent Employee Benefit Plan: (a) none of the Parent Companies is subject to or obligated under any consulting, employment, severance, retention, termination or similar arrangement, any employee benefit, incentive or deferred compensation plan with respect to any Person, or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of employees of any of the Parent Companies or any other Person; and (b) no employee of any of the Parent Companies or any other Person owns, or has any right granted by any of the Parent Companies to acquire, any interest in any of the assets or business of any of the Parent Companies.

        Section 4.19    Labor Matters.

          (a)   No employees of any of the Parent Companies are represented by any labor organization. No labor organization or group of employees of any of the Parent Companies has made a demand for recognition or certification as a union or other labor organization, and there are no representation or certification proceedings or petitions seeking a representation or certification proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities involving any of the Parent Companies pending with any labor organization or group of employees of any of the Parent Companies.

          (b)   Each of the Parent Companies is in compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of income Tax withholding, Social Security

  Taxes, Medicare Taxes and similar Taxes, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

        Section 4.20    Insurance.     Each of the Parent Companies maintains, and through the Closing Date will maintain, insurance with reputable insurers (or pursuant to prudent self-insurance programs described in Section 4.20 of the Parent Disclosure Schedule) in such amounts and covering such risks as are in accordance with prudent industry practice for companies engaged in businesses of a size and scope similar to those of the Parent Companies and owning properties in the same general area in which the Parent Companies conduct their businesses. None of such insurance coverage was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no material default with respect to any provision contained in any such policy or binder, and none of the Parent Companies has failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder. (a) There are no outstanding claims under any such policies or binders and, to the knowledge of Parent, there has not occurred any event that might reasonably form the basis of any claim against or relating to any of the Parent Companies that is not covered by any of such policies or binders; (b) no notice of cancellation or non-renewal of any such policies or binders has been received or threatened; and (c) there are no performance bonds outstanding with respect to any of the Parent Companies.

        Section 4.21    Intellectual Property.     There is no intellectual or intangible property (including, without limitation, legally enforceable licenses or other rights to use, any and all United States and foreign patents, patent applications, patent disclosures, mask works, computer software, geophysical data, trademarks, trade dress, trade names, logos, Internet domain names, copyrights and service marks, including applications to register and registrations for any of the foregoing, as well as trade secrets, know-how, data and other proprietary rights and information) that is necessary for the operation, or continued operation, of the business of any of the Parent Companies, or for the ownership and operation, or continued ownership and operation, of any of their assets, for which the Parent Companies do not hold valid and continuing authority in connection with the use thereof. The businesses of the Parent Companies, as presently conducted, do not conflict with, infringe or violate any intellectual property rights of any other Person, and none of the Parent Companies has received any claim regarding such conflict, infringement or violation, except where (in either case) any such conflict, infringement or violation could not reasonably be expected to have a Material Adverse Effect on Parent.

        Section 4.22    Title to Assets.     The Parent Companies (individually or collectively) have Defensible Title to (i) the Oil and Gas Interests of the Parent Companies included or reflected in the Parent Companies' Ownership Interests and (ii) all other assets of the Parent Companies (other than in the case of this item (ii) those assets for which the failure to have Defensible Title would not, individually or in the aggregate, result in Material Adverse Effect on the Parent Companies, taken as a whole). Each Oil and Gas Interest included or reflected in the Parent Companies' Ownership Interests entitles the Parent Companies (individually or collectively) to receive not less than the undivided interest set forth in (or derived from) Parent Companies' Ownership Interests of all Hydrocarbons produced, saved and sold from or attributable to such Oil and Gas Interest, and the portion of the costs and expenses of operation and development of such Oil and Gas Interest that is borne or to be borne by the Parent Companies (individually or collectively) is not greater than the undivided interest set forth in (or derived from) Parent Companies' Ownership Interests. The oil and gas leases and other agreements that provide the Parent Companies with operating rights in the Oil and Gas Interests included or reflected in the Parent Companies' Ownership Interests are legal, valid and binding and in full force and effect, and the rentals, royalties and other payments due thereunder have been properly and timely paid and there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements, except in each case as have not had, and would not reasonably be expected to have or result in a Material Adverse Effect on Parent.

        Section 4.23    Oil and Gas Operations.

          (a)   All wells included in the Oil and Gas Interests of Parent have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable laws, rules and regulations, except where any failure or violation could not reasonably be expected to have a Material Adverse Effect on Parent.

          (b)   Proceeds from the sale of Hydrocarbons produced from Parent's Oil and Gas Interests are being received by the Parent Companies in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business).

          (c)   None of the Parent Companies has received any material advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of Hydrocarbons without paying therefor, and, on a net, company-wide basis, the Parent Companies are neither underproduced nor overproduced, in either case, to any material extent, under gas balancing or similar arrangements.

          (d)   No claim, notice or order from any Governmental Authority or other Person has been received by any of the Parent Companies due to Hydrocarbon production in excess of allowables or similar violations that could result in curtailment of production after the Closing Date from any Oil and Gas Interests of the Parent Companies, except any such violations which individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Parent Companies.

          (e)   All material operating equipment owned or leased by the Parent Companies is, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated.

        Section 4.24    Oil and Gas Reserves.     The factual, non-interpretive data related to oil and gas reserves reflected in the Parent Reserve Report was, as of the date of the Parent Reserve Report, accurate in all material respects.

        Section 4.25    Derivative Transactions and Hedging.     Section 4.25 of the Parent Disclosure Schedule contains a complete and correct list of all Derivative Transactions (including each outstanding Hydrocarbon or financial hedging position attributable to the Hydrocarbon production of the Parent Companies) entered into by the Parent Companies or for the account of any of its customers as of the date of this Agreement. All such Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Parent Companies. The Parent Companies have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Parent, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests), or defaults or allegations or assertions of such by any party thereunder.

        Section 4.26    Natural Gas Act.     Any gas gathering system constituting a part of the properties of the Parent Companies has as its primary function the provision of natural gas gathering services, as the term "gathering" is interpreted under Section 1(b) of the NGA; none of the properties has been or is certificated by the FERC under Section 7(c) of the NGA or to the knowledge of Parent are now subject to FERC jurisdiction under the NGA; and none of the properties has been or is providing service pursuant to Section 311 of the NGA.

        Section 4.27    Environmental Matters.

          (a)   Except as would not result in a Material Adverse Effect on Parent, none of the Parent Companies is subject to any liability or obligation (accrued, contingent, or otherwise) to investigate, cleanup, correct, abate, or take any response, remedial or corrective action under Environmental Laws relating to (i) environmental conditions on, under, or about any of the properties or assets owned, leased, operated, or used by the Parent Companies or any predecessor at the present time or in the past, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, or release of any Hazardous Materials, whether on-site or off-site.

          (b)   Except as would not result in a Material Adverse Effect on Parent, all permits, notices, approvals and authorizations required to be obtained or filed in connection with the operation of the Parent Companies' business or the operation or use of any property owned, leased, or operated by the Parent Companies have been obtained or filed and are currently in effect, and the Parent Companies are in compliance with the terms and conditions of such permits, notices, approvals and authorizations.

          (c)   Except as would not result in a Material Adverse Effect on Parent, each of the Parent Companies has conducted its business and operated its assets, and is conducting its business and operating its assets, in compliance with all Environmental Laws;

          (d)   Except as would not result in a Material Adverse Effect on Parent, none of the Parent Companies has been notified by any Governmental Authority or other Person or is otherwise aware that any of the current or prior operations or assets of any of the Parent Companies is the subject of any investigation or inquiry by any Governmental Authority or other Person under Environmental Laws;

          (e)   Except as would not result in a Material Adverse Effect on Parent, none of the Parent Companies and, to the knowledge of Parent, no other Person has filed any notice under any federal, state or local law indicating that (i) any of the Parent Companies is responsible for release or threatened release into the environment, or the improper handling, generation, treatment, storage, disposal or recycling, of any Hazardous Material, on any property now or previously owned, leased or operated by any of the Parent Companies; or (ii) any Hazardous Material is improperly handled, generated, treated, stored, disposed of, or recycled upon any property now or previously owned, leased or operated by any of the Parent Companies;

          (f)    None of the Parent Companies has any liability in excess of $1,000,000 in the aggregate in connection with (i) the release or threatened release into the environment at, beneath or on any property now or previously owned, leased or operated by any of the Parent Companies, (ii) any obligations under or violations of Environmental Laws, or (iii) the use, release, treatment, storage, disposal, or recycling of any Hazardous Material;

          (g)   Except as would not result in a Material Adverse Effect on the Parent, there are no pending, or to the knowledge of Parent threatened claims, complaints, notices, inquiries or requests for information involving any matter which remains unresolved (i) under Environmental Laws against any person whose liability for environmental matters any Parent Company has retained or assumed either contractually or by operation of law, or (ii) with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law against any Parent Company relating to operations or conditions of any facilities or property (including off-site treatment, storage, disposal, or recycling of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by any of the Parent Companies;

          (h)   No property now or previously owned, leased or operated by any of the Parent Companies is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other similar federal or state list as sites requiring investigation or cleanup;

          (i)    To the knowledge of Parent, none of the Parent Companies is transporting, has transported, or is arranging or has arranged for the transportation of any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to claims in excess of $1,000,000 in the aggregate against any of the Parent Companies for investigation, removal or remedial work, contribution for removal or remedial work, damage to natural resources or personal injury, including claims under CERCLA;

          (j)    Except as would not result in a Material Adverse Effect on Parent, none of the Parent Companies owns or operates any underground storage tanks or solid waste storage, treatment and/or disposal facilities;

          (k)   Except as would not result in a Material Adverse Effect on Parent, to the knowledge of Parent, no asbestos, asbestos containing materials or polychlorinated biphenyls are present on or at any property or facility owned, leased or operated by any of the Parent Companies;

          (l)    Except as would not result in a Material Adverse Effect on Parent, none of the Parent Companies is operating, or required to be operating, any of its properties or facilities under any order, compliance or consent order, injunction, decree or agreement issued or entered into under, or pertaining to matters regulated by, any Environmental Law;

          (m)  Except as would not result in a Material Adverse Effect on Parent, none of the Parent Companies has assumed contractually, or to the knowledge of Parent, by operation of law, any liabilities or obligations of third parties under Environmental Laws;

          (n)   Except as would not result in a Material Adverse Effect on Parent, Parent is not aware of any environmental conditions or circumstances that form, or are reasonably likely to give rise to, a claim against any Parent Company or any Person whose liability for such claim any Parent Company has retained or assumed contractually or by operation of law.

          (o)   Except as would not result in a Material Adverse Effect on Parent, no Parent Company is subject to any environmental indemnification obligation regarding businesses currently or formerly owned or operated by a Parent Company or regarding properties currently or formerly owned, leased or operated by a Parent Company.

          (p)   No Parent Company is required by virtue of the transactions contemplated by this Agreement to perform an environmental site assessment or to remove or remediate any Hazardous Materials.

          (q)   Parent has provided or made available to the Company copies of all contracts in which a Parent Company has retained, assumed, or provided indemnification for liabilities for environmental matters and all material environmental permits, notices, approvals, authorizations, claims, complaints, inquiries, requests for information, orders, compliance or consent orders, injunctions, decrees, agreements, reports, data, studies, results of investigations, audits, assessments, evaluations and correspondence in the possession, custody or control of any of the Parent Companies.

        Section 4.28    Books and Records.     All books, records and files of the Parent Companies (including those pertaining to Parent's Oil and Gas Interests, wells and other assets, those pertaining to the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records): (a) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures, and (b) fairly and accurately reflect the ownership, use, enjoyment and operation by the Parent Companies of their respective assets.

        Section 4.29    Funding.     Parent has available adequate funds in an aggregate amount sufficient to pay (a) all amounts required to be paid to the stockholders of the Company upon consummation of the Merger, (b) all amounts required to be paid by Parent in respect of all Company Stock Options and Company Warrants upon exercise thereof, and (c) all expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby.

        Section 4.30    Brokers.     No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of any of the Parent Companies or Merger Sub and for which Parent, Merger Sub or any of the Target Companies shall have any obligation or liability.

        Section 4.31    Vote Required.     The affirmative vote of the holders of a majority of votes cast at a meeting at which a majority of the outstanding shares of Parent Common Stock are present and voting is the only vote of the holders of any class or series of Parent capital stock or other voting securities necessary to approve this Agreement, the Merger (including the issuance of the Parent Common Stock) and the transactions contemplated hereby.

        Section 4.32    Rights Agreement.     Parent has taken all necessary action (including, if required, amending the Parent Rights Agreement) so that the entering into of this Agreement, the acquisition of shares of Parent Common Stock pursuant to the consummation of the Merger and the other transactions contemplated hereby do not and will not enable or require the Parent Rights to be exercised or distributed.

        Section 4.33    State Takeover Laws.     Parent has taken all necessary action to exempt the Merger from any applicable moratorium, fair price, business combination, control share and other anti-takeover laws under the NRS.

        Section 4.34    Affiliate Transactions.     Section 4.34 of the Parent Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which Parent or any of its subsidiaries, on the one hand, and any of their respective Affiliates (other than Parent or any of its direct or indirect wholly owned subsidiaries) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect during the past 12 months, (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to the Parent Companies, taken as a whole and (c) are not Parent Plans.

        Section 4.35    Disclosure Controls and Procedures.     Since January 1, 2003, Parent and each of its subsidiaries has had in place "disclosure controls and procedures" (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) designed and maintained to ensure in all material respects that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management's general or specific authorization, (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (e) all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (f) all such information is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports. Parent's disclosure controls and procedures ensure that information required to be disclosed by Parent in the reports filed with the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. Neither Parent nor its independent auditors have identified any "significant deficiencies" or "material weaknesses" in Parent's or any of its subsidiaries' internal controls as contemplated under Section 404 of SOX. Parent has diligently completed in all material respects its work plan relating to documentation, testing and evaluation of Parent's internal control over financial reporting for purposes of providing the report required by Section 404 of SOX and related SEC rules. As of the date of this Agreement, to the knowledge of Parent, (i) there is no reason that it will not be able, on a timely basis, to complete and include in the Parent's Annual Report on Form 10-K for the year ending December 31, 2004, management's assessment of Parent's internal controls and procedures for financial reporting in accordance with Section 404 of SOX and (ii) there is no material weakness or significant deficiency, in each case as such term is defined in PCAOB Auditing Std. No. 2.

        Section 4.36    Opinion of Financial Advisor.     Parent has received an opinion of Lehman Brothers to the effect that, as of the date of this Agreement, the Conversion Number is fair, from a financial point of view, to Parent, a signed copy of which has been delivered to the Company. Parent has received the approval of such financial advisor to permit the inclusion of a copy of its written opinion in its entirety in the Proxy Statement, subject to such advisor's review thereof as presented in the Proxy Statement.

ARTICLE V

COVENANTS

        Section 5.1    Conduct of Business by Parent Pending Closing.     Parent covenants and agrees with the Company that, from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, each of the Parent Companies shall conduct its business only in the ordinary and usual course consistent with past practices, except as specifically contemplated in this Agreement or required by applicable law, from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1. Without the prior written consent of the Company:

          (a)   None of the Parent Companies shall: (i) amend its certificate or articles of incorporation, bylaws or other organizational documents; (ii) adjust, split, combine or reclassify any of its outstanding capital stock; (iii) declare, set aside or pay any dividends or other distributions (whether payable in cash, property or securities) with respect to its capital stock; (iv) issue, sell or agree to issue or sell or amend any phantom stock or stock appreciation rights or any securities or other equity interests, including its capital stock, any rights, options or warrants to acquire its capital stock, or securities convertible into or exchangeable or exercisable for its capital stock (other than shares of Parent Common Stock issued pursuant to the exercise of any Parent Stock Option outstanding on the date of this Agreement); (v) reduce the exercise or conversion price or extend the time for exercise or conversion, other than in accordance with mandatory contractual provisions, of any rights, options or warrants to acquire its capital stock or securities; (vi) purchase, cancel, retire, redeem or otherwise acquire any of its outstanding capital stock or other securities or other equity interests, except pursuant to the terms of the Parent Employee Benefit Plans in effect as of the date of this Agreement; (vii) merge or consolidate with, or transfer all or substantially all of its assets to, any other Person (other than the Merger); (viii) liquidate, wind-up or dissolve (or suffer any liquidation or dissolution); or (ix) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

          (b)   None of the Parent Companies shall (i) acquire any corporation, partnership or other business entity or any interest therein (other than interests in joint ventures, joint operation or ownership arrangements or tax partnerships acquired in the ordinary course of business) having an acquisition price in excess of $10,000,000; (ii) sell, lease or sublease, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any Oil and Gas Interests of Parent that have a value in excess of $5,000,000, individually, or any other assets that have a value at the time of such sale, lease, sublease, transfer or disposition in excess of $5,000,000, individually (except that this clause shall not apply to the sale of Hydrocarbons in the ordinary course of business or encumbrances under the Parent Bank Credit Agreement); (iii) farm-out any Oil and Gas Interest of Parent having a value in excess of $2,000,000 or interest therein; (iv) sell, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any securities of any other Person (including any capital stock or other securities or equity interest in any Parent Subsidiary); (v) make any loans, advances or capital contributions to, or investments in, any Person (other than loans or advances in the ordinary course of business) in an aggregate amount in excess of $500,000; (vi) enter into any Parent Material Agreement or any other agreement not terminable by any of the Parent Companies upon notice of 30 days or less and without penalty or other obligation; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

          (c)   None of the Parent Companies shall (i) permit to be outstanding at any time under the Parent Bank Credit Agreement indebtedness for borrowed money in excess of $50,000,000; (ii) incur any indebtedness for borrowed money other than under trade credit vendor lines not exceeding $1,000,000 in the aggregate or under the Parent Bank Credit Agreement; (iii) incur any other obligation or liability (other than liabilities incurred in the ordinary course of business); (iv) assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities or obligations of any other Person (other than Parent guarantees of Cimarex Energy Services, Inc. regarding obligations under transportation agreements) in an amount in excess of $500,000; (v) enter into, amend or modify any Derivative Transactions; or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

          (d)   The Parent Companies shall operate, maintain and otherwise deal with the Oil and Gas Interests of Parent in accordance with good and prudent oil and gas field practices and in accordance with all applicable oil and gas leases and other contracts and agreements and all applicable laws, rules and regulations, including but not limited to Environmental Laws.

          (e)   None of the Parent Companies shall voluntarily resign, transfer or otherwise relinquish any right it has as of the date of this Agreement, (i) as operator of any Oil and Gas Interest of Parent, except as required by law, regulation or contract, except to the extent such action would not be reasonably likely to have a Material Adverse Effect on Parent, or (ii) with respect to any standstill agreement.

          (f)    None of the Parent Companies shall (i) enter into, or otherwise become liable or obligated under or pursuant to: (1) any employee benefit, pension or other plan (whether or not subject to ERISA), (2) any other stock option, stock purchase, incentive or deferred compensation plan or arrangement or other fringe benefit plan, or (3) any consulting, employment, severance, retention, termination or similar agreement with any Person, or amend or extend any such plan, arrangement or agreement; (ii) except for payments made pursuant to any Parent Employee

  Benefit Plan or any other plan, agreement or arrangement described in Section 4.17 of the Parent Disclosure Schedule, grant, or otherwise become liable for or obligated to pay, any severance, retention or termination payment, bonus or increase in compensation or benefits (other than payments, bonuses or increases that are mandated by the terms of agreements existing as of the date hereof or that are paid in the ordinary course of business, consistent with past practices, and not individually or in the aggregate material in amount) to, or forgive any indebtedness of, any employee or consultant of any of the Parent Companies; or (iii) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          (g)   None of the Parent Companies shall create, incur, assume or permit to exist any Lien on any of its assets, except for Permitted Encumbrances

          (h)   The Parent Companies shall (i) keep and maintain accurate books, records and accounts; (ii) maintain in full force and effect the policies or binders of insurance described in Section 4.20; (iii) pay all Taxes, assessments and other governmental charges imposed upon any of their assets or with respect to their franchises, business, income or assets before any penalty or interest accrues thereon; (iv) pay all material claims (including claims for labor, services, materials and supplies) that have become due and payable and which by law have or may become a Lien upon any of their assets prior to the time when any penalty or fine shall be incurred with respect thereto or any such Lien shall be imposed thereon; and (v) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, obtain or take all Governmental Actions necessary in the operation of their businesses, and comply with and enforce the provisions of all Parent Material Agreements, including paying when due all rentals, royalties, expenses and other liabilities relating to their businesses or assets; provided, however, that Parent shall not be in violation of this Section 5.1(h) if any of the Parent Companies incurs obligations for penalties and interest in connection with gross production tax reporting or other Taxes in the ordinary course of business; and provided further, that the Parent Companies may contest the imposition of any such Taxes, assessments and other governmental charges, any such claim, or the requirements of any applicable law, rule, regulation or order or any Parent Material Agreement if done so in good faith by appropriate proceedings and if adequate reserves are established in accordance with GAAP.

          (i)    The Parent Companies shall at all times preserve and keep in full force and effect their corporate existence and rights and franchises material to their performance under this Agreement.

          (j)    None of the Parent Companies shall:

              (i)  take any action that would reasonably be expected to result in the breach of any of the representations and warranties contained in ARTICLE IV, except as specifically permitted under other provisions of this Section 5.1(j);

             (ii)  approve or implement budgets for general and administrative expenses of the Parent Companies (including salary, bonuses, general operating and overhead expenses) or budgets for Capital Expenditures of the Parent Companies, or incur expenses or disburse funds for any of such purposes except pursuant to the budgets which have been approved by the Company or revisions to such budgets which are approved by the Company, such approval not to be unreasonably withheld (any budgets which have been or are approved as required herein are referred to as "Approved Budgets");

            (iii)  except to the extent already included in an Approved Budget, enter into any agreements or other arrangements with respect to, or make any payments, incur any expenses or disburse any funds for (1) any Capital Project, the completion or full capitalization of which can reasonably be expected to require the Parent Companies to expend, in the aggregate, in excess of $5,000,000, or (2) any Capital Project for the exploration of Oil and Gas Interests with undeveloped reserves (including the acquisition of leasehold interests and seismic data, the drilling of wells and all related costs and expenses) which can reasonably be expected to require the Parent Companies to expend, in the aggregate, in excess of $5,000,000;

            (iv)  make any Capital Expenditure or general and administrative expense payment which exceeds, for any project, by more than 10 percent the amount set forth in the appropriate line item for such expenditure in an Approved Budget; or

             (v)  knowingly take, or agree to commit to take any action that would reasonably be expected to result in the failure of a condition set forth in Section 6.1 and Section 6.3(a) and (b) at, or as of any time prior to, the Effective Time, or that would impair materially the ability of the Company, Parent, Merger Sub or the holders of shares of Company Common Stock to consummate the Merger in accordance with the terms hereof or delay materially such consummation.

        Section 5.2    Conduct of Business by the Company Pending Closing.     The Company covenants and agrees with Parent and Merger Sub that, from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, each of the Target Companies shall conduct its business only in the ordinary and usual course and consistent with past practices, except as specifically contemplated in this Agreement or required by applicable law, from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1. Without the prior written consent of Parent:

          (a)   None of the Target Companies shall: (i) amend its certificate or articles of incorporation, bylaws or other organizational documents; (ii) adjust, split, combine or reclassify any of its outstanding capital stock; (iii) declare, set aside or pay any dividends or other distributions (whether payable in cash, property or securities) with respect to its capital stock (except as contemplated by Section 5.24 for the TEL Distribution); (iv) issue, sell or agree to issue or sell or amend any phantom stock or stock appreciation rights or any securities or other equity interests, including its capital stock, any rights, options or warrants to acquire its capital stock, or securities convertible into or exchangeable or exercisable for its capital stock (other than shares of Company Common Stock issued pursuant to the exercise of any Company Warrant outstanding on the date of this Agreement, pursuant to the exercise of any Company Stock Options outstanding on the date of this Agreement, or relating to the conversion of the 1996 Preferred in accordance with Section 5.26); (v) reduce the exercise or conversion price or extend the time for exercise or conversion, other than in accordance with mandatory contractual provisions, of any rights, options or warrants to acquire its capital stock or securities; (vi) purchase, cancel, retire, redeem or otherwise acquire any of its outstanding capital stock or other securities or other equity interests, except pursuant to the terms of the Company Employee Benefit Plans in effect as of the date of this Agreement or as relates to the cancellation of the Company Stock Options in accordance with Section 2.4(c)(iii); (vii) merge or consolidate with, or transfer all or substantially all of its assets to, any other Person (other than the Merger); (viii) liquidate, wind-up or dissolve (or suffer any liquidation or dissolution); or (ix) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

          (b)   None of the Target Companies shall (i) acquire any corporation, partnership or other business entity or any interest therein (other than interests in joint ventures, joint operation or ownership arrangements or tax partnerships acquired in the ordinary course of business) having an acquisition price in excess of $2,000,000; (ii) sell, lease or sublease, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any Oil and Gas Interests of the Company that have a value in excess of $1,000,000, individually, or any other assets that have a value at the time of such sale, lease, sublease, transfer or disposition in excess of $1,000,000, individually (except that this clause shall not apply to the sale of Hydrocarbons in the ordinary course of business or encumbrances under the Company Bank Credit Agreement); (iii) farm-out any Oil and Gas Interest of the Company having a value in excess of $2,000,000 or interest therein; (iv) sell, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any securities of any other Person (including any capital stock or other securities or equity interest in any Company Subsidiary); (v) make any loans, advances or capital contributions to, or investments in, any Person (other than loans or advances in the ordinary course of business) in an aggregate amount in excess of $500,000; (vi) enter into any Company Material Agreement or any other agreement not terminable by any of the Target Companies upon notice of 30 days or less and without penalty or other obligation; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

          (c)   None of the Target Companies shall (i) permit to be outstanding at any time under the Company Bank Credit Agreement indebtedness for borrowed money in excess of $400,000,000, exclusive of any indebtedness incurred to fund costs relating to the transactions contemplated under this Agreement; (ii) incur any indebtedness for borrowed money other than under trade credit vendor lines not exceeding $1,000,000 in the aggregate or under the Company Bank Credit Agreement or as relates to the cash payment for the cancellation of the Company Stock Options in accordance with Section 2.4(c)(iii); (iii) incur any other obligation or liability (other than liabilities incurred in the ordinary course of business); (iv) assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities or obligations of any other Person in an amount in excess of $500,000; (v) enter into, amend or modify any Derivative Transactions; or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing. None of the Target Companies shall incur any obligation or liability (through notes or any other instrument or form of obligation) under the Continuing Guaranty by the Company to Compass Bank, dated December 20, 2004, with respect to indebtedness of Metrix Networks, Inc., that exceeds $500,000.

          (d)   The Target Companies shall operate, maintain and otherwise deal with the Oil and Gas Interests of the Company in accordance with good and prudent oil and gas field practices and in accordance with all applicable oil and gas leases and other contracts and agreements and all applicable laws, rules and regulations, including but not limited to Environmental Laws.

          (e)   None of the Target Companies shall voluntarily resign, transfer or otherwise relinquish any right it has as of the date of this Agreement, (i) as operator of any Oil and Gas Interest of the Company, except as required by law, regulation or contract, except to the extent such action would not be reasonably likely to have a Material Adverse Effect on the Company, or (ii) with respect to any standstill agreement.

          (f)    None of the Target Companies shall (i) enter into, or otherwise become liable or obligated under or pursuant to: (1) any employee benefit, pension or other plan (whether or not subject to ERISA), (2) any other stock option, stock purchase, incentive or deferred compensation plan or arrangement or other fringe benefit plan, or (3) any consulting, employment, severance, retention, termination or similar agreement with any Person, or amend or extend any such plan, arrangement or agreement; (ii) except for payments made pursuant to any Company Employee Benefit Plan or any other plan, agreement or arrangement described in Section 3.16 of the Company Disclosure Schedule, grant, or otherwise become liable for or obligated to pay, any severance, retention or termination payment, bonus or increase in compensation or benefits (other than payments, bonuses or increases that are mandated by the terms of agreements existing as of the date hereof or that are paid in the ordinary course of business, consistent with past practices, and not individually or in the aggregate material in amount) to, or forgive any indebtedness of, any employee or consultant of any of the Target Companies; or (iii) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          (g)   None of the Target Companies shall create, incur, assume or permit to exist any Lien on any of its assets, except for Permitted Encumbrances.

          (h)   The Target Companies shall (i) keep and maintain accurate books, records and accounts; (ii) maintain in full force and effect the policies or binders of insurance described in Section 3.19; (iii) pay all Taxes, assessments and other governmental charges imposed upon any of their assets or with respect to their franchises, business, income or assets before any penalty or interest accrues thereon; (iv) pay all material claims (including claims for labor, services, materials and supplies) that have become due and payable and which by law have or may become a Lien upon any of their assets prior to the time when any penalty or fine shall be incurred with respect thereto or any such Lien shall be imposed thereon; and (v) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, obtain or take all Governmental Actions necessary in the operation of their businesses, and comply with and enforce the provisions of all Company Material Agreements, including paying when due all rentals, royalties, expenses and other liabilities relating to their businesses or assets; provided, however, that the Company shall not be in violation of this Section 5.2(h) if any of the Target Companies incurs obligations for penalties and interest in connection with gross production tax reporting or other Taxes in the ordinary course of business; and provided further, that the Target Companies may contest the imposition of any such Taxes, assessments and other governmental charges, any such claim, or the requirements of any applicable law, rule, regulation or order or any Company Material Agreement if done so in good faith by appropriate proceedings and if adequate reserves are established in accordance with GAAP.

          (i)    The Target Companies shall at all times preserve and keep in full force and effect their corporate existence and rights and franchises material to their performance under this Agreement.

          (j)    None of the Target Companies shall:

              (i)  take any action that would reasonably be expected to result in the breach of any of the representations and warranties contained in ARTICLE III, except as specifically permitted under other provisions of this Section 5.2(j);

             (ii)  approve or implement budgets for general and administrative expenses of the Target Companies (including salary, bonuses, general operating and overhead expenses) or budgets for Capital Expenditures of the Target Companies, or incur expenses or disburse funds for any of such purposes except pursuant to the budgets which have been approved by Parent or revisions to such budgets which are approved by Parent, such approval not to be unreasonably withheld (any budgets which have been or are approved as required herein are referred to as "Approved Budgets");

            (iii)  except to the extent already included in an Approved Budget, enter into any agreements or other arrangements with respect to, or make any payments, incur any expenses or disburse any funds for (1) any onshore Capital Project, the completion or full capitalization of which can reasonably be expected to require the Target Companies to expend, in the aggregate, in excess of $2,000,000, or (2) any Capital Project for the onshore exploration of Oil and Gas Interests with undeveloped reserves (including the acquisition of onshore leasehold interests and seismic data, the drilling of onshore wells and all related costs and expenses) which can reasonably be expected to require the Target Companies to expend, in the aggregate, in excess of $2,000,000;

            (iv)  except to the extent already included in an Approved Budget, enter into any agreements or other arrangements requiring payment in any single case or series of related cases exceeding $1,000,000 with respect to, or make any payments, incur any expenses or disburse any funds (in any single case or series of related cases exceeding $1,000,000) for (1) any offshore Capital Project or (2) any Capital Project for the offshore exploration of Oil and Gas Interests with undeveloped reserves (including the acquisition of offshore leasehold interests and seismic data, the drilling of offshore wells and all related costs and expenses);

             (v)  make any Capital Expenditure or general and administrative expense payment which, for any project, exceeds by more than 10 percent the amount set forth in the appropriate line item for such expenditure in an Approved Budget; or

            (vi)  knowingly take, or agree to commit to take, any action that would reasonably be expected to result in the failure of a conditions set forth in Section 6.1 and Section 6.2(a) and (b) at, or as of any time prior to, the Effective Time, or that would impair materially the ability of the Company, Parent, Merger Sub or the holders of shares of Company Common Stock to consummate the Merger in accordance with the terms hereof or delay materially such consummation.

        Section 5.3    Access to Assets, Personnel and Information.

          (a)   Upon reasonable notice and subject to applicable Laws relating to the exchange of information, from the date hereof until the Effective Time, Parent shall: (i) afford to the Company and the Company Representatives, at the Company's sole expense, reasonable access to any of the assets, books and records, contracts, employees, representatives, agents and facilities of the Parent Companies; and (ii) upon request, furnish promptly to the Company (at the Company's expense) access to, or a copy of, any file, book, record, contract, permit, correspondence, or other written information, document or data concerning any of the Parent Companies (or any of their respective assets) that is within the possession or control of any of the Parent Companies.

          (b)   Upon reasonable notice and subject to applicable Laws relating to the exchange of information, from the date hereof until the Effective Time, the Company shall: (i) afford to Parent and the Parent Representatives, at Parent's sole expense, reasonable access to any of the assets, books and records, contracts, employees, representatives, agents and facilities of the Target Companies; and (ii) upon request, furnish promptly to Parent (at Parent's expense) access to, or a copy of, any file, book, record, contract, permit, correspondence, or other written information, document or data concerning any of the Target Companies (or any of their respective assets) that is within the possession or control of any of the Target Companies.

          (c)   The Company and the Company Representatives shall, at the Company's sole expense, have the right to make an environmental and physical assessment of the assets of the Parent Companies and, in connection therewith, shall have the right (during normal business hours, or as otherwise permitted by Parent) to enter and inspect such assets and all buildings and improvements thereon, and generally conduct such non-invasive tests, examinations, investigations and studies as the Company reasonably deems necessary, desirable or appropriate for the preparation of engineering or other reports relating to such assets, their condition and the presence of Hazardous Materials and compliance with Environmental Laws. Parent shall be provided not less than 24 hours prior notice of such activities, and Parent Representatives shall have the right to witness all such tests and investigations. The Company shall (and shall cause the Company Representatives to) keep any data or information acquired by any such examinations and the results of any analyses of such data and information strictly confidential and shall not (and shall cause the Company Representatives not to) disclose any of such data, information or results to any Person unless otherwise required by law or regulation and then only after written notice to Parent of the determination of the need for disclosure. The Company shall provide Parent a copy of any environmental report or assessment prepared on behalf of the Company with respect to any of the Parent Companies or any of their properties or assets. The Company shall indemnify, defend and hold the Parent Companies and the Parent Representatives harmless from and against any and all claims to the extent arising out of or as a result of the activities of the Company and the Company Representatives on the assets of the Parent Companies in connection with conducting such environmental and physical assessment, except to the extent of and limited by the negligence or willful misconduct of any of the Parent Companies or any Parent Representative.

          (d)   Parent and the Parent Representatives shall, at Parent's sole expense, have the right to make an environmental and physical assessment of the assets of the Target Companies and, in connection therewith, shall have the right (during normal business hours, or as otherwise permitted by the Company) to enter and inspect such assets and all buildings and improvements thereon, and generally conduct such non-invasive tests, examinations, investigations and studies as Parent reasonably deems necessary, desirable or appropriate for the preparation of engineering or other reports relating to such assets, their condition and the presence of Hazardous Materials and compliance with Environmental Laws. The Company shall be provided not less than 24 hours prior notice of such activities, and Company Representatives shall have the right to witness all such tests and investigations. Parent shall (and shall cause the Parent Representatives to) keep any data or information acquired by any such examinations and the results of any analyses of such data and information strictly confidential and shall not (and shall cause the Parent Representatives not to) disclose any of such data, information or results to any Person unless otherwise required by law or regulation and then only after written notice to the Company of the determination of the need for disclosure. Parent shall provide the Company a copy of any environmental report or assessment prepared on behalf of Parent with respect to any of the Target Companies or any of their properties or assets. Parent shall indemnify, defend and hold the Target Companies and the Company Representatives harmless from and against any and all claims to the extent arising out of or as a result of the activities of Parent and the Parent Representatives on the assets of the Target Companies in connection with conducting such environmental and physical assessment, except to the extent of and limited by the negligence or willful misconduct of any of the Target Companies or any Company Representative.

          (e)   From the date hereof until the Effective Time, each of Parent and the Company shall: (i) furnish to the other, promptly upon receipt, filing or other submission (as the case may be), a copy of each communication between such Party and the SEC after the date hereof relating to the Merger, the Registration Statement or otherwise and each report, schedule, registration statement or other document filed by such Party with the SEC after the date hereof relating to the Merger, the Registration Statement or otherwise; and (ii) promptly advise the other of the substance of any oral communications between such Party and the SEC relating to the Merger, the Registration Statement or otherwise.

          (f)    The Company shall not (and shall cause the Company Subsidiaries and the Company Representatives not to), and Parent shall not (and shall cause the Parent Subsidiaries and the Parent Representatives not to), use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

          (g)   Notwithstanding anything in this Section 5.3 to the contrary: (i) the Company shall not be obligated under the terms of this Section 5.3 to disclose to Parent or the Parent Representatives, or grant Parent or the Parent Representatives access to, information that is within the possession or control of any of the Target Companies but subject to a valid and binding confidentiality agreement with a third party without first obtaining the consent of such third party, provided, that the Company shall use its reasonable efforts to obtain any such consent, and, provided further, that the Company shall make appropriate substitute disclosure arrangements in circumstances in which such consent is not obtained promptly; and (ii) Parent shall not be obligated under the terms of this Section 5.3 to disclose to the Company or the Company Representatives, or grant the Company or the Company Representatives access to, information that is within the possession or control of any of the Parent Companies but subject to a valid and binding confidentiality agreement with a third party without first obtaining the consent of such third party, provided, that Parent shall use its reasonable efforts to obtain any such consent and, provided further, that the Parent shall make appropriate substitute disclosure arrangements in circumstances in which such consent is not obtained promptly.

          (h)   To facilitate approvals of activities of the Parties that are restricted under Section 5.1 and Section 5.2, Parent Representatives and Company Representatives agree to meet on a regular basis to review matters relating to their respective Capital Projects (including the status of expenditures under Approved Budgets (such as outstanding authorizations for expenditures), the success of their Capital Projects to date, proposals to initiate new Capital Projects or substantially increase commitments to existing Capital Projects), commodity hedging issues and any other matters restricted under Section 5.1 and Section 5.2.

        Section 5.4    No Solicitation.

          (a)   From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, shall cause each of the Target Companies to not, shall cause each officer, director or employee of the Company or any of the Target Companies to not, and shall cause each investment banker, attorney or other advisor or representative of the Company or any of the Target Companies to not (with respect to any of the Target Companies),

              (i)  solicit, initiate, or knowingly encourage the submission of, any Takeover Proposal (as herein defined),

             (ii)  approve or recommend any Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Takeover Proposal (or resolve to or publicly propose to do any of the foregoing), or

            (iii)  participate or engage in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Takeover Proposal;

  provided, however, that (x) if (under circumstances in which the Company has complied with all of its obligations under this Section 5.4(a)), prior to this Agreement having been approved by the Required Company Stockholder Vote (as herein defined), the Company receives an unsolicited written Takeover Proposal from a third party that the Board of Directors of the Company determines in good faith (after consulting with its financial advisors) is, or is reasonably likely to result in, a Superior Proposal (as herein defined), the Company and its representatives may conduct such additional discussions and provide such information as the Board of Directors of the Company shall determine, but only if, prior to such provision of such information or conduct of such additional discussions (A) such third party shall have entered into a confidentiality agreement in customary form that is no less favorable to the Company than the Confidentiality Agreement (and containing additional provisions that expressly permit the Company to comply with the provisions of this Section 5.4) and (B) the Board of Directors of the Company determines in its good faith judgment, after receiving the advice of outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable law; (y) at any time prior to this Agreement having been approved by the Required Company Stockholder Vote, and subject to the Company's compliance with its obligations under this Section 5.4(a), the Company's Board of Directors may (1) withdraw (or amend or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or amend or modify in a manner adverse to Parent or Merger Sub), the recommendation or declaration of advisability by the Company's Board of Directors of this Agreement, the Merger or the other transactions contemplated by this Agreement and recommend, or publicly propose to recommend, any Takeover Proposal, or (2) recommend, adopt or approve or publicly propose to recommend, adopt or approve any Takeover Proposal, and/or (3) in compliance with Section 7.3, allow the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, in the case of subclauses (1), (2) and (3) of this clause (y) only after (A) the Board of Directors of the Company determines in good faith (after providing Parent and Merger Sub with three business days to propose a Parent Alternative Transaction (as defined herein) and after consulting with its financial advisors) that such Takeover Proposal is a Superior Proposal and (B) the Board of Directors of the Company determines in its good faith judgment, after receiving the advice of outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable law; and (z) nothing contained in subclauses (i) or (ii) above shall prohibit the Company or its Board of Directors from disclosing to the Company's stockholders a position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, in either case to the extent required by applicable law, provided that the Board of Directors of the Company shall not recommend that the stockholders of the Company tender their Company Common Stock in connection with any such tender or exchange offer unless the Board of Directors of the Company determines in good faith (after receiving the advice of its financial adviser and after providing Parent and Merger Sub with three business days to propose an alternative transaction, which alternative transaction may be conditioned upon receipt of further evidence of the ability and intent of the other prospective purchaser to close (a "Parent Alternative Transaction")) that such Takeover Proposal is a Superior Proposal. The Company shall immediately cease and cause to be terminated and shall cause its affiliates and the Target Companies and its or their respective officers, directors, employees, representatives or agents, to terminate all existing discussions or negotiations, if any, with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, a Takeover Proposal and shall communicate with any such parties (and their agents or advisors) in possession of confidential information regarding any of the Target Companies directing them to return or destroy such information. The Company shall ensure that its officers, directors and key employees and its investment bankers, attorneys and other representatives are aware of and comply with the provisions of this Section.

          (b)   For purposes of this Agreement, (i) "Takeover Proposal" shall mean any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or any of their affiliates) relating to any acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction involving any of the Target Companies of (A) assets or businesses that constitute or represent 10% or more of the total revenue, operating income, EBITDA or assets of the Target Companies, taken as a whole, or (B) 10% or more of the outstanding shares of Company Common Stock or any other Company capital stock (or other equity or voting interests in the Company) or capital stock of, or other equity or voting interests in, any of the Target Companies directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above, in each case other than the transactions contemplated by this Agreement and (ii) the term "Superior Proposal" means any bona fide, fully financed written Takeover Proposal to effect a merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, or other similar transaction made by a third party to acquire, directly or indirectly, (x) 50% or more of the assets of the Target Companies, taken as a whole or (y) 50% or more of the outstanding voting securities of the Company, in any such case on terms that the Board of Directors of the Company determines in its good faith judgment (after consulting with its financial advisors and outside counsel), taking into account all financial, legal and regulatory terms and conditions of the Takeover Proposal and this Agreement, including any changes to the terms of this Agreement offered by Parent through a Parent Alternative Transaction in response to such Takeover Proposal, including any conditions to such Takeover Proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the Person making the Takeover Proposal to finance the transaction contemplated thereby, any required governmental or other consents, filings and approvals, (A) would, if consummated, result in a transaction that is more favorable to the Company's stockholders from a financial point of view as compared to the transactions contemplated by this Agreement (as modified by a Parent Alternative Transaction) and (B) is reasonably likely to be completed without undue delay.

          (c)   In addition to the other obligations of the Company set forth in this Section 5.4, the Company shall promptly advise Parent orally and in writing of any request for information with respect to any Takeover Proposal, or any inquiry with respect to or which could result in a Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the Person making the same.

          (d)   Nothing in this Section 5.4 shall permit the Company to terminate this Agreement except as specifically provided in ARTICLE VII.

        Section 5.5    Company Stockholders Meeting.     The Company shall take all action necessary in accordance with applicable law and its articles of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable after the date hereof for the purpose of voting on the Company Proposal. Subject to Section 5.4(a), the Board of Directors of the Company shall recommend approval of the Company Proposal and shall take all lawful action to solicit such approval, including timely mailing the Proxy Statement/Prospectus to the stockholders of the Company.

        Section 5.6    Parent Stockholders Meeting.     Parent shall take all action necessary in accordance with applicable law and its articles of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable after the date hereof for the purpose of voting on the Company Proposal. The Board of Directors of Parent shall recommend approval of the Company Proposal and shall take all lawful action to solicit such approval, including timely mailing the Proxy Statement/Prospectus to the stockholders of Parent.

        Section 5.7    Registration Statement and Proxy Statement/Prospectus.

          (a)   Parent and the Company shall cooperate and promptly prepare the Registration Statement, and, subject to Parent's receiving promptly the required information from the Company, Parent shall file the Registration Statement with the SEC as soon as practicable after the date hereof. Parent shall use all reasonable efforts, and the Company shall cooperate with Parent (including furnishing promptly all information concerning the Company and the holders of Company Common Stock as may be reasonably requested by Parent), to have the Registration Statement (as it may be amended or supplemented) declared effective under the Securities Act as promptly as practicable after such filing. Parent shall use all reasonable efforts, and the Company shall cooperate with Parent, to obtain all necessary state securities laws or "blue sky" permits, approvals and registrations in connection with the issuance of Parent Common Stock pursuant to the Merger.

          (b)   Parent shall cause the Registration Statement (including the Proxy Statement/Prospectus), at the time it becomes effective under the Securities Act, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder. The Company shall cause the information it provides for such purpose to comply as to form in all material respects with such provisions.

          (c)   The Company hereby covenants and agrees with Parent that: (i) the Registration Statement (at the time it becomes effective under the Securities Act and at the Effective Time) shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause (i) shall apply only to information contained in the Registration Statement that was supplied by the Company for inclusion therein); and (ii) the Proxy Statement/Prospectus (at the time it is first mailed to stockholders of the Company and Parent, at the time of the Company Meeting and the Parent Meeting, and at the Effective Time) shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (ii) shall apply only to information contained in the Proxy Statement/Prospectus that was supplied by the Company for inclusion therein). If, at any time prior to the Effective Time, any event with respect to the Company, or with respect to other information supplied by the Company for inclusion in the Registration Statement, occurs and such event is required to be described in an amendment to the Registration Statement, the Company shall promptly notify Parent of such occurrence and shall cooperate with Parent in the preparation and filing of such amendment. If, at any time prior to the Effective Time, any event with respect to the Company, or with respect to other information supplied by the Company for inclusion in the Proxy Statement/Prospectus, occurs and such event is required to be described in a supplement to the Proxy Statement/Prospectus, the Company shall promptly notify Parent of such occurrence and shall cooperate with Parent in the preparation, filing and dissemination of such supplement.

          (d)   Parent hereby covenants and agrees with the Company that: (i) the Registration Statement (at the time it becomes effective under the Securities Act and at the Effective Time) shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause (i) shall not apply to any information contained in the Registration Statement that was supplied by the Company for inclusion therein); and (ii) the Proxy Statement/Prospectus (at the time it is first mailed to stockholders of the Company and Parent, at the time of the Company Meeting and the Parent Meeting, and at the Effective Time) shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (ii) shall not apply to any information contained in the Proxy Statement/Prospectus that was supplied by the Company for inclusion therein). If, at any time prior to the Effective Time, any event with respect to Parent, or with respect to other information (not supplied by the Company) included in the Registration Statement, occurs and such event is required to be described in an amendment to the Registration Statement, such event shall be so described and such amendment shall be promptly prepared and filed. If, at any time prior to the Effective Time, any event with respect to Parent, or with respect to other information (not supplied by the Company) included in the Proxy Statement/Prospectus, occurs and such event is required to be described in a supplement to the Proxy Statement/Prospectus, Parent shall promptly notify the Company of such occurrence and shall cooperate with the Company in the preparation, filing and dissemination of such supplement.

          (e)   Neither the Registration Statement nor the Proxy Statement/Prospectus nor any amendment or supplement thereto shall be filed or disseminated to the stockholders of the Company or Parent without the approval of both Parent and the Company (not to be unreasonably withheld). Parent shall advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective under the Securities Act, the issuance of any stop order with respect to the Registration Statement, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any comments or requests for additional information by the SEC with respect to the Registration Statement.

        Section 5.8    Stock Exchange Listing.     Parent shall cause the shares of Parent Common Stock to be issued in the Merger and upon exercise of the Company Stock Options and the Company Warrants (if still outstanding and as assumed by Parent) to be approved for listing on Parent's primary National Stock Exchange, subject to official notice of issuance, prior to the Closing Date. Parent shall also cause the Company Warrants (if still outstanding and as assumed by Parent) to be approved for listing on a National Stock Exchange prior to the Closing Date.

        Section 5.9    Additional Arrangements.     Subject to the terms and conditions herein provided, each of the Company and Parent shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or reasonably desirable under any applicable laws and regulations (including the HSR Act) or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings. Each of the Company and Parent shall take, or cause to be taken, all action or shall do, or cause to be done, all things necessary, appropriate or reasonably desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable. In addition, if any Governmental Authority shall have issued any order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, each of the Company and Parent shall use its reasonable efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

        Section 5.10    Agreements of Affiliates.     At least 10 days prior to the Effective Time, the Company shall cause to be prepared and delivered to Parent a list identifying all Persons who, at the time of the Company Meeting, may be deemed to be "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act. The Company shall use its best efforts (without payment or compensation) to cause each Person who is identified as an affiliate of the Company in such list to execute and deliver to Parent, on or prior to the Closing Date, a written agreement, in the form attached hereto as Exhibit 5.10. Parent shall be entitled to place legends as specified in such agreements on the Parent Certificates representing any Parent Common Stock to be issued to such Persons in the Merger, irrespective of whether or not they sign such agreements.

        Section 5.11    Section 16.     Prior to the Closing Date, Parent and the Company, and their respective boards of directors, shall adopt resolutions consistent with the interpretive guidance of the SEC and take any other actions as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act.

        Section 5.12    Public Announcements.     Prior to the Closing, the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement and shall not issue any press release or make any such public statement prior to obtaining the approval of the other party; provided, however, that such approval shall not be required where such release or announcement is required by applicable law or stock exchange rule; and provided further, that either the Company or Parent may respond to inquiries by the press or others regarding the transactions contemplated by this Agreement, so long as such responses are consistent with such Party's previously issued press releases.

        Section 5.13    Notification of Certain Matters.     The Company shall give prompt notice to Parent of any of the following: (a) any representation or warranty contained in ARTICLE III being untrue or inaccurate when made, (b) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in ARTICLE III to be untrue or inaccurate on the Closing Date, or (c) any failure of the Company to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder. Parent shall give prompt notice to the Company of any of the following: (x) any representation or warranty contained in ARTICLE IV being untrue or inaccurate when made, (y) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in ARTICLE IV to be untrue or inaccurate on the Closing Date, or (z) any failure of Parent to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder.

        Section 5.14    Payment of Expenses.     Subject to the provisions of Section 7.2 and Section 7.3, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger shall be consummated, except that: (a) the fee for filing the Registration Statement with the SEC and the costs and expenses associated with printing the Proxy Statement/Prospectus and complying with any applicable state securities or "blue sky" laws shall be borne by Parent; and (b) the costs and expenses associated with mailing the Proxy Statement/Prospectus to the stockholders of (i) the Company, and soliciting the votes of the stockholders of the Company, shall be borne by the Company, and (ii) Parent, and soliciting the votes of the stockholders of Parent, shall be borne by Parent.

        Section 5.15    Indemnification and Insurance.

          (a)   Parent agrees that all rights to indemnification now existing in favor of any officers, directors, employees, controlling stockholders or agents of any of the Target Companies, as provided in their respective charters or bylaws (or similar organizational documents), and any existing indemnification agreements or arrangements of any of the Target Companies, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time (or such longer period as may be provided in any existing indemnification agreement between any of the Target Companies, and any current or former officer or director thereof); provided, that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

          (b)   From and after the Effective Time, Parent shall, for a period of six years after the Effective Time, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, employee, controlling stockholder or agent of any of the Target Companies (collectively, the "Indemnified Parties") against all losses, expenses (including attorneys' fees), claims, damages, liabilities and amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on or arising in whole or in part out of the fact that the Indemnified Party (or the person controlled by the Indemnified Party) is or was a director, officer, employee, controlling stockholder or agent (including a trustee or fiduciary of any Company Employee Benefit Plan but subject to any conditions or limitations on the indemnity set forth in the applicable Company Employee Benefit Plan) and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time (including any Claim arising out of this Agreement or any of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under applicable Nevada law, and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each

  Indemnified Party to the fullest extent permitted under applicable Nevada law. In determining whether an Indemnified Party is entitled to indemnification under this Section 5.15, if requested by such Indemnified Party, such determination shall be made by special, independent counsel selected by Parent and approved by the Indemnified Party (which approval shall not be unreasonably withheld), and who has not otherwise performed services for Parent or any of its Affiliates within the last three years (other than in connection with such matters). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party(ies) (whether arising before or after the Effective Time): (i) Parent shall have the right to control the defense of such matter with Parent's regularly engaged independent legal counsel or other counsel selected by Parent and reasonably satisfactory to the Indemnified Party(ies), and Parent shall pay all reasonable fees and expenses of such counsel; and (ii) the Indemnified Party(ies) shall cooperate with Parent, at Parent's expense, in the defense of any such matter. Parent shall not be liable for any settlement effected without its prior written consent, which consent shall not unreasonably be withheld. In the event of any Claim, any Indemnified Party wishing to claim indemnification shall promptly notify Parent thereof (provided, that failure to so notify Parent shall not affect the obligations of Parent except to the extent that Parent shall have been prejudiced as a result of such failure) and shall deliver to Parent the undertaking contemplated by the applicable provisions of the NRS, but without any requirement for the posting of a bond. Without limiting the foregoing, in the event any such Claim is brought against any of the Indemnified Parties, such Indemnified Party(ies) may retain only one law firm (plus one local counsel, if necessary) to represent them with respect to each such matter unless the use of counsel chosen to represent the Indemnified Parties would present such counsel with a conflict of interest, or the representation of all of the Indemnified Parties by the same counsel would be inappropriate due to actual or reasonably probable differing interests between them, in which case such additional counsel as may be required (as shall be reasonably determined by the Indemnified Parties and Parent) may be retained by the Indemnified Parties at the cost and expense of Parent and Parent shall pay all reasonable fees and expenses of such counsel for such Indemnified Parties. Notwithstanding the foregoing, nothing contained in this Section 5.15 shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer, director, employee, controlling stockholder or agent of Parent under applicable Nevada law.

          (c)   From and after the Effective Time, Parent shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company, but only to the extent related to actions or omissions prior to the Effective Time; provided, that (i) Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous; (ii) such substitution shall not result in gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and (iii) Parent shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date hereof and if Parent is unable to obtain the insurance required by this Section 5.15(c) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

          (d)   Following the Merger, if Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person or Persons, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and any of their successors and assigns, assume the obligations of the Parties and Parent set forth in this Section 5.15.

          (e)   This Section 5.15 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company and the Indemnified Parties (each of whom may enforce the provisions of this Section 5.15) and shall be binding on the successors and assigns of Parent.

        Section 5.16    Employees; Employee Benefits.

          (a)   For a period of six months following the Closing Date, the Company or its Subsidiaries shall, subject to earlier termination of employment for cause (as determined in accordance with the definition of "cause" set forth in the Company's Extraordinary Transaction Compensation Policy) or by voluntary termination, continue to provide those Persons (other than Persons currently covered by written employment agreements) who are employed by the Company or any of its Subsidiaries immediately prior to the Effective Time (the "Continuing Employees"), with employment at respective levels of base salary and incentive and bonus opportunities (but not equity compensation) and benefits (including vacation, paid time off, medical, dental, vision, life, accidental death and dismemberment and disability benefits) that are substantially comparable, in the aggregate to each Continuing Employee, to those provided by the Target Companies immediately prior to the Effective Time; provided, that on and after October 1, 2005, each such Continuing Employee may, at the option of Parent, be enrolled in one or more of the Parent Employee Benefit Plans (with benefits of similarly situated employees of Parent and its Subsidiaries) rather than in any remaining Company Employee Benefit Plans. The Continuing Employees shall be eligible to participate in Parent's 401(k) plan immediately after the Effective Time, according to the terms of Parent's 401(k) plan and applicable law, and with the prior service credit provided for in Section 5.16(b).

          (b)   The service of each Continuing Employee with the Company or its Subsidiaries (or any predecessor employer) prior to the Effective Time shall be treated as service with Parent and its Subsidiaries for purposes of each Parent Employee Benefit Plan (including retirement, vacation, paid time off and severance plans) in which such Continuing Employee is eligible to participate after the Effective Time, including for purposes of eligibility, vesting and benefit levels and accruals (other than defined benefit pension plan accruals).

          (c)   Following the Effective Time, Parent shall, or shall cause its Subsidiaries to, (i) waive any pre-existing condition, exclusion, actively-at-work requirements or waiting periods and (ii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Effective Time (or, if later, any applicable plan transition date) for the plan year in which the Effective Time (or such transition date) occurs, in each case for purposes of each Parent Plan in which any Continuing Employee or his or her eligible dependents is eligible to participate after the Effective Time.

          (d)   Parent shall, and shall cause its Subsidiaries to, honor, in accordance with its terms (but without duplication or multiple effect), each severance policy or plan listed on Section 5.16(d) of the Company Disclosure Schedule and all obligations thereunder, including any rights or benefits arising as a result of the transactions contemplated hereby (either alone or in combination with any other event); provided that the period of time during which severance may be triggered under any severance policy or plan listed on Section 5.16(d) of the Company Disclosure Schedule (without duplication or multiple effect) shall be extended, with respect to each Continuing Employee to which such policy or plan applies, for the period of such Continuing Employee's actual employment with the Company or its Subsidiaries after Closing (up to a maximum extension of six months for all covered participants under the Magnum Hunter Resources, Inc. Employee Severance Policy and all covered participants under the Magnum Hunter Resources, Inc. Extraordinary Transaction Compensation Policy who are entitled to receive, as a Termination Payment thereunder, three months or less of Base Salary (as defined therein)). Parent hereby acknowledges that the consummation of the Merger constitutes a change of control, change in control or extraordinary transaction, as the case may be, for all purposes under such Company Employee Benefit Plans.

          (e)   Notwithstanding anything herein to the contrary, the Company shall be entitled to (i) amend, modify or terminate any nonqualified deferred compensation plan (as defined in Section 409A of the Code) maintained by any of the Target Companies prior to the Effective Time, as determined by the Company (with the approval of Parent), in order to comply with any rules, regulations or other guidance promulgated by any Governmental Entity under Section 409A of the Code or otherwise to avoid the imposition of any Tax or interest penalty on any participant therein under Section 409A of the Code and (ii) adopt and operate a nonqualified deferred compensation plan that will provide for the deferral of compensation in taxable years beginning on and after January 1, 2005, in lieu of deferral of such compensation under any nonqualified deferred compensation plan in existence as of the date hereof, and having such other terms and conditions as are substantially similar to the terms of any such existing nonqualified deferred compensation plan and are in compliance with Section 409A of the Code. Following the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries or any of its or their respective employees to, take any action or omit to take any action that results, or would be reasonably likely to result, in the imposition of any Tax or interest penalty under Section 409A of the Code on any current or former participant in any such existing or new nonqualified deferred compensation plan, including any "material modification" (within the meaning of Section 885(d)(2)(B) of the American Jobs Creation Act of 2004) of any such nonqualified deferred compensation plan with respect to amounts deferred in taxable years beginning before January 1, 2005. Parent shall indemnify and hold harmless each such participant on an after-tax basis from any Tax or interest penalty imposed under Section 409A of the Code to the extent imposed as a result of any such act or omission.

          (f)    The parties agree that the consummation of the transactions contemplated by this Agreement shall constitute a "Change in Control" as defined in those employment agreements entered into among the Company, Gruy Petroleum Management Co. and certain executives as identified on Section 5.16(f) of the Company Disclosure Schedule and that on and after the Effective Time such executives shall have "Good Reason" to voluntarily terminate employment in accordance with such agreements, which termination shall entitle such executives to lump sum termination payments, benefits continuation and other benefits pursuant to Sections 8(c)-(e) of such agreements. The lump sum termination payments payable to the executives upon voluntary termination of employment pursuant to Section 8(c) of the employment agreements are set forth on Section 5.16(f) of the Company Disclosure Schedule.

          (g)   The parties agree that the consummation of the transactions contemplated by this Agreement shall constitute a "Change of Control" as defined in the Company's Outside Director Policy and that the removal of the Company's directors as of the Effective Time as provided in Section 2.3(c) of this Agreement entitles the outside directors of the Company to additional compensation pursuant to Section 3.1 of such policy. The additional compensation payable to each outside director pursuant to Section 3.1 of the Company's Outside Director Policy is set forth on Section 5.16(g) of the Company Disclosure Schedule. Company Stock Options held by outside directors of the Company shall be cashed out in accordance with the provisions of Section 2.4(c)(iii) of this Agreement.

          (h)   Payments required to be made under the executive employment agreements described in Section 5.16(f) and the Company's Outside Director Policy and the other severance policies or plans described in Section 5.16(d) shall be made at the time provided in such agreements, policies or plans, or, if time of payment is not provided for, within 5 days of an employee or director satisfying the requirements for entitlement to such payments; provided, however, that any payments subject to Section 409A of the Code and related rules, regulations or other guidance made to a key employee (as defined in Code Section 416(i) without regard to subsection (5) thereof) shall be made at a time that will not result in the imposition of any Tax or interest penalty under Section 409A of the Code, even if compliance with Section 409A of the Code will result in a delay in payment.

          (i)    To the extent that any employment agreement or written Company policy does not already so specifically provide, if any of the persons set forth on Section 5.16(i) of the Company Disclosure Schedule pays or becomes obligated to pay any excise tax under Section 4999 of the Code on any payment he receives (whether under any such employment agreement, policy or otherwise, and including but not limited to the value of accelerated vesting of Company Stock Options) in connection with the transactions contemplated by this Agreement, the parties agree that the Company shall pay to such person an amount equal to the total excise tax paid or payable.

        Section 5.17    Parent Board of Directors.     At the Effective Time, Parent shall cause one then existing member of the Company's Board of Directors selected by Parent to be elected to the Board of Directors of Parent.

        Section 5.18    Registration Statements Relating to Company Warrants and Company Convertible Notes.     Prior to the Effective Time, Parent shall file with the SEC a registration statement on Form S-3 with respect to the shares of Parent Common Stock to be issued upon exercise of the Company Warrants (if reasonably expected to be outstanding at the Effective Time in accordance with their currently existing terms) and conversion of the Company Convertible Notes. Parent shall use all reasonable efforts to have such registration statement become effective at the Effective Time and to maintain the effectiveness of such registration statement (and maintain the current status of the related prospectus) for so long as any Company Warrants and Company Convertible Notes remain outstanding in accordance with their currently existing terms. The provisions of this Section 5.18 are intended to be for the benefit of, and shall be enforceable by, the Parties and each holder of a Company Warrant and their respective heirs and representatives. To the extent required by applicable securities law and regulations, Parent shall also file with the SEC a registration statement with respect to the Company Warrants and Company Convertible Notes.

        Section 5.19    Bank Credit Agreements.     Each of Parent and the Company shall use its reasonable best efforts to obtain, on or before the Closing Date: (a) any required consents of the lenders under the Parent Bank Credit Agreement and the Company Bank Credit Agreement, respectively, to the Merger and the other transactions contemplated by this Agreement (which in the case of the Company Bank Credit Agreement shall include the lenders' consent to the TEL Distribution and the lenders' agreement to waive any default that could arise if any of the holders of the Company Convertible Notes exercises its right to convert or to have the Company repurchase its Notes); or (b) a new credit facility for Parent in an amount sufficient to pay off all then outstanding indebtedness under both the Parent Bank Credit Agreement and the Company Bank Credit Agreement and provide a similar amount of borrowing capacity as the Parent Bank Credit Agreement and the Company Bank Credit Agreement.

        Section 5.20    Tax Matters.

          (a)   Parent, Merger Sub and the Company shall each, and shall cause its respective subsidiaries to, use its reasonable efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code and to obtain the Tax opinions set forth in Section 6.2(d) and Section 6.3(c). Parent, Merger Sub and the Company agree to file all Tax Returns consistent with the treatment of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-2(g).

          (b)   Officers of Parent, Merger Sub and the Company shall execute and deliver to Thompson & Knight LLP, Tax counsel for the Company, and Holme Roberts & Owen LLP, Tax counsel for Parent, certificates substantially in the form agreed to by the Parties and such law firms at such time or times as may reasonably be requested by such law firms, including prior to the time the Registration Statement is declared effective by the SEC and the Effective Time, in connection with such Tax counsel's respective delivery of opinions pursuant to Section 6.2(d) and Section 6.3(c). Each of Parent, Merger Sub and the Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 5.20.

        Section 5.21    Termination of the Company Stock Ownership Plan.     The Company sponsors and maintains the Company 401(k) Employee Stock Ownership Plan (the "KSOP"). Prior to the Closing Date, the Board of Directors of the Company shall take all such action as may be necessary to terminate the KSOP effective as of a date prior to the Closing Date. As soon as practicable after the date hereof, the current trustee of the KSOP shall be replaced by a qualified institutional trustee selected by the Company and acceptable to Parent. On or prior to the termination date, the new trustee of the KSOP shall cause the KSOP to repay any existing loan(s) of the KSOP (in accordance with the terms of the loan, the terms of the KSOP, applicable law and in a manner mutually acceptable to the Company and Parent) and the plan administrator shall allocate any unallocated assets remaining after the loan is repaid in accordance with the terms of the KSOP document and applicable law. Upon the termination date, the accounts of all participants affected by the termination shall become fully vested and the plan administrator of the KSOP shall direct the trustee of the trust related to the KSOP to distribute the assets remaining in the trust, after payment of any expenses properly allocable thereto and after receipt of a determination letter from the Internal Revenue Service to the effect that the termination of the KSOP will not adversely affect its qualified status, to participants and beneficiaries in proportion to their respective account balances; provided, however, that distributions will not be delayed until after receipt of a favorable determination letter with respect to those participants who are otherwise entitled to a distribution under the KSOP by reason of death, disability, retirement, termination of employment or any other reason permitted under the terms of the KSOP (other than plan termination). Except as otherwise provided in the KSOP, any distributions made after termination of the KSOP may be made, in whole or in part, in cash or in kind; provided, however, that participants shall have the right, as provided in the KSOP document, to demand payment from their vested KSOP Accounts under the KSOP in the form of Company Common Stock or if the distribution occurs after the Closing Date, Parent Common Stock (except to the extent of the value of any factional shares, which shall be distributed in cash). The termination of the KSOP and the exercise of all rights, including but not limited to voting, appurtenant to Company stock in the KSOP shall be effected in a manner mutually acceptable to Company and Parent. Parent agrees to take all such action as may be necessary to permit rollovers of participant distributions from the KSOP to a defined contribution plan maintained by Parent or one of its Subsidiaries, provided that such defined contribution plan shall be required to accept a direct rollover in kind only to the extent permitted under the terms of such plan.

        Section 5.22    SOX 404 Certification.     Each of the Company and Parent shall complete and include in its Annual Report on Form 10-K for the year ending December 31, 2004, management's assessment of the Company's internal controls and procedures for financial reporting in accordance with Section 404 of SOX.

        Section 5.23    Reserve Data.     Each of the Company and Parent shall deliver to the other Party, promptly after filing with the SEC its respective Annual Report on Form 10-K for the year ending December 31, 2004, a true and complete copy of all oil and gas reserve data supporting the oil and gas reserve disclosures by such Party in its respective Annual Report.

        Section 5.24    Dividend of TEL Offshore Trust Units.

          (a)   Prior to the tenth day before the date of the Company Meeting, the Board of Directors of the Company may declare a distribution (the "TEL Distribution") of trust units of TEL Offshore

  Trust (the "TEL Units") to the holders of Company Common Stock, with each share of Company Common Stock entitled to receive that number of TEL Units equal to the quotient obtained by dividing the number of TEL Units owned by the Company on the TEL Distribution Record Date by the number of then outstanding shares of Company Common Stock; provided, however, that the Company may pay cash in lieu of fractional TEL Units or, in any jurisdiction in which the Company reasonably determines on the advice of counsel that distribution of the TEL Units is inadvisable under applicable state "blue sky" laws (provided, that the Company shall use its reasonable best efforts beginning as soon as practicable following the date hereof to pursue diligently appropriate registrations or exemptions in such jurisdictions) or will likely delay the distribution of the TEL Units beyond the Effective Time. In the event of any stock split, combination, reclassification, share dividend or other event similarly altering or affecting the value of TEL Units, the foregoing shall be adjusted to the extent deemed appropriate by the Board of Directors of the Company, and subject to the reasonable approval of Parent, to accomplish the purposes hereof. The resolutions of the Board of Directors declaring the TEL Distribution and setting forth the terms and conditions described above shall in form and substance be reasonably satisfactory to Parent.

          (b)   The TEL Distribution shall occur on a date, if at all, prior to the Effective Time and be payable to the holders of record of Company Common Stock at the close of business on the record date fixed by the Company's Board of Directors for the TEL Distribution (the "TEL Distribution Record Date").

        Section 5.25    Company Debt Instruments.

          (a)   The Company shall provide, or shall cause to be provided, in accordance with the applicable provisions of each of the indentures relating to the Company Convertible Notes and the Company Senior Secured Notes (such Company Convertible Notes and Company Senior Secured Notes, collectively, the "Notes" and such indentures, collectively, the "Indentures"), to the trustee under each such Indenture and to each Holder (as defined in each respective Indenture), any notices required by the Indentures by virtue of a Change of Control (as defined in each Indenture).

          (b)   The Surviving Corporation shall, on the Closing Date, execute such supplemental indentures to the Indentures as are required under the Indentures.

          (c)   The Surviving Corporation shall take all such further actions, including the delivery of any officers' certificates and opinions of counsel required by the Indentures, as may be necessary to comply with all of the terms and conditions of the Indentures.

          (d)   Parent and the Surviving Corporation shall deliver to all Holders the notices required by the Indentures with respect to the right of the Holders to require repurchase of the Notes and or the conversion thereof upon the occurrence of a Change of Control, and thereafter Parent and the Surviving Corporation shall comply with all other provisions of the Indentures relating to the right of Holders to require repurchase of the Notes and/or the conversion thereof.

        Section 5.26    Conversion of 1996 Preferred.     Prior to the Effective Time, the Company shall cause each of the Company Subsidiaries that is Controlled By the Company and who owns shares of 1996 Preferred to convert all of the issued and outstanding shares of the 1996 Preferred into shares of Company Common Stock, pursuant to the terms set forth in the certificate of designations for the 1996 Preferred.

ARTICLE VI

CONDITIONS

        Section 6.1    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligations of each Party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions, any or all of which may be waived in whole or in part by both Parent and the Company:

            (a)    Stockholder Approval.    The Company Proposal shall have been duly and validly approved and adopted by a vote of a majority of the shares of Company Common Stock, all as required by the NRS and the articles of incorporation and bylaws of the Company (the "Required Company Stockholder Vote"). The Company Proposal shall have been duly and validly approved and adopted by the stockholders of Parent, all as required by the NRS and the articles of incorporation and bylaws of Parent (the "Required Parent Stockholder Vote").

            (b)    Approvals of Governmental Authorities.    Any applicable waiting period under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be), except where the failure to obtain any such consents, approvals, permits and authorizations (other than those from the SEC or with respect to the HSR Act) would not be reasonably likely to result in a Material Adverse Effect on Parent (assuming the Merger has taken place) or to materially adversely affect the consummation of the Merger.

            (c)    Securities Law Matters.    The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall be effective at the Effective Time, and no stop order suspending such effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend such effectiveness shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the Parent Common Stock to be issued in the Merger shall have been received.

            (d)    No Injunctions or Restraints.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that, prior to invoking this condition, each Party shall have complied fully with its obligations under Section 5.9 and, in addition, shall have used all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement.

            (e)    Stock Exchange Listing.    The shares of Parent Common Stock to be issued in the Merger and upon exercise of the Company Stock Options and the Company Warrants shall have been authorized for listing on Parent's primary National Stock Exchange, subject to official notice of issuance. The Company Warrants shall have been authorized for listing on Parent's primary National Stock Exchange.

        Section 6.2    Conditions to Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent and Merger Sub:

            (a)    Representations and Warranties.    The representations and warranties of the Company set forth in ARTICLE III shall, taken individually and together, be true and correct in all respects (provided that any representation or warranty contained therein that is qualified by a materiality standard or a Material Adverse Effect qualification or a knowledge qualification, or qualification of like effect, shall not be deemed to be so qualified for purposes of compliance with this condition) as of the date of this Agreement and (except to the extent such representation or warranty speaks only as of an earlier date) as of the Closing Date as though made on and as of that time, and Parent shall have received a certificate signed by a Responsible Officer of the Company to such effect; provided, however, that the condition set forth in this Section 6.2(a) shall be deemed to be satisfied even if one or more of such representations and warranties are not true and correct, so long as the failure of such representations and warranties (without, as set forth above, giving effect to the individual materiality thresholds or qualifications (such as, without limitation, a Material Adverse Effect qualification) or knowledge qualifications otherwise included as a part of such representations and warranties) to be true and correct (individually or in the aggregate) has not had and would not be reasonably likely to have or result in a Material Adverse Effect on the Company or materially adversely affect the ability of the Company to consummate the transactions contemplated hereby.

            (b)    Performance of Covenants and Agreements by the Company.    The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed by a Responsible Officer of the Company to such effect.

            (c)    No Material Adverse Change.    From the date of this Agreement through the Closing, there shall not have occurred any Material Adverse Effect on the Target Companies, taken as a whole.

            (d)    Tax Opinion.    Parent shall have received an opinion (reasonably acceptable in form and substance to Parent) from counsel selected by Parent, on the date on which the Registration Statement is declared effective by the SEC and on the Closing Date, in each case dated as of such respective date, to the effect that (i) the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of Parent, the Company and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code, (iii) no gain or loss will be recognized by Parent, the Company or Merger Sub as a result of the Merger, and such opinion shall not have been withdrawn, revoked or modified. Such opinion may be based upon customary assumptions and on representations of the Parties and stockholders of the Parties. If Parent does not receive such opinion from such counsel, the Company has the right to provide such opinion from its counsel, and if so provided, then the condition contained in this Section 6.2(d) shall be deemed to have been satisfied.

            (e)    Rights Agreement.    Neither this Agreement nor consummation of the Merger shall have caused or shall cause any of the Company Rights to become exercisable or to be distributed.

            (f)    Consents.    All consents and approvals required to be obtained by any of the Target Companies prior to the Effective Time from any Persons (other than any Governmental Authority) in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained, except to the extent that the failure to obtain such consents and approvals, individually or in the aggregate, has not had and would not be reasonably likely to have or result in a Material Adverse Effect on the Target Companies, taken as a whole, or materially adversely affect the consummation of the transactions contemplated hereby.

        Section 6.3    Conditions to Obligation of the Company.     The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Company:

            (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub set forth in ARTICLE IV shall, taken individually and together, be true and correct in all respects (provided that any representation or warranty contained therein that is qualified by a materiality standard or a Material Adverse Effect qualification or a knowledge qualification, or qualification of like effect, shall not be deemed to be so qualified for purposes of compliance with this condition) as of the date of this Agreement and (except to the extent such representation or warranty speaks only as of an earlier date) as of the Closing Date as though made on and as of that time, and the Company shall have received a certificate signed by a Responsible Officer of Parent to such effect; provided, however, that the condition set forth in this Section 6.3(a) shall be deemed to be satisfied even if one or more of such representations and warranties are not true and correct, so long as the failure of such representations and warranties (without, as set forth above, giving effect to the individual materiality thresholds or qualifications (such as, without limitation, a Material Adverse Effect qualification) or knowledge qualifications otherwise included as a part of such representations and warranties) to be true and correct (individually or in the aggregate) has not had and would not be reasonably likely to have or result in a Material Adverse Effect on Parent or materially adversely affect the ability of the Parent and Merger Sub to consummate the transactions contemplated hereby.

            (b)    Performance of Covenants and Agreements by Parent and Merger Sub.    Parent and Merger Sub shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed by a Responsible Officer of Parent to such effect.

            (c)    Tax Opinion.    The Company shall have received an opinion (reasonably acceptable in form and substance to the Company) from counsel selected by the Company, on the date on which the Registration Statement is declared effective by the SEC and on the Closing Date, in each case dated as of such respective date, to the effect that (i) the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of Parent, the Company and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code, (iii) no gain or loss will be recognized by Parent, the Company and Merger Sub as a result of the Merger, and (iv) no gain or loss, except with respect to the amount of cash received in lieu of fractional shares by former holders of Company Common Stock and except with respect to any cash received by any Dissenting Stockholder, will be recognized by a stockholder of the Company as a result of the Merger, and such opinion shall not have been withdrawn, revoked or modified. Such opinion may be based upon customary assumptions and on representations of the Parties and stockholders of the Parties. If the Company does not receive such opinion from such counsel, Parent has the right to provide such opinion from its counsel, and if so provided, then the condition contained in this Section 6.3(c) shall be deemed to have been satisfied.

            (d)    No Material Adverse Change.    From the date of this Agreement through the Closing, there shall not have occurred any Material Adverse Effect on the Parent Companies, taken as a whole.

            (e)    Rights Agreement.    Neither this Agreement nor consummation of the Merger shall have caused or shall cause any of the Parent Rights to become exercisable or to be distributed.

            (f)    Delivery of Transfer Instructions.    Parent shall have delivered to its authorized transfer agent an irrevocable letter of instruction in a form reasonably satisfactory to the Company authorizing and directing the transfer to holders of shares of Company Common Stock one or more Parent Certificates representing those shares of Parent Common Stock to be issued to such holders upon surrender of such holders' certificates representing such shares of Company Common Stock.

            (g)    Consents.    All consents and approvals required to be obtained by any of the Parent Companies prior to the Effective Time from any Persons (other than any Governmental Authority) in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained, except to the extent that the failure to obtain such consents and approvals, individually or in the aggregate, has not had and would not be reasonably likely to have or result in a Material Adverse Effect on the Parent Companies, taken as a whole, or materially adversely affect the consummation of the transactions contemplated hereby.

ARTICLE VII

TERMINATION

        Section 7.1    Termination Rights.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Required Company Stockholder Vote or the Required Parent Company Vote, respectively:

          (a)   By mutual written consent of Parent and the Company;

          (b)   By either the Company or Parent if (i) the Merger has not been consummated by July 25, 2005 (which date shall automatically be extended to October 1, 2005 in the event that the SEC has not declared the Registration Statement effective by June 1, 2005) (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any Party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (ii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any Party until such Party has used all reasonable efforts to remove such injunction, order or decree); or (iii) the Company Proposal shall not have been approved by (A) the Required Company Stockholder Vote at the Company Meeting or at any adjournment thereof or (B) the Required Parent Stockholder Vote at the Parent Meeting or at any adjournment thereof;

          (c)   By Parent if (i) there has been a breach of the representations and warranties made by the Company in ARTICLE III of this Agreement such that the condition described in Section 6.2(a) is not met (provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this clause (i) unless Parent has given the Company notice of such breach and the Company has failed to cure such breach within 10 days following such notice (but in any event not later than July 25, 2005 (which date shall automatically be extended to October 1, 2005 in the event that the SEC has not declared the Registration Statement effective by June 1, 2005)), and the condition described in Section 6.2(a), other than the provision thereof relating to the certificate signed by a Responsible Officer of the Company, would not be satisfied if the Closing were to occur on the day on which Parent gives the Company notice of such termination); or (ii) the Company has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement and such failure has not been, or cannot be, cured within 10 days after notice and demand for cure thereof (but in any event not later than July 25, 2005 (which date shall automatically be extended to October 1, 2005 in the event that the SEC has not declared the Registration Statement effective by June 1, 2005));

          (d)   By the Company if (i) there has been a breach of the representations and warranties made by Parent and Merger Sub in ARTICLE IV of this Agreement such that the condition described in Section 6.3(a) is not met (provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this clause (i) unless the Company has given Parent notice of such breach and Parent has failed to cure such breach within 10 days following such notice (but in any event not later than July 25, 2005 (which date shall automatically be extended to October 1, 2005 in the event that the SEC has not declared the Registration Statement effective by June 1, 2005)), and the condition described in Section 6.3(a), other than the provision thereof relating to the certificate signed by a Responsible Officer of Parent, would not be satisfied if the Closing were to occur on the day on which the Company gives Parent notice of such termination); or (ii) Parent or Merger Sub has failed to comply in any material respect with any of its respective covenants or agreements contained in this Agreement, and, in either such case, such breach or failure has not been, or cannot be, cured within 10 days after notice and a demand for cure thereof (but in any event not later than July 25, 2005 (which date shall automatically be extended to October 1, 2005 in the event that the SEC has not declared the Registration Statement effective by June 1, 2005));

          (e)   by Parent, if

              (i)  the Board of Directors of the Company shall have withdrawn or modified or amended in any respect adverse to Parent its adoption of or recommendation in favor of this Agreement or the Merger or shall have failed to make such favorable recommendation;

             (ii)  the Board of Directors of the Company (or any committee thereof) shall have recommended to the stockholders of the Company any Takeover Proposal or shall have resolved to, or publicly announced an intention to, do so; or

            (iii)  the Company shall have commited a willful, material breach of Section 5.4.

          (f)    by the Company, if prior to the Company Meeting, (A) the Company shall not have breached Section 5.4 in any material respect, (B) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of Section 5.4 and Section 7.1(f), to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice and (C) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 7.3.

  The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

        Section 7.2    Effect of Termination.     If this Agreement is terminated by either the Company or Parent pursuant to the provisions of Section 7.1, this Agreement shall forthwith become void except for, and there shall be no further obligation on the part of any Party or its respective Affiliates, directors, officers or stockholders except pursuant to, the provisions of Section 5.3(c) (but only to the extent of the confidentiality and indemnification provisions contained therein), Section 5.7(c), Section 5.7(d), Section 5.14 and Section 7.3, ARTICLE VIII and the Confidentiality Agreement (which shall continue pursuant to their terms); provided, however, that a termination of this Agreement shall not relieve any Party from any liability for damages incurred as a result of a willful breach by such Party of its representations, warranties, covenants, agreements or other obligations hereunder occurring prior to such termination.

        Section 7.3    Fees and Expenses.     If (i) this Agreement is terminated pursuant to Section 7.1(e) or Section 7.1(f) or (ii) (A) a Takeover Proposal in respect of the Company is publicly announced or is proposed or offered or made to the Company or the Company's stockholders prior to this Agreement having been approved by the Required Company Stockholder Vote, (B) this Agreement is terminated by either party, as applicable, pursuant to Section 7.1(b) (solely with respect to the failure to obtain the Required Company Stockholder Vote without breach by the Company of its obligations under Section 5.4) and (C) within 12 months following such termination the Company shall consummate or enter into, directly or indirectly, an agreement with the proponent of such Takeover Proposal or an Affiliate of such proponent, the Company shall promptly, but in no event later than one business day after termination of this Agreement (or on the date of such consummation or, if earlier, entry into such agreement in the case of (ii) above), pay Parent a fee in immediately available funds of $45,000,000. For purposes of this Section 7.3, the references in the definition of Takeover Proposal to 10% shall be changed to 50%.

ARTICLE VIII

MISCELLANEOUS

        Section 8.1    Nonsurvival of Representations and Warranties.     None of the representations or warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger.

        Section 8.2    Amendment.     This Agreement may be amended by the Parties at any time before or after the Required Company Stockholder Vote or the Required Parent Stockholder Vote; provided, however, that, after any such approval, no amendment shall be made that by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by a written instrument signed by an authorized representative of each of the Parties.

        Section 8.3    Notices.     Any notice or other communication required or permitted hereunder shall be in writing and either delivered personally (effective upon delivery), by facsimile transmission (effective on the next day after transmission), by recognized overnight delivery service (effective on the next day after delivery to the service), or by registered or certified mail, postage prepaid and return receipt requested (effective on the third business day after the date of mailing), at the following addresses or facsimile transmission numbers (or at such other address(es) or facsimile transmission number(s) for a Party as shall be specified by like notice):

To Parent and/or Merger Sub:	Cimarex Energy Co. 1700 Lincoln, Suite 1800 Denver, Colorado 80203 Attention: Paul Korus
with a copy to:	Holme Roberts & Owen LLP 1700 Lincoln, Suite 4100 Denver, Colorado 80203 Attention: Thomas A. Richardson and J. Gregory Holloway
To the Company:	Magnum Hunter Resources, Inc. 600 East Las Colinas Blvd., Suite 1100 Irving, Texas 75039 Attention: Jerry Box
with a copy to:	Thompson & Knight LLP 1700 Pacific Avenue, Suite 3300 Dallas, Texas 75201 Attention: Andrew B. Derman and Joe Dannenmaier

        Section 8.4    Counterparts.     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

        Section 8.5    Severability.     Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. This Section shall be subject to Section 8.8.

        Section 8.6    Entire Agreement; No Third Party Beneficiaries.     This Agreement (together with the Confidentiality Agreement and the documents and instruments delivered by the Parties in connection with this Agreement): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) except as provided in ARTICLE II and Section 5.3(c), Section 5.3(d), Section 5.15, Section 5.16, and Section 5.18, is solely for the benefit of the Parties and their respective successors, legal representatives and assigns and does not confer on any other Person any rights or remedies hereunder.

        Section 8.7    Applicable Law.     This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        Section 8.8    No Remedy in Certain Circumstances.     Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take any action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to ARTICLE VII. Except as otherwise contemplated by this Agreement, to the extent that a Party took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent Governmental Authority, such Party shall not incur any liability or obligation unless such Party breached its obligations under Section 5.9 or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

        Section 8.9    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

        Section 8.10    Waivers.     At any time prior to the Effective Time, the Parties may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by an authorized representative of such Party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with, or reliance on, any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

        Section 8.11    Confidentiality Agreement.     The Confidentiality Agreement shall remain in full force and effect following the execution of this Agreement until terminated as described in Section 7.2, is hereby incorporated herein by reference, and shall constitute a part of this Agreement for all purposes; provided, however, that any standstill provisions contained therein shall, effective as of the Closing, be deemed to have been waived to the extent necessary for the Parties to consummate the Merger in accordance with the terms of this Agreement. Any and all information received by Parent and the Company pursuant to the terms and provisions of this Agreement shall be governed by the applicable terms and provisions of the Confidentiality Agreement.

        Section 8.12    Incorporation.     Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

        [Signature Page Follows]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, on the date first written above.

"Company" MAGNUM HUNTER RESOURCES, INC.		"Parent" CIMAREX ENERGY CO.
By:	/s/ JERRY BOX	By:	/s/ F. H. MERELLI
Name:	Jerry Box	Name:	F.H. Merelli
Title:	Chairman	Title:	Chairman, CEO and President
"Merger Sub" CIMAREX NEVADA ACQUISITION CO.
By:	/s/ GARY C. EVANS	By:	/s/ F. H. MERELLI
Name:	Gary C. Evans	Name:	F.H. Merelli
Title:	President and CEO	Title:	Chairman, CEO and President

AMENDMENT NO. 1

to

AGREEMENT AND PLAN OF MERGER

        This Amendment No. 1 to Agreement and Plan of Merger (this "Amendment") is made and entered into as of February 18, 2005, by and among Cimarex Energy Co., a Delaware corporation ("Parent"), Cimarex Nevada Acquisition Co., a Nevada corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Magnum Hunter Resources, Inc., a Nevada corporation (the "Company").

        WHEREAS, the Company, Parent and Merger Sub entered into an Agreement and Plan of Merger dated as of January 25, 2005 by and among such Parties (the "Merger Agreement"); and

        WHEREAS, the Parties have differing interpretations of the meaning of Section 5.16(d) of the Merger Agreement; and

        WHEREAS, due to information unknown to the Parties at the time the Merger Agreement was entered into, with respect to the Company's representations and warranties under Section 3.15(f) of the Merger Agreement, the Company cannot satisfy the condition to closing set forth in Section 6.3(c) of the Merger Agreement as it is currently written; and

        WHEREAS, each of the Parties to the Merger Agreement desires to enter into this Amendment in order to amend the above-referenced provisions of the Merger Agreement;

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

ARTICLE 1
AMENDMENTS

        Section 1.1 Employees; Employee Benefits. Section 5.16(d) of the Merger Agreement shall hereby be amended to read in its entirety as follows:

          "(d) Parent shall, and shall cause its Subsidiaries to, honor, in accordance with its terms (but without duplication or multiple effect), each severance policy or plan listed on Section 5.16(d) of the Company Disclosure Schedule and all obligations thereunder, including any rights or benefits arising as a result of the transactions contemplated hereby (either alone or in combination with any other event); provided that the end of the Transaction Period under the Company's Extraordinary Transaction Compensation Policy shall be extended from the 180th day following the Closing to the first anniversary of the Closing and the period of time during which severance may be triggered under the Company's Employee Severance Policy shall end on the first anniversary of the Closing (and no severance may be triggered under either such policy or plan after such date). With respect to the Company's Employee Severance Policy, the Parties acknowledge and agree that if a Continuing Employee is involuntarily terminated for any reason other than cause, poor performance or refusal to be reassigned (with respect to duties) or if a Continuing Employee voluntarily terminates employment for the reasons set forth in the specific eligibility provisions related to a change in control as provided in the Employee Severance Policy, then such employee shall be entitled to (i) a severance payment equal to one month's base pay for each year of service (up to a maximum of twelve months) payable in accordance with the terms of the first paragraph of Section III of the Employee Severance Policy, (ii) have his or her COBRA premiums reduced to the amount the employee would be required to pay if he or she were an active employee, for a number of months equal to the same number of months of severance pay received by the employee, (iii) an additional payment equal to the pro-rata share of any annual short-term incentive bonus the employee might have been eligible to receive based on Company and individual performance (with the amount of any such bonus received by such employee during fiscal year 2005 as the base for any such proration), and (iv) a payment equal to the amount of accrued but unused vacation pay and commissions earned to the date of termination of employment. The parties further acknowledge and agree that the Termination Payment under the Company's Extraordinary Transaction Compensation Policy is the "revised stay bonus" listed on the attachment to that policy, and that the amount of the revised stay bonus for each covered employee has previously been furnished to Parent. In addition, in the event that a Continuing Employee's employment is involuntarily terminated other than for cause (as determined in accordance with the definition of "cause" set forth in the Company's Extraordinary Transaction Compensation Policy) on or after the Closing Date but before the end of the 6-month period following the Closing Date, then such employee shall be entitled to receive an additional payment equal to the base salary and incentive bonus opportunities (determined, with respect to bonus, as set forth above) and the value of benefits such employee would have received (absent such involuntary termination) during the remainder of such 6-month period. Parent hereby acknowledges that the consummation of the Merger constitutes a change of control, change in control or extraordinary transaction, as the case may be, for all purposes under such Company Employee Benefit Plans. To the extent not specifically otherwise addressed in this Section 5.16(d), the written terms of the Employee Severance Policy and the Extraordinary Transaction Compensation Policy shall continue to apply."

        Section 1.2 Conditions to Obligations of Parent and Merger Sub. Section 6.3(c) of the Merger Agreement shall hereby be amended to read in its entirety as follows:

          "(c) Tax Opinion. The Company shall have received an opinion (reasonably acceptable in form and substance to the Company) from counsel selected by the Company, on the date on which the Registration Statement is declared effective by the SEC and on the Closing Date, in each case dated as of such respective date, to the effect that (i) the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of Parent, the Company and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code, (iii) no gain or loss will be recognized by Parent, the Company or Merger Sub as a result of the Merger, (iv) no gain or loss will be recognized by U.S. stockholders of the Company with respect to shares of Company Common Stock or Series A Preferred Stock that are exchanged solely for Parent Common Stock in the Merger, except with respect to the amount of cash received instead of fractional shares of Parent Common Stock by U.S. stockholders of Company Common Stock and except with respect to any cash received by any Dissenting Stockholder, and (v) no gain or loss will be recognized by non-U.S. stockholders of the Company with respect to shares of Company Common Stock that are exchanged solely for Parent Common Stock in the Merger, provided such non-U.S. stockholders have not held (either directly or indirectly, after the application of the constructive ownership rules of Section 318 of the Code as modified by Section 897(c)(6)(C) of the Code) more than 5% of the outstanding shares of Company Common Stock at any time during the shorter of (1) the five-year period ending at the Effective Time of the Merger or (2) the period during which such non-U.S. stockholders held such shares of Company Common Stock, and such opinion shall not have been withdrawn, revoked or modified. Such opinion may be based upon customary assumptions and on representations of the Parties and stockholders of the Parties. If the Company does not receive such opinion from such counsel, Parent has the right to provide such opinion from its counsel, and if so provided, then the condition contained in this Section 6.3(c) shall be deemed to have been satisfied."

        Section 1.3 General. All references to the "Agreement" in the Merger Agreement shall mean the Merger Agreement as amended by this Amendment. Except as expressly modified by this Amendment,

all provisions of the Merger Agreement remain unmodified and in full force and effect. This Amendment shall be effective as of February 18, 2005.

ARTICLE 2
MISCELLANEOUS

        Section 2.1 Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.

        Section 2.2 Applicable Law. This Amendment shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        Section 2.3 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Amendment.

        Section 2.4 Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

[Signature Page Follows]

        IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives, on the date first written above.

"Company" MAGNUM HUNTER RESOURCES, INC.		"Parent" CIMAREX ENERGY CO.
By:	/s/ GARY C. EVANS	By:	/s/ F.H. MERELLI
Name:	Gary C. Evans	Name:	F.H. Merelli
Title:	President and CEO	Title:	Chairman, CEO and President
"Merger Sub" CIMAREX NEVADA ACQUISITION CO.
		By:	/s/ F.H. MERELLI
		Name:	F.H. Merelli
		Title:	Chairman, CEO and President

Annex B

[LETTERHEAD OF LEHMAN BROTHERS INC.]

        January 25, 2005

Board of Directors
Cimarex Energy Co.
1700 Lincoln Street
Suite 1800
Denver, Colorado 80203

Members of the Board:

        We understand that Cimarex Energy Co. ("Cimarex") and Magnum Hunter Resources, Inc. ("Magnum Hunter") are considering entering into a transaction (the "Proposed Transaction") pursuant to which (i) Magnum Hunter will merge with and into a wholly-owned subsidiary of Cimarex (the "Merger") and (ii) upon effectiveness of the Merger, each share of common stock of Magnum Hunter will be converted into the right to receive 0.415 shares of the common stock of Cimarex (the "Exchange Ratio"). We further understand that prior to the Merger, Magnum Hunter will distribute the units of beneficial interests it holds of the publicly-traded TEL Offshore Trust to its shareholders in the form of a dividend. The terms and conditions of the Merger are set forth in more detail in the draft Agreement and Plan of Merger, dated as of January 24, 2005, among Cimarex, Cimarex Nevada Acquisition Co. and Magnum Hunter (the "Agreement").

        We have been requested by the Board of Directors of Cimarex to render our opinion with respect to the fairness, from a financial point of view, to Cimarex of the Exchange Ratio to be paid by Cimarex in the Merger. We have not been requested to opine as to, and our opinion does not in any manner address, Cimarex's underlying business decision to proceed with or effect the Proposed Transaction.

        In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and its schedules, and the specific terms of the Merger; (2) publicly available information concerning Cimarex and Magnum Hunter that we believe to be relevant to our analysis, including, without limitation, the Annual Reports on Form 10-K for the year ended December 31, 2003 for each of Cimarex and Magnum Hunter, and the Quarterly Reports on Form 10-Q for the nine-months ended September 30, 2004 for each of Cimarex and Magnum Hunter; (3) financial and operating information with respect to the respective businesses, operations and prospects of Cimarex and Magnum Hunter as furnished to us by Cimarex and Magnum Hunter, respectively; (4) estimates of proved and non-proved reserves generated internally at each of Cimarex and Magnum Hunter (the "Internal Reserve Estimates"), third-party reserve reports for each of Cimarex and Magnum Hunter as of December 31, 2003 (the "Third Party Reserve Reports"), and projected future production, revenue, operating costs and capital investments for each of Cimarex and Magnum Hunter provided to us by the managements of Cimarex and Magnum Hunter, respectively (the "Projected Metrics"); (5) the trading histories of Cimarex common stock and Magnum Hunter common stock from January 22, 2004 to January 21, 2005 and a comparison of those trading histories with each other and with those of other companies that we deemed relevant; (6) a comparison of the historical financial results and present financial condition of Cimarex and Magnum Hunter with each other and with those of other companies that we deemed relevant; (7) a comparison of the financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant; (8) the pro forma impact of the Merger on the future financial performance of Cimarex; (9) the relative contributions of Cimarex and Magnum Hunter to the current and future financial performance of the combined company on a pro forma basis; and (10) published estimates of independent equity research analysts (including Lehman Brothers') with respect to the future financial performance of Cimarex and Magnum Hunter. In addition, we have (i) had discussions with the managements of Cimarex and Magnum Hunter concerning (a) their respective businesses, operations,

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assets, financial conditions, reserves, production profiles, hedging levels, exploration programs and prospects and (b) strategic benefits to Cimarex of the Merger and (ii) undertaken such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of Cimarex and Magnum Hunter that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. We have not been provided with, and did not have access to, financial projections of Cimarex or Magnum Hunter prepared by the managements of Cimarex and Magnum Hunter, respectively. Accordingly, upon advice of Cimarex, we have assumed that the published estimates of independent equity research analysts are a reasonable basis upon which to evaluate the future financial performance of Cimarex and Magnum Hunter, respectively, and that each of Cimarex and Magnum Hunter will perform substantially in accordance with such estimates. Upon advice of Cimarex and Magnum Hunter, respectively, we have assumed that (i) the Internal Reserve Estimates and the Projected Metrics have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Cimarex and Magnum Hunter, respectively, and that the Internal Reserve Estimates and the Projected Metrics will be realized substantially in accordance therewith, and (ii) the Third Party Reserve Reports are a reasonable basis upon which to evaluate the reserve balances at each of Cimarex and Magnum Hunter as of December 31, 2003. In addition, upon the direction of Cimarex, we have not analyzed the merits or the amounts of any actual or potential contingent liabilities of Magnum Hunter or factored them into our analysis in arriving at our opinion. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of Cimarex and Magnum Hunter and have not made or obtained from third parties any evaluations or appraisals of the assets or liabilities of Cimarex or Magnum Hunter other than the Third Party Reserve Reports. Upon advice of Cimarex and its legal and accounting advisors, we have assumed that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of Cimarex. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. In addition, we express no opinion as to the price at which shares of common stock of Cimarex or Magnum Hunter actually will trade following announcement of the Merger.

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be paid by Cimarex in the Merger is fair to Cimarex.

        We have been retained by Cimarex solely to render our opinion in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Merger. In addition, Cimarex has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for Magnum Hunter in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of Cimarex and Magnum Hunter for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        This opinion is for the use and benefit of the Board of Directors of Cimarex and is rendered to the Board of Directors in connection with its consideration of the Merger. This opinion is not intended to be and does not constitute a recommendation to any stockholder of Cimarex or shareholder of Magnum Hunter as to how such stockholder or shareholder should vote with respect to the Merger.

Very truly yours,
/s/ LEHMAN BROTHERS INC.

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Annex C

[LETTERHEAD OF DEUTSCHE BANK SECURITIES INC.]

January 25, 2005

Board of Directors
Magnum Hunter Resources, Inc.
600 East Las Colinas Blvd
Dallas, Texas 75039

Gentlemen:

        Deutsche Bank Securities Inc. ("Deutsche Bank") has acted as financial advisor to Magnum Hunter Resources, Inc. ("Magnum Hunter" or the "Company") in connection with the proposed combination of Magnum Hunter and Cimarex Energy Co. ("Cimarex") pursuant to the Agreement and Plan of Merger, dated as of January 25, 2005, among Magnum Hunter, Cimarex and Cimarex Nevada Acquisition Co., a wholly owned subsidiary of Cimarex ("Cimarex Merger Sub") (the "Merger Agreement"), which provides, among other things, for the merger of Cimarex Merger Sub with and into Magnum Hunter (the "Transaction"), as a result of which Magnum Hunter will become a wholly owned subsidiary of Cimarex. As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of the Common Stock, par value $0.002 per share, of the Company ("Company Common Stock") other than Magnum Hunter treasury stock will be converted into the right to receive 0.415 shares (the "Exchange Ratio") of Common Stock, par value $0.01 per share, of Cimarex ("Cimarex Common Stock"). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

        You have requested Deutsche Bank's opinion, as investment bankers, as to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio.

        In connection with Deutsche Bank's role as financial advisor to Magnum Hunter, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning the Company and Cimarex and certain internal analyses and other information furnished to it by the Company and Cimarex. Deutsche Bank has also held discussions with members of the senior managements of Magnum Hunter and Cimarex regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for Magnum Hunter Common Stock and Cimarex Common Stock, (ii) compared certain financial and stock market information for the Company and Cimarex with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

        Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Magnum Hunter or Cimarex, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of Magnum Hunter or Cimarex. With respect to the financial forecasts and projections, including the analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies expected by Magnum Hunter and Cimarex to be achieved as a result of the

Transaction (collectively, the "Synergies"), made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Magnum Hunter or Cimarex, as the case may be, as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections, including the Synergies, or the assumptions on which they are based. Deutsche Bank's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

        For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of Magnum Hunter, Cimarex and Cimarex Merger Sub contained in the Merger Agreement are true and correct, Magnum Hunter, Cimarex and Cimarex Merger Sub will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of Magnum Hunter, Cimarex and Cimarex Merger Sub to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Magnum Hunter or Cimarex is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Magnum Hunter or Cimarex or materially reduce the contemplated benefits of the Transaction to Magnum Hunter or the holders of the Company Common Stock. In addition, you have informed Deutsche Bank, and accordingly for purposes of rendering its opinion Deutsche Bank has assumed, that the Transaction will be tax-free to each of Magnum Hunter and Cimarex and their respective stockholders.

        Deutsche Bank does not express any opinion as to the price or range of prices at which the Company Common Stock or the Cimarex Common Stock may trade subsequent to the announcement of the Transaction or as to the price or range of prices at which the Cimarex Common Stock may trade subsequent to the consummation of the Transaction.

        This opinion is addressed to, and for the use and benefit of, the Board of Directors of Magnum Hunter and is not a recommendation to the stockholders of Magnum Hunter to approve the Transaction. This opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by Magnum Hunter to engage in the Transaction.

        Deutsche Bank will be paid a fee for its services as financial advisor to Magnum Hunter in connection with the Transaction, all of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Magnum Hunter and Cimarex or their affiliates for which it has received compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Magnum Hunter and Cimarex for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

        Based upon and subject to the foregoing, it is Deutsche Bank's opinion as of the date hereof as investment bankers that the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock.

Very truly yours,
/s/ DEUTSCHE BANK SECURITIES INC.
DEUTSCHE BANK SECURITIES INC.

Annex D

[LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

        January 25, 2005

Board of Directors
Magnum Hunter Resources, Inc.
600 East Las Colinas Blvd, Suite 1100
Irving, TX 75039

Members of the Board of Directors:

        Magnum Hunter Resources, Inc. (the "Company"), Cimarex Energy Co. (the "Acquiror") and Cimarex Nevada Acquisition Co., a wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), have entered into an Agreement and Plan of Merger dated as of January 25, 2005 (the "Agreement") pursuant to which the Acquisition Sub will be merged with the Company in a transaction (the "Merger") in which each outstanding share of the Company's common stock, par value $.002 per share (the "Company Shares"), will be converted into the right to receive 0.415 shares (the "Exchange Ratio") of the common stock of the Acquiror, par value $.01 per share (the "Acquiror Shares").

        You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares.

        In arriving at the opinion set forth below, we have, among other things:

  (1)
  Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

  (2)
  Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror furnished to us by the Company and the Acquiror, respectively;

  (3)
  Reviewed certain proved reserve data of the Company and the Acquiror as well as information relating to potential future drilling sites and the probable and possible reserves;

  (4)
  Conducted discussions with members of senior management and representatives of the Company and the Acquiror concerning the matters described in clauses 1, 2 and 3 above, as well as their respective businesses and prospects before and after giving effect to the Merger;

  (5)
  Reviewed the market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (6)
  Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (7)
  Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

  (8)
  Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

  (9)
  Reviewed the potential pro forma impact of the Merger;

  (10)
  Reviewed the Agreement; and

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  (11)
  Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

        In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal (other than reserve data referred to herein), nor have we evaluated the solvency or fair value of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Acquiror's management as to the expected future financial performance of the Company or the Acquiror, as the case may be. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

        Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

        We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory services to the Company and the Acquiror and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the Acquiror Shares and other securities of the Acquiror, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares.

        We are not expressing any opinion herein as to the prices at which the Company Shares or the Acquiror Shares will trade following the announcement or consummation of the Merger.

        On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares.

Very truly yours,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

D-2

Annex E

STOCKHOLDER VOTING AGREEMENT

        THIS STOCKHOLDER VOTING AGREEMENT (this "Agreement") is made, entered into, and effective as of January 25, 2005 by and among Cimarex Energy Co., a Delaware corporation (the "Cimarex"), and the persons listed on Schedule A(Stockholders) to this Agreement (each, a "Stockholder" and, collectively, the "Stockholders").

RECITALS

        WHEREAS, concurrently with the execution and delivery of this Agreement, Cimarex, Cimarex Nevada Acquisition Co., a Nevada corporation and a wholly-owned subsidiary of Cimarex ("Merger Sub"), and Magnum Hunter Resources, Inc., a Nevada corporation ("Magnum"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"), which provides, among other things, for the merger of Merger Sub with and into Magnum (the "Merger"), all on the terms and subject to the conditions set forth in the Merger Agreement; and

        WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Cimarex has required that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement;

AGREEMENT

        NOW, THEREFORE, in and as consideration of and for the foregoing premises and the representations, warranties, agreements, and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.     Definitions. Any and all capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meaning(s) assigned to such term(s) in the Merger Agreement which is incorporated herein by reference.

        2.     Voting. Unless and until this Agreement is terminated:

          (a)   Each Stockholder shall, at each meeting of the stockholders of Magnum, if any, however called, or in connection with each written consent of the stockholders of Magnum, if any, vote (or cause to be voted) all shares of Company Common Stock then held of record and/or beneficially owned by such Stockholder (the "Shares") (to the extent such Stockholder has the right to vote or direct the voting of such Shares), (i) in favor of the Merger, the execution and delivery by Magnum of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof and (ii) against any proposal relating to a Superior Proposal and against any action or agreement that would impede, frustrate, prevent, or nullify this Agreement, or result in a breach in any respect of any covenant, representation, or warranty or any other obligation or agreement of Magnum under the Merger Agreement or which would result in any of the conditions set forth in Article VI of the Merger Agreement not being fulfilled.

          (b)   Each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and/or the Merger Agreement, such Stockholder shall not (i) offer to transfer (which term shall include, without limitation, any sale, tender, gift, pledge, assignment or other disposition), transfer, or consent to any transfer of, any of the Shares beneficially owned by such Stockholder (to the extent such Stockholder has the right to dispose of or direct the disposition of such Shares) or any interest therein without the prior written consent of Cimarex, such consent not to be unreasonably withheld, conditioned, or delayed in the case of a gift or similar estate planning transaction (it being understood that Cimarex may decline to consent to any such transfer if the person acquiring such Shares does not agree to take such Shares subject to the terms of this Agreement), (ii) enter into any contract, option, or other agreement or understanding with respect to any transfer of any such Shares or any interest therein, (iii) grant any proxy, power-of-attorney, or other authorization or consent in or with respect to any such Shares (other than pursuant to and in accordance with this Agreement), (iv) deposit any such Shares into a voting trust or enter into a voting agreement or arrangement with respect to any such Shares (other than pursuant to and in accordance with this Agreement), or (v) take any other action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit, or interfere in any material respect with the performance of the obligations of such Stockholder hereunder or the transactions contemplated hereby or by the Merger Agreement.

          (c)   Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, and/or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement. Each party hereto shall promptly consult with the other parties hereto and provide any necessary information and material with respect to all filings made by any party hereto with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

          (d)   Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

        3.     Representations and Warranties of Each Stockholder. Each Stockholder hereby represents and warrants, severally and not jointly, to Cimarex as follows:

          (a)   Ownership of Shares. Such Stockholder is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning shall apply for all purposes of this Agreement) of, and has the sole power to vote and dispose of, the number of Shares set forth opposite the name of such Stockholder on Schedule A (Stockholders) hereto and is the beneficial owner of options and/or warrants (collectively, the "Options") to purchase the number of shares of Company Common Stock set forth opposite the name of such Stockholder on Schedule A (Stockholders) hereto, in each case, free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell, or otherwise dispose of such Shares or Options), except, in each case, as may exist by reason of this Agreement or pursuant to applicable law or, in the case of the Options, the restrictions on transferability and/or on exercise or purchase provided for in the applicable option or warrant agreement and/or any related plan, as applicable. The number of Shares and Options set forth opposite the name of such Stockholder on Schedule A (Stockholders) hereto represents all of the shares of capital stock of Magnum beneficially owned by such Stockholder as of the date of this Agreement.

          (b)   Such Stockholder has the power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due execution and delivery by, and enforceability against, Cimarex, constitutes a legal, valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforcement may be limited by any equitable defense. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is a trustee, or any party to any other agreement or arrangement, whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated thereby.

          (c)   No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby and the compliance by such Stockholder with the provisions hereof and none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof, except in cases in which any conflict, breach, default or violation described below would not interfere with the ability of such Stockholder to perform such Stockholder's obligations hereunder, shall (i) conflict with or result in any breach of any organizational documents applicable to such Stockholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, stockholders agreement or voting trust, to which such Stockholder is a party or by which such Stockholder or any properties or assets of such Stockholder may be bound, or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any properties or assets of such Stockholder.

          (d)   Except as permitted by this Agreement, the Shares beneficially owned by such Stockholder and the certificates representing such Shares are now, and at all times during the term hereof shall be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever, except for any such liens or proxies arising hereunder. The transfer by such Stockholder of the Shares to Cimarex in accordance with the terms of the Merger Agreement shall pass to and unconditionally vest in Cimarex good and valid title to all such Shares, free and clear of all liens, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever.

          (e)   No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with, or as a result of, the execution of this Agreement based upon arrangements made by or on behalf of such Stockholder.

        4.     Stop Transfer. Each Stockholder shall request that Magnum not register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares beneficially owned by such Stockholder, unless such transfer is made in compliance with this Agreement.

        5.     Termination. This Agreement shall terminate with respect to each Stockholder upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement, and (c) July 25, 2005 (which date shall automatically be extended to October 1, 2005 in the event that the SEC has not declared the Registration Statement effective by June 1, 2005).

        6.     No Limitation.    Notwithstanding any other provision hereof, nothing in this Agreement shall be construed to prohibit any Stockholder, or any officer or affiliate of any Stockholder that is or has been designated as a member of the Board of Directors of Magnum, from taking any action solely in his or her capacity as a member of the Board of Directors of Magnum or from exercising his or her fiduciary duties as a member of such Board of Directors to the extent specifically permitted by the Merger Agreement.

        7.     Miscellaneous.

          (a)   This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

          (b)   This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each Stockholder (in the case of an assignment by Cimarex) or Cimarex (in the case of an assignment by any Stockholder); provided, however, that Cimarex may assign the rights and obligations of Cimarex hereunder to any subsidiary of Cimarex, but no such assignment shall relieve Cimarex of the obligations of Cimarex hereunder.

          (c)   Without limiting any other rights Cimarex may have hereunder in respect of any transfer of any Shares, each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares beneficially owned by such Stockholder and shall be binding upon any person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators or successors.

          (d)   This Agreement may not be amended, changed, supplemented or otherwise modified with respect to any Stockholder except by an instrument in writing signed on behalf of such Stockholder and Cimarex.

          (e)   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or by facsimile transmission with confirmation of receipt, as follows:

          If to Cimarex:

      Cimarex Energy Co.
      1700 Lincoln, Suite 1800
      Denver, Colorado 80203
      Attention: Paul Korus
      Fax: 303.295.3494

          with a copy (which shall not constitute notice) to:

      Holme Roberts & Owen LLP
      1700 Lincoln, Suite 4100
      Denver, Colorado 80203
      Attention: Thomas A. Richardson and J. Gregory Holloway
      Fax: 303.866.0200 and 303.866.0200

          If to a Stockholder:

      At the addresses and facsimile numbers set forth on Schedule A hereto.

          with a copy (which shall not constitute notice) to:

      Haynes and Boone, LLP
      901 Main Street, Suite 3100
      Dallas, Texas 75202-3789
      Attention: Greg R. Samuel, Esq.
      Fax: 214.200.0577

  or to such other address or facsimile number as the person to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above.

          (f)    Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          (g)   All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          (h)   The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          (i)    This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          (j)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

          (k)   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court located in the City of Wilmington or any Federal court located in the United States District Court for the District of Delaware, Wilmington, Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Delaware state court located in the City of Wilmington or any Federal court located in the United States District Court for the District of Delaware, Wilmington, Delaware in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware located in the City of Wilmington or in any Federal court located in the United States District Court for the District of Delaware, Wilmington, Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in a inconvenient forum.

          (l)    The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          (m)  This Agreement may be executed in counterparts (by fax or otherwise), each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

          (n)   Except as otherwise provided herein, each party shall pay its, his or her own expenses incurred in connection with this Agreement.

Remainder of Page Intentionally Left Blank. Signature Page(s) to Follow.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Stockholder Voting Agreement effective as of the date first written above.

Cimarex:
Cimarex Energy Co.
By:	/s/ PAUL KORUS
Name:	Paul Korus
Title:	Vice President and CFO
Stockholders:
/s/ GARY C. EVANS Gary C. Evans
Jacquelyn Evelyn Enterprises, Inc.
By:	/s/ GARY C. EVANS
Name:	Gary C. Evans
Title:	Secretary

Annex F

Rights of Dissenting Owners

NRS 92A.300 Definitions.    As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

        (Added to NRS by 1995, 2086)

NRS 92A.305 "Beneficial stockholder" defined.    "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

        (Added to NRS by 1995, 2087)

NRS 92A.310 "Corporate action" defined.    "Corporate action" means the action of a domestic corporation.

        (Added to NRS by 1995, 2087)

NRS 92A.315 "Dissenter" defined.    "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

        (Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320 "Fair value" defined.    "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

        (Added to NRS by 1995, 2087)

NRS 92A.325 "Stockholder" defined.    "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

        (Added to NRS by 1995, 2087)

NRS 92A.330 "Stockholder of record" defined.    "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

        (Added to NRS by 1995, 2087)

NRS 92A.335 "Subject corporation" defined.    "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

        (Added to NRS by 1995, 2087)

NRS 92A.340 Computation of interest.    Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

        (Added to NRS by 1995, 2087)

NRS 92A.350 Rights of dissenting partner of domestic limited partnership.    A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

        (Added to NRS by 1995, 2088)

NRS 92A.360 Rights of dissenting member of domestic limited-liability company.    The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

        (Added to NRS by 1995, 2088)

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

        1.     Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without advance notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

        2.     Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

        (Added to NRS by 1995, 2088)

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

        1.     Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

          (a)   Consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity:

            (1)   If approval by the stockholders is required for the conversion or merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the conversion or plan of merger; or

            (2)   If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

          (b)   Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be acquired, if his shares are to be acquired in the plan of exchange.

          (c)   Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

        2.     A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

        (Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189)

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

        1.     There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

          (a)   The articles of incorporation of the corporation issuing the shares provide otherwise; or

          (b)   The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

            (1)   Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

              (I)   The surviving or acquiring entity; or

              (II)  Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

            (2)   A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

        2.     There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

        (Added to NRS by 1995, 2088)

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

        1.     A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

        2.     A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

          (a)   He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

          (b)   He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

        (Added to NRS by 1995, 2089)

NRS 92A.410 Notification of stockholders regarding right of dissent.

        1.     If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

        2.     If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

        (Added to NRS by 1995, 2089; A 1997, 730)

NRS 92A.420 Prerequisites to demand for payment for shares.

        1.     If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

          (a)   Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (b)   Must not vote his shares in favor of the proposed action.

        2.     A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

        (Added to NRS by 1995, 2089; 1999, 1631)

NRS 92A.430 Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.

        1.     If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

        2.     The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

          (a)   State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

          (b)   Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

          (c)   Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (d)   Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

          (e)   Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

        (Added to NRS by 1995, 2089)

NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of stockholder.

        1.     A stockholder to whom a dissenter's notice is sent must:

          (a)   Demand payment;

          (b)   Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

          (c)   Deposit his certificates, if any, in accordance with the terms of the notice.

        2.     The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

        3.     The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.

        (Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189)

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

        1.     The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

        2.     The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

        (Added to NRS by 1995, 2090)

NRS 92A.460 Payment for shares: General requirements.

        1.     Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

          (a)   Of the county where the corporation's registered office is located; or

          (b)   At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

        2.     The payment must be accompanied by:

          (a)   The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

          (b)   A statement of the subject corporation's estimate of the fair value of the shares;

          (c)   An explanation of how the interest was calculated;

          (d)   A statement of the dissenter's rights to demand payment under NRS 92A.480; and

          (e)   A copy of NRS 92A.300 to 92A.500, inclusive.

        (Added to NRS by 1995, 2090)

NRS 92A.470 Payment for shares: Shares acquired on or after date of dissenter's notice.

        1.     A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

        2.     To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

        (Added to NRS by 1995, 2091)

NRS 92A.480 Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.

        1.     A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

        2.     A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

        (Added to NRS by 1995, 2091)

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

        1.     If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        2.     A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

        3.     The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        4.     The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        5.     Each dissenter who is made a party to the proceeding is entitled to a judgment:

          (a)   For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

          (b)   For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

        (Added to NRS by 1995, 2091)

NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.

        1.     The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

        2.     The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

          (a)   Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

          (b)   Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

        3.     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

        4.     In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

        5.     This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

        (Added to NRS by 1995, 2092)

Annex G

FORM OF AMENDMENT TO
CIMAREX ENERGY CO.
2002 STOCK INCENTIVE PLAN

        Cimarex Energy Co., a Delaware corporation (the "Company"), established the Cimarex Energy Co. 2002 Stock Incentive Plan (the "Plan"), effective as of October 1, 2002, and amended the Plan, effective as of March 3, 2003. The Company wishes to amend the Plan as provided below.

Recitals

        A.    The Plan provides for the grant of equity-based compensation awards, including stock options, restricted stock, and stock units. The Company has granted stock options, restricted, stock, and stock units that are subject to vesting and that, as of the date of this Amendment, have not vested and have not become payable.

        B.    Section 10.4 of the Plan provides that outstanding awards under the Plan will become fully vested and payable or freely transferable upon the occurrence of a "Change in Control Event" as defined in Section 2.5 of the Plan. The award agreements, including stock options, restricted stock and stock units have incorporated by reference the definition of "Change in Control Event" set forth in Section 2.5 of the Plan.

        C.    The Company has entered into an Agreement and Plan of Merger (the "Merger Agreement") among the Company, a wholly-owned subsidiary of the Company, and Magnum Hunter Resources, Inc. ("MHR") pursuant to which MHR will become a wholly-owned subsidiary of the Company (the "Transaction"). Pursuant to the Merger Agreement and following the closing of the Transaction, the present stockholders of the Company will own approximately 55% of the Company and it is expected that the current management of the Company will continue to manage the Company.

        D.    In as much as the current stockholders of the Company will continue to own approximately 55% of the Company and it is expected that the current management of the Company will continue to manage the Company, the Company does not believe that (1) the Transaction will result in a change in the actual operational control of the Company and (2) it was ever intended that a transaction like the Transaction would result in accelerated vesting of stock options granted under the Plan, the accelerated vesting and payout of stock units granted under the Plan, or the accelerated vesting and free transferability of restricted stock granted under the Plan.

        E.    Section 10.1 provides that the Company's Board of Directors can amend the Plan at any time. Section 10.5 provides that the Company may amend outstanding awards under the Plan; provided that if the amendment is adverse to the holder of the award, the amendment will not be effective without the holder's consent.

        F.     Some of the holders of the outstanding options, units and restricted stock have waived any rights they may have to accelerated vesting of their options, accelerated vesting and payment of their units, or accelerated vesting and free transferability of their restricted stock if the Transaction closes and have consented to the amendment of the definition of "Change in Control Event" to provide that the Transaction will not be deemed to be a Change in Control Event.

        G.    As a part of the consideration for the waivers and consents given by the holders of options, units and restricted stock, the Company has agreed to amend the option agreements, unit agreements and restricted stock agreements to provide for full vesting of the options, full vesting and payment of units and full vesting and free transferability of restricted stock if the holder dies or terminates employment on account of "disability" as defined in the Plan. A recent change in the law has changed the definition of "disability" that applies for these purposes. The Company wishes to amend the definition of "disability" to comply with the change in the law and some of the holders of option, units and restricted stock have consented to the amendment.

        H.    The Company's Board of Directors has determined that it is in the best interests of the Company to increase the number of shares authorized for issuance under the Plan.

Amendment

        1.     Section 1.3 shall be amended in its entirety as follows:

            SECTION 1.3    Shares Subject to the Plan.    Subject to the limitations set forth in the Plan, the number of shares of common stock reserved for Awards under the Plan is increased from seven million (7,000,000) to twelve million seven hundred thousand (12,700,000).

        2.     Section 2.1 shall be amended by the addition of a new subsection (v) at the end to provide as follows:

           (v)  Notwithstanding the foregoing, the closing of the transaction contemplated by the Agreement and Plan of Merger among the Company, a wholly-owned subsidiary of the Company, and Magnum Hunter Resources, Inc. (the "Transaction") shall not be deemed to the be a "Change in Control Event" for purposes of Section 10.4 of this Plan.

        3.     Section 4.1 shall be amended in its entirety to provide as follows:

            SECTION 4.1    Committee to Grant Awards.    The Committee may, from time to time, grant Awards to one or more Participants, provided, however, that:

              (i)  Subject to Article IX, the aggregate number of shares of Common Stock made subject to the Award of Options to any Participant in any calendar year may not exceed one million (1,000,000).

             (ii)  Subject to Article IX, in no event shall more than one million (1,000,000) (14%) of the seven million (7,000,000) shares initially subject to the Plan be awarded to Participants as Restricted Stock Awards. Up to one-half of the five million seven hundred thousand (5,700,000) shares added to the Plan upon approval of the stockholders at the meeting held on                        , 2005, may be awarded to Participants as Restricted Stock Awards. The limits referred to in this Section 4.1(ii) shall be referred to as the Restricted Stock Award Limit.

            (iii)  Any shares of Common Stock related to Awards that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares of Common Stock or are exchanged in the Committee's discretion for Awards not involving Common Stock, and any shares of Common Stock withheld for the payment of taxes pursuant to Section 9.3 or received by the Company as payment of the exercise price of an Option shall be available again for grant under the Plan; provided, however, that no more than twelve million seven hundred thousand (12,700,000) shares of Common Stock may be issued under Incentive Stock Options. Notwithstanding the foregoing, with respect to the five million seven hundred thousand (5,700,000) shares (the "2005 Additional Share Reserve") added upon approval of the stockholders at the meeting held on                        , 2005, a grant of one share as a Restricted Stock Award or a Stock Unit shall reduce the 2005 Additional Share Reserve by two shares and a grant of one share pursuant to an Option shall reduce the 2005 Additional Share Reserve by one share.

            (iv)  Common Stock delivered by the Company in payment of any Award under the Plan may be authorized and unissued Common Stock or Common Stock held in the treasury of the Company.

             (v)  The Committee shall, in its sole discretion, determine the manner in which fractional shares arising under the Plan shall be treated.

            (vi)  Separate certificates representing Common Stock delivered to a Participant upon the exercise of any Option will be issued to such Participant.

        4.     Section 10.2 shall be amended by the deletion of the parenthetical in the first sentence that reads "(as defined in Section 22(e) of the Code)" and by the addition of the following at the end:

          The Grantee shall be disabled if the Grantee

              (i)  is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

             (ii)  is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

        5.     The Amendments in section 2 and section 4 shall be effective only if the Transaction closes.

        6.     The Amendments in section 2 and section 4 shall apply only to Participants who have consented to the amendments to the Plan by executing and not revoking a written waiver and amendment or other agreement with the Company.

        7.     The Amendments in section 1 and section 3 shall become effective upon approval by the Company's stockholders at the meeting scheduled for                        , 2005.

        IN WITNESS WHEREOF, this Amendment has been signed this            day of                        , 2005 to be effective as provided above.

CIMAREX ENERGY CO.
By:
	Name:	F. H. Merelli
	Title:	Chief Executive Officer and President

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.

        A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

        Article V of the Registrant's Amended and Restated Certificate of Incorporation eliminates director liability for monetary damages arising from any breach of the director's duty of care.

        Article VIII of the Registrant's By-laws generally provides that, subject to certain limitations, each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer or employee of the Registrant or is or was a director, officer or employee of the Registrant or a direct or indirect wholly owned subsidiary of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of any such subsidiary or another company, savings and loan association, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified and held harmless by the corporation, to the full extent authorized by the DGCL, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection therewith, provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant (and with respect to a criminal action, had no reason to believe his conduct was unlawful); except that with respect to actions brought by or in the right of the Registrant, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudicated to be liable to the Registrant, unless and only to the extent that the applicable court determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Article VIII provides that the Registrant may pay the expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to the Registrant of an undertaking, by or on behalf of such director, officer, employee or agent to repay such amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified under Article VIII.

        Both the DGCL and Article VIII of the Registrant's By-laws specifically state that their indemnification provisions shall not be deemed exclusive of any other indemnity rights a director may have.

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        Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such. Under an insurance policy maintained by the Registrant, the Registrant is insured for certain amounts that it may be obligated to pay directors and officers by way of indemnity and each such director and officer is insured against certain losses that he may incur by reason of his being a director or officer and for which he is not indemnified by the Registrant.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a)
  Exhibits.

        The following exhibits are included as exhibits to this Registration Statement:

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of February 23, 2002, among Helmerich & Payne, Inc., Cimarex Energy Co., Mountain Acquisition Co. and Key Production Company, Inc. (filed as Exhibit 2.1 to the Registrant's Registration Statement on Form S-4 dated May 9, 2002 (Registration No. 333-87948) and incorporated herein by reference).
2.2
Agreement and Plan of Merger, dated as of January 25, 2005, among Cimarex Energy Co., Cimarex Nevada Acquisition Sub and Magnum Hunter Resources, Inc. (attached as Annex A to the joint proxy statement/prospectus which forms a part of this registration statement and incorporated herein by reference).
2.3
Amendment No. 1 to Agreement and Plan of Merger, dated as of February 18, 2005, among Cimarex Energy Co., Cimarex Nevada Acquisition Sub and Magnum Hunter Resources, Inc. (attached as Annex A to the joint proxy statement/prospectus which forms a part of this registration statement and incorporated herein by reference).
3.1
Amended and Restated Certificate of Incorporation of Cimarex Energy Co. filed as Annex E to the Registrant's Registration Statement on Form S-4, dated May 9, 2002 (Registration No. 333-87948), and incorporated herein by reference.
3.2	By-laws of Cimarex Energy Co. filed as Annex F to the Registrant's Registration Statement on Form S-4, dated May 9, 2002 (Registration No. 333-387948) and incorporated herein by reference.
4.1
Specimen Certificate of Cimarex Energy Co. common stock (filed as Exhibit 4.1 to Amendment No. 1 to the Registrant's Registration Statement on Form S-4 dated July 2, 2002 (Registration No. 333-87948) and incorporated herein by reference).
4.2
Rights Agreement, dated as of February 23, 2002, by and between Cimarex Energy Co. and UMB Bank, N.A. (filed as Exhibit 4.2 to the Registrant's Registration Statement on Form S-4 dated May 9, 2002 (Registration No. 333-87948) and incorporated herein by reference).
4.3
Indenture, dated March 15, 2002, between Magnum Hunter Resources, Inc., the subsidiary guarantors named therein and Bankers Trust Company, as Trustee (incorporated by reference to Magnum Hunter's Form 10-K for the year ended December 31, 2001).
4.4	Form of 9.6% Senior Notes due 2012 (included in Exhibit 4.3).
4.5
Indenture dated December 15, 2003 between Magnum Hunter Resources, Inc., the subsidiary guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference to Magnum Hunter's Form 10-K for the year ended December 31, 2003).

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4.6	Form of Floating Rate Convertible Senior Notes due 2023 (included in Exhibit 4.5).
5.1	Form of opinion of Holme Roberts & Owen LLP.**
8.1	Form of tax opinion of Holme Roberts & Owen LLP.*
8.2	Form of tax opinion of Thompson & Knight L.L.P.*
10.1
Credit Agreement, dated October 2, 2002, among Cimarex Energy Co., the lenders party thereto, Bank One, NA, as Administrative Agent, Royal Bank of Canada, as Co-Documentation Agent, Wachovia Bank, National Association, as Co-Documentation Agent, and Banc One Capital Markets, Inc., as Lead Arranger and Sole Book Runner (incorporated by reference to Exhibit 10.1 to the Registrant's Form 10-Q for the quarter ended September 30, 2002, file no. 001-31446).
10.2
First Amendment to Credit Agreement, dated as of April 21, 2003, among Cimarex Energy Co., BankOne, NA, as Administrative Agent, and the Lenders under the Credit Agreement (incorporated by reference to Exhibit 10.1 to the Registrant's Form 10-Q for the quarter ended June 30, 2003, file no. 001-31446).
10.3
Second Amendment to Credit Agreement, dated as of October 1, 2004 among Cimarex Energy Co., BankOne, NA, as Administrative Agent, and the Lenders under the Credit Agreement (incorporated by reference to Exhibit 10.1 to the Registrant's Form 10-Q for the quarter ended September 30, 2004, file no. 001-31446).
10.4
Distribution Agreement, dated as of February 23, 2002, by and between Helmerich & Payne, Inc. and Cimarex Energy Co. (filed as Exhibit 10.1 to the Registrant's Registration Statement on Form S-4 dated May 9, 2002 (Registration No. 333-87948) and incorporated herein by reference).
10.5
Tax Sharing Agreement, dated as of February 23, 2002, by and between Helmerich & Payne, Inc. and Cimarex Energy Co. (filed as Exhibit 10.2 to the Registrant's Registration Statement on Form S-4 dated May 9, 2002 (Registration No. 333-87948) and incorporated herein by reference).
10.6
Employee Benefits Agreement, dated as of February 23, 2002, by and between Helmerich & Payne, Inc. and Cimarex Energy Co. (filed as Exhibit 10.3 to the Registrant's Registration Statement on Form S-4 dated May 9, 2002 (Registration No. 333-87948) and incorporated herein by reference).
10.7
First Amendment to Employee Benefits Agreement, dated August 2, 2002, by and among Helmerich & Payne, Inc., Cimarex Energy Co. and Key Production Company, Inc. (filed as Exhibit 10.3.1 to Amendment No. 2 to the Registrant's Registration Statement on Form S-4 dated August 2, 2002 (Registration No. 333-87948) and incorporated herein by reference).
10.8
Employment Agreement dated September 1, 1992 between Key Production Company, Inc. and F.H. Merelli (filed as Exhibit 10.5 to the Registrant's Registration Statement on Form S-4 dated May 9, 2002 (Registration No. 333-87948) and incorporated herein by reference).+
10.9
Employment Agreement, dated September 7, 1999, by and between Paul Korus and Key Production Company, Inc. (filed as Exhibit 10.6 to the Registrant's Registration Statement on Form S-4 dated May 9, 2002 (Registration No. 333-87948) and incorporated herein by reference).+

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10.10
Employment Agreement, dated October 25, 1993, by and between Thomas E. Jorden and Key Production Company, Inc. (filed as Exhibit 10.7 to the Registrant's Registration Statement on Form S-4 dated May 9, 2002 (Registration No. 333-87948) and incorporated herein by reference).+
10.11
Employment Agreement, dated February 2, 1994, by and between Stephen P. Bell and Key Production Company, Inc. (filed as Exhibit 10.8 to the Registrant's Registration Statement on Form S-4 dated May 9, 2002 (Registration No. 333-87948) and incorporated herein by reference).+
10.12
Employment Agreement, dated March 11, 1994, by and between Joseph R. Albi and Key Production Company, Inc. (filed as Exhibit 10.9 to the Registrant's Registration Statement on Form S-4 dated May 9, 2002 (Registration No. 333-87948) and incorporated herein by reference).+
10.13	Cimarex Energy Co. Change in Control Severance Plan dated effective April 1, 2005.*+
10.14
Amended and Restated 2002 Stock Incentive Plan of Cimarex Energy Co. (incorporated by reference to Exhibit 10.14 to the Registrant's From 10-K for the fiscal year ended December 31, 2002, file no. 001-31446).+
10.15
Cimarex Energy Co. Supplemental Savings Plan (amended and restated, effective March 3, 2003). (incorporated by reference to Exhibit 10.15 to the Registrant's Form 10-K for the fiscal year ended December 31, 2002, file no. 001-31446).+
10.16	Employment Agreement, dated March 11, 2002, by and between Richard Dinkins and Cimarex Energy Co.**+
10.17
Voting Agreement, dated as of January 25, 2005, among Cimarex Energy Co., Gary C. Evans and Jacquelyn Evelyn Enterprises, Inc. (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K dated January 28, 2005, file no. 001-31446).
10.18	Agreement of Limited Partnership of Mallard Hunter, L.P., dated May 23, 2000 (incorporated by reference to Magnum Hunter's Form 10-Q/A for the quarter ended June 30, 2000).
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant's Form 10-K/A for the fiscal year ended December 31, 2003, file no. 001-31446).
23.1	Consent of KPMG LLP.*
23.2	Consent of Deloitte & Touche LLP.*
23.3	Consent of Holme Roberts & Owen LLP (included in Exhibit 5.1).**
23.4	Consent of Thompson & Knight L.L.P. (included in Exhibit 8.2).*
23.5	Consent of Ryder Scott Company, LP.*
23.6	Consent of DeGolyer and MacNaughton.*
23.7	Consent of Cawley, Gillespie & Associates, Inc.*
24.1	Power of Attorney (included in the signature pages).**
99.1	Form of proxy card for Cimarex Energy Co. annual meeting.*
99.2	Form of proxy card for Magnum Hunter Resources, Inc. special meeting.*
99.3	Consent of Lehman Brothers Inc.*

II-4

99.4	Consent of Deutsche Bank Securities Inc.*
99.5	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.*

*
Filed herewith.

**
Previously filed.

+
Management contracts or compensatory plans or arrangements.

(b)
Financial Statement Schedules.

        Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (5)
  That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in

II-5

    connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (6)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (7)
  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (8)
  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on April 8, 2005.

CIMAREX ENERGY CO.
By:	/s/ F.H. MERELLI F.H. Merelli Chairman, President and Chief Executive Officer

        Pursuant to the requirements of this Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* F.H. Merelli	Director, Chairman, President and Chief Executive Officer (Principal Executive Officer)	April 8, 2005
/s/ PAUL KORUS Paul Korus	Vice President, Chief Financial Officer, Corporate Secretary and Treasurer (Principal Financial Officer)	April 8, 2005
* James H. Shonsey	Controller, Chief Accounting Officer (Principal Accounting Officer)	April 8, 2005
* Glenn A. Cox	Director	April 8, 2005
Cortlandt S. Dietler	Director
* Hans Helmerich	Director	April 8, 2005
* David A. Hentschel	Director	April 8, 2005

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* Paul D. Holleman	Director	April , 2005
* L.F. Rooney, III	Director	April , 2005
* Michael J. Sullivan	Director	April , 2005
* L. Paul Teague	Director	April , 2005
*By:	/s/ PAUL KORUS Paul Korus Attorney-in-Fact

II-8